SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

PEPCO HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Proxy Statement and

2006 Annual Report to Shareholders

Dear Fellow Shareholders,

I am pleased to report that in 2006 Pepco Holdings, Inc. (PHI) applied its extensive experience and leadership abilities to meet significant challenges successfully, while enhancing our focus on growth and the creation of shareholder value.

Despite higher energy costs, ever-increasing consumer expectations, unprecedented political involvement in utility affairs and adverse weather, our stock held its value and we finished the year stronger than we started it.

As examples of our progress in 2006 we

✓	implemented balanced rate mitigation plans that helped transition customers to higher Standard Offer Service supply rates without unduly affecting shareholders,
✓	filed four distribution rate cases to cover the increased costs of providing service and decouple earnings from kilowatt-hour usage,
✓	proposed a major transmission line to boost reliability throughout our service area,
✓	agreed to sell the last of our regulated generation assets,
✓	negotiated a favorable settlement in the Mirant bankruptcy case,
✓	achieved strong gross margins in our wholesale energy business despite mild weather, and
✓	posted another record year in our retail energy company.

This progress was reflected in our financial performance, which included

•	a 4 percent annual increase in the dividend in January 2006,
•	a 52.6 percent total return to shareholders, measured over the past three years, and
•	paying down over $1 billion of debt since 2003.

Results of Operations

The achievements outlined above are especially noteworthy given the challenging environment in which they were accomplished. Especially mild weather throughout the year, combined with increased energy costs, resulted in reduced electricity sales per customer for the first time since the 1970s, even though we reached all-time summer peak demand in all jurisdictions in 2006.

PHI’s consolidated earnings in 2006 were $248.3 million, or $1.30 per share, compared to $371.2 million, or $1.96 per share, in 2005. Excluding special items (which are items not indicative of ongoing performance), earnings for the full year 2006 would have been $254.1 million, or $1.33 per share, compared to $287.8 million, or $1.52 per share, in 2005. Milder weather resulted in a $.17 per share reduction in 2006 compared to 2005.

Despite lower earnings, shareholder value continued to grow as indicated by our growth in total return and stock performance. I believe this reflects

Letter to Shareholders	Cover Page
Notice of 2007 Annual Meeting and Proxy Statement	1
Policy on the Approval of Services Provided by the Independent Auditor	A-1
2006 Annual Report to Shareholders	B-1
• Business of the Company	B-8

• Management’s Discussion and Analysis	B-19

• Quantitative and Qualitative Disclosures about Market Risk	B-78

• Consolidated Financial Statements	B-84

Board of Directors and Officers	B-158

Investor Information	B-159

continued market recognition of the solid foundation upon which PHI is built—a core power delivery business, supported by earnings from complementary energy companies—as well as opportunities for business growth that now are coming into focus.

Focus on Growth

•	Rate Case Filings

An important milestone was reached when rate caps on delivery service, which had been in place for a number of years, expired in Delaware and Maryland. Late last year, we filed electric distribution rate cases in Maryland and the District of Columbia as well as a gas distribution rate case in Delaware. These cases requested increases in delivery rates to cover the increased costs of providing reliable and safe service. The gas case was recently settled on reasonable terms and included a 10.25 percent return on equity. We expect to receive final orders in the electric cases in the third quarter. We also negotiated balanced mitigation plans in Maryland and Delaware that helped transition customers to higher Standard Offer Service supply rates, while maintaining the financial integrity of the company.

In all of our distribution filings, we are requesting approval of a mechanism that would establish approved revenue levels tied to the number of customers, rather than unit sales consumption. This approach would reduce fluctuations in revenue and customer bills due to weather and changes in customer usage. While bill stabilization, sometimes called “revenue decoupling,” is a relatively novel concept for electric utilities, it has been much discussed in regulatory circles throughout the country as an essential regulation, which will unleash the potential for distribution utilities to encourage energy conservation—a crucial element in the nation’s efforts to achieve energy security and respond to environmental concerns.

I am pleased that as part of our gas case settlement, the commission agreed to initiate a separate proceeding to consider implementing a decoupling mechanism for electric and gas utilities in Delaware.

•	Environmental Leadership

Adoption of the decoupling proposal would give us the “green” light to offer a wide range of energy management options to our customers to assist them in controlling their energy costs. Customers have told us in surveys that they want this, and these environmentally friendly programs have the potential of helping to reduce dependence on fossil fuels.

In anticipation of the approval of our filings, we have developed a comprehensive “Blueprint for the Future,” which includes advanced technologies to help customers manage energy costs, enhance reliability and protect the environment. I am enthusiastic about our plan, because it will place PHI at the forefront of helping to solve the nation’s energy challenges associated with high energy costs and concerns over climate change.

Implementing PHI’s Blueprint will be a long-term process, but we are already taking concrete steps. For example, in 2006, we launched a Web-based “Energy Know How Solutions” campaign, which provides online tools for customers to analyze and reduce their energy usage.

•	Investment in Transmission Facilities

At the 2006 Annual Meeting of Shareholders, I announced PHI’s proposed Mid-Atlantic Power Pathway (MAPP) project, a new 230-mile high-voltage transmission line that would originate in Virginia, go into Maryland under the Chesapeake Bay and travel up the Delmarva Peninsula and across the Delaware River into southern New Jersey. The PJM Interconnection, which oversees planning and construction of transmission lines in our region, is currently evaluating the project along with other proposals. We expect PJM’s decision in the first half of 2007.

In addition to MAPP, over the next five years we plan to continue investing in our infrastructure to meet customer reliability needs, including $450 million in transmission facilities. In 2006, we completed a new transmission line on the Delmarva Peninsula to meet southern peninsula import capability requirements. In 2007, we will complete two additional transmission projects to enhance reliability in the District of Columbia and southern New Jersey.

In 2006, the Federal Energy Regulatory Commission (FERC) approved our Transmission Formula Rates settlement, which is structured to provide stable and fair returns on transmission projects. Under Formula Rates, PHI companies will

ii

earn 10.8 percent on existing investments and 11.3 percent on new facilities put into service on or after January 1, 2006, which will provide a steady, predictable revenue stream.

•	Improved Wholesale Energy Market

PHI’s competitive energy businesses also offer opportunities for growth. In December 2006, FERC approved PJM’s proposed Reliability Pricing Model, which establishes a new process for determining the price of generating capacity. The process is designed to create more stable and uniform pricing and should enhance Conectiv Energy’s returns as supply and demand for generation come into balance in our region. We also expect Conectiv Energy’s favorable location in eastern PJM and flexible, mid-merit plants to help the business capture improved value. Because of our conservative hedge strategy at Conectiv Energy, these improvements will phase in over time.

•	Growth in Retail Energy Supply

Pepco Energy Services, our retail energy arm, had another record year in 2006 in renewing and acquiring customers for retail electric supply. The business has successfully expanded into Illinois, New York and Massachusetts, and at the end of the year had a contract backlog of 31 million megawatt-hours over the next five years, also a record high and up 105 percent over 2005. Although essentially a regional company, Pepco Energy Services now is the fifth largest commercial and industrial electric retail marketer in the nation. The business also is achieving strong earnings growth in its energy services segment, and we anticipate that Pepco Energy Services will continue to enhance its earnings contributions to PHI.

Dedicated and Talented Employees

I am proud of PHI’s employees, whose dedication and talent are responsible for the many successes I have discussed in this letter. In 2006, we continued to focus on safety and business performance by launching a comprehensive employee cultural change effort focused on behavioral-based leadership development and field safety programs. Results have led to greater safety awareness and a decline in serious accidents.

Our Investor Relations team continues its focus on communicating with investors openly and through multiple channels to explain PHI value drivers, business strategy and financial performance. I am pleased with their efforts, which have contributed to the steady appreciation of PHI’s stock price throughout 2006.

All told, PHI is well managed with a versatile and diverse management team. The strength and breadth of our leadership enabled us to make several seamless executive changes in 2006 that further enhanced our diversity.

Outlook for 2007

As we look ahead to 2007, I would like to acknowledge your Board of Directors who continue to play a key role in guiding PHI to its current success and future direction. The Board closely monitors your company’s progress, contributing expertise and experience to the corporation’s overall benefit and enhancement of shareholder value.

I believe PHI is a very good investment, secured by our low-risk, stable power delivery business and supported by our growing, conservatively managed competitive energy businesses. We have made much financial progress, the dividend is secure and we now are positioned for a sustained period of growth driven by regulatory outcomes, infrastructure investments and improved energy market conditions.

I want to thank you for your continued confidence, and look forward to a new period of growth.

Sincerely,

Dennis R. Wraase

Chairman of the Board,

President and Chief Executive Officer

March 29, 2007

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YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR SHARES PROMPTLY.

TO VOTE YOUR SHARES, USE THE INTERNET

OR CALL THE TOLL-FREE TELEPHONE NUMBER

AS DESCRIBED IN THE INSTRUCTIONS ATTACHED TO YOUR PROXY CARD,

OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD

IN THE ENVELOPE PROVIDED.

THANK YOU FOR ACTING PROMPTLY.

701 Ninth Street, N.W.

Washington, D.C. 20068

Notice of Annual Meeting of Shareholders

March 29, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Pepco Holdings, Inc. will be held at 10:00 a.m. local time on Friday, May 18, 2007 (the doors will open at 9:00 a.m.), at the Company’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (second floor), Washington, D.C. for the following purposes:

1.	To elect ten directors to serve for a term of one year;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for 2007;

3.	To transact such other business as may properly be brought before the meeting.

All holders of record of the Company’s common stock at the close of business on Monday, March 19, 2007, will be entitled to vote on each matter submitted to a vote of shareholders at the meeting.

By order of the Board of Directors,

ELLEN SHERIFF ROGERS
Vice President and Secretary

IMPORTANT

You are cordially invited to attend the meeting in person.

Even if you plan to be present, you are urged to vote your shares promptly. To vote your shares, use the Internet or call the toll-free telephone number as described in the instructions attached to your proxy card, or complete, sign, date and return your proxy card in the envelope provided.

If you attend the meeting, you may vote either in person or by proxy.

PROXY STATEMENT

Annual Meeting of Shareholders

Pepco Holdings, Inc.

March 29, 2007

This Proxy Statement is being furnished by the Board of Directors of Pepco Holdings, Inc. (the “Company,” “Pepco Holdings” or “PHI”) in connection with its solicitation of proxies to vote on the matters to be submitted to a vote of shareholders at the 2007 Annual Meeting. This Proxy Statement, together with the Company’s 2006 Annual Report to Shareholders, which is attached as Annex B to the Proxy Statement, the Notice of Annual Meeting, and a proxy card, is being first mailed to shareholders of record on or about April 3, 2007.

The Company is a holding company formed in connection with the merger of Potomac Electric Power Company (“Pepco”) and Conectiv. As a result of the merger, which occurred on August 1, 2002, Pepco and Conectiv became wholly owned subsidiaries of the Company. The address of the Company’s principal executive offices is 701 Ninth Street, N.W., Washington, D.C. 20068.

When and where will the Annual Meeting be held?

The Annual Meeting will be held at 10:00 a.m. local time on Friday, May 18, 2007 (the doors will open at 9:00 a.m.), at the Company’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (second floor), Washington, D.C. Admission to the meeting will be limited to Company shareholders or their authorized proxies. Admission tickets are not required.

Will the Annual Meeting be Webcast?

The live audio and slide presentation of the meeting can be accessed at the Company’s Web site, www.pepcoholdings.com/investors. An audio-only version will also be available. The dial-in information will be announced in a news release at a later date. The Annual Meeting Webcast will be archived and can be found on the Company’s Web site (www.pepcoholdings.com) by first clicking on the link: Investor Relations and then the link: Webcasts and Presentations.

What matters will be voted on at the Annual Meeting?

1.	The election of ten directors, each for a one-year term.

The Board recommends a vote FOR each of the ten candidates nominated by the Board of Directors and identified in Item 1 in this Proxy Statement.

2.	The ratification of the appointment by the Audit Committee of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007.

The Board recommends a vote FOR this proposal.

How do I vote shares held in my own name?

If you own your shares in your own name, you can either attend the Annual Meeting and vote in person or you can vote by proxy without attending the meeting. You can vote by proxy in any of three ways:

•

Via Internet: Go to www.voteproxy.com. Have your proxy card in hand when you access the Web site. You will be given simple voting instructions to follow to obtain your records and to create an electronic voting instruction form. At this Web site, you also can elect to receive future proxy statements and annual reports electronically via the Internet, rather than by mail.

•	By Telephone: Call toll-free 1-800-PROXIES (1-800-776-9437). Have your proxy card in hand when you call, and you will be given simple voting instructions to follow.

•	In Writing: Complete, sign, date and return the enclosed proxy card in the postage-paid envelope that has been provided.

The Internet and telephone voting facilities for shareholders of record will close at 5:00 p.m. Eastern time on May 17, 2007. Your signed proxy card or the proxy you grant via the Internet or by telephone will be voted in accordance with your instructions. If you return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, your shares will be voted FOR the election of each of the Board of Directors’ director nominees and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007.

How do I vote shares held through a brokerage firm, bank or other financial intermediary?

If you hold shares through a brokerage firm, bank or other financial intermediary, you will receive from that intermediary directions on how to direct the voting of your shares by the intermediary, which may include voting instructions given via the Internet or by telephone. If you hold your shares through a brokerage firm, bank or other financial intermediary, you may not vote in person at the Annual Meeting unless you obtain a proxy from the recordholder of the shares.

Who is eligible to vote?

All shareholders of record at the close of business on Monday, March 19, 2007 (the “record date”) are entitled to vote at the Annual Meeting. As of the close of business on the record date 192,831,641 shares of Pepco Holdings common stock, par value $.01 per share (the “common stock”), were outstanding. Each outstanding share of common stock entitles the holder of record to one vote on each matter submitted to the vote of shareholders at the Annual Meeting.

What is the quorum requirement?

In order to hold the Annual Meeting, the holders of a majority of the outstanding shares of common stock must be present at the meeting either in person or by proxy.

What shares are included on the enclosed proxy card?

The number of shares printed on the enclosed proxy card indicates the number of shares of common stock that, as of the record date, you held of record, plus (i) any shares held for your account under the Pepco Holdings Dividend Reinvestment Plan and (ii) if you are a participant in the Pepco Holdings, Inc. Retirement Savings Plan, the shares held for your account under that plan.

How is stock in the Pepco Holdings Dividend Reinvestment Plan voted?

Shares held by the Pepco Holdings Dividend Reinvestment Plan will be voted by the plan administrator in accordance with your instructions on the proxy card or given via the Internet or by telephone. Any shares held in the Dividend Reinvestment Plan for which no voting instructions are given will not be voted.

How is stock in the Company employee 401(k) plans voted?

If you are a current or former employee who is a participant in the Pepco Holdings, Inc. Retirement Savings Plan (which is the successor plan to the (i) Potomac Electric Power Company Savings Plan for Bargaining Unit Employees, (ii) Potomac Electric Power Company Retirement Savings Plan for Management Employees (which itself is the successor to the Potomac Electric Power Company Savings Plan for Non-Exempt, Non-Bargaining Unit Employees; the Potomac Electric Power Company Retirement Savings Plan for Management Employees was formerly known as the Potomac Electric Power Company Savings Plan for Exempt Employees), (iii) Conectiv Savings and Investment Plan and the Conectiv PAYSOP/ESOP and (iv) Atlantic Electric 401(k) Savings and Investment Plan-B), then the number of shares printed on the enclosed proxy card includes shares of common stock held through that plan. By completing, dating, signing and returning this proxy card or granting a proxy via the Internet or by telephone, you will be providing the plan trustee with instructions on how to vote the shares held in your account. If you do not provide voting instructions for your plan shares, the plan trustee will vote your shares on each matter in proportion to the voting instructions given by all of the other participants in the plan.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it is because your shares are registered in different names or with different addresses. You must sign, date and return each proxy card that you receive (or grant a proxy for the shares represented by each proxy card via the Internet or by telephone) in order for all of your shares to be voted at the Annual Meeting. To enable us to provide better shareholder service, we encourage shareholders to have all their shares registered in the same name with the same address.

Can I change my vote after I have returned my proxy card or granted a proxy via the Internet or by telephone?

If you own your shares in your own name or through the Dividend Reinvestment Plan or Retirement Savings Plan, you may revoke your proxy, regardless of the manner in which it was submitted, by:

•	sending a written statement to that effect to the Secretary of the Company before your proxy is voted;

•	submitting a properly signed proxy card dated a later date;

•	submitting a later dated proxy via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

If you hold shares through a brokerage firm, bank or other financial intermediary, you should contact that intermediary for instructions on how to change your vote.

How can I obtain more information about the Company?

The Company’s 2006 Annual Report to Shareholders is included as Annex B after page A-3 of this Proxy Statement. You may also visit the Company’s Web site at www.pepcoholdings.com.

1. ELECTION OF DIRECTORS

Thirteen directors currently constitute the entire Board of Directors of the Company. Immediately prior to the commencement of the 2007 Annual Meeting, the number of directors will be decreased to 12. In 2005, the Company’s Restated Certificate of Incorporation was amended to reinstate the annual election of Board members except that any director who prior to the 2006 Annual Meeting was elected to a term that continues beyond the 2006 Annual Meeting will continue in office for the remainder of his or her elected term or until his or her earlier death, resignation or removal. Accordingly, at the Annual Meeting, ten directors are to be elected, each to hold office for a one-year term that expires at the 2008 Annual Meeting, and until his or her successor is elected and qualified.

The Board of Directors, on the recommendation of the Corporate Governance/Nominating Committee, has nominated for election at the 2007 Annual Meeting Jack B. Dunn, IV, Terence C. Golden, Frank O. Heintz, George F. MacCormack, Richard B. McGlynn, Lawrence C. Nussdorf, Frank K. Ross, Lester P. Silverman and William T. Torgerson, each of whom currently is a director, and Barbara J. Krumsiek, who currently does not serve on the Board of Directors. Ms. Krumsiek was identified for consideration as a nominee by one or more non-management directors. Mr. Wraase and Ms. Schneider were elected in 2005 for terms that will expire in 2008.

The Board of Directors unanimously recommends a vote FOR each of the nominees listed on pages 5 and 6.

What vote is required to elect the directors?

Each director shall be elected by a majority of the votes cast “for” his or her election.

In January 2006, the Company amended its Bylaws to provide that each director shall be elected by a majority of the votes cast “for” his or her election, except that in a contested election where the number of nominees exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast. Accordingly, at the 2007 Annual Meeting, a nominee will be elected as a director only if a majority of the votes present and entitled to vote are cast “for” his or her election. In accordance with the Company’s Bylaws any incumbent nominee who fails to receive a majority of votes cast “for” his or her election is required to resign from the Board no later than 90 days after the date of the certification of the election results.

What happens if a nominee is unable to serve as a director?

Each nominee identified in this Proxy Statement has confirmed that he or she is willing and able to serve as a director. However, should any of the nominees, prior to the Annual Meeting, become unavailable to serve as a director for any reason, the Board of Directors either may reduce the number of directors to be elected or, on the recommendation of the Corporate Governance/Nominating Committee, select another nominee. If another nominee is selected, all proxies will be voted for that nominee.

NOMINEES FOR ELECTION AS DIRECTORS

For Terms Expiring in 2008

Jack B. Dunn, IV, age 56, since October 1995 has been Chief Executive Officer and since October 2004 has been President of FTI Consulting, Inc., a publicly held multi-disciplined consulting firm with practices in the areas of corporate finance/restructuring, forensic and litigation consulting, economic consulting, and strategic and financial communications, located in Baltimore, Maryland. He has served as a Director of FTI since 1992 and served as Chairman of the Board from December 1998 to October 2004. Mr. Dunn is a limited partner of the Baltimore Orioles and is a director of NexCen Brands, Inc. He has been a director of the Company since May 21, 2004.

Terence C. Golden, age 62, since 2000 has been Chairman of Bailey Capital Corporation in Washington, D.C. Bailey Capital Corporation is a private investment company. From 1995 until 2000, Mr. Golden was President, Chief Executive Officer and a director of Host Marriott Corporation. He serves as a director of Host Hotels and Resorts, Inc. and the Morris & Gwendolyn Cafritz Foundation. Mr. Golden also currently serves as Chairman of the Federal City Council. Mr. Golden was a director of Pepco from 1998 until August 1, 2002. He has been a director of the Company since August 1, 2002.

Frank O. Heintz, age 63, is retired President and Chief Executive Officer of Baltimore Gas and Electric Company, the gas and electric utility serving central Maryland, a position he held from 2000 through 2004. From 1982 to 1995, Mr. Heintz was Chairman of the Maryland Public Service Commission, the state agency regulating gas, electric, telephone and certain water and sewerage utilities. Previously he served as agency head of the Maryland Employment Security Administration and was an elected member of the Maryland legislature. He has been a director of the Company since May 19, 2006.

Barbara J. Krumsiek, age 54, since 1997 has been President and Chief Executive Officer and since 2006 Chair of Calvert Group, Ltd. Calvert is based in Bethesda, Maryland, and offers a range of fixed income, money market and equity mutual funds including a full family of socially responsible mutual funds. She serves as a trustee or director for 40 Calvert-sponsored mutual funds, including serving as Chair of the Calvert Variable Series of funds. Ms. Krumsiek currently does not serve as a director of the Company.

George F. MacCormack, age 63, is retired Group Vice President, DuPont, Wilmington, Delaware, a position he held from 1999 through 2003. He was previously Vice President and General Manager (1998), White Pigments & Mineral Products Strategic Business Unit and Vice President and General Manager (1995), Specialty Chemicals Strategic Business Unit for DuPont. Mr. MacCormack was a director of Conectiv from 2000 until August 1, 2002. He has been a director of the Company since August 1, 2002.

Richard B. McGlynn, age 68, is an attorney. From 1995-2000, he was Vice President and General Counsel of United Water Resources, Inc., Harrington Park, New Jersey and from 1992-1995, he was a partner in the law firm LeBoeuf, Lamb, Greene & MacRae. He was a director of Atlantic Energy, Inc. from 1986 to 1998. Mr. McGlynn was a director of Conectiv from 1998 until August 1, 2002. He has been a director of the Company since August 1, 2002.

Lawrence C. Nussdorf, age 60, since 1998 has been President and Chief Operating Officer of Clark Enterprises, Inc., a privately held investment and real estate company based in Bethesda, Maryland, whose interests include the Clark Construction Group, LLC, a general contracting company, of which Mr. Nussdorf has been Vice President and Treasurer since 1977. He serves as a director of CapitalSource Inc. Mr. Nussdorf was a director of Pepco from 2001 until August 1, 2002. He has been a director of the Company since August 1, 2002 and currently serves as Lead Independent Director.

Frank K. Ross, age 63, is retired managing partner for the mid-Atlantic Audit and Risk Advisory Services Practice and managing partner of the Washington, D.C. office of the accounting firm KPMG LLP, positions he held from July 1, 1996 to December 31, 2003. He is currently a Visiting Professor of Accounting at Howard University, Washington, D.C. and the Director of its Center for Accounting Education. He is a director of Cohen & Steers Mutual Funds and serves as a director of 20 of these Funds. Mr. Ross serves on The Greater Washington, D.C. Urban League, Gallaudet University and The Hoop Dreams Scholarship Fund boards. He has been a director of the Company since May 21, 2004.

Lester P. Silverman, age 60, is Director Emeritus of McKinsey & Company, Inc., having retired from the international management consulting firm in 2005. Mr. Silverman joined McKinsey in 1982 and was head of the firm’s Electric Power and Natural Gas practice from 1991 to 1999. From 2000 to 2004, Mr. Silverman was the leader of McKinsey’s Global Nonprofit Practice. Previous positions included Principal Deputy Assistant Secretary for Policy and Evaluation in the U.S. Department of Energy from 1980 to 1981 and Director of Policy Analysis in the U.S. Department of the Interior from 1978 to 1980. Mr. Silverman is currently an Adjunct Lecturer at Georgetown University, Washington, D.C., and a trustee of several national and Washington, D.C.-area nonprofit organizations. He has been a director of the Company since May 19, 2006.

William T. Torgerson, age 62, has been Vice Chairman of the Company since June 1, 2003 and has been General Counsel of the Company since August 1, 2002. From August 1, 2002 to June 2003, he was also Executive Vice President of the Company. From December 2000 to August 2002, he was Executive Vice President and General Counsel of Pepco. Mr. Torgerson has been a director of Pepco and Conectiv since August 1, 2002. He has been a director of the Company since May 21, 2004.

DIRECTORS CONTINUING IN OFFICE

Terms Expiring in 2008

Pauline A. Schneider, age 63, joined the Washington office of the law firm of Orrick, Herrington & Sutcliffe LLP in September 2006. From 1985 to September 2006, she was with the law firm of Hunton & Williams. From October 2000 to October 2002, Ms. Schneider served as Chair of the Board of MedStar Health, Inc., a community-based healthcare organization that includes seven major hospitals in the Washington, D.C./Baltimore area. From 1998 to 2002, she chaired the Board of The Access Group, Inc., a not-for-profit student loan provider headquartered in Wilmington, Delaware. She continues her service on both boards. She is a director of Diamond Management and Technology Consultants. Ms. Schneider was a director of Pepco from 2001 until August 1, 2002. She has been a director of the Company since August 1, 2002.

Dennis R. Wraase, age 63, is Chairman, President and Chief Executive Officer of the Company. Since May 2004 he has been Chairman of Pepco, Atlantic City Electric Company and Delmarva Power & Light Company. He was Chief Executive Officer from August 2002 through October 2005 and President and Chief Operating Officer of Pepco from January 2001 through August 1, 2002. Mr. Wraase became President of the Company in August 2002. From August 2002 through May 2003, Mr. Wraase was Chief Operating Officer of the Company. Mr. Wraase became CEO of the Company in June 2003. He has been a director of the Company since 2001, and has been Chairman since May 2004.

Which directors are “independent”?

The listing standards of the New York Stock Exchange (“NYSE”) require that a majority of the Company’s directors be “independent” as defined by the NYSE listing standards. Applying these standards, the Board has determined that ten of the Company’s current 13 directors, consisting of Messrs. Dunn, Golden, Heintz, MacCormack, McGlynn, Nussdorf, O’Malley, Ross and Silverman and Ms. Schneider qualify as independent. The Board also has determined that Ms. Krumsiek, if elected, will qualify as independent. Accordingly, if each of the nominees is elected at the Annual Meeting, ten of the Company’s 12 directors will qualify as independent.

For a director to be considered independent under NYSE listing standards, a director cannot have any of the disqualifying relationships enumerated by the NYSE listing standards and the Board must determine that the director does not otherwise have any direct or indirect material relationship with the Company. In accordance with the NYSE listing standards, the Board of Directors has adopted, as part of the Company’s Corporate Governance Guidelines, categorical standards to assist it in determining whether a relationship between a director and the Company is a relationship that would impair the director’s independence. The Company’s Corporate Governance Guidelines can be found on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance. Under these standards, which incorporate the disqualifying relationships enumerated by the NYSE listing standards, a Company director is not “independent” if any of the conditions specified are met.

a.	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company. The executive officers of the Company consist of the president, principal financial officer, controller, any vice-president in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of the Company’s subsidiaries are deemed to be officers of the Company if they perform such policy-making functions for the Company.

b.	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

c.	(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

d.	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

e.	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. Contributions to tax exempt organizations shall not be considered “payments” for purposes of this categorical standard, provided, however, that the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the tax exempt organization exceed the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues.

f.	For purposes of considering the existence or materiality of a director’s relationship with the Company or the relationship with the Company of an organization with which the director is associated, payments for electricity, gas or other products or services made in the normal course of business at prices generally applicable to similarly situated customers shall not be included.

g.	Additional provisions applicable to members of the Audit Committee.

i.	A director who is a member of the Audit Committee may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary of the Company, provided that, unless the rules of the NYSE provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service (provided that such compensation is not contingent in any way on continued service). The term “indirect acceptance” by a member of the Audit Committee of any consulting, advisory, or other compensatory fee includes acceptance of such fee by a spouse, a minor child or stepchild or a child or stepchild sharing a home with the member or by an entity in which such member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the Company or any subsidiary of the Company.

ii.	A director who is an “affiliated person” of the Company or its subsidiaries (other than in his or her capacity as a member of the Board or a Board Committee) as defined by the Securities and Exchange Commission (“SEC”) shall not be considered independent for purposes of Audit Committee membership. A director who beneficially owns more than 3% of the Company’s common stock will be considered to be an “affiliated person.”

In making independence determinations, the Board considered the following relationships in accordance with its procedures for evaluating related person transactions described under the heading “Board Review of Transactions with Related Parties.”

Pauline Schneider, a director of the Company, was a partner in the law firm of Hunton & Williams until October 2006. Hunton & Williams rendered legal services to the Company and certain Company subsidiaries in 2006 in the areas of environmental, regulatory, tax and administrative law. Ms. Schneider did not work on any of these matters, nor did she direct Hunton & Williams’ work on any of these matters and did not receive any additional compensation as a result of Hunton & Williams’ representation.

In October 2006, Ms. Schneider became a partner in the law firm of Orrick, Herrington & Sutcliffe LLP. Orrick, Herrington & Sutcliffe rendered legal services to certain Company subsidiaries in 2006 and is expected to render services to certain Company subsidiaries in 2007 with respect to certain contract and bankruptcy matters. Ms. Schneider did not work on any of these matters, nor did she direct Orrick, Herrington & Sutcliffe’s work on any of these matters and did not receive any additional compensation as a result of Orrick’s representation.

In determining that Ms. Schneider is an independent director, the Board examined the specific transactions that the Company and its subsidiaries had with each law firm. The Board determined that (1) the relationship between each law firm and the Company and its subsidiaries was solely a business relationship which did not afford Ms. Schneider any special benefits and (2) the amounts of the transactions with each firm in the last three years were below the numerical threshold set forth in the Corporate Governance Guidelines with respect to payments for property and services between the Company or its subsidiaries and an entity with which the director is affiliated.

Mr. Dunn is President and Chief Executive Officer of FTI Consulting, Inc. In 2005, the Company’s subsidiaries, Pepco, Atlantic City Electric Company and Delmarva Power & Light Company retained Lexecon, a subsidiary of FTI Consulting, Inc., to supply an expert witness in a regulatory proceeding. The Board determined that (1) the relationship between the Company and Lexecon was solely a business relationship which did not afford Mr. Dunn any special benefits and (2) the amount paid to Lexecon in 2005 was below the numerical threshold set forth in the Corporate Governance Guidelines with respect to payments for property and services between the Company or its subsidiaries and an entity with which the director is affiliated. On this basis, the Board determined that this business relationship did not disqualify Mr. Dunn as an independent director.

BOARD MEETINGS

The Board held seven meetings during 2006 to review significant developments affecting the Company, engage in strategic planning, and act on matters requiring Board approval. In 2006, each director attended at least 75% of the Board meetings and the meetings of the Board committees on which he or she served. The Board has adopted an attendance policy, set forth in the Corporate Governance Guidelines, under which attendance in person is required at all regularly scheduled shareholder, Board and Committee meetings (except where scheduled as a conference call) and is the preferred method of attendance at specially called meetings. The Chairman has the authority to waive the requirement of this policy if, in the Chairman’s opinion, it is in the Company’s best interests to do so. Of the Company’s 12 directors at the time, 11 attended the 2006 Annual Meeting.

At each Board meeting, the directors set aside time to meet in executive session without any management director or other management personnel present. The executive session of the Board is convened by the Lead Independent Director.

BOARD COMMITTEES

The Board has five separately designated standing committees:

•	the Audit Committee;

•	the Compensation/Human Resources Committee;

•	the Corporate Governance/Nominating Committee;

•	the Executive Committee; and

•	the Finance Committee.

Each committee’s charter can be found on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance.

Each of the Committees (other than the Executive Committee) sets aside time to meet in executive session without management personnel present. The Compensation/Human Resources Committee meets separately with its compensation consultant. The Audit Committee meets separately with the Vice President, Internal Audit and the independent registered public accounting firm.

The Audit Committee held eight meetings in 2006. The Committee represents and assists the Board in discharging its responsibility of oversight with respect to the accounting and control functions and financial statement presentation (but the existence of the Committee does not alter the traditional roles and responsibilities of the Company’s management and its independent registered public accounting firm). The Audit Committee is responsible for, among other things, representing and assisting the Board in oversight of (i) the integrity of the Company’s financial statements, accounting and financial reporting processes and audits of the Company’s consolidated financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and the retention, compensation and performance of the Company’s independent registered public accounting firm, and (iv) the design and performance of the Company’s internal audit function. The Audit Committee also reviews the Company’s guidelines and policies with respect to risk assessment, and has full power and authority to obtain advice and assistance from independent legal, accounting or other advisors as it may deem appropriate to carry out its duties.

Committee members are Directors Golden, Heintz, McGlynn, Nussdorf (Chairman) and Ross. The Board has determined that directors Golden, Heintz, Nussdorf and Ross each is an “audit committee financial expert” as defined by the rules of the SEC. The Board has determined that each member of the Audit Committee is independent as defined by the Company’s Corporate Governance Guidelines and the listing standards of the NYSE.

The Compensation/Human Resources Committee held five meetings in 2006. The Committee, together with the other independent members of the Board of Directors, sets the CEO’s compensation level after taking into account the annual evaluation of the CEO’s performance conducted by the Corporate Governance/Nominating Committee and such other factors as the Committee deems appropriate. The Committee reviews the performance of elected officers and other executives in the context of the administration of the Company’s executive compensation programs. The Committee, on the recommendation of the CEO, (i) approves the salaries for the executive officers, the heads of the business units, and all PHI Vice Presidents and any salary that exceeds the approval level of the CEO, (ii) establishes performance guidelines under the Executive Incentive Compensation Plan, and (iii) exercises the powers of the Board with respect to the Company’s annual salary increase for all management employees. The Committee sets target award levels and approves payments for the executive officers and the heads of the business units pursuant to the Executive Incentive Compensation Plan, establishes the structure of compensation and amounts of awards under the shareholder-approved Long-Term Incentive Plan, and reviews other elements of compensation and benefits for management employees and makes recommendations to the Board as appropriate. The Committee makes recommendations to the Board concerning the Company’s retirement and other benefit plans and oversees corporate workforce diversity issues, and also receives input on compensation matters from the Chief Executive Officer and management, as it deems appropriate.

In order to assist it in carrying out these responsibilities, the Committee in 2006 employed Buck Consultants as its independent compensation consultant. Pursuant to this engagement, Buck Consultants provided the following services: reviewed the compensation philosophy; advised on construction of and determination of a peer group of companies; reviewed new salary ranges; reviewed the annual incentive plan; reviewed the long-term incentive plan; reviewed proposed compensation plans or amendments to existing plans; reviewed the total executive compensation structure for the coming year; attended the Compensation/Human Resources Committee meetings dealing with executive compensation, as requested; presented comparative information to assist the Compensation/Human Resources Committee in its deliberations and decision-making concerning executive compensation; advised senior management, as requested by the Compensation/Human Resources Committee; and provided various industry performance and other comparative information.

Committee members are Directors Dunn, Heintz, MacCormack, McGlynn (Chairman), O’Malley and Ross. The Board has determined that each member of the Compensation/Human Resources Committee is independent as defined by the Company’s Corporate Governance Guidelines and the listing standards of the NYSE.

The Corporate Governance/Nominating Committee held five meetings in 2006. The Committee’s duties and responsibilities include making recommendations to the Board regarding the governance of the Company and the Board, and helping ensure that the Company is properly managed to protect and enhance shareholder value and to meet the Company’s obligations to shareholders, customers, the industry and under the law. The Committee makes recommendations to the Board regarding Board structure, practices and policies, including Board committee chairmanships and assignments and the compensation of Board members, evaluates Board performance and effectiveness, and oversees the development of corporate strategy and structure, including management development, management succession, management performance criteria, business plans and corporate and government affairs. The Committee evaluates annually the performance of the Company’s Chief Executive Officer and reports its appraisal to the Compensation/Human Resources Committee. The Committee also ensures that the technology and systems used by the Company are adequate to properly run the business and for it to remain competitive. The Committee reviews and recommends to the Board candidates for nomination for election as directors.

Committee members are Directors Dunn, McGlynn, O’Malley (Chairman), Schneider and Silverman. The Board has determined that each member of the Corporate Governance/Nominating Committee is independent as defined by the Company’s Corporate Governance Guidelines and the listing standards of the NYSE.

The Executive Committee held one meeting in 2006. The Committee has, and may exercise when the Board is not in session, all the powers of the Board in the management of the property, business and affairs of the Company, except as otherwise provided by law. The Committee does not hold regularly scheduled meetings. Committee members are Directors Cronin, Golden, MacCormack (Chairman), Nussdorf, Torgerson and Wraase.

The Finance Committee held six meetings in 2006. The Committee oversees the financial objectives, policies, procedures and activities of the Company and considers the long- and short-term strategic plans of the Company. The Committee reviews with management the Company’s risk mitigation profile and reviews the Company’s insurance program. Committee members are Directors Cronin, Golden (Chairman), MacCormack, Nussdorf, Schneider and Silverman.

How do I send a communication to the Board of Directors or to a specific individual director?

The Company’s directors encourage interested parties, including employees and shareholders, to contact them directly and, if desired, confidentially or anonymously regarding matters of concern or interest, including concerns regarding questionable accounting or auditing matters. The names of the Company’s directors can be found on pages 5-7 of this Proxy Statement and on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance. The Company’s directors may be contacted by writing to them either individually or as a group or partial group (such as all non-management directors), c/o Corporate Secretary, Pepco Holdings, Inc., 701 Ninth Street, N.W., Room 1300, Washington, D.C. 20068. If you wish your communication to be treated confidentially, please write the word “CONFIDENTIAL” prominently on the envelope and address it to the director by name so that it can be forwarded without being opened. A communication addressed to multiple recipients (such as to “directors,” “all directors,” “all non-management directors,” “independent directors”) will necessarily have to be opened and copied by the Office of the Corporate Secretary in order to forward it to each director, and hence cannot be transmitted unopened, but will be treated as a confidential communication. If you wish to remain anonymous, do not sign your letter or include a return address on the envelope. Communications from Company employees regarding accounting, internal accounting controls, or auditing matters may be submitted in writing addressed to: Vice President, Internal Audit, Pepco Holdings, Inc., 701 Ninth Street, N.W., Room 8220, Washington, D.C. 20068 or by telephone to 202-872-3524. Such communications will be handled initially by the Internal Audit Group, which reports to the Audit Committee, and will be reported by the Internal Audit Group to the Audit Committee. If for any reason the employee does not wish to submit a communication to the Vice President, Internal Audit, it may be addressed to the Chairman of the Audit Committee using the procedure set forth above, or can be sent via mail, telephone, facsimile or e-mail to the Company’s Ethics Officer. Employees may also leave messages on the Company’s Ethics Officer’s hotline.

What are the directors paid for their services?

Each of the Company’s non-management directors is paid an annual retainer of $45,000, plus a fee of $2,000 for each Board and Committee meeting attended. The Chairman of the Audit Committee receives an additional retainer of $7,500 and a non-management director who chairs any one of the other standing Committees of the Board receives an additional retainer of $5,000. A director who does not otherwise serve as chairman of a Committee but who serves as Lead Independent Director receives a retainer of $2,500 for service in that capacity.

Each non-management director is required to own at least 7,500 shares of Company common stock or common stock equivalents (“phantom stock”). Non-management directors serving as of January 1, 2005, have until December 31, 2007, to meet this requirement. Newly elected or appointed non-management directors are required to reach this ownership level within three years after the date of their election or appointment.

Under the Non-Management Director Compensation Plan, each non-management director is entitled to elect to receive his or her annual retainer, retainer for service as a Committee chairman, if any, retainer for services as the Lead Independent Director, if any, and meeting fees exclusively in or a combination of: (i) cash, (ii) shares of Company common stock, or (iii) a credit to an account for the director established under the PHI Executive and Director Deferred Compensation Plan as described under the heading “Deferred Compensation Plans — PHI Executive and Director Deferred Compensation Plan” below.

The following table sets forth, as of March 19, 2007, for each non-management director who has elected to receive all or a portion of his or her annual retainer and meeting fees in phantom stock under the Deferred Compensation Plan, the number of credited phantom stock units (each corresponding to one share of common stock).

Name of Director	Pepco Holdings Phantom Stock Units
Edmund B. Cronin, Jr.	29,010
Terence C. Golden	18,726
George F. MacCormack	4,420
Richard B. McGlynn	2,222
Lawrence C. Nussdorf	3,186
Peter F. O’Malley	5,297
Pauline A. Schneider	442
Lester P. Silverman	2,834

Although under the terms of the Company’s Long-Term Incentive Plan, each non-management director is entitled to a grant, on May 1 of each year, of an option to purchase 1,000 shares of common stock, in 2003, the Board of Directors discontinued these grants.

The following table sets forth the compensation paid by the Company to its non-management directors for the year ended December 31, 2006.

2006 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation	Total
Edmund B. Cronin, Jr.	$79,000	$0	$0	$0	$0	$0	$79,000
Jack B. Dunn, IV	77,000	0	0	0	0	0	77,000
Terence C. Golden	98,000	0	0	0	0	0	98,000
Frank O. Heintz (first elected May 19, 2006)	47,816	0	0	0	0	0	47,816
George F. MacCormack	90,091	0	0	0	0	0	90,091
Richard B. McGlynn	108,000	0	0	0	0	0	108,000
Lawrence C. Nussdorf	104,045	0	0	0	0	0	104,045
Peter F. O’Malley	84,955	0	0	0	71,576	0	156,531
Frank K. Ross	89,000	0	0	0	0	0	89,000
Pauline A. Schneider	85,000	0	0	0	0	0	85,000
Lester P. Silverman (first elected May 19, 2006)	45,816	0	0	0	0	0	45,816
Floretta D. McKenzie (retired May 19, 2006)	31,231	0	0	0	15,344	0	46,575

(1)	Consists of retainer and meeting fees, which the director may elect to receive in cash or Company common stock or to defer under the terms of the PHI Executive and Director Deferred Compensation Plan. The following directors have elected to receive all or a portion of their 2006 retainer and meeting fees in the form of either (i) shares of PHI common stock or (ii) as a credit to the director’s account under the PHI Executive and Director Deferred Compensation Plan.

		Amount of Deferred Compensation Plan Credit
Name	Shares of Common Stock	Phantom Stock	Non-Stock Plan Accounts
Edmund B. Cronin, Jr.	0	$79,000	$0
Jack B. Dunn, IV	0	0	77,000
George F. MacCormack	0	0	45,045
Lawrence C. Nussdorf	0	0	104,045
Frank K. Ross	965	0	0
Pauline A. Schneider	0	0	45,000
Lester P. Silverman	0	45,816	0

(2)	At December 31, 2006, the following directors held options to purchase the indicated number of shares of Company common stock: Mr. Cronin — 5,000 shares; Mr. Golden — 4,000 shares; Dr. McKenzie — 5,000 shares; Mr. Nussdorf — 2,000 shares; Mr. O’Malley — 5,000 shares; and Ms. Schneider — 2,000 shares. The Company discontinued the use of stock options as a form of director compensation starting January 1, 2003.

(3)	Represents “above-market” earnings (as defined by SEC regulations) on director compensation deferred under the Pepco Director and Executive Deferred Compensation Plan. For a description of the terms of this plan, see “Deferred Compensation Plans — Pepco Director and Executive Deferred Compensation Plan” below.

The Company provides directors with travel accident insurance for Company-related travel and directors’ and officers’ liability insurance coverage and reimburses directors for travel, hotel and other out-of-pocket expenses incurred in connection with their performance of their duties as directors.

The Company also provides the directors with free parking in the Company’s headquarters building, which is also available for use by the directors other than in connection with the performance of their duties as directors. In addition, in 2006, Company-leased entertainment venues and Company-purchased tickets to sporting and cultural events were made available to one or more directors for personal use when not being used by the Company for business purposes. There was no incremental cost to the Company of providing these benefits.

The compensation of the non-management members of the Board of Directors is reviewed periodically by the Corporate Governance/Nominating Committee which makes recommendations for changes, if any, to the Board for its approval. In September 2004, the Company, at the direction of the Corporate Governance/Nominating Committee, retained Towers Perrin to (i) advise the Committee on current trends in director compensation, including stock ownership guidelines, (ii) determine if the Company’s compensation program is competitive, and (iii) evaluate the structure of the compensation program and the relative mix of compensation elements.

In December 2004, Towers Perrin delivered its report to the Corporate Governance/Nominating Committee in which it outlined trends in Board of Directors’ compensation, and included a review of director compensation arrangements in the utility industry generally and among companies located in the metropolitan Washington, D.C. area.

The report concluded that the Company’s compensation for non-management directors fell below the 25th percentile of the utility group and at the lower end of companies located in the metropolitan Washington, D.C. area.

Towers Perrin recommended that the Company align director compensation more closely to those of Washington, D.C companies, place more weight on equity compensation, increase compensation for the members of the Audit Committee and implement stock ownership guidelines. Following a review of the report, the Board of Directors, on the recommendation of the Corporate Governance/Nominating Committee, adopted, effective January 1, 2005, the director compensation arrangements described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 19, 2007, for each director, director nominee, each executive officer named in the Summary Compensation Table below and all directors and executive officers as a group (i) the number of shares of common stock beneficially owned, (ii) the number of shares of common stock that could be purchased through the exercise of stock options then-currently exercisable or scheduled to become exercisable within 60 days thereafter, and (iii) total beneficial ownership. Each of the individuals listed, and all directors and executive officers as a group, beneficially owned less than 1% of the outstanding shares of common stock.

Name of Beneficial Owner	Shares of Common Stock Owned(4)	Common Stock Acquirable Within 60 Days	Total Beneficial Ownership(5)
Edmund B. Cronin, Jr.	1,425	5,000	6,425
Jack B. Dunn, IV	10,495	0	10,495
Terence C. Golden (6)	52,132	4,000	56,132
Frank O. Heintz (7)	1,500	0	1,500
Barbara J. Krumsiek	1,000	0	1,000
George F. MacCormack	11,282	0	11,282
Ed R. Mayberry	33,486	44,834	78,320
Richard B. McGlynn	5,765	0	5,765
Lawrence C. Nussdorf	5,000	2,000	7,000
Peter F. O’Malley (8)	10,000	5,000	15,000
Joseph M. Rigby	37,116	0	37,116
Frank K. Ross	6,693	0	6,693
Pauline A. Schneider	3,671	2,000	5,671
Thomas S. Shaw	104,374	68,333	172,707
Lester P. Silverman	1,000	0	1,000
William J. Sim	39,603	43,934	83,537
William T. Torgerson	63,457	51,843	115,300
Dennis R. Wraase	154,825	69,843	224,668
All Directors and Executive Officers as a Group (21 Individuals)	577,406	296,787	874,193

(4)	Includes shares held under the Company’s Dividend Reinvestment Plan and Retirement Savings Plan. Also includes shares awarded under the Company’s Long-Term Incentive Plan that vest over time if the executive officer has the right to vote the shares. Unless otherwise noted, each beneficial holder has sole voting power and sole dispositive power with respect to the shares shown as beneficially owned.

(5)	Consists of the sum of the two adjacent columns.

(6)	Includes 11,600 shares owned by Mr. Golden’s spouse. Mr. Golden disclaims beneficial ownership of these shares.

(7)	Shares are owned in the Frank O. Heintz Trust of which Mr. Heintz is Trustee.

(8)	Includes 4,086 shares owned by Aberdeen Creek Corporation, of which Mr. O’Malley is the sole owner.

The following table also sets forth, as of March 19, 2007, the number and percentage of shares of common stock reported as beneficially owned by all persons known by the Company to own beneficially 5% or more of the common stock.

Name and Address of Beneficial Owner	Shares of Common Stock Owned		Percent of Common Stock Outstanding
Barclays Global Investors, NA 45 Fremont Street, 17th Floor San Francisco, CA 94105	9,924,944	(9)	5.18%

UBS AG Bahnhofstrasse 45 P.O. Box CH-8021 Zurich, Switzerland	15,415,862	(10)	8%

(9)	This disclosure is based on information furnished in Schedule 13G, filed with the SEC on January 23, 2007, jointly by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, and Barclays Global Investors Japan Limited in which Barclays Global Investors, NA reports that it is the beneficial owner with sole dispositive power of 6,597,762 shares of common stock, Barclays Global Fund Advisors reports that it is the beneficial owner with sole dispositive power of 2,665,620 shares of common stock, Barclays Global Investors, Ltd. Reports that it is the beneficial owner with sole dispositive power of 426,855 shares of common stock, Barclays Global Investors Japan Trust and Banking Company Limited reports that it is the beneficial owner with sole dispositive power of 189,246 shares of common stock, and Barclays Global Investors Japan Limited reports that it is the beneficial owner with sole dispositive power of 45,461 shares of common stock.

(10)	This disclosure is based on information furnished in Schedule 13G/A filed with the SEC on February 20, 2007, by UBS AG (for the benefit and on behalf of the UBS Global Asset Management business group of UBS AG), in which UBS AG reports that it is the beneficial owner of 15,415,862 shares of common stock (consisting of 15,415,862 shares as to which it has shared dispositive power and 13,344,112 shares as to which it has sole voting power).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the directors and executive officers of a company with a class of equity securities registered under Section 12 of the Exchange Act and any beneficial owner of more than 10% of any class of the company’s equity securities to file with the SEC certain reports of holdings and transactions in the company’s equity securities. Based on a review of the reports filed for 2006 and on written confirmations provided by its directors and executive officers, the Company believes that during 2006 all of its directors and executive officers filed on a timely basis the reports required by Section 16(a), except that Dennis R. Wraase, Chairman, President, Chief Executive Officer and a Director of the Company, and William T. Torgerson, Vice Chairman, General Counsel and a Director of the Company, each filed one day late a report on Form 4 disclosing option exercises that had been inadvertently omitted from a Form 4 filed the previous day to report the acquisition and disposition of common stock received and sold in connection with the exercise of stock options.

COMPENSATION/HUMAN RESOURCES COMMITTEE REPORT

Among its duties, the Compensation/Human Resources Committee is responsible for reviewing and discussing with the Company’s management the Compensation Disclosure and Analysis (the “CD&A”) section of the Proxy Statement. Based on its review and discussion with management of the CD&A that follows this Report, the Committee has recommended to the Board of Directors that it be included in this Proxy Statement.

Richard B. McGlynn, Chairman

Jack B. Dunn, IV

Frank O. Heintz

George F. MacCormack

Peter F. O’Malley

Frank K. Ross

COMPENSATION DISCLOSURE AND ANALYSIS

The following is a discussion and analysis of the compensation provided by the Company to its executive officers named in the Summary Compensation Table (the “NEOs”) as detailed in the executive compensation tables that follow. The purpose of this discussion and analysis is to explain the principles underlying the Company’s executive compensation practices and to identify the factors and reasoning on which decisions regarding the compensation of the NEOs in 2006 were based.

Compensation Philosophy

The objectives of the Company’s executive compensation program are to attract, motivate and retain talented executives and to promote the interests of the Company and its shareholders. To achieve these objectives, the Company’s executive compensation program is designed to:

•	provide executives with salaries, incentive compensation opportunities and other benefits that are competitive with comparable companies in the industry;

•

reward executives for both the achievement by the Company and its business segments of targeted levels of operational excellence and financial performance and the achievement by the executives of individual performance goals; and

•	align the financial interests of the executives with those of the shareholders through equity-based incentive awards and stock ownership requirements.

Responsibilities and Resources of the Compensation/Human Resources Committee

The Compensation/Human Resources Committee, the composition and responsibilities of which are described more fully above under the heading “Compensation/Human Resources Committee,” is responsible for all executive compensation decisions with respect to each of the NEOs, except that the annual salary of the Chief Executive Officer is set by all of the independent directors. When structuring compensation arrangements for the Company’s NEOs and other executives, the Committee typically receives advice from its independent consultant on the financial costs and the tax consequences to the Company, as well as the accounting treatment, associated with the various elements of compensation.

To assist it in carrying out its responsibilities, the Committee requests and receives recommendations from the Chief Executive Officer with respect to the compensation packages of the other NEOs, including the selection and weighting of the specific performance objectives applicable to short-term and long-term incentive awards. The Committee also uses the following resources:

Compensation Consultants.    In 2005, the Committee engaged Buck Consultants (the “Consultant”) as an independent compensation consultant to advise the Committee on executive compensation matters. The Consultant continued to serve in this capacity in 2006. Among other matters, the Consultant advises the

Committee on compensation practices generally and on plan and award design matters. The Consultant also provides the Committee with survey data and other comparative information to assist it in its executive compensation decisions. The services provided by the Consultant are described in greater detail above under the heading “Compensation/Human Resources Committee.” While serving as the compensation consultant to the Committee, the Consultant has not had any other relationships with the Company.

Peer Group.    In 2005, the Committee, with the assistance of data provided by the Consultant, conducted a review of the composition of the group of companies used by the Committee as a basis to evaluate, relative to other companies, the various elements of the Company’s executive compensation program and individual compensation levels. As a result of this review, the Committee identified a group of 25 U.S. publicly traded electric or gas utilities that have total assets and a market capitalization comparable to those of the Company (the “Peer Group”).* Based on data for the preceding fiscal year, the Company, at that time, ranked relative to the Peer Group at the 58th percentile in total assets and at the 59th percentile in market capitalization. The composition of the Peer Group did not change in 2006.

Tally Sheets.    As part of its compensation review process, the Committee reviews annually a tally sheet for each NEO prepared by the Company that identifies the material elements of the executive’s compensation, including salary, short-term and long-term incentive compensation opportunity, pension accruals and other benefits. These sheets also show the severance and other payouts to which the executive would be entitled under various employment termination scenarios.

2005 Review of Executive Compensation

In 2005, the Committee, with the assistance of the Consultant, undertook an overall review of the Company’s executive compensation practices. The review covered base salary and total cash compensation levels, short-term and long-term incentive program design, employment and severance agreements, retirement benefit plans, deferred compensation plans, and perquisites. The major elements of this review are discussed in this section. Additional findings are noted in the detailed discussion below of the components of the Company’s executive compensation program.

Assessment of Salary and Incentive Compensation Levels.    To assess the salary levels and the short-term and long-term incentive compensation opportunities provided by the Company relative to other companies, the Consultant, at the direction of the Committee, prepared an analysis (the “Executive Market Pricing Review”) comparing the Company’s compensation arrangements to those of (a) the companies composing the Peer Group and (b) a broader survey group of companies within the energy industry generally (the “Industry Survey Group”). This analysis compared, for each of the Company’s senior executive positions, the Company’s compensation level to the respective comparison groups using the following measures: (i) salary, (ii) total cash compensation (consisting of salary combined with target annual incentive compensation), and (iii) total direct compensation (consisting of total cash compensation and long-term incentive compensation).

This analysis showed that for each of the three measures, the compensation of the executive officers in most cases fell below the median of the competitive ranges as reflected in both the Peer Group data and the Industry Survey Group data. Based on these findings, the Consultant recommended, and the Committee, after a thorough review of the Consultant’s methodology and conclusions, approved, for each executive officer position, including each of the NEOs, (i) a target salary range and a framework for adjusting the salary range in future years, (ii) a target short-term incentive opportunity as a percentage of salary, and (iii) a target long-term incentive opportunity as a percentage of salary, each as more fully described in the discussion below of the components

*The companies composing the Peer Group are: Allegheny Energy Inc., Alliant Energy Corp., Ameren Corp., Centerpoint Energy Inc., Cinergy Corp., CMS Energy Corp., Consolidated Edison, DQE Inc., DTE Energy Co., Energy East Corp., Hawaiian Electric Co., Keyspan Corp., NiSource Inc., Northeast Utilities, NSTAR, OGE Energy Corp., Pinnacle West Capital Corp., PPL Corp., Puget Energy Inc., SCANA Corp., Sempra Energy, Sierra Pacific Resources, Teco Energy Inc., Wisconsin Energy Corp., and Xcel Energy Corp.

of the Company’s executive compensation program. In each case, the levels were designed to approximate the 50th percentile level within the competitive range.

Long-Term Incentive Plan Design.    In 2003, the Company discontinued the use of stock options as a form of long-term incentive compensation for executives. For 2004 and 2005, the Company’s long-term incentive awards for executives consisted solely of performance-based shares of restricted stock that were subject to vesting at the end of a three-year performance period depending on the extent to which pre-established performance objectives were satisfied (“Performance Stock”). To assess the Company’s long-term compensation arrangements relative to other companies, the Committee, as part of the 2005 review of executive compensation, directed the Consultant to review the long-term compensation arrangements of the Peer Group companies.

The Consultant found that 79% of the Peer Group companies had multiple long-term incentive plan instruments. The Consultant, in its report to the Committee, recommended use of a combination of Performance Stock and shares of Company common stock that vest solely on the basis of the continued employment of the executive (“Restricted Stock”). The Consultant noted that, whereas Performance Stock is designed to focus the executive on the achievement by the Company or a business segment of specific financial or other performance goals or on the achievement of individual performance goals, the primary objective of the Restricted Stock is executive retention and the alignment of the financial interests of the executives with the interests of the shareholders.

On the recommendation of the Consultant, the Committee approved a long-term incentive award program consisting of both (i) Performance Stock, representing two-thirds of the targeted long-term incentive award opportunity (the “Performance Stock Program”), and (ii) Restricted Stock, that vested after three years of service (which the Committee chose rather than pro-rata vesting over the three-year period to maximize the retention value of the award), representing one-third of the targeted long-term incentive award opportunity (the “Restricted Stock Program”). This allocation was selected by the Committee based on its view that the predominant portion of an executive’s long-term incentive award opportunity should be tied to performance. In structuring the Company’s long-term incentive compensation arrangements, the Committee noted that a number of companies in the Peer Group used stock options as a form of long-term incentive compensation in addition to, or in lieu of, Restricted Stock. The Committee concluded, however, that stock options, the value of which is contingent solely on the appreciation of a company’s stock price, are of limited value in measuring the performance of a company that is primarily a public utility where the company’s stock price is significantly affected by the company’s dividend yield relative to prevailing interest rates.

With regard to the selection of performance measures for the vesting of shares of Performance Stock, the Committee sought to identify measures that would further the Committee’s goal of ensuring that executives are rewarded only if they deliver results that enhance shareholder value. The Committee determined that this goal could be achieved by selecting performance measures that were closely tied to the achievement of important objectives under the Company’s financial plan. To identify specific measures, a subcommittee of the Committee met with senior management of the Company. Based on these discussions, the subcommittee identified and recommended to the Committee, and the Committee approved, the use of (i) earnings per share or, in the case of business unit performance, earnings (excluding in each instance extraordinary items and other gains and losses relating to matters that are not reflective of the Company’s ongoing business), which serve as a measure of improvements in the Company’s operating results, and (ii) free cash flow, which reflects the generation of the cash available for dividends and debt reduction.

The Committee also determined that, to take into account an executive’s specific responsibilities, the selected performance measures would, depending on the executive’s position within the Company, apply in whole or in part to the performance of the Company as a whole or to one or more regulated (consisting of Power Delivery) or unregulated (consisting of Conectiv Energy and Pepco Energy Services) business units and could be weighted differently as between the two performance measures. The Committee further determined that the extent to which Performance Stock awards would be earned would depend on actual performance relative to the target level, with no award or a reduced award to the extent performance fell below the target and an increased award if the target is exceeded (with awards earned pro-rata for performance between the threshold and maximum levels). The table below shows the relationship between (i) performance relative to the targeted performance level and (ii) the amount of the award earned as a percentage of the target award:

Percentage Performance Relative to Target Level (Company and Power Delivery)	Percentage Performance Relative to Target Level (unregulated business units)	Amount of Award (as a Percentage of Target Award)
below 90%	below 80%	0%
90%	80%	50%
100%	100%	100%
115%	120%	200%

The narrower performance range for the Company and Power Delivery performance targets reflects the historically lower volatility of the results from regulated operations as compared to the Company’s unregulated businesses.

The Components of the Executive Compensation Program

The compensation program for the Company’s executives, including the NEOs, consists of the following components:

•	base salary;

•	cash incentive awards under the Executive Incentive Compensation Plan;

•	equity incentive awards under the Long-Term Incentive Plan;

•	retirement programs;

•	health and welfare benefits; and

•	other perquisites and personal benefits.

The following is a discussion of each of these components of executive compensation.

Base Salary.    Each of the NEOs has an employment agreement with the Company, which provides that the executive is entitled to an annual base salary that is not less than his salary on the date he entered into the agreement, and which if increased may not be subsequently decreased during the term of the agreement. The Committee considers salary adjustments annually and also may consider salary adjustments in connection with promotions and in other special circumstances.

As part of the 2005 review of executive compensation, the Committee, in order to provide consistency within the Company, developed salary levels for the executives and senior management and assigned a level to each position based primarily on the decision-making responsibility associated with the position. The Committee then assigned to each salary level a salary range, with the midpoint of the range fixed at approximately the median of the competitive range as determined by the Executive Market Pricing Review. Within the range, the salary of the executive is determined based on a combination of factors, including the executive’s level of experience, tenure with the Company and in the position, and performance.

The Committee also adopted a framework for the annual consideration by the Committee of adjustments to the salary range for each salary level and to the salaries of the executives at that level. To evaluate the salary ranges, the Committee obtains from the Consultant published data showing projected salary structure adjustments of other companies compiled on the basis of compensation surveys conducted by several executive compensation consultants, including the Consultant, and other compensation information resources. Upon consideration of this data, the Committee determines whether to adjust the Company’s salary range for each level by a percentage selected by the Committee based on the survey data. The first such adjustment to the salary ranges occurred at the beginning of 2007 and is discussed below.

To consider adjustments to executive salaries within the salary ranges, the Committee obtains from the Consultant published data showing projected salary adjustments compiled from the same sources as the salary structure information. If this information shows an increase in salary levels, the Committee may approve a percentage increase in the total salary budget for the Company’s executive employee group (currently consisting of 56 executives) that corresponds to the market increase in salaries as shown by the survey data. This increase, which is referred to as a “merit budget,” is available for allocation among the executive employee group in the form of salary increases based on the Committee’s evaluation of the executive’s performance, length of service and any other factors that the Committee considers relevant. The Committee also may consider whether a further salary adjustment for a particular executive is warranted based on the goal of generally paying an executive at the median of the competitive salary range for the executive’s position.

Based on the information provided by the Executive Market Pricing Review, the Committee determined that the salary of Dennis R. Wraase, the Company’s Chairman, President and Chief Executive Officer, of $759,000 for 2004 was below the 50th percentile of the Peer Group and below the 25th percentile of the Industry Survey Group. To bring his salary level more closely in line with the comparison groups, the Committee in 2005 raised the competitive salary range for his position. To place his salary more closely to the midpoint of the competitive range, the Committee approved increases in Mr. Wraase’s salary to $825,000 in 2005 and to $950,000 in 2006. In approving these increases, the Committee also took into account the Company’s successes under Mr. Wraase’s leadership in debt reduction, succession planning and management development, diversity efforts, safety record improvements, emergency response capability improvements, business unit integration, and Sarbanes-Oxley implementation.

As part of the Executive Market Pricing Review, the Committee in 2005 also established a salary range for the chief financial officer position, and increased the salary of Joseph M. Rigby, the Company’s Senior Vice President and Chief Financial Officer, from $350,000 to $400,000, which brought his salary within the competitive range. In October 2006, the Committee, effective November 1, 2006, increased Mr. Rigby’s salary to $475,000, slightly below the midpoint of the competitive range. In making this decision, the Committee concluded that Mr. Rigby was performing all components of the position as Chief Financial Officer in a superior manner, noting, in particular, the significant improvement in Sarbanes-Oxley compliance, the improvement in the strategic planning process, and the development of a comprehensive financial communication plan and deployment of the plan under his direction. The Committee also noted that the current employment market for individuals with Mr. Rigby’s experience was very competitive and that the increase reflected the Committee’s desire to ensure his continued development and employment by the Company.

With respect to the other NEOs, the Committee determined that the salaries of each of William T. Torgerson, Thomas S. Shaw, William J. Sim and Ed R. Mayberry were close to the midpoint of the competitive salary range for his position as established by the Committee based on the Executive Market Pricing Review, and accordingly each received only modest salary increases in 2005. In 2006, the salaries of these executive officers were increased as follows: Mr. Torgerson from $492,000 to $512,000, Mr. Shaw from $488,000 to $502,000, Mr. Sim from $289,000 to $298,000, and Dr. Mayberry from $271,000 to $280,000, representing percentage increases of between 2.9% to 4.0%, and reflecting allocations by the Committee, based on individual factors referred to above, from a 3.5% merit budget for 2006.

In January 2007, the Committee, based on the data furnished by the Consultant, approved a 2.6% increase in the minimum and maximum levels in the competitive salary range for each executive officer salary level. The Committee also approved a merit budget of 3.6%, which was allocated among the executive employee group. As part of this allocation, the Committee approved the following 2007 salary increases for each of the 2006 NEOs whose employment continued into 2007:

Name	2007 Salary	Percentage Increase From 2006
Dennis R. Wraase	$1,025,000	7.9%
William T. Torgerson	537,000	4.88%
Thomas S. Shaw	522,000	4%

In approving the increase for Mr. Wraase, the Committee noted his direction and leadership during 2006 in achieving the Company’s strategic initiatives, including: the successful negotiation of a settlement in the Mirant bankruptcy proceeding, implementation of a succession plan, the re-branding efforts for the Company’s utility subsidiaries, development of comprehensive legislative and regulatory proposals to address rising electricity prices, strengthening the Company’s Sarbanes-Oxley compliance, the three-year total return to shareholders of 52.64%, increasing the Company’s dividend, and resolution of the reliability issues associated with the Potomac River generating plant.

In approving the increase for Mr. Torgerson, the Committee took into account his experience and tenure in the position of Vice Chairman and General Counsel and noted the following achievements in 2006: the Mirant bankruptcy settlement, leadership of the Company’s legislative response to rising electricity prices, and contribution to diversity in employment of new staff.

As the basis for Mr. Shaw’s increase, the Committee took into account the following accomplishments in 2006: achieving targeted savings levels associated with the Conectiv merger, keeping utility operations and maintenance spending within 1.5% of budget in spite of inflationary pressure on the prices of critical materials, and support of the Company’s safety initiative.

No change was made to Mr. Rigby’s salary in view of the November 1, 2006 increase.

Annual Cash Incentive Awards.    The Company provides its executives, including its NEOs, with an opportunity to receive annual cash bonuses under the Executive Incentive Compensation Plan. Under this plan, payments are based on the extent to which the Company, one or more business segments, or individual performance meets specified objectives (which can be based on financial or other quantitative criteria). The Committee, however, retains the discretion, whether or not the established performance objectives are achieved, to adjust awards taking into account such factors and circumstances as it determines to be appropriate. As part of the 2005 review of executive compensation, the Committee was advised by the Consultant that the design of the Executive Incentive Compensation Plan was typical of annual incentive compensation plans generally and included “best practice” design elements. As a result, the Committee determined that no design changes to the Executive Incentive Compensation Plan were needed.

As part of the Executive Market Pricing Review, the Consultant determined that the total cash compensation (consisting of salary and target annual incentive compensation) opportunity for the Company’s chief executive officer was significantly below, and for other executive officers was somewhat below, the midpoint of the competitive range. As a result, in conjunction with establishing a salary range for each executive officer position, the Consultant recommended, and the Committee adopted, a target short-term incentive opportunity for each executive officer as a percentage of salary that is designed to raise the Company’s total cash compensation opportunity to a level that more closely approximates the midpoint of the comparison groups. The target levels adopted by the Committee for the NEOs are as follows:

Name	Target as a Percent of Salary
Dennis R. Wraase	100%
Joseph M. Rigby	60%
William T. Torgerson	60%
Thomas S. Shaw	60%
William J. Sim	50%
Ed R. Mayberry	50%

Under the Executive Incentive Compensation Plan, the performance criteria used as the basis for awards and the specific targets can vary from year to year. Generally, the financial targets are based on the Company’s annual financial plan. Other quantitative targets are set at levels that exceed the level of performance in prior years. For a discussion of the 2006 awards under the Executive Incentive Compensation Plan, see the section headed “Executive Incentive Compensation Plan Awards” following the 2006 Grants of Plan-Based Awards table below.

Long-Term Incentive Plan Awards.    Long-term incentive awards are made under the Long-Term Incentive Plan (the “LTIP”). As discussed above, the Committee, as part of the 2005 review of executive compensation, approved design changes to the Company’s long-term incentive award program, with the result that (i) two-thirds of the targeted long-term incentive award opportunity consists of Performance Stock that vests to the extent that established performance objectives are achieved and (ii) the other one-third consists of Restricted Stock that vests on the basis of the executive’s continued employment.

In the Executive Market Pricing Review, the Consultant determined that the total direct compensation (consisting of salary, target annual cash incentive compensation, and target long-term incentive compensation) opportunity, like the Company’s total cash compensation opportunity, for the Company’s chief executive officer was significantly below, and for other executive officers was somewhat below, the midpoint of the competitive range. As a result, in conjunction with establishing a competitive salary range and the establishment of annual cash incentive compensation targets for each executive officer position, the Consultant recommended, and the Committee after extensive review adopted, target long-term incentive opportunities for each executive officer as a percentage of salary that are designed to raise the Company’s total direct compensation opportunity to a level that more closely approximates the midpoint of the comparison groups. The target levels adopted by the Committee for the NEOs are as follows:

Name	Target as a Percent of Salary
Dennis R. Wraase	200%
Joseph M. Rigby	100%
William T. Torgerson	100%
Thomas S. Shaw	100%
William J. Sim	70%
Ed R. Mayberry	70%

Under the terms of the Restricted Stock awards, the executive has all rights of ownership with respect to the shares, including the right to vote the shares and the right to receive dividends on the shares. The executive is entitled to retain these dividends whether or not the shares vest at the end of the employment period.

With respect to the Performance Stock awards, the performance targets for each year in the three-year performance period typically are established relative to the performance of the Company in the year immediately preceding the first year of the three-year period, and are set at levels that reflect year-to-year improvement over the three-year period and further the Committee’s goal of rewarding executives only if only they deliver results that enhance shareholder value. The objective of the Committee is to set target levels, which, if achieved, would place the Company’s performance at the 75th percentile within the Peer Group.

If during the course of a performance period relating to an award of Performance Stock an extraordinary event occurs that the Committee expects to have a substantial effect on a performance objective during the period, the Committee, in its sole discretion, has the authority under the LTIP to revise the performance objective. Also under the terms of the LTIP, the Committee retains the discretion to adjust a performance award, whether or not the performance objectives are attained, based on such factors as the Committee determines in its sole discretion. If, at the end of the three-year performance period, shares are earned, the executive also will be entitled to receive additional shares of Company common stock equal to the number of shares that the executive would have owned at the end of the performance period had the cash dividends paid during the performance period on a number of shares equal to the number of shares earned been reinvested in additional shares of common stock. For a discussion of the 2006 awards under the LTIP, see the section headed “Long-Term Incentive Plan Awards” following the 2006 Grants of Plan-Based Awards table below and for a discussion of the vesting in 2006 of awards made in prior years under the LTIP, see the 2006 Option Exercises and Stock Vested table and the accompanying narrative.

At-Risk versus Fixed Compensation.    The percentages of each NEO’s short-term and long-term incentive compensation opportunities relative to the executive’s salary as established by the Committee are designed to reflect the Committee’s view that, as the level of an executive’s responsibility increases, the percentage of the executive’s compensation that is at risk and tied to company or individual performance likewise should increase. The following table shows the allocation of each NEO’s total salary and short-term and long-term incentive compensation opportunities between fixed and at-risk compensation:

Name	Fixed Compensation	Target At-Risk Compensation
Dennis R. Wraase	25%	75%
Joseph M. Rigby	38%	62%
William T. Torgerson	38%	62%
Thomas S. Shaw	38%	62%
William J. Sim	45%	55%
Ed R. Mayberry	45%	55%

Short-Term versus Long-Term Incentive Compensation.    The Committee also believes that with increasing seniority, a larger percentage of an executive’s compensation opportunity should be in the form of long-term incentive compensation. This reflects the view of the Committee that the senior executives should have a greater focus on developing and implementing the Company’s long term strategic goals. The following table shows the allocation between each NEO’s target short-term and long-term incentive compensation opportunities:

Name	Short-Term Incentive Opportunity	Long-Term Incentive Opportunity
Dennis R. Wraase	33%	67%
Joseph M. Rigby	38%	62%
William T. Torgerson	38%	62%
Thomas S. Shaw	38%	62%
William J. Sim	42%	58%
Ed R. Mayberry	42%	58%

Retirement Programs.    The Company’s retirements plans, including both its general employee retirement plan and its supplemental retirement plans, are discussed in detail in the narrative headed “Retirement Plans” following the Pension Benefits at December 31, 2006 table below. Under the Pepco Holdings Retirement Plan, all employees of the Company with at least five years of service are entitled to receive retirement benefits in accordance with the applicable benefit formula up to the maximum level that a qualified pension plan is permitted to provide consistent with Internal Revenue Code regulations.

The Company’s supplemental retirement plans (consisting of the Executive Retirement Plan and the Conectiv Supplemental Executive Retirement Plan (“Conectiv SERP”)) provide retirement benefits in addition to the benefits the individual receives under the Pepco Holdings Retirement Plan due to certain benefit calculation features which have the effect of augmenting the individual’s aggregate retirement benefit. If the benefit payment that otherwise would have been available under the applicable benefit formula of the Pepco Holdings Retirement Plan is reduced due to a contribution or benefit limit imposed by law, any participant in the Pepco Holdings Retirement Plan is entitled to a compensating payment under the supplemental retirement plan in which the individual participates. In addition, participants in the Pepco Holdings Retirement Plan, if designated by the Chief Executive Officer, are entitled to one or more of the following enhancements to the calculation of their retirement benefit: (i) the inclusion of compensation deferred under the Company’s deferred compensation plans in calculating retirement benefits, (ii) to the extent not permitted by the Pepco Holdings Retirement Plan, the inclusion of annual cash incentive compensation received by the participant in calculating retirement benefits, or (iii) the crediting of the participant with additional years of service.

The various components of the Company’s supplemental retirement plans have been in effect for many years. The plans were adopted in order to assist the efforts of the Company to attract and retain executives by offering a total compensation package that is competitive with those offered by other companies, particularly other electric and gas utilities. As part of the 2005 review of executive compensation, the Committee directed the Consultant to review the Pepco Holdings Retirement Plan and the Company’s supplemental retirement plans, and was advised by the Consultant that the Company’s plans are fairly typical among the Peer Group companies.

All employees of the Company, including the NEOs, are entitled to participate on the same terms in the Company’s 401(k) savings plan (the “Savings Plan”), and as participants receive a 100% Company matching contribution on employee contributions up to 3% of annual salary and a 50% Company matching contribution on employee contributions in excess of 3% of annual salary up to 6% of annual salary. Executives of the Company, including each of the NEOs, also are eligible to participate in the PHI Executive and Director Deferred Compensation Plan which, as discussed below under the heading “Deferred Compensation Plan,” allows for deferrals (and credits corresponding to the Company matching contribution up to the limits described above) of amounts in excess of the limitations imposed on contributions to the Savings Plan by the Internal Revenue Code.

Health and Welfare Benefits.    The NEOs participate in the Company’s healthcare, life insurance, and disability insurance plans on the same terms as are made available to Company employees generally. With the exception of Company payment for an annual executive physical, as more fully described in Note 14 to the Summary Compensation Table, the Company has no health or welfare plans, programs, or arrangements that are available only to executives.

Other Perquisites and Personal Benefits.    As more fully described in Note 14 to the Summary Compensation Table, the Company provides its NEOs with certain perquisites and other personal benefits, including: (i) a Company car or a car allowance, (ii) Company-paid parking, (iii) tax preparation fees, (iv) certain club dues, and (v) personal use of Company-leased entertainment venues and Company-purchased tickets to sporting and cultural events when not otherwise used for business purposes. As part of the 2005 review of executive compensation, the Committee directed the Consultant to review the Company’s perquisites and other personal benefits provided to executives. As part of the 2005 review of executive compensation, the Consultant advised the Company that such perquisite and personal benefits were conservative and generally in line with those provided by the Peer Group companies.

Deferred Compensation Plan

Under the terms of the Company’s Executive and Director Deferred Compensation Plan (the “Deferred Compensation Plan”), which is described in greater detail in the narrative headed “Deferred Compensation Plans” following the Nonqualified Deferred Compensation at December 31, 2006 table below, the NEOs and other executives of the Company are permitted to defer the receipt of all or any portion of their compensation, including incentive compensation. In addition, to the extent an executive is prevented from making a contribution to the Savings Plan due to limitations imposed by the Internal Revenue Code, the executive is entitled to defer the excluded amount under the Deferred Compensation Plan and receive an additional credit under the Deferred Compensation Plan equal to the matching contribution, if any, that the Company would have made with respect to the excluded amount under the Savings Plan. Balances under the Deferred Compensation Plan are credited on a monthly basis with an amount corresponding to, as elected by the participant, any or a combination of: (i) interest at the prime rate or (ii) the return that would have been earned had the account balance been invested in any one or a combination of the investment funds selected by the Committee. This Deferred Compensation Plan is designed to allow participating executives to save for retirement in a tax-effective way. The Company funds its future financial obligations under the Deferred Compensation Plan through the purchase of Company-owned life insurance policies.

Severance and Change in Control Benefits

The employment agreements of each of the NEOs, each entered into at the time of the merger of Pepco and Conectiv, provide for severance payments and other benefits if the employment of the executive is terminated other than for “cause” or the executive voluntarily terminates his employment for certain specified reasons, whether or not such termination is in connection with a change in control of the Company. These provisions are generally designed to provide assurance to the executive that, if the executive’s employment is actually or constructively terminated by the Company, the executive will receive for a period of time thereafter the compensation and benefits that the executive would have received had the termination not occurred. These benefits also address the concern that the fear of job loss might influence the NEOs when considering strategic opportunities that may include a change of control of the Company.

The specific benefits to which the NEOs are entitled are described in detail under the heading “Termination of Employment and Change in Control Benefits” below and include:

•

A severance payment equal to three times the executive’s highest annual base salary and annual bonus for the year in which the termination of employment occurs or any of the three preceding years. This provision was customary for a senior executive in agreements of this type at the time the Company entered into the employment agreements with the respective NEOs.

•

A lump sum supplemental retirement benefit paid in cash, which represents the net present value of the additional pension benefits that the executive would have earned under the Pepco Holdings Retirement Plan and the supplemental retirement plan had the executive completed a specified additional number of years of service.

The other severance benefits, including the payment of a pro-rata portion of the executive’s annual bonus for the year of termination, the accelerated vesting of unvested shares of Restricted Stock and the vesting of unvested shares of Performance Stock to the extent the established performance objectives are achieved, are designed to assure the executive that he will receive the benefits that he otherwise would have received had the termination of employment not occurred.

The Company also has a Change in Control Severance Plan in which 53 executives currently participate who do not have employment agreements. Under this plan, if, within one year following a change in control, a participating executive’s employment is terminated by the Company without “cause” or is terminated by the executive for “good reason,” the executive will be entitled to termination benefits similar to those described above for executives with employment agreements, except with a severance payment equal to 1.5, 2 or 3 times the salary of the affected executive depending upon the executive’s position. The receipt of the benefits is contingent upon the execution by the employee of (i) a general release and a non-disparagement agreement and (ii) a covenant against competition with the Company or a solicitation of its employees, each in form and substance satisfactory to the Company.

Deductibility of Executive Compensation Expenses

Under Section 162(m) of the Internal Revenue Code, a public company is prohibited from deducting for federal income tax purposes compensation in excess of $1 million paid to any of the Company’s five highest paid executive officers, except that this prohibition does not apply to compensation that qualifies as “performance-based compensation.” Under the LTIP, which has been approved by the Company’s shareholders, shares of Performance Stock issued pursuant to the achievement of pre-established performance objectives qualify as performance-based compensation, except if the Committee were to alter the performance objectives after the commencement of the performance period or were to exercise its discretion to pay an award notwithstanding that the specified performance objectives were not satisfied. There may be circumstances where the Committee determines that it is in the best interests of the Company to take either of such actions with respect to one or more awards, even though the result may be a loss of a tax deduction for the compensation.

The issuance of shares of Restricted Stock under the LTIP does not qualify as performance-based compensation because the award vests on the basis of continued employment, rather than pre-established performance objectives. Because the Executive Incentive Compensation Plan has not been approved by shareholders, awards under the plan cannot qualify as performance-based compensation even when the payment of awards under the plan is based on the achievement of pre-established performance objectives.

Stock Ownership Requirements

To align further the financial interests of the Company’s executives with those of the shareholders, the Board of Directors in 2005 adopted stock ownership requirements for officers of the Company. The requirements, which are expressed as a multiple of salary, are a function of the executive’s seniority:

Chief Executive Officer	5 times salary
Executive Vice President, Vice Chairman	3 times salary
Senior Vice President	2 times salary
Vice President	1 times salary

Each officer has until December 31, 2010, or five years from the date of his election as an officer, whichever is later, to achieve the required ownership level. An individual who is appointed as an officer or is promoted to a position with a higher stock ownership requirement has five years from the date of appointment or promotion to achieve the applicable stock ownership level. Shares of Company common stock owned through the Savings Plan, unvested shares of Restricted Stock, and the number of shares of Company common stock corresponding to the target level of the executive’s unearned Performance Stock awards are considered owned by the executive for the purpose of meeting the ownership requirement.

EXECUTIVE COMPENSATION

The following table sets forth compensation information for the Company’s principal executive officer, principal financial officer, and its three other most highly compensated executive officers employed as of December 31, 2006, determined on the basis of their total compensation for 2006, and including Ed R. Mayberry whose 2006 compensation exceeded the 2006 compensation of one or more of the three other most highly compensated executive officers employed at December 31, 2006. The information in this table includes compensation paid by the Company or its subsidiaries.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards (11)	Option Awards	Non-Equity Incentive Plan Compen- sation (12)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (13)	All Other Compen- sation (14)	Total Compen- sation
Dennis R. Wraase Chairman, President and Chief Executive Officer	2006	$950,000	$0	$1,280,884	$0	$0	$2,462,563	$228,103	$4,921,550
Joseph M. Rigby Senior Vice President and Chief Financial Officer	2006	412,500	0	288,480	0	0	38,805	76,860	816,645
William T. Torgerson Vice Chairman and General Counsel	2006	512,000	0	478,237	0	0	698,459	128,393	1,817,089
Thomas S. Shaw Executive Vice President and Chief Operating Officer	2006	502,000	0	488,258	0	0	201,174	113,238	1,304,670
William J. Sim (15) Senior Vice President	2006	298,000	0	228,773	0	0	194,515	1,708,466	2,429,754
Ed R. Mayberry Senior Vice President (16)	2006	70,000	0	158,459	0	31,290	336,868	3,166,014	3,762,631

(11)	Represents the dollar amount of expense recognized by the Company for financial statement reporting purposes in 2006, as determined in accordance with Financial Accounting Standard 123R, with respect to shares of restricted stock and performance share awards made to the executive in 2006 and in prior years under the LTIP. For a further description of these awards, see the discussion under the heading “Long-Term Incentive Plan Awards” below. The amount of the annual expense for the restricted stock awards was determined by dividing the market value of the shares as of the date of the grant by three (representing the number of years of service from the date of the grant required for the vesting of the award). The assumptions used to calculate the expense recognized for the performance share awards are set forth in Note 10 to the Company’s consolidated financial statements, which are included in the Company’s Annual Report to Shareholders attached as Annex B to this Proxy Statement.

(12)	See the description of the Executive Incentive Compensation Plan following the 2006 Grants of Plan-Based Awards table below.

(13)	Represents the aggregate increase in the actuarial present value of the executive’s accumulated benefits under all deferred benefit and actuarial pension plans from December 31, 2005, to December 31, 2006. Also includes “above-market earnings” (as defined by SEC regulations) on non-tax-qualified deferred compensation plans of $10,375 for Mr. Torgerson and $12,355 for Mr. Wraase. See discussion under the heading “Deferred Compensation Plans — Pepco Director and Executive Deferred Compensation Plan” below.

(14)	The totals shown in this column consist of:

(a) Dividends paid on unvested shares of restricted stock held by the executive: Mr. Wrasse — $33,477; Mr. Rigby — $8,237; Mr. Torgerson — $7,983; Mr. Shaw — $7,827; Mr. Sim — $3,252; and

Dr. Mayberry — $0. For a further description of these payments, see “Long-Term Incentive Plan Awards — Restricted Stock Program” below.

(b) The market value on December 31, 2006, of additional shares of Company common stock (calculated by multiplying the number of shares by the closing market price on December 29, 2006, the last trading day of the year) issued to the executive equal to the number of shares that the executive would have owned on December 31, 2006, (i) had the number of shares earned by the executive for the 2004 - 2006 performance share award cycle under the LTIP been issued to the executive on January 1, 2004, the commencement date of the performance cycle, and (ii) had the dividends on such shares been invested in additional shares of common stock: Mr. Wrasse — $117,905; Mr. Rigby — $29,702; Mr. Torgerson — $59,104; Mr. Shaw — $64,203; Mr. Sim — $31,498; and Dr. Mayberry — $29,400. For a further description of these payments, see “Long-Term Incentive Plan Awards — Performance Stock Program” below.

(c) Company-paid premiums on a term life insurance policy: Mr. Wrasse — $4,014; Mr. Rigby — $1,746; Mr. Torgerson — $2,197; Mr. Shaw — $2,159; Mr. Sim — $1,281; and Dr. Mayberry — $296.

(d) Company 401(k) matching contributions: Mr. Wrasse — $10,110; Mr. Rigby — $9,900; Mr. Torgerson — $10,006; Mr. Shaw — $9,374; Mr. Sim — $9,956; and Dr. Mayberry — $3,428.

(e) Company matching contributions on deferred compensation: Mr. Wrasse — $32,509; Mr. Torgerson — $13,228; and Mr. Sim — $2,772. For a further discussion, see “Deferred Compensation Plans — PHI Executive and Director Deferred Compensation Plan.”

(f) The following perquisites and other personal benefits (all amounts shown reflect cash payments made by the Company, except as otherwise stated)

Name	Company Car(i)	Auto Allowance(ii)	Parking	Tax Preparation Fee	Financial Planning Fee	Executive Physical Fee	Club Dues
Dennis R. Wraase	$10,889	$0	$2,400	$3,500	$8,875	$281	$4,143
Joseph M. Rigby	0	11,700	2,400	3,500	8,875	800	0
William T Torgerson	11,910	0	2,400	3,500	8,875	720	8,470
Thomas S. Shaw	0	11,700	2,400	3,500	8,875	800	2,400
William J. Sim	12,315	0	2,400	3,500	8,875	3,849	0
Ed R. Mayberry	0	2,925	420	3,500	8,875	0	0

(i)	Consists of lease and registration costs paid by the Company and variable costs, including gasoline, service and parts.

(ii)	Consists of a nonaccountable expense allowance to compensate executives who are not provided with a Company car.

In addition, in 2006, Company-leased entertainment venues and Company-purchased tickets to sporting and cultural events were made available to employees, including the executive officers listed in the Summary Compensation Table, for personal use when not being used by the Company for business purposes. There was no incremental cost to the Company of providing these benefits.

(15)	Mr. Sim retired on December 31, 2006. The column headed “All Other Compensation” includes (i) a severance payment of $1,341,000, (ii) a payment of $264,523 under the Supplemental Executive Retirement Benefit Structure of the Executive Retirement Plan, and (iii) the fair market value ($23,245) of his Company car on December 31, 2006, which he was permitted to retain. For a further discussion of the payments and benefits received by Mr. Sim in connection with his retirement, see “Termination of Employment and Change in Control Benefits — Sim Retirement Arrangements.”

(16)	Dr. Mayberry retired on April 1, 2006. The column headed “All Other Compensation” includes (i) a severance payment of $1,226,076, (ii) a payment of $802,673 under the Supplemental Executive Retirement Benefit Structure of the Executive Retirement Plan, (iii) a payment of $840,526 under the Executive Performance Supplemental Retirement Benefit Structure of the Executive Retirement Plan, (iv) a non-compete payment of $280,000 and (v) a lump-sum supplemental retirement benefit of $247,895. For a further discussion of the payments and benefits received by Dr. Mayberry in connection with his retirement, see “Termination of Employment and Change in Control Benefits — Mayberry Retirement Arrangements.”

Employment Agreements

Each of the NEOs was an employee of the Company as of December 31, 2006, with the exception of Dr. Mayberry, who retired on April 1, 2006. Mr. Sim retired on December 31, 2006. The Company has employment agreements with each of Messrs. Wraase, Rigby, Torgerson and Shaw, and had employment agreements with each of Mr. Sim and Dr. Mayberry prior to his retirement.

•	Mr. Wraase’s agreement provides for his employment until his normal retirement date under the Company’s defined benefit pension plan of April 1, 2009.

•	Mr. Torgerson’s agreement provides for his employment until his normal retirement date under the Company’s defined benefit retirement plan of June 1, 2009.

•	Mr. Rigby’s agreement provides for his employment through August 1, 2008.

•	Mr. Shaw’s agreement provides for his employment through August 1, 2007.

•	The agreements of Mr. Sim and Dr. Mayberry each provided for his employment through August 1, 2008.

Each executive’s employment agreement provides for (i) an annual salary in an amount not less than his base salary in effect as of August 1, 2002, with the condition that, if at any time during the term of the agreement the annual base salary of the executive is increased, it may not subsequently be decreased during the remainder of the term of the agreement, (ii) incentive compensation as determined by the Board of Directors under plans applicable to senior executives of the Company, (iii) participation, in a manner similar to other senior executives, in retirement plans, fringe benefit plans, supplemental benefit plans and other plans and programs provided by the Company for its executives or employees, and (iv) as more fully described below under the heading “Termination of Employment and Change in Control Benefits,” various payments and other benefits in connection with the termination of the executive’s employment.

Relationship of Salary and Bonus to Total Compensation

The following table sets forth the 2006 salary of each of the NEOs as a percentage of the executive’s Total Compensation, as set forth in the Summary Compensation Table:

Name	Salary as a Percentage of Total Compensation
Dennis R. Wraase	19.3%
Joseph M. Rigby	50.5%
William T. Torgerson	28.2%
Thomas S. Shaw	38.5%
William J. Sim	12.3%
Ed R. Mayberry	1.9%

The percentages for Mr. Sim and Dr. Mayberry reflect that a significant portion of their total 2006 compensation involved payments associated with their retirement. Of the continuing executives, the lower percentage for Mr. Wraase evidences in substantial part the higher at-risk component of his total compensation. For a further discussion see the “Compensation Discussion and Analysis.”

2006 Incentive Compensation Awards

2006 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards (17)
		Threshold	Target	Maximum	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
		($)	($)	($)					($)
Dennis R. Wraase
Executive Incentive Compensation Plan	1-26-06	$0	$950,000	$1,710,000
LTIP—Restricted Stock Program	1-26-06							28,484	$663,108
LTIP—Performance Stock Program	1-26-06				0	56,967	113,934		1,326,192

Joseph M. Rigby
Executive Incentive Compensation Plan	1-26-06	0	240,000	432,000
LTIP—Restricted Stock Program	1-26-06							5,997	139,610
LTIP—Performance Stock Program	1-26-06				0	11,993	23,986		279,197

William T. Torgerson
Executive Incentive Compensation Plan	1-26-06	0	307,200	552,960
LTIP—Restricted Stock Program	1-26-06							7,676	178,697
LTIP—Performance Stock Program	1-26-06				0	15,351	30,702		357,371

Thomas S. Shaw
Executive Incentive Compensation Plan	1-26-06	0	301,200	542,160
LTIP—Restricted Stock Program	1-26-06							7,526	175,205
LTIP—Performance Stock Program	1-26-06				0	15,051	30,102		350,387

William J. Sim
Executive Incentive Compensation Plan	1-26-06	0	149,000	268,200
LTIP—Restricted Stock Program	1-26-06							3,127	72,797
LTIP—Performance Stock Program	1-26-06				0	6,255	12,510		145,616

Ed R. Mayberry
Executive Incentive Compensation Plan	1-26-06	0	35,000	63,000

(17)	Represents the grant date fair value, as determined in accordance with Financial Accounting Standard 123R, of shares of restricted stock granted under the Restricted Stock Program and performance share awards under the Performance Stock Program. The value of the shares of restricted stock is calculated by multiplying the number of shares granted by the closing price for PHI common stock on January 26, 2006. The value of the performance share awards is calculated by multiplying the target number of shares that the executive is entitled to earn by the closing price for PHI common stock on January 26, 2006.

Executive Incentive Compensation Plan Awards

Under the Executive Incentive Compensation Plan, participating executives are entitled to receive annual cash bonuses to the extent performance goals established by the Compensation/Human Resources Committee are achieved. The performance goals can consist entirely, or be a combination, of (i) performance objectives for the Company as a whole, (ii) performance objectives for a particular business unit or (iii) individual performance objectives.

Under the plan as in effect for 2006, each of the executive officers listed in the Summary Compensation Table had the opportunity to earn a cash bonus of between 0% and 180% of the following percentage of his 2006 base salary: Mr. Wraase: 100%, Messrs. Rigby, Torgerson and Shaw: 60%, and Mr. Sim and Dr. Mayberry: 50% (in the case of Dr. Mayberry pro-rated for the three-month period of his employment in 2006).

The performance goals for Messrs. Wraase, Rigby, Torgerson and Shaw consisted entirely of corporate performance goals, the performance goals for Mr. Sim consisted of 40% corporate performance goals and 60% performance goals related to the Power Delivery business unit, and the performance goals for Dr. Mayberry consisted of 40% corporate performance goals and 60% performance goals related to the Pepco Energy Services business unit.

The corporate performance goals for 2006 consisted of: (i) Company net earnings relative to budgeted net earnings of $301.9 million (40%), (ii) Company free cash flow relative to budgeted free cash flow of $9.4 million (25%), (iii) utility customer satisfaction as measured by the results of customer surveys (15%), (iv) diversity as measured by the attainment or good faith efforts toward the attainment of established affirmative action goals (10%), and (v) safety as measured by the absence of fatalities and the number of recordable injuries and fleet accidents (10%). Free cash flow is defined as net income available for common stock dividends, plus depreciation and amortization, plus or minus changes in working capital and minus capital expenditures.

The Power Delivery business unit goals for 2006 consisted of: (i) Power Delivery net earnings relative to budgeted net earnings of $34 million (40%), (ii) Power Deliver overhead and maintenance spending relative to a budgeted amount of $153 million (15%), (iii) Power Delivery capital expenditures relative to a budgeted amount of $18.4 million (10%), (iv) utility customer satisfaction as measured by the results of customer surveys (15%), (v) diversity as measured by the attainment or good faith efforts toward the attainment of established affirmative action goals (10%) and (vi) safety as measured by the absence of fatalities and the number of recordable injuries and fleets accidents (10%).

The Pepco Energy Services business unit goals for 2006 consisted of: (i) Pepco Energy Services revenues relative to budgeted revenues of $1.7 billion (30%), (ii) Pepco Energy Services earnings, without taking into account earnings attributable to Pepco Energy Services’ power plants, relative to a budgeted amount of $23 million (60%), and (iii) earnings attributable to Pepco Energy Services’ power plants relative to a budget amount of $2.8 million (10%).

These 2006 award opportunities are shown in the above table under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” with the threshold representing overall performance at the 50% level (meaning no award is made if performance is below the 50% level relative to the target), the target amount representing overall performance at the 100% level, and the maximum amount representing overall performance at or above the 180% level.

In 2006, the Corporate and the Power Delivery performance with respect to each of the performance goals was below the target level, and, accordingly, none of Messrs. Wraase, Rigby Torgerson, Shaw or Sim received an award under the Executive Incentive Compensation Plan. For Pepco Energy Services, revenues and earnings attributable to power plants earnings were below the target, whereas earnings (excluding earnings attributable to power plants) substantially exceeded the target, resulting in a payment at the 149% level for Dr. Mayberry.

Long-Term Incentive Plan Awards

In January 2006, the Compensation/Human Resources Committee established award opportunities pursuant to the Performance Stock Program under the LTIP and made awards of restricted stock pursuant to the Restricted Stock Program under the LTIP to each of the executive officers listed in the Summary Compensation Table (other than Dr. Mayberry, whose retirement on April 1, 2006, was anticipated by the Committee).

Performance Stock Program

The award opportunities established under the Performance Stock Program, which account for two-thirds of each participant’s aggregate 2006 LTIP award opportunity, relate to performance over a three-year period beginning in 2006 and ending in 2008.

•

For Messrs. Wraase, Rigby, Torgerson and Shaw, 75% of their award opportunity is based on a Company earnings per share goal and 25% of their award opportunity is based on a Company free cash flow per share goal.

•

For Mr. Sim, 37.5% of his award opportunity is based on a Company earnings per share goal, 37.5% is based on a Power Delivery earnings goal, 12.5% is based on a Company free cash flow per share goal and 12.5% is based on a Power Delivery free cash flow goal.

The following table sets forth the performance targets for each year in the three-year period:

	2006	2007	2008
Company
Earnings per share	$1.55	$1.61	$1.67
Free cash flow per share	$.58	$.95	$1.24
Power Delivery Business Unit
Earnings (in millions)	$233.5	$244	$255
Free cash flow (in millions)	$90.1	$176.2	$201.5

The earnings targets exclude extraordinary items and gains or losses relating to matters that are not reflective of the Company’s ongoing business. The formula used to calculate free cash flow and free cash flow per share is determined in the same manner as described above with respect to the Executive Incentive Compensation Plan.

These award opportunities are shown in the above table under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards,” with the threshold number of shares representing performance at 90% of the target level, the target number of shares representing performance at the target level, and the maximum number of shares representing performance at or above 115% of the target level. The award that the executive earns at the end of the three-year performance period is equal to the average of the award percentage for each of the three years, with the award percentage for performance below the threshold target level being zero and the maximum award percentage for performance above the target being 200%. If, however, during the course of the three-year performance period, a significant event occurs, as determined in the discretion of the Compensation/Human Resources Committee, that the Committee expects to have a substantial effect on a performance objective during the period, the Committee may revise performance targets. If at the end of the three-year performance period shares are earned, the executive also will be entitled to receive additional shares of Company common stock equal to the number of shares that the executive would have owned at the end of the performance period had the cash dividends that would have been paid during the performance period on a number of shares equal to the number of shares earned been reinvested in additional shares of common stock.

Restricted Stock Program

Under the Restricted Stock Program, each of the executive officers listed in the Summary Compensation Table (other than Dr. Mayberry, whose retirement on April 1, 2006, was anticipated by the Committee) received a grant of shares of Restricted Stock, which accounts for one-third of the executive’s aggregate 2006 LTIP award opportunity. The entire awards of shares of Restricted Stock, which are shown in the above table under the heading “All Other Stock Awards: Number of Shares of Stock or Units,” are subject to forfeiture if the employment of the executive terminates before January 26, 2009, except that, unless the Committee determines otherwise, and subject to any contrary provision in the executive officer’s employment agreement (see “Termination of Employment and Change in Control Benefits — Employment Agreements” below), in the event of death, disability or retirement of the executive or if the employment of the executive is terminated or the executive terminates his employment for “good reason” following a “change in control” (see “Termination of Employment and Change in Control Benefits — Long-Term Incentive Plan” below), the award is prorated to the date of termination. During the vesting period, the executive has all rights of ownership with respect to the shares, including the right to vote the shares and the right to receive dividends on the shares. The executive is entitled to retain the dividends paid whether or not the shares vest.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (18)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (19)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (18)
Dennis R. Wraase
Awarded 1-26-06 (20)						28,484	$740,869	56,967	$1,481,712
Awarded 1-2-05 (21)								45,500	1,183,455
Awarded 1-2-04 (22)								39,300	1,022,193
Awarded 1-1-01	48,000	0	0	$24.5900	12-31-10
Awarded 5-1-98	21,843	0	0	24.3125	4-30-08

Joseph M. Rigby
Awarded 1-26-06 (20)						5,997	155,982	11,993	311,938
Awarded 1-2-05 (21)								11,200	291,312
Awarded 1-2-04 (22)								9,900	257,499
Awarded 1-2-02						1,923	50,017

William T. Torgerson
Awarded 1-26-06 (20)						7,676	199,653	15,351	399,280
Awarded 1-2-05 (21)								20,200	525,402
Awarded 1-2-04 (22)								19,700	512,397
Awarded 1-1-01	30,000	0	0	24.5900	12-31-10
Awarded 5-1-98	21,843	0	0	24.3125	4-30-08

Thomas S. Shaw
Awarded 1-26-06 (20)						7,526	195,751	15,051	391,477
Awarded 1-2-05 (21)								20,100	522,801
Awarded 1-2-04 (22)								21,400	556,614
Awarded 1-2-02	68,333	0	0	22.4375	1-2-12

William J. Sim
Awarded 1-26-06 (20)						3,127	81,333	6,255	162,693
Awarded 1-2-05 (21)								9,800	254,898
Awarded 1-2-04 (22)								10,500	273,105
Awarded 1-1-01	30,000	0	0	24.5900	12-31-10
Awarded 5-1-98	13,934	0	0	24.3125	4-30-08

Ed R. Mayberry
Awarded 1-2-05 (21)								9,800	254,898
Awarded 1-2-04 (22)								8,900	231,489
Awarded 1-1-02	10,300	0	0	22.5700	3-31-11
Awarded 1-1-01	10,300	0	0	24.5900	12-31-10
Awarded 1-1-00	10,300	0	0	22.4375	12-31-09
Awarded 5-1-98	13,934	0	0	24.3125	4-30-08

(18)	Calculated by multiplying the number of shares shown in the preceding column by $26.01, the closing market price on December 29, 2006, the last trading day of the year.

(19)	Reflects the number of shares that would be earned if the target level of performance is achieved.

(20)	For a discussion of the vesting provisions relating to this award, see the description of the Restricted Stock Program under the heading “Long-Term Incentive Plan Awards — Restricted Stock Program” above.

(21)	These awards, made under the LTIP, entitle the participating executive to earn shares of common stock to the extent the pre-established performance objective for the three-year performance period beginning on January 1, 2005, and ending on December 31, 2007, is satisfied. The performance objective for the 2005 to 2007 performance period is based on the Company’s total shareholder return compared to other companies in a peer group comprised of 20 gas and electric distribution companies. A participant is eligible to earn a number of shares of common stock ranging from 0% to 200% of the target performance award depending on the extent to which the performance objective is achieved. The performance objective was fixed at the time the awards were made; however, if during the course of the performance period, a significant event occurs, as determined in the sole discretion of the Compensation/Human Resources Committee, that the Committee expects to have a substantial effect on total shareholder return during the period, the Committee may revise the targeted performance objective. The shares of common stock earned by a participant will be fully vested on the date the performance award is earned.

(22)	These awards, made under the LTIP, entitle the participating executive to earn shares of common stock to the extent the pre-established performance objective for the three-year performance period beginning on January 1, 2004, and ending on December 31, 2006, is satisfied. The performance objective for the 2004 to 2006 performance period is based on the Company’s total shareholder return compared to other companies in a peer group comprised of 20 gas and electric distribution companies. A participant is eligible to earn a number of shares of common stock ranging from 0% to 200% of the target performance award depending on the extent to which the performance objective is achieved. The performance objective is fixed at the time the awards are made; however, if during the course of the performance period, a significant event occurs, as determined in the sole discretion of the Compensation/Human Resources Committee, that the Committee expects to have a substantial effect on total shareholder return during the period, the Committee may revise the targeted performance objective. The shares of common stock earned by a participant will be fully vested on the date the performance award is earned.

2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (23)	Number of Shares Acquired on Vesting (24)	Value Realized on Vesting (25)
Dennis R. Wraase	96,000	$202,365	87,333	$2,174,420
Joseph M. Rigby	16,025	87,130	19,337	486,611
William T. Torgerson	69,000	143,463	38,095	959,328
Thomas S. Shaw	0	0	87,093	2,074,727
William J. Sim	40,300	103,743	20,503	515,957
Ed R. Mayberry	0	0	17,975	454,382

(23)	Calculated by aggregating with respect to all of the options exercised the amount by which the closing market price of the Company common stock on the date of exercise exceeded the option exercise price.

(24)	Consisting of (i) shares earned for the 2004 to 2006 performance share award cycle under the LTIP (Mr. Wrasse — 63,090 shares; Mr. Rigby — 15,893 shares; Mr. Torgerson — 31,627 shares;

Mr. Shaw — 34,355 shares; Mr. Sim — 16,853 shares; and Dr. Mayberry — 15,732 shares), as further described below, and (ii) shares earned under the Merger Integration Success Program under the LTIP based on performance criteria for a performance period ended December 31, 2003, which together with reinvested dividends vested in 2006 (Mr. Wrasse — 9,421 shares; Mr. Rigby — 3,444 shares; Mr. Torgerson — 6,468 shares; Mr. Shaw — 7,867 shares; Mr. Sim — 3,650 shares; and Dr. Mayberry — 2,243 shares). Also includes (i) for Mr. Wraase 14,822 shares of restricted stock granted as a retention award in 2003 that vested in 2006 and (ii) for Mr. Shaw 44,871 shares of restricted stock that vested in 2006, which originated as a restricted stock award under the Conectiv Long-Term Incentive Plan and converted into shares of restricted PHI common stock in connection with the merger of Pepco and Conectiv in 2002.

(25)	Represents the aggregate market value of the vested shares calculated by multiplying the number of shares that vested on a given date by the closing market price of the Company common stock on that date,

For the three-year performance cycle ending December 31, 2006, under the LTIP, participating executives, including each of the executive officers listed in the Summary Compensation Table, were entitled to earn shares of common stock based on the Company’s total shareholder return (consisting of stock price appreciation and dividends) compared to that of other companies in a peer group comprised of 21 gas and electric distribution companies (including the Company) over the three-year period. During the three-year period, the Company had a total shareholder return of 52.64%, exceeding the medium total shareholder return among the peer group companies of 50.38% and ranking the Company tenth within the group of 21. This result entitled each of the participating executives to receive an award of shares equal to 140% of the target number of shares.

PENSION BENEFITS

AT DECEMBER 31, 2006

Name	Plan Name	Number of Years of Credited Service (26)	Present Value of Accumulated Benefits (27)	Payments During Last Fiscal Year
Dennis R. Wraase	Pepco General Retirement Subplan	32 yrs. 11 mos.	$1,226,434	$0
	Executive Retirement Plan	37 yrs. 9 mos.	9,477,726	0

Joseph M. Rigby	Conectiv Cash Balance Subplan	27 yrs. 11 mos.	616,948	0
	Conectiv SERP	27 yrs. 11 mos.	402,250	0

William T. Torgerson	Pepco General Retirement Subplan	24 yrs. 2 mos.	740,515	0
	Executive Retirement Plan	37 yrs. 7 mos.	3,742,755	0

Thomas S. Shaw	Conectiv Cash Balance Subplan	35 yrs. 5 mos.	1,525,831	0
	Conectiv SERP	38 yrs. 5 mos.	5,859,255	0

William J. Sim	Pepco General Retirement Subplan	29 yrs. 9 mos.	881,306	0
	Executive Retirement Plan	37 yrs. 0 mos.	1,357,629	0

Ed R. Mayberry (28)	Pepco General Retirement Subplan	25 yrs. 7 mos.	864,282	55,041
	Executive Retirement Plan	27 yrs. 7 mos.	273,524	17,419

(26)	Number of years of service credited at December 31, 2006.

(27)

Represents the actuarial present value, in the case of Messrs. Wraase, Rigby, Torgerson and Shaw, of the executive’s accumulated pension benefit calculated as of December 31, 2006, assuming the executive retires at the earliest time he may retire under the applicable plan without any benefit reduction due to age and, in the case of Mr. Sim and Dr. Mayberry, of the executive’s actual retirement benefit. The valuation method and all material assumptions applied in calculating the actuarial present value are set forth in Note 6 to the Company’s consolidated financial statements which are included in the Company’s Annual Report to Shareholders attached as Annex B to this Proxy Statement.

(28)	In April 2006, Dr. Mayberry received lump sum payments of $802,673 under the Supplemental Executive Retirement Benefit Structure and $840,526 under the Executive Performance Supplemental Retirement Benefit Structure of the Executive Retirement Plan, representing payments to which he was entitled by reason of his retirement. See “Termination of Employment and Change in Control Benefits — Mayberry Retirement Arrangements.”

Retirement Plans

The Company’s retirement plans consist of a tax-qualified defined benefit pension plan and two supplemental executive retirement plans.

The Pepco Holdings Retirement Plan

The Pepco Holdings Retirement Plan consists of several subplans. Each of the executives listed in the Summary Compensation Table participates in either the Pepco General Retirement Subplan or the Conectiv Cash Balance Subplan.

Pepco General Retirement Subplan.    All employees who were employed by Pepco on August 1, 2002, the date of the merger of Pepco and Conectiv, are eligible to participate in the Pepco General Retirement Subplan. The plan provides participating employees who have at least five years of service with retirement benefits based on the participant’s average salary for the final three years of employment and the number of years of credited service under the plan at the time of retirement. Normal retirement age under the Pepco General Retirement Subplan is 65. Participants who have reached age 55 and have at least 30 years of credited service are eligible for early retirement without any reduction in benefits. Participants who have reached age 55 and who have 10 years of credited service are eligible for retirement benefits prior to normal retirement age, at a benefit level that is reduced from the benefit level at normal retirement age by 2% for each year that the early retirement date precedes the normal retirement date. Plan benefits are partially offset by the Social Security benefits received by the participant. Benefits under the plan are paid in the form of a monthly annuity selected by the participant from among several available annuity options. Mr. Wraase and Mr. Torgerson are participants in the Pepco General Retirement Subplan. Mr. Wraase is eligible for retirement under the plan without any reduction in benefits and Mr. Torgerson is eligible for early retirement with reduced benefits. If Mr. Torgerson had retired on December 31, 2006, the actuarial present value of his retirement benefit under the Pepco General Retirement Subplan as of that date would have been $747,102; however, the additional supplemental retirement benefit he would be entitled to receive under the Supplemental Executive Retirement Benefit Structure of the Executive Retirement Plan, as described below, would offset the reduction in benefits that he would have incurred under the Pepco General Retirement Subplan by reason of his early retirement. Mr. Sim and Dr. Mayberry each retired before becoming eligible for early retirement without any reduction in benefits. In each case, however, the supplemental retirement benefits he has received or is entitled to receive under the Supplemental Executive Retirement Benefit Structure of the Executive Retirement Plan, as described below, offset the reduction in benefits that he incurred under the Pepco General Retirement Subplan by reason of his early retirement. See “Termination of Employment and Change in Control Benefits — Sim Retirement Arrangements” and “Termination of Employment and Change in Control Benefits — Mayberry Retirement Arrangements.”

Conectiv Cash Balance Subplan.    Most non-unionized employees who were employed by Conectiv on August 1, 2002, are eligible to participate in the Conectiv Cash Balance Subplan, including Messrs. Rigby and Shaw. The Conectiv Cash Balance Subplan is a cash balance pension plan. Under the plan, a record-keeping account in a participant’s name is credited with an amount equal to a percentage, which varies depending on the participant’s age at the end of the plan year, of the participant’s total pay, consisting of base pay, overtime and bonuses. Also, participants in the Atlantic City Electric Retirement Plan, in which Mr. Rigby participated, and the Delmarva Retirement Plan, in which Mr. Shaw participated, who had at least ten years of credited service as of December 31, 1998, the inception date of the Conectiv Cash Balance Subplan, are eligible to receive additional transition credits until the participant’s combined years of service under the prior plan and the Conectiv Cash Balance subplan total 35.

Participants employed on the inception date of the Conectiv Cash Balance Subplan were credited with an initial cash balance equal to the present value of their annuity benefits as of that date earned under the Atlantic City Electric Retirement Plan or the Delmarva Retirement Plan. Each participant’s account balance is supplemented annually with interest credits equal to the prevailing 30-year U.S. Treasury bond rate. Benefits become vested after five years of service. When a participant terminates employment (regardless of age), the amount credited to his or her account, at the election of the participant, is converted into one of several actuarially equivalent annuities selected by the participant or is paid to the participant in a lump sum (which cannot exceed 6.5 times the participant’s final average compensation). For 2006, Mr. Rigby had a Company credit percentage of 9%, and until December 31, 2013, receives an annual transition credit of 4%, of total pay. For 2006, Mr. Shaw had a Company credit percentage of 10%, and until July 26, 2006, received an annual transition credit of 4%, of total pay.

The Conectiv Cash Balance Subplan also provides for certain “grandfathered” rights that existed under the Delmarva Retirement Plan and under the Atlantic City Electric Retirement Plan, which apply to employees who had either 20 years of credited service or had attained age 50 on or before January 1, 1999. Under these grandfathering provisions, employees who participated in the Delmarva Retirement Plan or the Atlantic City Electric Retirement Plan are assured a minimum retirement benefit calculated for all years of service up to the earlier of December 31, 2008, or retirement, according to their original benefit formula under the applicable plan. There is no Social Security offset under either the Delmarva Retirement Plan or the Atlantic City Electric Retirement Plan. Normal retirement age under both the Delmarva Retirement Plan and the Atlantic City Electric Retirement Plan is 65. Under the Delmarva Retirement Plan, participants who have reached age 55 and have at least 15 years of continuous service are eligible for retirement benefits prior to normal retirement age, at a reduced level of benefit that is a function of retirement age and years of service. Under the Atlantic City Electric Retirement Plan, participants who have reached age 55 and have at least 5 years of credited service are eligible for retirement without any reduction in the benefits they would be entitled to receive at normal retirement age. Benefits under the Atlantic City Electric Retirement Plan are paid either in the form of a monthly annuity selected by the participant from among several available annuity options or in a lump sum of an actuarial equivalent amount. Benefits under the Delmarva Retirement Plan are payable only in the form of a monthly annuity selected by the participant from several actuarially equivalent annuity options. At the time of an employee’s retirement, the benefit under the Delmarva Retirement Plan or the Atlantic City Electric Retirement Plan is compared to the employee’s cash balance account under the Conectiv Cash Balance Subplan and the employee will receive whichever is greater. On December 31, 2008, the participant’s grandfathered benefit under the Delmarva Retirement Plan or Atlantic City Electric Retirement Plan will be frozen, and all future benefit accruals will be under the cash balance formula of the Conectiv Cash Balance Subplan.

Mr. Rigby continues to accrue benefits under the Atlantic City Electric Retirement Plan formula and Mr. Shaw continues to accrue benefits under the Delmarva Retirement Plan formula. In the case of Mr. Rigby, the present value of accumulated benefits under the Conectiv Cash Balance Subplan, as shown in the Pension Benefits at December 31, 2006 table above, reflects the value of his grandfathered benefits under the Atlantic City Electric Retirement Plan, which exceeds the value of his accumulated benefits as otherwise calculated under the Conectiv Cash Balance Subplan. In the case of Mr. Shaw, the present value of accumulated benefits under the Conectiv Cash Balance Subplan, as shown in the Pension Benefits at December 31, 2006 table above, reflects the value of his grandfathered benefits under the Delmarva Retirement Plan, which exceeds the value of his accumulated benefits as otherwise calculated under the Conectiv Cash Balance Subplan.

Mr. Shaw is eligible for early retirement under the terms of the Delmarva Retirement Plan at a reduced benefit level from that to which he would be entitled at normal retirement age. If Mr. Shaw had retired on December 31, 2006, the net present value of his retirement benefits as of that date, calculated using the Delmarva Retirement Plan formula, which would exceed his cash balance under the Conectiv Cash Balance Subplan, would have been $667,019; however, the additional supplemental retirement benefit he would be entitled to receive under the Conectiv SERP, as described below, would offset the reduction in benefits that he would have incurred by reason of his early retirement. Mr. Rigby is not eligible for early retirement under the Atlantic City Electric Retirement Plan formula of the Conectiv Cash Balance Subplan. At December 31, 2006, the amount credited to his account under the Conectiv Cash Balance Subplan was $709,528. Had Mr. Rigby retired on that date, that balance, at his election, would have been converted into one of several actuarially equivalent annuities or would have been paid to him in a lump sum.

Executive Retirement Plan

The Executive Retirement Plan is a non-tax-qualified supplemental retirement plan. Eligibility to participate in the Executive Retirement Plan is determined by the Company’s Chief Executive Officer (and, in the case of the Chief Executive Officer, by the Board of Directors). Each of Messrs. Wraase and Torgerson is, and each of Mr. Sim and Dr. Mayberry was at the time of his retirement, designated as a participant in each of the benefit structures under the Executive Retirement Plan described below. The following benefit structures make up the Executive Retirement Plan:

Supplemental Benefit Structure.    Under provisions of the Internal Revenue Code, the level of a participant’s pension benefit under a tax-qualified pension plan and the amount of compensation that may be taken into account in calculating that benefit are limited (the “Qualified Plan Limitations”). In addition, under the terms of the Pepco Holdings Retirement Plan salary deferrals elected by the participant under the Company’s deferred compensation plans (other than the participant’s pre-tax contributions made under the PHI Retirement Savings Plan) are not taken into account as compensation for purposes of calculating a participant’s retirement benefit. If applicable, these provisions have the effect of reducing the participant’s retirement benefit relative to what the participant otherwise would be entitled to receive under the plan’s benefit formula. If a participant’s retirement benefits under the Pepco Holdings Retirement Plan are reduced by either or both of these limitations, the Company, under the Supplemental Benefit Structure, will pay a supplemental retirement benefit to a participant equal to the difference between (i) the participant’s actual benefit under the Pepco Holdings Retirement Plan and (ii) what the participant would have received under the Pepco Holdings Retirement Plan (A) were the Qualified Plan Limitations not applicable and (B) had the deferred compensation earned by the executive that was excluded from the executive’s compensation base used in determining retirement benefits under the Pepco Holdings Retirement Plan been included in such compensation base. The benefit under the Supplemental Benefit Structure vests under the same terms and conditions as the participant’s retirement benefits under the Pepco Holdings Retirement Plan. Messrs. Wraase, Torgerson and Sim and Dr. Mayberry are participants in the Supplemental Benefit Structure. The purpose of the Supplemental Benefit Structure is to enable participants to receive the full retirement benefits they are entitled to receive under the Pepco Holdings Retirement Plan without reduction due the Internal Revenue Code limits and compensation deferral elections made by the participant.

Supplemental Executive Retirement Benefit Structure.    Under the Supplemental Executive Retirement Benefit Structure, a participating executive whose employment by the Company terminates on or after age 59 for any reason other than death (or prior to age 59, if such termination follows a change in control of the Company) is entitled to a supplemental retirement benefit equal to the difference between (i) the executive’s actual benefit under the Pepco Holdings Retirement Plan and his supplemental benefits under the Supplemental Benefit Structure and the Executive Performance Supplemental Retirement Benefit Structure (as described below) and (ii) what the executive would have received had the executive been credited with the additional years of service provided for under the Supplemental Executive Retirement Benefit Structure. As of December 31, 2006, the additional years of service credited under the Supplemental Executive Retirement Benefit Structure to the NEOs

were: Mr. Wraase — 4 years, 10 months, Mr. Torgerson — 13 years, 5 months, and Mr. Sim — 7 years, 3 months. Dr. Mayberry was credited with 7 years, 10 months, of additional service as of the date of his retirement. See “Termination of Employment and Change in Control Benefits — Mayberry Retirement Arrangements.” No years of service credits have been made under the Supplemental Executive Retirement Benefit Structure since 1998. The Company has retained the plan primarily to preserve a mechanism that can be used by the Company, when hiring a new executive, to equate the Company’s pension benefits with those of the executive’s former employer and, if credits are made, to operate as a retention incentive because the benefits under the plan do not vest until age 59.

Executive Performance Supplemental Retirement Benefit Structure.    Under the Executive Performance Supplemental Retirement Benefit Structure, a participating executive whose employment by the Company terminates on or after age 59 for any reason other than death (or prior to age 59, if either (i) the executive had been designated as a recipient of this benefit prior to August 1, 2002, or (ii) if such termination follows a change in control of the Company) is entitled to a supplemental retirement benefit equal to the difference between (i) the executive’s actual benefit under the Pepco Holdings Retirement Plan and his supplemental retirements benefits under the Supplemental Benefit Structure and the Supplemental Executive Retirement Benefit Structure and (ii) what the executive would have received (A) had the average of the highest three annual incentive awards in the last five consecutive years been added to the executive’s average salary over the final three years of his employment (without regard to any deferral of the receipt of the award by the executive) in calculating the executive’s retirement benefit under the Pepco Holdings Retirement Plan and under the Supplemental Benefit Structure and the Supplemental Executive Retirement Benefit Structure, (B) had the benefits of the executive under the Pepco Holdings Retirement Plan and under the Supplemental Benefit Structure and the Supplemental Executive Retirement Benefit Structure not been reduced by the Qualified Plan Limitations and (C) had the deferred compensation earned by the executive that was excluded from the executive’s compensation base used in determining retirement benefits under the Pepco Holdings Retirement Plan and under the Supplemental Benefit Structure and the Supplemental Executive Retirement Benefit Structure been included in such compensation base. The supplemental benefits provided by the Executive Performance Supplemental Retirement Benefit Structure allow a greater percentage of a participant’s total compensation to be used in the calculation of the executive’s pension benefit and benefits senior executives who typically receive a larger percentage of their total compensation in the form of incentive compensation. The Executive Performance Supplemental Retirement Benefit Structure also has had the effect of making the retirement benefits for participants in the Pepco General Retirement Subplan more comparable to the retirement benefits received by participants in the Conectiv Cash Balance Subplan, which takes into account bonuses in calculating retirement benefits.

The benefits under the Executive Retirement Plan are payable in the form of a monthly annuity, except that if the employment of a participant terminates before age 59 following a “change in control” of the Company (as defined by the plan), the payments due under the Supplemental Executive Retirement Benefit Structure and Executive Performance Supplemental Retirement Benefit Structure will be paid in a lump sum amount equal to the present value of the annuity payments to which the participant otherwise would be entitled. If a participant in the Executive Retirement Plan is discharged by the Company because of misfeasance, malfeasance, dishonestly, fraud, misappropriation of funds, or commission of a felony, the participant’s benefits under the plan will be forfeited.

Conectiv Supplemental Executive Retirement Plan

Under the Conectiv SERP, a participating executive’s retirement benefit is calculated as it would be under the Conectiv Cash Balance Subplan (i) without giving effect to the Qualified Plan Limitations, (ii) if salary deferrals elected by the participant under the Company’s deferred compensation plans (other than the participant’s pre-tax contributions made under the PHI Retirement Savings Plan) were taken into account as compensation for purposes of calculating a participant’s retirement benefit in the year earned, rather than the year actually paid, and (iii) giving effect to any additional years of service credited to the executive in excess of the executive’s actual years of service. The executive’s benefit under the Conectiv SERP is the amount by which the Conectiv SERP benefit exceeds the executive’s benefit under the Conectiv Cash Balance Subplan, calculated under the cash balance component or based on the executive’s “grandfathered” benefit under the Atlantic City Electric Retirement Plan or the Delmarva Retirement Plan, as applicable. The benefit under the Conectiv SERP is payable at or beginning at the same time as, and in the same manner as, the benefits payable to the participant under the Conectiv Cash Balance Subplan. Only employees who were employed by Conectiv on August 1, 2002, are eligible to participate in the Conectiv SERP. Messrs. Rigby and Shaw are participants in the Conectiv SERP. The primary purpose of the Conectiv SERP is to enable participating executives to receive the full retirement benefits they are entitled to receive under the Conectiv Cash Balance Plan without reduction due to Internal Revenue Code limits.

Under his employment agreement, entered into in 2002, Mr. Shaw has been credited with three additional years of service and is deemed three years older than his actual age for purposes of determining his benefits under the Conectiv SERP. This entitles him to three additional years of credited service and adds three years to his actual age in calculating his retirement benefit under the Conectiv SERP as compared to the calculation of this benefit under the Delmarva Retirement Plan and to three additional years of pay and interest credits in calculating his cash balance under the Conectiv SERP as compared to his cash balance under the Conectiv Cash Balance Subplan. If Mr. Shaw had retired on December 31, 2006, the net present value of his retirement benefits as of that date under the Conectiv SERP would have been $6,194,448. The purpose of the supplement to his retirement benefits was to encourage him to remain employed by the Company following the merger of Pepco and Conectiv. If Mr. Rigby had retired on December 31, 2006, the net present value of his retirement benefits as of that date under the Conectiv SERP would have been $462,612.

NONQUALIFIED DEFERRED COMPENSATION

AT DECEMBER 31, 2006

Name	Executive Contributions in Last Fiscal Year (29)		Registrant Contributions in Last Fiscal Year (30)	Aggregate Earnings in Last Fiscal Year (31)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(32)
Dennis R. Wraase Pepco Director and Executive Deferred Compensation Plan	$0		$0	$88,432	$0	$677,911
PHI Executive and Director Deferred Compensation Plan	43,644		32,509	73,649	0	1,015,058

Joseph M. Rigby
Conectiv Deferred Compensation Plan	0		0	198,449	0	1,684,903
PHI Executive and Director Deferred Compensation Plan	0		0	500	0	6,268

William T. Torgerson Pepco Director and Executive Deferred Compensation Plan	0		0	116,796	0	914,595
PHI Executive and Director Deferred Compensation Plan	17,495		13,228	21,476	0	230,878

Thomas S. Shaw
Conectiv Deferred Compensation Plan	0		0	656,781	0	6,008,361
PHI Executive and Director Deferred Compensation Plan	0		0	103,965	0	1,059,602

William J. Sim PHI Executive and Director Deferred Compensation Plan	18,666		2,772	38,137	0	300,416

Ed R. Mayberry PHI Executive and Director Deferred Compensation Plan	128,692	(33)	0	26,967	26,429	323,034

(29)	All amounts shown are included in the “Salary” column of the Summary Compensation Table above.

(30)	All amounts shown are included in the “All Other Compensation” column of the Summary Compensation Table above.

(31)	Includes the following amounts previously reported in the Company’s Summary Compensation Table in years prior to 2006 as “above-market” earnings (as defined by SEC regulations) on deferred compensation: Mr. Wraase — $76,256 and Mr. Torgerson — $59,345.

(32)	Includes the following amounts reported as compensation in the Company’s Summary Compensation Table in years prior to 2006:

The PHI Executive and Director Deferred Compensation Plan: Mr. Wraase — $587,612; Mr. Rigby — $3,135; Mr. Torgerson — $93,236; and Mr. Shaw — $791,245.

The Conectiv Deferred Compensation Plan: Mr. Rigby — $21,468 and Mr. Shaw — $180,866.

(33)	Consists of deferral of 2005 incentive compensation received in 2006.

Deferred Compensation Plans

The Company maintains the following deferred compensation plans in which one or more of the executive officers listed in the Summary Compensation Table participate.

PHI Executive and Director Deferred Compensation Plan

Under the PHI Executive and Director Deferred Compensation Plan participating executives and directors are permitted to defer the receipt of all or any portion of the compensation to which they are entitled for services performed, including, in the case of executives, incentive compensation. In addition, to the extent an executive is precluded from making contributions to the PHI Retirement Savings Plan (the “Savings Plan”), a tax-qualified 401(k) plan, due to limitations imposed by the Internal Revenue Code, the executive is entitled to defer under the plan an amount equal to the contribution the executive is prevented from contributing to the Savings Plan and receive an additional credit under the plan equal to the matching contribution, if any, that the Company would have made to the executive’s account under the Savings Plan. Under the terms of the Savings Plan, employees can contribute to the Savings Plan up to 6% of their annual salary, with the Company matching 100% the employee’s contribution up to 3% of salary and 50% of any contributions in excess of 3% of salary up to 6% of salary.

Under the plan, the Company also credits to each participant’s account on a monthly basis an amount corresponding to, as elected by the participant, any or a combination of: (i) the interest at the prime rate that would have been paid on an amount equal to the participant’s account balance, or (ii) an amount equal to the return that the participant would have earned had his or her account balance been invested in any one or a combination of the investment funds selected by the Compensation/Human Resources Committee or, in the case of directors only, had the account balance been deemed invested in the Company’s common stock. A participant may reallocate his account balance among these investment choices at any time.

The distribution to a participant of accrued balances under the plan commences, at the election of the participant, (i) if an executive, on the date of the commencement of payments under the tax-qualified defined benefit plan in which the executive is a participant, (ii) the calendar year following the year in which the participant reaches retirement age, (iii) when the participant’s employment by the Company or service as a director ceases, (iv) when the participant’s employment by the Company or service as a director ceases and the participant attains an age specified by the participant or (v) the date specified by the participant, which may not be earlier than the second calendar year following the year in which the deferrals occurred to which the distribution relates. Distributions may be made, at the election of the participant, either in a lump sum or in monthly or annual installments over a period of between two and fifteen years.

Eligibility of executives to participate in the plan is determined by the Company’s Chief Executive Officer (and, in the case of the Chief Executive Officer, by the Board of Directors). All of the executive officers listed in the Summary Compensation Table are eligible to participate in the plan. All non-management directors also are eligible to participate in the plan.

Conectiv Deferred Compensation Plan

Prior to the merger of Pepco and Conectiv, Conectiv maintained the Conectiv Deferred Compensation Plan under which participating executives were permitted to defer the receipt of all or any portion of the compensation to which the executive was entitled for services performed, including incentive compensation, and to receive employer matching credits on deferrals corresponding to contributions the executive was precluded from making to the Conectiv tax-qualified 401(k) plan due to limitations imposed by the Internal Revenue Code. On August 1, 2002, employee deferrals and matching employer credits under the plan were discontinued.

Pre-August 1, 2002, participant deferrals and employer matching contributions are credited to a deferred compensation account and are deemed invested, as elected by the executive, in any of the investment options available to participants under the Conectiv tax-qualified 401(k) plan as of August 1, 2002. A participant may reallocate his account balance among these investment choices at any time. Prior to August 1, 2002, employer matching contributions were credited to an employer matching account in the form of Conectiv common stock equivalents, to which additional credits are made when cash dividends are paid on the Company common stock based on the number of shares that could be purchased with the cash dividend. Of the executive officers listed in the Summary Compensation Table, only Messrs. Rigby and Shaw maintain account balances under the plan.

Distributions under the plan commence at a time selected by the executive at the time of deferral, provided the date specified by the executive may not be earlier than two years after the year in which a deferral occurs or later than the year in which the executive reaches age 70, and may be made in a lump sum or in equal installment over periods of five, ten or fifteen years, as selected by the executive. In the event of the termination of the executive’s employment following a change in control (as defined by the plan), the committee responsible for the administration of the plan may in its discretion, after consultation with the executive, elect to distribute the executive’s account balances in a lump sum, rather than in accordance with the distribution elections originally selected by the executive.

Pepco Director and Executive Deferred Compensation Plan

Under the Pepco Director and Executive Deferred Compensation Plan, participating executives were permitted to defer up to 15% of their salary earned between September 1, 1985 and August 31, 1989. Participating directors were permitted to defer all or any portion of their fees for services as a director paid during the same period. In addition, the Board of Directors authorized the deferral by Mr. Wraase in accordance with the terms of the plan of his 1985 annual incentive award in the amount of $9,563 and his target 1986 annual incentive award in the amount of $12,800.

Under this plan, participant account balances attributed to salary and director fee deferrals are credited annually with an amount corresponding to a fixed interest rate of 15%, and Mr. Wraase’s incentive deferrals are credited annually with an amount corresponding to a fixed interest rate of 12%, which in each case were established at the time of deferral.

Under the terms of the plan, amounts deferred (other than Mr. Wraase’s deferral of his 1985 annual incentive award) by an executive or director who on his nearest birthday to September 1, 1985, was below age 54, but not the interest credits thereon, were distributed to that person in a lump sum on the first day of the eighth plan year following the date of the deferral. The distribution of the remaining balance to which an executive is entitled (including Mr. Wraase’s 1985 annual incentive award deferral) will commence at age 65 and will be paid out over a 15-year period in substantially equal monthly installments, subject to reduction by an adjustment factor if the executive’s employment terminates prior to age 62 for any reason other than death, total or permanent disability or a change in control. In the event of the termination of the executive’s employment before age 62 following a change in control, the executive will receive a lump sum payment equal to the net present value of the expected monthly annuity payments beginning at age 65. The distribution of the remaining balance to which a director is entitled commences at age 65 and is paid out in substantially equal monthly installments until age 80.

Of the executive officers listed in the Summary Compensation Table, only Messrs. Wraase and Torgerson maintain account balances under this plan and of the Company’s directors, only Mr. O’Malley and Dr. McKenzie (who retired in 2006), maintain account balances under this plan.

Termination of Employment and Change in Control Benefits

The following is a description of the Company’s plans and arrangements that provide for payments to the NEOs following or in connection with the termination of the executive’s employment, a change in control of the Company, or a change in the executive’s responsibilities. Because Mr. Sim and Dr. Mayberry each ceased to be an executive officer of the Company on or before December 31, 2006, the description of such plans and arrangements as they relate to each of them is limited, as permitted by SEC rules, to a discussion of the consequences of the termination of his employment.

Employment Agreements

The employment agreements of Messrs. Wraase, Rigby, Torgerson, and Shaw each provides the executive with specified benefits if the employment of the executive is terminated under any of the circumstances described below, whether or not such termination is connected with a change in control of the Company:

Termination by the Company Other Than for Cause.    If at any time during the term of the executive’s employment the Company terminates the executive’s employment other than for cause (“cause” is defined as (i) intentional fraud or material misappropriation with respect to the business or assets of the Company, (ii) the persistent refusal or willful failure of the executive to perform substantially his duties and responsibilities to the Company after the executive receives notice of such failure, (iii) conduct that constitutes disloyalty to the Company and that materially damages the property, business or reputation of the Company, or (iv) the conviction of a felony involving moral turpitude), the executive will be entitled to:

•

A lump sum severance payment equal to three times the sum of (i) the executive’s highest annual base salary in effect at any time during the three-year period preceding the termination of employment and (ii) the higher of (A) the executive’s annual bonus for the year in which the termination of employment occurs or (B) the highest annual bonus received by the executive during the three calendar years preceding the calendar year in which the termination of employment occurs.

•

The executive’s annual bonus for the year in which the termination occurs, if the Board of Directors, before the termination date, has made a good faith determination of the executive’s bonus for the year, and otherwise a prorated portion (based on the number of days the executive was employed during the year) of the executive’s target annual bonus for the year.

•

Any shares of restricted stock the vesting of which is contingent solely on the continued employment of the executive and that would have become vested had he remained employed for the remainder of the term of his employment agreement will become vested and non-forfeitable on the date the executive’s employment terminates.

•

Any shares of restricted stock that are the subject of an award the vesting of which is contingent on the achievement of specified performance goals during a performance period that ends within the term of the executive’s employment agreement will become vested at the end of the performance period if and to the extent the performance goals are achieved.

•

In addition to the retirement benefits to which the executive is entitled under the Pepco Holdings Retirement Plan and the Company’s supplemental retirement plans in which he participates, as more fully described under the heading “Retirement Plans” above, a lump sum supplemental retirement benefit paid in cash equal to the difference between (i) the present value of the executive’s vested retirement benefit accrued at the time of termination under the Pepco Holdings Retirement Plan and any excess or supplemental retirement plan in which the executive is a participant and (ii) the benefit the executive would be entitled to receive under the Pepco Holdings Retirement Plan and such excess and supplemental retirement plans assuming: (A) in the cases of Messrs. Wraase and Torgerson only, the executive’s earnings for the benefit computation are equal to the executive’s annual base salary rate in effect immediately prior to the executive’s termination, plus the highest annual bonus awarded to the executive in any of the three years preceding the executive’s termination of employment or, if higher, the executive’s annual bonus for the year in which the termination occurs and (B) in the cases of Mr. Wraase and Mr. Torgerson, that the executive has reached age 62 and has completed 40 years of service (or, if greater, the age and years of service that the executive would have reached at the end of the term of his employment agreement in effect at the time his employment terminates), and in the cases of Messrs. Rigby and Shaw, that each is three years older than his actual age and is credited with three additional years of service.

Voluntary Resignation by the Executive under Specified Circumstances.    If, at any time during the term of the executive’s employment agreement, the executive terminates his employment under any of the following circumstances, he will receive under his employment agreement the same benefits that he would have received had the Company terminated his employment without cause as described above: (i) the base salary of the executive is reduced (other than a reduction consistent and proportional with the overall reduction, due to extraordinary business conditions, in the compensation of all other senior executives of the Company), (ii) the executive is not in good faith considered for incentive awards under the Company’s plans in which senior executives are eligible to participate, (iii) the Company fails to provide the executive with retirement, fringe and supplemental benefits in a manner similar to other senior executives, (iv) the Company relocates the executive’s place of employment to a location further than 50 miles from Washington, D.C. (or, in the case of Mr. Rigby or Mr. Shaw, a location further than 50 miles from Wilmington, Delaware, other than the Washington, D.C. metropolitan area) or (v) the executive is demoted to a position that is not a senior management position (other than due to the executive’s disability).

Resignation or Termination Due to Disability or Death.    Upon his resignation (other than under the circumstances specified above) or upon his death or disability (which shall be deemed to have occurred if he becomes entitled to long-term disability benefits under the Company’s disability plan or policy), the employment agreements provide that the executive will not be entitled to any benefits beyond those provided for under the terms of the Company benefit plans in which the executive participates.

Gross-up Payments.    Each of the employment agreements also provides that, if any payments or benefits provided to the executive under his employment agreement, or under any other plan, program, agreement or arrangement of the Company, are determined to be payments related to a change in control within the meaning of Section 280G of the Internal Revenue Code, and as a result the executive incurs an excise tax under Section 4999 of the Internal Revenue Code, the executive will be entitled to receive a gross-up payment in an amount equal to the amount of all excise taxes imposed upon compensation payable upon termination of employment and the additional taxes that result from such payment, such that the aggregate net payments received by the executive will be the same as they would have been had such excise tax not been imposed.

Long-Term Incentive Plan

Under the LTIP, if the employment of a recipient of an award is terminated by the Company or the recipient terminates his or her employment for “good reason” within 12 months following a “change in control,” the recipient’s outstanding awards under the LTIP will be affected as follows:

•

A pro-rata portion of any restricted stock or restricted stock unit award that is subject to vesting contingent on the continued employment of the recipient (“service-based vesting”) will become immediately vested based on the number of months of the restricted period that have elapsed as of the termination date.

•

A pro-rata portion of any restricted stock or restricted stock unit award that is subject to vesting contingent on the satisfaction of established performance criteria (“performance-based vesting”) will become immediately vested based on the number of months of the restricted period that have elapsed as of the termination date and on the assumption that the target level of performance has been achieved.

•	Any stock option or stock appreciation right not then exercisable will become immediately exercisable.

A “change in control” will occur under the terms of the LTIP if generally: (i) any person is or becomes the “beneficial owner” (as defined under SEC rules), directly or indirectly, of securities of the Company (excluding any securities acquired directly from the Company) representing 35% or more of the combined voting power of the Company’s then outstanding securities, (ii) during any period of 12 consecutive months, the individuals who, at the beginning of such period, constitute the Company’s Board of Directors cease for any reason other than death to constitute at least a majority of the Board of Directors, (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation continuing to represent at least 50% of the combined voting power of the voting securities of the Company or the surviving company, or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Under the LTIP, a recipient of an award will have “good reason” to terminate his or her employment if, without the written consent of the recipient, any of the following events occurs following a “change in control”: (i) the assignment to the recipient of any duties inconsistent in any materially adverse respect with his or her position, authority, duties or responsibilities in effect immediately prior to the change in control, (ii) there is a reduction in the recipient’s base salary from that in effect immediately before the change in control, (iii) there is a material reduction in the recipient’s aggregate compensation opportunity, consisting of base salary, bonus opportunity, and long-term or other incentive compensation opportunity, (iv) the Company requires the recipient to be based at any office or location more than 50 miles from that location at which he or she performed his or her services immediately prior to the occurrence of the change in control, or (v) any successor company fails to agree to assume the Company’s obligations to the recipient under the LTIP.

Under the terms of the LTIP, if a “change in control” of the Company were to occur, and within 12 months thereafter the employment of any of Messrs. Wraase, Rigby, Torgerson or Shaw were to be terminated by the Company or a successor company or such executive were to terminate his employment for “good reason,” the provisions of the LTIP, with respect to the vesting of service-based restricted stock and performance-based restricted stock, would apply only to any such awards with a performance period that ended after the term of the executive’s employment agreement. For those awards with a performance period ending within the executive’s employment agreement, the provisions of the LTIP would be superseded by the terms of each executive’s employment agreement, as more fully described above under the heading “Termination of Employment and Change in Control Benefits — Employment Agreements.”

If the employment of a recipient of a restricted stock award terminates because of retirement, early retirement at the Company’s request, death or disability prior to vesting, the payout of the award will be prorated, in the case of an award subject to service-based vesting, for service during the performance period and, in the case of an award subject to performance-based vesting, taking into account factors including, but not limited to, service and the performance of the participant before employment ceases, unless the Compensation/Human Resources Committee determines in either case that special circumstances warrant modification of the payment to which the participant is entitled. If the employment of a recipient of a restricted stock award terminates for any other reason, the award is forfeited, except in the case of early retirement at the request of the participant, in which case the payout or forfeiture is at the discretion of the Compensation/Human Resources Committee.

If employment of the holder of a stock option terminates because of retirement, early retirement, death or disability, the option will remain exercisable for the remainder of its term, unless the Compensation/Human Resources Committee determines that special circumstances warrant modification of this result. Otherwise, the option will lapse on the effective date of the holder’s termination of employment.

Executive Incentive Compensation Plan

Under the Executive Incentive Compensation Plan, if a participant retires, dies or becomes disabled prior to the to the end of a plan year, the participant is entitled to a pro rated portion of the award to which the participant otherwise would be entitled based on the portion of the year that the participant was employed. If the employment of the participant terminates for any other reason during the plan year, the participant will not be entitled to an award, except in the case of each of the executive officers listed in the Summary Compensation Table to the extent his employment agreement provides otherwise as more fully described above under the heading “Termination of Employment and Change in Control Benefits — Employment Agreements.”

Retirement Plan Benefits

Messrs. Wraase and Torgerson are participants in the Pepco General Retirement Subplan of the Pepco Holdings Retirement Plan and Messrs. Rigby and Shaw are participants in the Conectiv Cash Balance Subplan of the Pepco Holdings Retirement Plan. For a discussion of their benefits under these defined benefit retirement plans and under the corresponding supplemental retirement plans in the event of a termination of employment, see the discussion under the heading “Retirement Plans” above.

Deferred Compensation Plans

Messrs. Wraase, Rigby, Torgerson and Shaw each is a participant in one or more Company deferred compensation plans. For a discussion of the payments to which they are entitled to under these plans following a termination of employment, see the discussion under the heading “Deferred Compensation Plans” above.

Quantification of Termination of Employment Benefits

The following discussion quantifies the benefits that each of Messrs. Wraase, Rigby, Torgerson and Shaw would have been entitled to receive under his employment agreement and the Company’s compensation plans (other than the Company’s retirement plans and deferred compensation plans, the payments under which are described above under the headings “Retirement Plans” and “Deferred Compensation Plans” above) if his employment had terminated on December 31, 2006, under specified circumstances:

Termination by the Company Other Than for Cause or Voluntary Resignation By the Executive under Specified Circumstances.    If, as of December 31, 2006, the employment of the executive had been terminated by the Company other than for cause, or the executive had voluntarily terminated his employment for any of the reasons specified in his employment agreement, the executive would have received the benefits shown in the following table. These benefits would have been payable whether or not the termination of the executive’s employment occurred in the context of a change in control, with the exception of the benefits in the last three columns. The benefit in the column headed “Section 280G Gross-up Payment” would have been made only if the payments made to the executive would have caused the executive to incur an excise tax under Section 4999 of the Internal Revenue Code.

						Additional Benefits if Termination Involves a Change in Control
	Severance Payment	Target 2006 Bonus (34)	Accelerated Vesting of Service- Based Restricted Stock (35)	Target Performance -Based Restricted Stock (36)	Supplemental Retirement Benefit Payment	Accelerated Vesting of Service- based Restricted Stock (37)	Target Performance- Based Restricted Stock (38)	Section 280G Gross-Up Payment
Dennis R. Wraase	$5,700,000	$0	$740,869	$2,665,167	$6,237,480	$0	$0	$7,062,179

Joseph M. Rigby	2,280,000	0	0	291,312	2,620,482	51,994	103,962	2,421,255

William T. Torgerson	2,457,600	0	199,653	924,682	1,209,824	0	0	2,031,224

Thomas S. Shaw	2,409,600	0	0	0	783,765	65,233	479,026	1,466,217

(34)	No bonus was paid for 2006 under the Executive Incentive Compensation Plan.

(35)	Represents the market value on December 29, 2006, the last trading day of the year, of the shares of restricted Company common stock that would vest and become non-forfeitable under the terms of the executive’s employment agreement whether or not the termination involved a change in control, as calculated by multiplying the number of shares by $26.01, the closing market price on that day.

(36)	Represents the market value on December 29, 2006, of shares of Company common stock issuable under the LTIP to which the executive would be entitled under the terms of his employment agreement at the end of the performance cycle periods in which he participates, assuming that the targeted level of performance is achieved, whether or not the termination involved a change in control. If performance-based shares are earned, each executive also is entitled under the terms of his award to receive, in addition to the award shares earned, shares of Company common stock equal in number to the shares that the executive would have acquired had the cash dividends paid during the performance period on the number of shares of common stock equal to the number of performance shares earned been reinvested in shares of common stock. The additional number of shares that would be received by the executive is as follows: Mr. Wraase — 13,537 shares; Mr. Rigby — 1,510 shares; and Mr. Torgerson — 4,719 shares.

(37)	Represents the market value on December 29, 2006, of the additional shares of restricted Company common stock that would vest and become non-forfeitable under the terms of the LTIP if the termination of the executive’s employment occurred within one year following the change in control.

(38)	Represents the market value on December 29, 2006, of shares of Company common stock issuable under the LTIP to which the executive would be entitled under the terms of the LTIP at the end of the performance cycle periods in which he participates, assuming that the target level of performance is achieved, if the termination of the executive’s employment occurred within one year following the change in control. The additional shares of Company common stock that the executive would receive based on the reinvestment of cash dividends paid during the performance period on the number of performance shares earned is as follows: Mr. Rigby — 521 shares and Mr. Shaw — 2,458 shares.

Retirement or Termination of Employment Due to Death or Disability.    If, as of December 31, 2006, the executive had retired (including early retirement) or his employment had terminated because of his death or disability, the executive (or his estate) would have been entitled under the terms of the LTIP, unless otherwise determined by the Compensation/Human Resources Committee, to (i) the accelerated vesting of a pro-rata portion of each outstanding time-based restricted stock award issued to the executive under the Restricted Stock Program and (ii) the accelerated vesting of a pro-rata portion of the performance-based restricted stock awards issuable pursuant to any then-uncompleted performance periods as determined by the Compensation/Human Resources Committee taking into account factors including, but not limited to, the period of the executive’s service prior to termination and the performance of the executive before his employment ceased. The executive would not have been entitled to any severance payment or supplemental retirement benefit payment.

Resignation by the Executive (Other than Resignation under Specified Circumstances).    If, as of December 31, 2006, the executive resigned (other than for specified circumstances), the executive would have been entitled to receive his 2006 bonus under the Executive Incentive Compensation Plan, as determined by the Compensation/ Human Resources Committee. However, (i) the executive would not have been entitled to any severance payment or supplemental retirement benefit payment and (ii) all unvested shares of restricted stock issued to the executive under the Restricted Stock Program of the LTIP, and any shares of common stock that the executive had the opportunity to earn under the Performance Stock Program of the LTIP, would have been forfeited.

Termination for Cause.    If, as of December 31, 2006, the executive’s employment had been terminated for cause (i) the executive would not have been entitled to any severance payment, a 2006 bonus under the Executive Incentive Compensation Plan or supplemental retirement benefit payment and (ii) all unvested shares of restricted stock issued to the executive under the Restricted Stock Program of the LTIP, and any shares of common stock that the executive had the opportunity to earn under the Performance Stock Program of the LTIP, would have been forfeited.

Sim Retirement Arrangements

On December 31, 2006, Mr. Sim retired as an employee of the Company. In connection with his retirement, Mr. Sim has received or will be entitled to receive, in accordance with the terms of his employment agreement, the following benefits based on the agreement of the Company and Mr. Sim reached at the time of his retirement to treat his retirement as a termination of his employment by the Company without cause:

•

A lump sum severance payment in the amount $1,341,000, which is equal to three times the sum of (i) his highest annual base salary in effect at any time during the three-year period preceding the termination of his employment and (ii) the higher of (A) his annual bonus for the year in which the termination of employment occurs or (B) the highest annual bonus received by him during the three calendar years preceding the calendar year in which the termination of employment occurs.

•

He is eligible to receive up to 19,600 shares of common stock for the 2005-2007 performance cycle and up to 10,772 shares of common stock for the 2006-2008 performance cycle, along with dividend credits on the shares earned, if and to the extent the established performance goals associated with these award opportunities are achieved.

•

The vesting of 2,693 shares of restricted stock that were not vested on the date his employment terminated, which on December 31, 2006, had an aggregate fair market value of $81,333, based on the closing market price of the Company’s common stock on December 29, 2006, the last trading day of the year.

•

A lump sum supplemental retirement benefit in the amount of $264,523, representing the difference between (i) the present value of his vested retirement benefit accrued at the time of termination under the Pepco General Retirement Subplan and under the Executive Retirement Plan and (ii) the benefit he would be entitled to receive under such plans assuming that he retired at age 65 (rather than his actual retirement age of 62) and is credited with 3 additional years of service (in addition to the 29 years, 9 months of service with which he is credited under Pepco General Retirement Subplan and the 37 years of service with which he is credited under the Executive Retirement Plan).

Mr. Sim, by reason of his retirement, also is entitled to receive the future retirement benefits under the plans described under the heading “Retirement Plans” above, which consist of:

•	A pension payment under the Pepco General Retirement Subplan in the amount of $84,665 per year.

•

A supplemental pension payment under the Supplemental Benefit Structure in the amount of $137,443 per year, representing the incremental payment he would have received under the Pepco General Retirement Subplan (i) but for the Qualified Plan Limitations, (ii) assuming he been credited with 37 years of service (rather than his 29 years, 9 months of actual service) and (iii) assuming his benefit calculation included as compensation the average of the three highest annual awards under the Executive Incentive Compensation Plan for the five years immediately preceding his retirement.

In addition, the Company (i) has agreed to provide to Mr. Sim the services of a tax preparer for 2006 on the same terms and conditions as similarly situated active employees of the Company and (ii) has transferred to Mr. Sim the Company car provided to him prior to his retirement with a market value of approximately $23,245.

Mayberry Retirement Arrangements

On April 1, 2006, Dr. Mayberry retired as an employee of the Company. In connection with his retirement, Dr. Mayberry has received or will be entitled to receive, in accordance with the terms of his employment agreement, the following benefits based on the agreement of the Company and Dr. Mayberry reached at the time of his retirement to treat his retirement as a termination of his employment by the Company without cause:

•	A lump sum severance payment in the amount $1,226,076, which is equal to three times the sum of (i) his highest annual base salary in effect at any time during the three-year period preceding the termination of his employment and (ii) the higher of (A) his annual bonus for the year in which the termination of employment occurs or (B) the highest annual bonus received by him during the three calendar years preceding the calendar year in which the termination of employment occurs.

•	An annual bonus for 2006 in the amount of $31,290, representing a prorated portion of his target annual bonus for the year.

•

An award of 15,732 shares of common stock for the 2004-2006 performance cycle, which on December 31, 2006, had an aggregate fair market value of $409,189, based on the closing market price of the company common stock on December 29, 2006, the last trading day of the year. In addition, he is eligible to receive up to 17,800 shares of common stock for the 2005-2007 performance cycle, along with dividend credits on the shares earned, if and to the extent the established performance goals associated with this award opportunity are achieved.

•

A lump sum supplemental retirement benefit in the amount of $247,895, representing the difference between (i) the present value of his vested retirement benefit accrued at the time of termination under the Pepco General Retirement Subplan and under the Executive Retirement Plan and (ii) the benefit he would be entitled to receive under such plans assuming that he retired at age 61 (rather than his actual retirement age of 58) and is credited with 36 years of service (rather than the 33 years of service with which he is credited under Pepco General Retirement Subplan and under the Executive Retirement Plan).

Dr. Mayberry, by reason of his retirement, also has received or is entitled to receive the future retirement benefits under the plans described under the heading “Retirement Plan” above, which consist of:

•	A pension payment under the Pepco General Retirement Subplan in the amount of $73,388 per year.

•

A supplemental pension payment under the Supplemental Benefit Structure of the Executive Retirement Plan in the amount of $23,226 per year, representing the incremental payment that he would have received under the Pepco General Retirement Subplan but for the Qualified Plan Limitations.

•

A lump sum payment in the amount of $1,643,199 under the Executive Retirement Plan, representing the present value of the annual pension benefit he would have received under the Pepco General Retirement Subplan (1) assuming he been credited with 33 years, 5 months of service (rather than his 25 years, 7 months of actual service) and (ii) assuming his benefit calculation included as compensation the average of the three highest annual awards under the Executive Incentive Compensation Plan for the five years immediately preceding his retirement.

In connection with his retirement, Dr. Mayberry also entered into an agreement with the Company pursuant to which he, in consideration for a cash payment of $280,000, has agreed that for a period of one year following the termination of his employment he will not, without the prior consent of the Company, (i) engage in, own or become a director, officer, employee or agent of, or consultant to, any competing business or (ii) solicit for employment any employees of the Company. In addition, the Company has agreed to provide to Dr. Mayberry for a period of two years following his retirement the services of a financial advisor and the services of a tax preparer on the same terms and conditions as similarly situated active employees of the Company.

BOARD REVIEW OF TRANSACTIONS WITH RELATED PARTIES

The Board of Directors has adopted Procedures for Evaluating Related Person Transactions (the “Procedures”) which set forth the procedures followed by the Board in review and approval or ratification of transactions with related persons to ensure compliance with PHI’s Conflicts of Interest Business Policy, Corporate Governance Guidelines, and applicable law. Related persons include directors, nominees for director, certain executives and their immediate family members. The Procedures apply to any situation where a related person serves as a director, officer or partner of, a consultant to, or in any other key role with respect to, any outside enterprise which does or seeks to do business with, or is a competitor of, the Company or any affiliate of the Company. The Procedures can be found on the Company’s Web site (www.pepcoholdings.com) by first clicking on the link: Corporate Governance and then the link: Business Policies.

The Procedures require that each director, nominee for director and certain executives provide to the Corporate Secretary annually a completed questionnaire setting forth all business and other affiliations which relate in any way to the business and other activities of the Company and Company affiliates. Each director and certain executives should also, throughout the year, update the information provided in the questionnaire as necessary.

When a related person transaction is contemplated, all of the material facts regarding the substance of the proposed transaction, including the material facts relating to the related person’s or other party’s relationship or interest, shall be fully disclosed to the members of the Corporate Governance/Nominating Committee (excluding any member of the Committee who has an interest in the transaction). The members of the Corporate Governance/Nominating Committee will review the contemplated transaction and will then make a recommendation to the disinterested members of the Board. At a Board meeting, all of the material facts regarding the substance of the proposed transaction, including the facts relating to the related person’s or other party’s relationship or interest and the recommendation of the Corporate Governance/Nominating Committee, shall be fully disclosed to the Board. Approval of the transaction requires the affirmative vote of a majority of the disinterested directors voting.

The Procedures generally require that related person transactions be approved in advance. On occasion, however, it may be in the Company’s interest to commence a transaction before the Corporate Governance/Nominating Committee or Board has had an opportunity to meet, or a transaction may commence before it is discovered that a related person is involved with the transaction. In such instances, the Procedures require the director and/or executive to consult with the Chairman of the Corporate Governance/Nominating Committee to determine the appropriate course of action, which may include subsequent ratification by the affirmative vote of a majority of the disinterested directors. If the Chairman of the Corporate Governance/Nominating Committee is an interested director, the Procedures require the director and/or executive to consult with the Lead Independent Director to determine the appropriate course of action.

AUDIT COMMITTEE REPORT

Among its duties, the Audit Committee is responsible for recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K. The Committee took a number of steps as a basis for making this recommendation for 2006. First, the Audit Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2006, those matters that PricewaterhouseCoopers LLP is required to communicate to and discuss with the Audit Committee under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), which included information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with PricewaterhouseCoopers LLP that firm’s independence and received from PricewaterhouseCoopers LLP a letter concerning independence as required by Independent Standards Board No. 1 (Independence Discussions with Audit Committees) as adopted by the PCAOB. This discussion and disclosure informed the Audit Committee of PricewaterhouseCoopers LLP’s relationships with the Company and was designed to assist the Audit Committee in considering PricewaterhouseCoopers LLP’s independence. Finally, the Audit Committee reviewed and discussed, with the Company’s management and with PricewaterhouseCoopers LLP, the Company’s audited consolidated balance sheets at December 31, 2006 and 2005, and the Company’s consolidated statements of earnings, comprehensive earnings, shareholders’ equity and cash flows for the three years ended December 31, 2006, including the notes thereto. Management is responsible for the consolidated financial statements and reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of these consolidated financial statements with accounting principles generally accepted in the United States. Based on the discussions with management and PricewaterhouseCoopers LLP concerning the audit, the independence discussions, and the financial statement review and discussions, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the consolidated financial statements be included in the Company’s 2006 Annual Report on Form 10-K.

The Audit Committee, in accordance with its charter, conducts an annual evaluation of the performance of its duties. Based on this evaluation, the Committee concluded that it performed effectively in 2006.

AUDIT COMMITTEE
Lawrence C. Nussdorf, Chairman Terence C. Golden Frank O. Heintz Richard B. McGlynn Frank K. Ross

2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company appointed PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the year 2006. The Audit Committee has reappointed the firm for 2007. A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

Although the Company is not required to seek shareholder ratification of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will take this fact into consideration when selecting the Company’s independent registered public accounting firm for 2008. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if the Committee determines that a change would be in the best interests of the Company and its shareholders.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the annual financial statements of the Company and its subsidiary reporting companies for the 2006 and 2005 fiscal years and reviews of the financial statements included in the 2006 and 2005 Forms 10-Q of the Company and its subsidiary reporting companies were $5,515,127 and $5,407,413, respectively. The amount for 2005 includes $55,330 for the 2005 audit that was billed after the 2005 amount was disclosed in Pepco Holdings’ proxy statement for the 2006 Annual Meeting.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for audit-related services rendered for the 2006 and 2005 fiscal years were $19,736 and $214,053, respectively. These services consist of employee benefit plan audits, accounting consultations, internal control reviews, computer systems post-implementation reviews and attest services for financial reporting not required by statute or regulation. The amount for 2005 includes $44,000 for the 2005 employee benefit plan audit that was billed after the 2006 Pepco Holdings proxy statement was filed.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for tax services rendered for the 2006 and 2005 fiscal years were $86,160 and $8,400, respectively. These services consisted of tax compliance, tax advice and tax planning.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for all other services other than those covered under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the 2006 and 2005 fiscal years were $20,419 and $3,000, respectively, which represents the costs of training and technical materials provided by PricewaterhouseCoopers LLP.

All of the services described in “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved in advance by the Audit Committee, in accordance with the Audit Committee Policy on the Approval of Services Provided by the Independent Auditor which is attached to this Proxy Statement as Annex A.

What vote is required to ratify the selection of the independent registered public accounting firm?

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common stock present and entitled to vote at a meeting of shareholders at which a quorum is present.

How are the votes counted?

Shares, if any, which are the subject of an abstention with regard to the vote on this proposal, will be considered present and entitled to vote, and accordingly will have the same effect as a vote against the proposal. Any shares that are the subject of a “broker non-vote” will not be considered present and entitled to vote and, therefore, will not be included in the denominator when determining whether the requisite percentage of shares has been voted in favor of this matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, WHICH IS SET FORTH AS ITEM 2 ON THE PROXY CARD.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

What is the deadline for submission of shareholder proposals for inclusion in the Company’s proxy statement for the 2008 Annual Meeting?

In order to be considered for inclusion in the proxy statement for the 2008 Annual Meeting, shareholder proposals must be received by the Company on or before November 29, 2007.

May a shareholder introduce a resolution for a vote at a future annual meeting?

Under the Company’s Bylaws, a shareholder may introduce a resolution for consideration at a future Annual Meeting if the shareholder complies with the advance notice provisions set forth in the Bylaws. These provisions require that for a shareholder to properly bring business before an Annual Meeting, the shareholder must give written notice to the Company’s Secretary at 701 Ninth Street, N.W., Washington, D.C. 20068, not less than 100 days nor more than 120 days prior to the date of the meeting (or if the date of the meeting is more than 30 days before or after the anniversary date of the Annual Meeting in the prior year, then the written notice must be received no later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was given or made by the Company). The shareholder’s notice must set forth a description of the business desired to be brought before the meeting and the reasons for conducting the business at the Annual Meeting, the name and record address of the shareholder, the class and number of shares owned beneficially and of record by the shareholder, and any material interest of the shareholder in the proposed business. The Company will publicly announce the date of its 2008 Annual Meeting at a later date.

May a shareholder nominate or recommend an individual for election as a director of the Company?

Under the Company’s Bylaws, a shareholder may nominate an individual for election as a director at a future Annual Meeting by giving written notice of the shareholder’s intention to the Company’s Secretary at 701 Ninth Street, N.W., Washington, D.C. 20068, not less than 100 days nor more than 120 days prior to the date of the meeting (or if the date of the meeting is more than 30 days before or after the anniversary date of the Annual Meeting in the prior year, then the written notice must be received no later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was first given or made by the Company). The notice provided to the Secretary must set forth the name and record address of the nominating shareholder and the class and number of shares of capital stock of the Company beneficially owned by such shareholder; and, for each nominee, the nominee’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of the Company’s capital stock beneficially owned by the nominee, and any other information concerning the nominee that would be required to be included in a proxy statement. The Company will publicly announce the date of its 2008 Annual Meeting at a later date.

A shareholder also may recommend for the consideration of the Corporate Governance/Nominating Committee one or more candidates to serve as a nominee of the Company for election as a director. Any such recommendations for the 2008 Annual Meeting must be submitted in writing to the Secretary of the Company on or before November 29, 2007, accompanied by the information described in the preceding paragraph.

What principles has the Board adopted with respect to Board membership? What are the specific qualities or skills that the Corporate Governance/Nominating Committee has determined are necessary for one or more of the directors to possess?

The Board has approved the following principles with respect to Board membership. The Board should include an appropriate blend of independent and management directors, which should result in independent directors being predominant and in the views of the Company’s management being effectively represented. Accordingly, the number of independent directors should never be less than seven and the management directors should always include the Chief Executive Officer, there should never be more than three management directors, and any management directors other than the Chief Executive Office should be selected from the Company’s Executive Leadership Team.

For independent directors, the Corporate Governance/Nominating Committee seeks the appropriate balance of experience, skills and personal characteristics required of a director. In order to be considered for nomination to the Board, a director candidate should possess most or all of the following attributes: independence, as defined by the NYSE listing standards as currently in effect; integrity; judgment; credibility; collegiality; professional achievement; constructiveness; and public awareness. The independent directors should possess, in aggregate, skill sets that include but are not limited to: financial acumen equivalent to the level of a Chief Financial Officer or senior executive of a capital market, investment or financial services firm; operational or strategic acumen germane to the energy industry, or other industry with similar characteristics (construction, manufacturing, etc.); public and/or government affairs acumen germane to complex enterprises, especially in regulated industries; customer service acumen germane to a service organization with a large customer base; legal acumen in the field(s) of regulatory or commercial law at the partner or chief legal officer level; salient community ties in areas of operation of Pepco Holdings’ enterprises; and corporate governance acumen, gained through service as a senior officer or director of a large publicly held corporation or through comparable academic or other experience. Independent directors are also selected to ensure diversity, in the aggregate, which diversity should include expertise or experience germane to the Company’s total business needs, in addition to other generally understood aspects of diversity.

What is the process for identifying and evaluating nominees for director (including nominees recommended by security holders)?

The Corporate Governance/Nominating Committee has developed the following process for the identification and evaluation of director nominees which is contained in the Company’s Corporate Governance Guidelines and can be found on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance:

a. List of Potential Candidates.    The Corporate Governance/Nominating Committee develops and maintains a list of potential candidates for Board membership. Potential candidates are recommended by Committee members and other Board members. Shareholders may put forward potential candidates for the Committee’s consideration by following submission requirements published in the Company’s proxy statement for the previous year’s meeting.

b. Candidate Attributes, Skill Sets and Other Criteria.    The Committee annually reviews the attributes, skill sets and other qualifications for potential candidates and may modify them from time to time based upon the Committee’s assessment of the needs of the Board and the skill sets required to meet those needs.

c. Review of Candidates.    All potential candidates are reviewed by the Committee against the current attributes, skill sets and other qualifications established by the Board to determine if a candidate is suitable for Board membership. If a candidate is deemed suitable based on this review, a more detailed review will be performed through examination of publicly available information. This examination will include consideration of the independence requirement for outside directors, the number of boards on which the candidate serves, the possible applicability of restrictions on director interlocks or other requirements or prohibitions imposed by applicable laws or regulations, proxy disclosure requirements, and any actual or potentially perceived conflicts of interest or other issues raised by applicable laws or regulations or the Company’s policies or practices.

d. Prioritization of Candidates.    The Committee then (i) determines whether any candidate needs to be removed from consideration as a result of the detailed review, and (ii) determines a recommended priority among the remaining candidates for recommendation to and final determination by the Board prior to direct discussion with any candidate.

e. Candidate Contact.    Following the Board’s determination of a priority-ranked list of approved potential candidates, the Chairman of the Committee or, at his or her discretion, other member(s) of the Board will contact and interview the potential candidates in priority order. When a potential candidate indicates his or her willingness to accept nomination to the Board, no further candidates will be contacted. Subject to a final review of eligibility under the Company’s policies and applicable laws and regulations using information supplied directly by the candidate, the candidate will then be nominated.

In 2007, the Committee employed Korn/Ferry International to assist with identifying potential candidates for nomination for election as directors. Pursuant to this engagement, Korn/Ferry International is providing the following services: researching and presenting a list of potential candidates; contacting potential candidates; screening for conflicts; confirming availability; introducing written materials on each candidate; and, scheduling interviews.

3. OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

Does the Board of Directors know of any additional matters to be acted upon at the Annual Meeting?

The Board of Directors does not know of any other matter to be brought before the meeting.

If another matter does come before the meeting, how will my proxy be voted?

If any other matter should properly come before the meeting, your signed proxy card, as well as your Internet or telephone proxy, gives the designated proxy holders discretionary authority to vote on such matters in accordance with their best judgment.

How are proxies being solicited and who pays for the costs involved?

The Company will bear the costs of solicitation of proxies, including the reimbursement of banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners. In addition to the use of the mails, officers, directors and regular employees of the Company may solicit proxies personally, by telephone or facsimile or via the Internet. These individuals will not receive any additional compensation for these activities.

Why was only a single Proxy Statement mailed to households that have multiple holders of common stock?

Under the rules of the SEC, a company is permitted to deliver a single proxy statement and annual report to any household at which two or more shareholders reside, if the shareholders at the address of the household have the same last name or the company reasonably believes that the shareholders are members of the same family. Accordingly, the Company is sending only one copy of this Proxy Statement and 2006 Annual Report to Shareholders that shared the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders.

Under these SEC rules, brokers and banks that hold stock for the account of their customers also are permitted to deliver single copies of proxy statements and annual reports to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of common stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of proxy statements and annual reports. If you did not notify your broker or bank of your objection, you may have been deemed to have consented to the arrangement.

If, in accordance with these rules, your household received only a single copy of this Proxy Statement and 2006 Annual Report to Shareholders and you would like to receive a separate copy or you would like to receive separate copies of the Company’s proxy statements and annual reports in the future, please contact American Stock Transfer & Trust Company, the Company’s transfer agent:

By Telephone:	1-866-254-6502 (toll-free)

In Writing:	American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219-9821

If you own your shares through a brokerage firm or a bank, your notification should include the name of your brokerage firm or bank and your account number.

If you are a record holder of shares of common stock who is receiving multiple copies of the Company’s shareholder communications at your address and you would like to receive only one copy for your household, please contact American Stock Transfer & Trust Company at the telephone number or address set forth above. If you own your shares through a brokerage firm or a bank, please contact your broker or bank.

Where do I find the Company’s Corporate Business Policies, Corporate Governance Guidelines and Committee Charters?

The Company has in place Corporate Business Policies, which in their totality constitute its code of business conduct and ethics. These policies apply to all directors, employees and others working at the Company and its subsidiaries. The Company’s Board of Directors has also adopted Corporate Governance Guidelines and charters for the Company’s Audit Committee, Compensation/Human Resources Committee and Corporate Governance/Nominating Committee which conform to the requirements set forth in the NYSE listing standards. The Board of Directors has also adopted charters for the Company’s Executive Committee and Finance Committee. Copies of these documents are available on the Company Web site at http://www.pepcoholdings.com/governance/index.html and also can be obtained by writing to: Ellen Sheriff Rogers, Vice President, Secretary and Assistant Treasurer, 701 Ninth Street, N.W., Suite 1300, Washington, D.C. 20068.

Any amendment to, or waiver of, any provision of the Corporate Business Policies with respect to any director or executive officer of the Company will be promptly reported to shareholders through the filing of a Form 8-K with the SEC.

The Letter to Shareholders which begins on the cover page of this document, the sections of this Proxy Statement headed “Compensation/Human Resources Committee Report” and “Audit Committee Report” and the 2006 Annual Report to Shareholders, including the “Five-Year Performance Graph 2002-2006,” attached as Annex B to this Proxy Statement are not deemed to be “soliciting material” or to be “filed” with the SEC under or pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not be incorporated by reference or deemed to be incorporated by reference into any filing by the Company under either such Act, unless otherwise specifically provided for in such filing.

ANNEX A

PEPCO HOLDINGS, INC.

AUDIT COMMITTEE

Policy on the Approval of Services

Provided By the Independent Auditor

I.	Overview

Under the federal securities laws and the rules of the Securities and Exchange Commission (the “SEC”), the annual consolidated financial statements of Pepco Holdings, Inc. (the “Company”) and each of its subsidiaries that has a reporting obligation (a “Reporting Company”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be audited by an “independent” public accountant. Likewise, the quarterly financial statements of the Company and each Reporting Company must be reviewed by an “independent” public accountant.

Under SEC regulations, a public accountant is not “independent” if it provides certain specified non-audit services to an audit client. In addition, a public accountant will not qualify as “independent” unless (i) before the accountant is engaged to provide audit or non-audit services, the engagement is approved by the public company’s audit committee or (ii) the engagement to provide audit or non-audit services is pursuant to pre-approved policies and procedures established by the audit committee.

Under the Audit Committee Charter, the Audit Committee of the Company has sole authority (i) to retain and terminate the Company’s independent auditors, (ii) to pre-approve all audit engagement fees and terms and (iii) to pre-approve all significant audit-related relationships with the independent auditor. This Policy sets forth the policies and procedures adopted by the Audit Committee with respect to the engagement of the Company’s independent auditor to provide audit and non-audit services to the Company and its subsidiaries (as defined by Rule 1-02 (x) of SEC Regulation S-X).

The Audit Committee also serves as the audit committee for each subsidiary of the Company that is a Reporting Company for the purpose of approving audit and non-audit services to be provided by the independent auditor(s) of such Reporting Companies. In this capacity, the Audit Committee has determined that this Policy also shall govern the engagement of the independent auditor for each such Reporting Company.

II.	Statement of Principles

The Audit Committee recognizes the importance of maintaining the independence of its external auditor both in fact and appearance. In order to ensure that the independence of the Company’s external auditor is not, in the judgment of the Audit Committee, impaired by any other services that the external auditor may provide to the Company and its subsidiaries:

•

The Audit Committee shall approve in advance all services—both audit and permitted non-audit services—provided to the Company or any of its subsidiaries by the Company’s independent auditor in accordance with the procedures set forth in this Policy.

•

The Audit Committee shall not engage the Company’s independent auditor to provide to the Company or any of its subsidiaries any non-audit services that are unlawful under Section 10A of the Exchange Act or that would impair the independence of the Company’s independent auditor under the standards set forth in Rule 2-01 of SEC Regulation S-X (“Prohibited Non-Audit Services”).

III.	Approval of Annual Audit Services

The annual audit services provided to the Company and its subsidiaries by the Company’s independent auditor shall consist of:

•

The audit of the annual consolidated financial statements of the Company and each other Reporting Company and the other procedures required to be performed by the independent auditor to be able to form an opinion on the financial statements.

•	Review of the quarterly consolidated financial statements of the Company and each Reporting Company.

•	The attestation engagement for the independent auditor’s report on management’s statement on the effectiveness of the Company’s internal control over financial reports.

•

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings, including consents and comfort letters provided to underwriters, reviews of registration statements and prospectuses, and assistance in responding to SEC comment letters.

All such audit services must be approved annually by the Audit Committee following a review by the Audit Committee of the proposed terms and scope of the engagement and the projected fees. Any subsequent change of a material nature in the terms, scope or fees associated with such annual audit services shall be approved in advance by the Audit Committee.

Any additional audit services may be pre-approved annually at the meeting at which the annual audit services are approved. If not pre-approved, each additional annual audit service must be approved by the Audit Committee in advance on a case-by-case basis.

IV.	Approval of Audit-Related Services

Audit-related services consist of assurance and related services that are reasonably related to the performance of the audit or review of the financial statements of the Company and each Reporting Company, other than the annual audit services described in Section III above. Audit-related services may include, but are not limited to:

•	Employee benefit plan audits.

•	Due diligence related to mergers and acquisitions.

•	Accounting consultations and audits in connection with acquisitions.

•	Internal control reviews.

•	Attest services related to financial reporting that are not required by statute or regulation.

Audit-related services may be pre-approved annually at the meeting at which the annual audit services are approved. If not pre-approved, each audit-related service must be approved by the Audit Committee in advance on a case-by-case basis.

V.	Approval of Tax Services

Tax services consist of professional services rendered by the independent auditor to the Company or any of its subsidiaries for tax compliance, tax advice and tax planning. Tax services may be pre-approved annually at the meeting of the Audit Committee at which the annual audit services are approved. If not pre-approved, each tax service must be approved by the Audit Committee in advance on a case-by-case basis.

VI.	Approval of All Other Services

Any other services to be provided by the Company’s independent auditor, other than Prohibited Non-Audit Services, may be pre-approved annually at the meeting of the Audit Committee at which the annual audit services are approved. If not pre-approved, each such other service must be approved by the Audit Committee in advance on a case-by-case basis.

VII.	Procedures

At the meeting of the Audit Committee to select the independent auditor for the Company and each of the Reporting Companies, the Chief Financial Officer shall submit to the Audit Committee a list of the additional audit services, audit-related services, tax services and other services, if any, that the Company and the Related Companies wish to have pre-approved for the ensuing year. The list shall be accompanied by:

•

a written description (which may consist of or include a description furnished to the Company by the independent auditor) of the services to be provided in detail sufficient to enable the Audit Committee to make an informed decision with regard to each proposed service, and, to the extent determinable, an estimate provided by the independent auditor of the fees for each of the services; and

•

confirmation of the independent auditor that (i) it would not be unlawful under Section 10A of the Exchange Act for the independent auditor to provide the listed non-audit services to the Company or any of its subsidiaries and (B) none of the services, if provided by the independent auditor to the Company or any of its subsidiaries, would impair the independence of the auditor under the standards set forth in Rule 2-01 of SEC Regulation S-X.

If a type of non-audit service is pre-approved by the Audit Committee, and the Company or any of its subsidiaries subsequently engages the independent auditor to provide that service, the Company’s Chief Financial Officer shall report the engagement to the Audit Committee at its next regularly scheduled meeting.

VIII.	Delegation

The Audit Committee hereby delegates to the Chairman of the Audit Committee the authority to approve, upon the receipt of the documentation referred to in Section VII above, on a case-by-case basis any non-audit service of the types referred to in Sections IV, V and VI above (i.e. an audit-related, tax or other service) at any time other than at a meeting of the Audit Committee. The Chairman shall report any services so approved to the Audit Committee at its next regularly scheduled meeting. In no circumstances shall the responsibilities of the Audit Committee under this Policy be delegated to the management of the Company or any of its subsidiaries.

ANNEX B

2006 Annual Report to Shareholders

Forward-Looking Statements:    Except for historical statements and discussions, the statements in this annual report constitute “forward-looking statements” within the meaning of federal securities law. These statements contain management’s beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company’s control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and financing conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. Pepco Holdings disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to understand further the results and prospects of Pepco Holdings.

GLOSSARY OF TERMS

Term	Definition
2006 Supply Agreement

A supply agreement between Conectiv Energy and DPL covering the period June 1, 2006, though May 31, 2007, pursuant to which DPL currently obtains all of the energy and capacity needed to fulfill its Default Service obligations in Virginia

ABO	Accumulated benefit obligation
Accounting Hedges	Derivatives designated as cash flow and fair value hedges
ACE	Atlantic City Electric Company
ACE Funding	Atlantic City Electric Transition Funding LLC
ACO	Administrative Consent Order
ADFIT	Accumulated deferred federal income taxes
ADITC	Accumulated deferred investment tax credits
AFUDC	Allowance for Funds Used During Construction
Ancillary services	Generally, electricity generation reserves and reliability services
APB	Accounting Principles Board
APCA	Air Pollution Control Act
Appellate Division	Appellate Division of the Superior Court of New Jersey
Asset Purchase and Sale Agreement	Asset Purchase and Sale Agreement, dated as of June 7, 2000 and subsequently amended, between Pepco and Mirant (formerly Southern Energy, Inc.) relating to the sale of Pepco’s generation assets
Bankruptcy Court	Bankruptcy Court for the Northern District of Texas
Bankruptcy Funds	$13.25 million in funds from the Bankruptcy Settlement
Bankruptcy Settlement	The bankruptcy settlement among the parties concerning the environmental proceedings at the Metal Bank/Cottman Avenue site
Bcf	Billion cubic feet
BGS	Basic Generation Service (the supply of electricity by ACE to retail customers in New Jersey who have not elected to purchase electricity from a competitive supplier)
BGS-FP	BGS-Fixed Price service
BGS-CIEP	BGS-Commercial and Industrial Energy Price service
Bondable Transition Property	Right to collect a non-bypassable transition bond charge from ACE customers pursuant to bondable stranded costs rate orders issued by the NJBPU
BSA	Bill Stabilization Adjustment
CAA	Federal Clean Air Act
CAIR	EPA’s Clean Air Interstate rule
CAMR	EPA’s Clean Air Mercury rule
CERCLA	Comprehensive Environmental Response, Compensation, and Liability Act of 1980
CO2	Carbon dioxide
Conectiv	A wholly owned subsidiary of PHI which is a holding company under PUHCA 2005 and the parent of DPL and ACE
Conectiv Energy	Conectiv Energy Holding Company and its subsidiaries
Conectiv Group	Conectiv and certain of its subsidiaries that were involved in a like-kind exchange transaction under examination by the IRS
Cooling Degree Days	Daily difference in degrees by which the mean (high and low divided by 2) dry bulb temperature is above a base of 65 degrees Fahrenheit
CRMC	PHI’s Corporate Risk Management Committee
CWA	Federal Clean Water Act
DCPSC	District of Columbia Public Service Commission

Term	Definition
Default Electricity Supply

The supply of electricity by PHI’s electric utility subsidiaries at regulated rates to retail customers who do not elect to purchase electricity from a competitive supplier, and which, depending on the jurisdiction, is also known as Default Service, SOS, BGS, or POLR service

Default Service	The supply of electricity by DPL in Virginia to retail customers who have not elected to purchase electricity from a competitive supplier
Default Supply Revenue	Revenue received for Default Electricity Supply
Delaware District Court	United States District Court for the District of Delaware
Directors Compensation Plan	PHI Non-Management Directors Compensation Plan
District Court	United States District Court for the Northern District of Texas
DNREC	Delaware Department of Natural Resources and Environmental Control
DPL	Delmarva Power & Light Company
DPSC	Delaware Public Service Commission
DRP	PHI’s Shareholder Dividend Reinvestment Plan
EDECA	New Jersey Electric Discount and Energy Competition Act
EDIT	Excess Deferred Income Taxes
EITF	Emerging Issues Task Force
EPA	U.S. Environmental Protection Agency
ERISA	Employment Retirement Income Security Act of 1974
Exchange Act	Securities Exchange Act of 1934, as amended
FAS	Financial Accounting Standards
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
Fifth Circuit	U.S. Court of Appeals for the Fifth Circuit
FIN	FASB Interpretation Number
Financing Order	Financing Order of the SEC under PUHCA 1935 dated June 30, 2005, with respect to PHI and its subsidiaries
FSP	FASB Staff Position
FSP AUG AIR-1	FSP American Institute of Certified Public Accountants Industry Audit Guide, Audits of Airlines—”Accounting for Planned Major Maintenance Activities”
FTB	FASB Technical Bulletin
Full Requirements Load Service	The supply of energy by Conectiv Energy to utilities to fulfill their Default Electricity Supply obligations
GAAP	Accounting principles generally accepted in the United States of America
GCR	Gas Cost Recovery
GPC	Generation Procurement Credit
Gwh	Gigawatt hour
Heating Degree Days	Daily difference in degrees by which the mean (high and low divided by 2) dry bulb temperature is below a base of 65 degrees Fahrenheit.
HPS	Hourly Priced Service DPL is obligated to provide to its largest customers
IRC	Internal Revenue Code
IRS	Internal Revenue Service
ITC	Investment Tax Credit
LEAC Liability	ACE’s $59.3 million deferred energy cost liability existing as of July 31, 1999 related to ACE’s Levelized Energy Adjustment Clause and ACE’s Demand Side Management Programs
LTIP	Pepco Holdings’ Long-Term Incentive Plan
Mcf	One thousand cubic feet
MDE	Maryland Department of the Environment

Term	Definition
Medicare Act	Medicare Prescription Drug, Improvement and Modernization Act of 2003
MGP	Manufactured gas plant
Mirant

Mirant Corporation, its predecessors and its subsidiaries, and the Mirant business that emerged from bankruptcy on January 3, 2006 pursuant to the Reorganization Plan, as a new corporation of the same name

MOA	Memorandum of agreement entered into by DPL, the staff of the VSCC and the Virginia Attorney General’s office in the docket approving DPL’s generating asset divestiture in 2000
MPSC	Maryland Public Service Commission
NFA	No Further Action letter issued by the NJDEP
NJBPU	New Jersey Board of Public Utilities
NJDEP	New Jersey Department of Environmental Protection
NJPDES	New Jersey Pollutant Discharge Elimination System
NOPR	Notice of Proposed Rulemaking
Normalization provisions

Sections of the IRC and related regulations that dictate how excess deferred income taxes resulting from the corporate income tax rate reduction enacted by the Tax Reform Act of 1986 and accumulated deferred investment tax credits should be treated for ratemaking purposes

Notice	Notice 2005-13 issued by the Treasury Department and IRS on February 11, 2005
NOx	Nitrogen oxide
NPDES	National Pollutant Discharge Elimination System
NSR	New Source Review
NUGs	Non-utility generators
OCI	Other Comprehensive Income
Panda	Panda-Brandywine, L.P.
Panda PPA	PPA between Pepco and Panda
PARS	Performance Accelerated Restricted Stock
PBO	Projected benefit obligation
PCI	Potomac Capital Investment Corporation and its subsidiaries
Pepco	Potomac Electric Power Company
Pepco Distribution	The total aggregate distribution to Pepco pursuant to the Settlement Agreement
Pepco Energy Services	Pepco Energy Services, Inc. and its subsidiaries
Pepco Holdings or PHI	Pepco Holdings, Inc.
Pepco TPA Claim	Pepco’s $105 million allowed, pre-petition general unsecured claim against Mirant
PHI Parties	The PHI Retirement Plan, PHI and Conectiv, parties to cash balance plan litigation brought by three management employees of PHI Service Company
PHI Retirement Plan	PHI’s noncontributory retirement plan
PJM	PJM Interconnection, LLC
PLR	Private letter ruling from the IRS
POLR	Provider of Last Resort service (the supply of electricity by DPL before May 1, 2006 to retail customers in Delaware who did not elect to purchase electricity from a competitive supplier)
POM	Pepco Holdings’ NYSE trading symbol
Power Delivery	PHI’s Power Delivery Business
PPA	Power Purchase Agreement

Term	Definition
PPA-Related Obligations	Mirant’s obligations to purchase from Pepco the capacity and energy that Pepco is obligated to purchase under the Panda PPA
PRP	Potentially responsible party
PSD	Prevention of Significant Deterioration
PUHCA 1935	Public Utility Holding Company Act of 1935, which was repealed effective February 8, 2006
PUHCA 2005	Public Utility Holding Company Act of 2005, which became effective February 8, 2006
RAR	IRS revenue agent’s report
RARM	Reasonable Allowance for Retail Margin
RC Cape May	RC Cape May Holdings, LLC, an affiliate of Rockland Capital Energy Investments, LLC, and the purchaser of the B.L. England generating facility
Recoverable stranded costs	The portion of stranded costs that is recoverable from ratepayers as approved by regulatory authorities
Regulated T&D Electric Revenue	Revenue from the transmission and the delivery of electricity to PHI’s customers within its service territories at regulated rates
Reorganization Plan	Mirant’s Plan of Reorganization
RGGI	Regional Greenhouse Gas Initiative
RI/FS	Remedial Investigation/Feasibility Study
ROE	Return on equity
SAB	SEC Staff Accounting Bulletin
SEC	Securities and Exchange Commission
Second Circuit	United States Court of Appeals for the Second Circuit
Settlement Agreement	Settlement Agreement and Release, dated as of May 30, 2006 between Pepco and Mirant
SFAS	Statement of Financial Accounting Standards
SMECO	Southern Maryland Electric Cooperative, Inc.
SMECO Agreement	Capacity purchase agreement between Pepco and SMECO
SMECO Settlement Agreement	Settlement Agreement and Release entered into between Mirant and SMECO
SO2	Sulfur dioxide
SOS

Standard Offer Service (the supply of electricity by Pepco in the District of Columbia, by Pepco and DPL in Maryland and by DPL in Delaware on and after May 1, 2006, to retail customers who have not elected to purchase electricity from a competitive supplier)

Standard Offer Service revenue or SOS revenue	Revenue Pepco and DPL, respectively, receive for the procurement of energy for its SOS customers
Starpower	Starpower Communications, LLC
Stranded costs

Costs incurred by a utility in connection with providing service which would be unrecoverable in a competitive or restructured market. Such costs may include costs for generation assets, purchased power costs, and regulatory assets and liabilities, such as accumulated deferred income taxes.

Third Circuit	United States Court of Appeals for the Third Circuit
Tolling agreement	A physical or financial contract where one party delivers fuel to a specific generating station in exchange for the power output
TPA	Transition Power Agreements for Maryland and the District of Columbia between Pepco and Mirant
Transition Bonds	Transition bonds issued by ACE Funding
Treasury lock	A hedging transaction that allows a company to “lock-in” a specific interest rate corresponding to the rate of a designated Treasury bond for a determined period of time
Utility PRPs	A group of utility PRPs including Pepco that are parties to a settlement involving the environmental proceedings at the Metal Bank/Cottman Avenue site
VaR	Value at Risk
Virginia Restructuring Act	Virginia Electric Utility Restructuring Act
VSCC	Virginia State Corporation Commission

CONSOLIDATED FINANCIAL HIGHLIGHTS

	2006		2005		2004		2003		2002
	(Millions of dollars, except share data)
Consolidated Operating Results
Total Operating Revenue	$8,362.9		8,065.5		7,223.1		7,268.7		4,324.5
Total Operating Expenses	$7,669.6	(a)	7,160.1	(c)(d)(e)	6,451.0		6,658.0	(h)(i)	3,778.6
Operating Income	$693.3		905.4		772.1		610.7		545.9
Other Expenses	$282.4	(b)	285.5		341.4		433.3	(j)	191.4
Preferred Stock Dividend Requirements of Subsidiaries	$1.2		2.5		2.8		13.9		20.6
Income Before Income Tax Expense and Extraordinary Item	$409.7		617.4		427.9		163.5		333.9
Income Tax Expense	$161.4		255.2	(f)	167.3	(g)	62.1		124.9
Income Before Extraordinary Item	$248.3		362.2		260.6		101.4		209.0
Extraordinary Item	$—		9.0		—		5.9		—
Net Income	$248.3		371.2		260.6		107.3		209.0
Redemption Premium on Preferred Stock	$(.8)		(.1)		.5		—		—
Earnings Available for Common Stock	$247.5		371.1		261.1		107.3		209.0
Common Stock Information
Basic Earnings Per Share of Common Stock Before Extraordinary Item	$1.30		1.91		1.48		.60		1.59
Basic—Extraordinary Item Per Share of Common Stock	$—		.05		—		.03		—
Basic Earnings Per Share of Common Stock	$1.30		1.96		1.48		.63		1.59
Diluted Earnings Per Share of Common Stock Before Extraordinary Item	$1.30		1.91		1.48		.60		1.59
Diluted—Extraordinary Item Per Share of Common Stock	$—		.05		—		.03		—
Diluted Earnings Per Share of Common Stock	$1.30		1.96		1.48		.63		1.59
Weighted Average Shares Outstanding	190.7		189.0		176.8		170.7		131.1
Cash Dividends Per Share of Common Stock	$1.04		1.00		1.00		1.00		1.00
Year-End Stock Price	$26.01		22.37		21.32		19.54		19.39
Net Book Value per Common Share	$18.82		18.88		17.74		17.31		17.49
Other Information
Investment in Property, Plant and Equipment	$11,819.7		11,441.0		11,109.4		10,815.2		10,699.7
Net Investment in Property, Plant and Equipment	$7,576.6		7,368.8		7,152.2		7,032.9		7,118.0
Total Assets	$14,243.5		14,038.9		13,374.6		13,390.2		13,479.4
Capitalization
Short-term Debt	$349.6		156.4		319.7		518.4		971.1
Long-term Debt	$3,768.6		4,202.9		4,362.1		4,588.9		4,287.5
Current Maturities of Long-Term Debt	$857.5		469.5		516.3		384.9		408.1
Transition Bonds issued by ACE Funding	$464.4		494.3		523.3		551.3		425.3
Capital Lease Obligations due within one year	$5.5		5.3		4.9		4.4		4.1
Capital Lease Obligations	$111.1		116.6		122.1		126.8		131.3
Long-Term Project Funding	$23.3		25.5		65.3		68.6		28.6
Debentures issued to Financing Trust	$—		—		—		98.0		—
Trust Preferred Securities	$—		—		—		—		290.0
Minority Interest	$24.4		45.9		54.9		108.2		110.7
Common Shareholders’ Equity	$3,612.2		3,584.1		3,339.0		2,974.1		2,972.8

Total Capitalization	$9,216.6		9,100.5		9,307.6		9,423.6		9,629.5

Notes:	As a result of the acquisition of Conectiv by Pepco that was completed on August 1, 2002, PHI’s 2006, 2005, 2004, and 2003 amounts include PHI and its subsidiaries’ results for the full year. PHI’s 2002 amounts include Conectiv and its subsidiaries post-August 1, 2002 results with Pepco and its pre-merger subsidiaries (PCI and Pepco Energy Services) results for the full year in 2002.
(a)	Includes $18.9 million of impairment losses ($13.7 million after-tax) related to certain energy services business assets.
(b)	Includes $12.3 million gain ($7.9 million after-tax) on the sale of its equity interest in a joint venture which owns a wood burning cogeneration facility in California.
(c)	Includes $68.1 million ($40.7 million after-tax) gain from sale of non-utility land owned by Pepco at Buzzard Point.
(d)	Includes $70.5 million ($42.2 million after-tax) gain (net of customer sharing) from settlement of Pepco’s $105 million allowed, pre-petition general unsecured claim against Mirant and the Pepco asbestos claim against the Mirant bankruptcy estate.
(e)	Includes $13.3 million ($8.9 million after-tax) related to PCI’s liquidation of a financial investment that was written off in 2001.
(f)	Includes $10.9 million in income tax expense related to the mixed service cost issue under IRS Revenue Ruling 2005-53.
(g)	Includes a $19.7 million charge related to an IRS settlement. Also includes $13.2 million tax benefit related to issuance of a local jurisdiction’s final consolidated tax return regulations.
(h)	Includes a charge of $50.1 million ($29.5 million after-tax) related to a CT contract cancellation. Also includes a gain of $68.8 million ($44.7 million after-tax) on the sale of the Edison Place office building.
(i)	Includes the unfavorable impact of $44.3 million ($26.6 million after-tax) resulting from trading losses prior to the cessation of proprietary trading.
(j)	Includes an impairment charge of $102.6 million ($66.7 million after-tax) related to investment in Starpower.

BUSINESS OF THE COMPANY

OVERVIEW

Pepco Holdings, Inc. (PHI or Pepco Holdings) is a diversified energy company that, through its operating subsidiaries, is engaged primarily in two principal business operations:

•	electricity and natural gas delivery (Power Delivery), and

•	competitive energy generation, marketing and supply (Competitive Energy).

PHI was incorporated in Delaware in 2001, for the purpose of effecting the acquisition of Conectiv by Potomac Electric Power Company (Pepco). The acquisition was completed on August 1, 2002, at which time Pepco and Conectiv became wholly owned subsidiaries of PHI. Conectiv was formed in 1998 to be the holding company for Delmarva Power & Light Company (DPL) and Atlantic City Electric Company (ACE) in connection with the combination of DPL and ACE. The following chart shows, in simplified form, the corporate structure of PHI and its principal subsidiaries.

In 2006, the Public Utility Holding Company Act of 1935 (PUHCA 1935) was repealed and was replaced by the Public Utility Holding Company Act of 2005 (PUHCA 2005). As a result, PHI has ceased to be regulated by the Securities and Exchange Commission (SEC) as a public utility holding company and is now subject to the regulatory oversight of the Federal Energy Regulatory Commission (FERC). PHI has notified FERC that it will continue, until further notice, to operate pursuant to the financing order issued by the SEC under PUHCA 1935, which has an authorization period ending June 30, 2008 (the Financing Order), relating to the issuance of securities and guarantees, other financing transactions and the operation of the money pool by PHI and its subsidiaries that participate in the money pool. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—PUHCA 2005 Restrictions” for additional information.

PHI Service Company, a subsidiary service company of PHI, provides a variety of support services, including legal, accounting, treasury, tax, purchasing and information technology services to PHI and its operating subsidiaries. These services are provided pursuant to a service agreement among PHI, PHI Service

Company, and the participating operating subsidiaries. The expenses of the service company are charged to PHI and the participating operating subsidiaries in accordance with costing methodologies set forth in the service agreement

For financial information relating to PHI’s segments, see Note (3) Segment Information to the consolidated financial statements of PHI. Each of Pepco, DPL and ACE has one operating segment.

Investor Information

Each of PHI, Pepco, DPL and ACE files reports under the Securities Exchange Act of 1934, as amended. The Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports, of each of the companies are made available free of charge on PHI’s internet Web site as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. These reports may be found at http://www.pepcoholdings.com/investors.

The following is a description of each of PHI’s two principal business operations.

Power Delivery

The largest component of PHI’s business is Power Delivery, which consists of the transmission and distribution of electricity and the distribution of natural gas. In 2006, 2005 and 2004, respectively, PHI’s Power Delivery operations produced 61%, 58% and 61% of PHI’s consolidated operating revenues (including revenue from intercompany transactions) and 67%, 74% and 70% of PHI’s consolidated operating income (including income from intercompany transactions).

PHI’s Power Delivery business is conducted by its three regulated utility subsidiaries: Pepco, DPL and ACE. Each subsidiary is a regulated public utility in the jurisdictions that comprise its service territory. Pepco, DPL and ACE each owns and operates a network of wires, substations and other equipment that are classified either as transmission or distribution facilities. Transmission facilities are high-voltage systems that carry wholesale electricity into, or across, the utility’s service territory. Distribution facilities are low-voltage systems that carry electricity to end-use customers in the utility’s service territory.

Delivery of Electricity and Natural Gas and Default Electricity Supply

Each company is responsible for the delivery of electricity and, in the case of DPL, natural gas in its service territory, for which it is paid tariff rates established by the local public service commission. Each company also supplies electricity at regulated rates to retail customers in its service territory who do not elect to purchase electricity from a competitive energy supplier. The regulatory term for this supply service varies by jurisdiction as follows:

Delaware	Provider of Last Resort service—before May 1, 2006 Standard Offer Service (SOS)—on and after May 1, 2006

District of Columbia	SOS

Maryland	SOS

New Jersey	Basic Generation Service (BGS)

Virginia	Default Service

In this Annual Report, these supply service obligations are referred to generally as Default Electricity Supply.

In the aggregate, the Power Delivery business delivers electricity to more than 1.8 million customers in the mid-Atlantic region and distributes natural gas to approximately 121,000 customers in Delaware.

Transmission of Electricity and Relationship with PJM

The transmission facilities owned by Pepco, DPL and ACE are interconnected with the transmission facilities of contiguous utilities and as such are part of an interstate power transmission grid over which electricity is transmitted throughout the eastern United States. FERC has designated a number of regional transmission organizations to coordinate the operation and planning of portions of the interstate transmission grid. Pepco, DPL and ACE are members of the PJM Regional Transmission Organization. PJM Interconnection, LLC (PJM) provides transmission planning functions and acts as the independent system operator for the PJM Regional Transmission Organization. In this capacity, PJM coordinates the movement of electricity in all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia. FERC has designated PJM as the sole provider of transmission service in the PJM region. Any entity that wishes to have electricity delivered at any point in the PJM region must obtain transmission services from PJM at rates approved by FERC. In accordance with FERC rules, Pepco, DPL, ACE and the other transmission-owning utilities in the region make their transmission facilities available to PJM and PJM directs and controls the operation of these transmission facilities. In return for the use of their transmission facilities, PJM pays the transmission owners fees approved by FERC.

Distribution of Electricity and Deregulation

Historically, electric utilities, including Pepco, DPL and ACE, were vertically integrated businesses that generated all or a substantial portion of the electric power supply that they delivered to customers in their service territories over their own distribution facilities. Customers were charged a bundled rate approved by the applicable regulatory authority that covered both the supply and delivery components of the retail electric service. However, legislative and regulatory actions in each of the service territories in which Pepco, DPL and ACE operate have resulted in the “unbundling” of the supply and delivery components of retail electric service and in the opening of the supply component to competition from non-regulated providers. Accordingly, while Pepco, DPL and ACE continue to be responsible for the distribution of electricity in their respective service territories, as the result of deregulation, customers in those service territories now are permitted to choose their electricity supplier from among a number of non-regulated, competitive suppliers. Customers who do not choose a competitive supplier receive Default Electricity Supply on terms that vary depending on the service territory, as described more fully below.

In connection with the deregulation of electric power supply, Pepco, DPL and ACE have divested substantially all of their generation assets, either by selling them to third parties or transferring them to the non-regulated affiliates of PHI that comprise PHI’s Competitive Energy businesses. Accordingly, Pepco, DPL and ACE are no longer engaged in generation operations, except for the limited generation activities of ACE described below.

Seasonality

The Power Delivery business is seasonal and weather patterns can have a material impact on operating performance. In the region served by PHI, demand for electricity is generally higher in the summer months associated with cooling and demand for electricity and natural gas is generally higher in the winter months associated with heating, as compared to other times of the year. Historically, the Power Delivery operations of each of PHI’s utility subsidiaries have generated less revenues and income when weather conditions are milder in the winter and cooler in the summer.

Regulation

The retail operations of PHI’s utility subsidiaries, including the rates they are permitted to charge customers for the delivery of electricity and natural gas, are subject to regulation by governmental agencies in the jurisdictions in which they provide utility service. Pepco’s electricity delivery operations are regulated in

Maryland by the Maryland Public Service Commission (MPSC) and in Washington, D.C. by the District of Columbia Public Service Commission (DCPSC). DPL’s electricity delivery operations are regulated in Maryland by the MPSC, in Virginia by the Virginia State Corporation Commission (VSCC) and in Delaware by the Delaware Public Service Commission (DPSC). DPL’s natural gas distribution operations in Delaware are regulated by the DPSC. ACE’s electric delivery operations are regulated by the New Jersey Board of Public Utilities (NJBPU). The wholesale and transmission operations for both electricity and natural gas of each of PHI’s utility subsidiaries are regulated by FERC.

Pepco

Pepco is engaged in the transmission and distribution of electricity in Washington, D.C. and major portions of Prince George’s and Montgomery Counties in suburban Maryland. Pepco was incorporated in Washington, D.C. in 1896 and became a domestic Virginia corporation in 1949. Pepco’s service territory covers 640 square miles and has a population of 2.1 million. As of December 31, 2006, Pepco delivered electricity to 753,000 customers (of which 240,960 were located in the District of Columbia and 512,040 were located in Maryland), as compared to 747,000 customers as of December 31, 2005 (of which 239,040 were located in the District of Columbia and 507,960 were located in Maryland).

In 2006, Pepco delivered a total of 26,488,000 megawatt hours of electricity, of which 29% was delivered to residential customers, 51% to commercial customers, and 20% to United States and District of Columbia government customers. In 2005, Pepco delivered 27,594,000 megawatt hours of electricity, of which 30% was delivered to residential customers, 51% to commercial customers, and 19% to United States and District of Columbia government customers.

Pepco has been providing SOS in Maryland since July 2004. Pursuant to an order issued by the MPSC in November 2006, Pepco will continue to be obligated to provide SOS to residential and small commercial customers indefinitely, until further action of the Maryland General Assembly, and to medium-sized commercial customers through May 2009. Pepco also has an ongoing obligation to provide SOS service at hourly priced rates to the largest customers. Pepco purchases the power supply required to satisfy its SOS obligation from wholesale suppliers under contracts entered into pursuant to competitive bid procedures approved and supervised by the MPSC. Pepco is entitled to recover from its SOS customers the cost of the SOS supply plus an average margin of $.002 per kilowatt hour (calculated at the time of the announcement of the contracts, based on total sales to residential and small and large commercial Maryland SOS customers over the twelve months ended December 31, 2003). Because margins vary by customer class, the actual average margin over any given time period depends on the number of Maryland SOS customers from each customer class and the load taken by such customers over the time period. Pepco is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to both SOS customers and customers in Maryland who have selected another energy supplier. These delivery rates are capped through December 31, 2006 pursuant to the MPSC order issued in connection with the Pepco acquisition of Conectiv, but are subject to adjustment if FERC transmission rates increase by more than 10%.

Pepco has been providing SOS in the District of Columbia since February 2005. Pursuant to orders issued by the DCPSC, Pepco will continue to be obligated to provide SOS for small commercial and residential customers through May 2011 and for large commercial customers through May 2009. Pepco purchases the power supply required to satisfy its SOS obligation from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved by the DCPSC. Pepco is entitled to recover from its SOS customers the costs associated with the acquisition of the SOS supply plus administrative charges that are intended to allow Pepco to recover the administrative costs incurred to provide the SOS. These administrative charges include an average margin for Pepco of $.00248 per kilowatt hour (calculated at the time of the announcement of the contracts, based on total sales to residential and small and large commercial District of Columbia SOS customers over the twelve months ended December 31, 2003). Because margins vary by customer class, the actual average margin over any given time period depends on the number of District of Columbia SOS customers from each customer class and the load taken by such customers over the time period. Pepco is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to both SOS customers and customers in the District of Columbia who have selected another energy supplier. Delivery rates in the District of Columbia generally are capped through July 2007, but are subject to adjustment if FERC transmission rates increase by more than 10%, except that for residential low-income customers, rates generally are capped through July 2009.

For the year ended December 31, 2006, 60% of Pepco’s Maryland sales (measured by megawatt hours) were to SOS customers, as compared to 62% in 2005 and in 2006 57% of its District of Columbia sales were to SOS customers, as compared to 41% in 2005.

DPL

DPL is engaged in the transmission and distribution of electricity in Delaware and portions of Maryland and Virginia and provides natural gas distribution service in northern Delaware. In Delaware, service is provided in three counties, Kent, New Castle, and Sussex; in Maryland, service is provided in ten counties, Caroline, Cecil, Dorchester, Harford, Kent, Queen Anne’s, Somerset, Talbot, Wicomico, and Worchester; and in Virginia, service is provided to two counties, Accomack and Northampton. DPL was incorporated in Delaware in 1909 and became a domestic Virginia corporation in 1979. DPL’s electricity distribution service territory covers 6,000 square miles and has a population of 1.3 million. DPL’s natural gas distribution service territory covers 275 square miles and has a population of 523,000. As of December 31, 2006, DPL delivered electricity to 513,000 customers (of which 295,000 were located in Delaware, 196,000 were located in Maryland, and 22,000 were located in Virginia) and delivered natural gas to 121,000 customers (all of which were located in Delaware), as compared to 510,000 electricity customers as of December 31, 2005 (of which 292,000 were located in Delaware, 196,000 were located in Maryland, and 22,000 were located in Virginia) and 120,000 natural gas customers.

In 2006, DPL delivered a total of 13,477,000 megawatt hours of electricity to its customers, of which 38% was delivered to residential customers, 40% to commercial customers and 22% to industrial customers. In 2005, DPL delivered a total of 14,101,000 megawatt hours of electricity, of which 40% was delivered to residential customers, 38% to commercial customers and 22% to industrial customers.

In 2006, DPL delivered 18,300,000 Mcf (one thousand cubic feet) of natural gas to retail customers in its Delaware service territory, of which 36% of DPL’s retail gas deliveries were sales to residential customers, 25% to commercial customers, 4% to industrial customers, and 35% to customers receiving a transportation-only service. In 2005, DPL delivered 20,700,000 Mcf of natural gas, of which 41% of DPL’s retail gas deliveries were sales to residential customers, 27% were sales to commercial customers, 5% were to industrial customers, and 27% were sales to customers receiving a transportation-only service.

DPL has been providing Default Electricity Supply in Delaware since May 2006. Pursuant to orders issued by the DPSC, DPL will continue to be obligated to provide fixed-price SOS to residential, small commercial and industrial customers through May 2009 and to medium, large and general service customers through May 2008. DPL purchases the power supply required to satisfy its fixed-price SOS obligation from wholesale suppliers under contracts entered into pursuant to competitive bid procedures approved by the DPSC. DPL also has an obligation to provide Hourly Priced Service (HPS) for the largest customers. Power to supply the HPS customers is acquired on next-day and other short-term PJM markets. DPL’s rates for supplying fixed-price SOS and HPS reflect the associated capacity, energy, transmission, and ancillary services costs and a Reasonable Allowance for Retail Margin (RARM). Components of the RARM include a fixed annual margin of $2.75 million, plus estimated incremental expenses, a cash working capital allowance, and recovery with a return over five years of the capitalized costs of the billing system used for billing HPS customers. DPL is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to both SOS customers and customers in Delaware who have selected another energy supplier.

In Delaware, DPL sales to Default Electricity Supply customers represented 69% of total sales (measured by megawatt hours) for the year ended December 31, 2006, as compared to 90% in 2005.

DPL has been providing SOS in Maryland since June 2004. Pursuant to an order issued by the MPSC in November 2006, DPL will continue to be obligated to provide SOS to residential and small commercial customers indefinitely, until further action of the Maryland General Assembly, and to medium-sized commercial customers through May 2009. DPL purchases the power supply required to satisfy its market rate SOS obligation from wholesale suppliers under contracts entered into pursuant to competitive bid procedures approved and supervised by the MPSC. DPL is entitled to recover from its SOS customers the costs of the SOS supply plus an average margin of $.002 per kilowatt hour (calculated at the time of the announcement of the contracts, based on total sales to residential and small and large commercial Maryland SOS customers over the twelve months ended December 31, 2003). Because margins vary by customer class, the actual average margin over any given time period depends on the number of Maryland SOS customers from each customer class and the load taken by such customers over the time period. DPL is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to both SOS customers and customers in Maryland who have selected another energy supplier.

In Maryland, DPL sales to SOS customers represented 75% of total sales (measured by megawatt hours) for the year ended December 31, 2006, as compared to 78% in 2005.

DPL has been providing Default Service in Virginia since March 2004, and under the terms of the Virginia Electric Utility Restructuring Act (the Virginia Restructuring Act), DPL is obligated to continue to offer Default Service to customers in Virginia until relieved of that obligation by the VSCC; however, amendments to the Virginia Restructuring Act that alter this obligation have been passed, as described below. DPL currently obtains all of the energy and capacity needed to fulfill its Default Service obligations in Virginia under a supply agreement with Conectiv Energy covering the period June 1, 2006, though May 31, 2007 (the 2006 Supply Agreement). The 2006 Supply Agreement was awarded to Conectiv Energy through a competitive bid procedure supervised by the VSCC in which Conectiv Energy was the low bidder. DPL’s approved rates for Default Service allow it to recover costs related to the purchase of power in accordance with a proxy rate calculation, which is an approximation of what the cost of power would have been if DPL had not divested its generating units. The proxy rate calculation, which has the effect of operating as a cap on recoverable purchased power costs, is a component of a memorandum of agreement entered into by DPL, the staff of the VSCC and the Virginia Attorney General’s office in the docket approving DPL’s generating asset divestiture in 2000 (the MOA), and was a condition of that divestiture.

On March 10, 2006, DPL filed for a rate increase with the VSCC for its Virginia Default Service customers to take effect on June 1, 2006, which was intended to allow DPL to recover its higher cost for energy established by the competitive bid procedure. On June 19, 2006, the VSCC issued an order that granted a rate increase for DPL of $11.5 million ($8.5 million less than requested by DPL in its March 2006 filing), to go into effect July 1, 2006. In determining the amount of the approved increase, the VSCC applied the proxy rate calculation to DPL’s fuel factor, rather than allowing full recovery of the costs DPL incurred in procuring the supply necessary for its Default Service obligation. The estimated after-tax earnings and cash flow impacts of the decision are reductions of approximately $3.6 million in 2006 (including the loss of revenue in June 2006 associated with the Default Service rate increase being deferred from June 1 until July 1) and $2.0 million in 2007. The order also mandated that DPL file an application by March 1, 2007 (which has been delayed until April 2, 2007 by subsequent VSCC order) for Default Service rates to become effective June 1, 2007, which should include a calculation of the fuel factor that is consistent with the procedures set forth in the order.

In February 2007, the Virginia General Assembly passed amendments to the Virginia Restructuring Act that modified the method by which investor-owned electric utilities in Virginia will be regulated by the VSCC. These amendments to the Virginia Restructuring Act, subject to further amendment or veto by the Virginia governor and subsequent action by the General Assembly, will be effective on July 1, 2007. The amendments provide that, as of December 31, 2008, the following will come to an end: (i) capped rates (the previous expiration date was December 31, 2010); (ii) DPL’s Default Service obligation; and (iii) customer choice, except that customers with loads of 5 megawatts or greater will continue to be able to buy from competitive suppliers, as will smaller non-residential customers that aggregate their loads to reach the 5 megawatt threshold and obtain VSCC approval. Additionally, if an ex-customer of Default Service wants to return to DPL as its energy supplier, it must give 5 years notice or obtain approval of the VSCC that the return is in the public interest. In this event, the ex-customer must take DPL’s service at market based rates. DPL also believes that the amendments to the Virginia Restructuring Act will terminate, as of December 31, 2008, the ratemaking provisions within the MOA, including the application of the proxy rate calculation to DPL’s fuel factor as discussed above; however, the VSCC’s interpretation of these provisions is not known. It should be noted that in DPL’s view, in the absence these amendments, the MOA and all of its provisions (including the proxy rate calculation) expire on July 1, 2007; the VSCC staff and the Virginia Attorney General disagree with DPL’s position. Assuming the ratemaking provisions of the MOA end on December 31, 2008 pursuant to the amended Virginia Restructuring Act, the amendments provide that DPL shall file a rate case in 2009 and every 2 years thereafter. The ROE to be allowed by the VSCC will be set within a range, the lower of which is essentially the average of vertically integrated investor-owned electric utilities in the southeast with an upper point that is 300 basis points above that average. The VSCC has authority to set rates higher or lower to allow DPL to maintain the opportunity to earn the determined ROE and to credit back to customers, in whole or in part, earnings that were 50 basis points or more in excess of the determined ROE. The amended Virginia Restructuring Act includes various incentive ROEs for the construction of new generation and would allow the VSCC to penalize or reward DPL for efficient operations or, if DPL were to add new generation, for generating unit performance. There are also enhanced ratemaking features if DPL pursues conservation, demand management and energy efficiency programs or pursues renewable energy portfolios.

DPL is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to both Default Service customers and customers in Virginia who have selected another energy supplier. These delivery rates generally are frozen until December 31, 2010, except that DPL can apply for two changes in delivery rates (one prior to July 1, 2007 and another between July 1, 2007 and December 31, 2010).

In Virginia, DPL sales to Default Service customers represented 94% of total sales (measured by megawatt hours) in 2006 and 100% of total sales in 2005.

DPL also provides regulated natural gas supply and distribution service to customers in its Delaware natural gas service territory. Large and medium volume commercial and industrial natural gas customers may purchase natural gas either from DPL or from other suppliers. DPL uses its natural gas distribution facilities to transport natural gas for customers that choose to purchase natural gas from other suppliers. These customers pay DPL distribution service rates approved by the DPSC. DPL purchases natural gas supplies for resale to its sales service customers from marketers and producers through a combination of long-term agreements and next-day delivery arrangements. For the twelve months ended December 31, 2006, DPL supplied 66% of the natural gas that it delivered, compared to 73% in 2005.

ACE

ACE is primarily engaged in the transmission and distribution of electricity in a service territory consisting of Gloucester, Camden, Burlington, Ocean, Atlantic, Cape May, Cumberland and Salem counties in southern New Jersey. ACE was incorporated in New Jersey in 1924. ACE’s service territory covers 2,700 square miles and has a population of 1 million. As of December 31, 2006, ACE delivered electricity to 539,000 customers in its service territory, as compared to 532,000 customers as of December 31, 2005. In 2006, ACE delivered a total of 9,931,000 megawatt hours of electricity to its customers, of which 43% was delivered to residential customers, 44% to commercial customers and 13% to industrial customers. In 2005, ACE delivered 10,080,000 megawatt hours of electricity to its customers, of which 44% was delivered to residential customers, 43% to commercial customers, and 13% to industrial customers.

Electric customers in New Jersey who do not choose another supplier receive BGS from their electric distribution company. New Jersey’s electric distribution companies, including ACE, jointly procure the supply to meet their BGS obligations from competitive suppliers selected through auctions authorized by the NJBPU for New Jersey’s total BGS requirements. The winning bidders in the auction are required to supply a specified portion of the BGS customer load with full requirements service, consisting of power supply and transmission service.

ACE provides two types of BGS:

•

BGS-Fixed Price (BGS-FP), which is supplied to smaller commercial and residential customers at seasonally-adjusted fixed prices. BGS-FP rates change annually on June 1 and are based on the average BGS price obtained at auction in the current year and the two prior years. ACE’s BGS-FP load is approximately 2,100 megawatts, which represents approximately 87% of ACE’s total BGS load. Approximately one-third of this total load is auctioned off each year for a three-year term.

•

BGS-Commercial and Industrial Energy Price (BGS-CIEP), which is supplied to larger customers at hourly PJM real-time market prices for a term of 12 months. ACE’s BGS-CIEP load is approximately 315 megawatts, which represents approximately 13% of ACE’s BGS load. This total load is auctioned off each year for a one-year term.

As of December 31, 2006, Conectiv Energy supplied one 100 megawatt block of ACE’s BGS-FP load.

ACE is paid tariff rates established by the NJBPU that compensate it for the cost of obtaining the BGS from competitive suppliers. ACE does not make any profit or incur any loss on the supply component of the BGS it provides to customers.

ACE is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to both BGS customers and customers in its service territory who have selected another energy supplier.

ACE sales to New Jersey BGS customers represented 78% of total sales (measured by megawatt hours) for the year ended December 31, 2006 and 2005.

In addition to its electricity transmission and distribution operations, as of December 31, 2005, ACE owned a 2.47% undivided interest in the Keystone electric generating facility and a 3.83% undivided interest in the Conemaugh electric generating facility (with a combined generating capacity of 108 megawatts) and the B.L. England electric generating facility (with a generating capacity of 447 megawatts).

On September 1, 2006, ACE sold its 2.4% undivided interest in the Keystone generating facility and its 3.83% undivided interest in the Conemaugh generating facility to Duquesne Light Holdings Inc. for approximately $177.0 million, which was subsequently decreased by $1.6 million based on a post-closing 60-day true-up for applicable items not known at the time of the closing. Approximately $81.3 million of the net gain from the sale has been used to offset the remaining regulatory asset balance, which ACE has been recovering in rates, and approximately $49.8 million of the net gain is being returned to ratepayers over a 33-month period as a credit on their bills, which began during the October 2006 billing period. The balance to be repaid to customers is $48.4 million as of December 31, 2006.

On February 8, 2007, ACE sold the B.L. England generating facility (with a generating capacity of 447 megawatts) to RC Cape May Holdings, LLC (RC Cape May), an affiliate of Rockland Capital Energy Investments, LLC, for a price of $9.0 million, after adjustment for, among other things, variances in the value of fuel and material inventories at the time of closing, certain capital expenditures, plant operating capacity, the value of certain benefits for transferred employees and the actual closing date. The purchase price will be further adjusted based on a post-closing 60-day true-up for applicable items not known at the time of the closing. In addition, RC Cape May and ACE have agreed to arbitration concerning whether RC Cape May must pay to ACE, as part of the purchase price, an additional $3.1 million remaining in dispute. The sale of B.L. England will not affect the stranded costs associated with the plant that already have been securitized. ACE anticipates that approximately $9 million to $10 million of additional assets related to B.L. England may, subject to NJBPU approval, be eligible for recovery as stranded costs. For the year ended December 31, 2006, B.L. England’s operating revenue was $86.9 million.

ACE also has several contracts with non-utility generators (NUGs) under which ACE purchased 3.8 million megawatt hours of power in 2006. ACE sells the electricity purchased under the contracts with NUGs into the wholesale market administered by PJM.

During 2006, ACE’s generation and wholesale electricity sales operations produced approximately 26% of ACE’s operating revenue, of which approximately 32% was produced by the B.L. England, Keystone and Conemaugh facilities.

In 2001, ACE established Atlantic City Electric Transition Funding LLC (ACE Funding) solely for the purpose of securitizing authorized portions of ACE’s recoverable stranded costs through the issuance and sale of bonds (Transition Bonds). The proceeds of the sale of each series of Transition Bonds have been transferred to ACE in exchange for the transfer by ACE to ACE Funding of the right to collect a non-bypassable transition bond charge from ACE customers pursuant to bondable stranded costs rate orders issued by the NJBPU in an amount sufficient to fund the principal and interest payments on the Transition Bonds and related taxes, expenses and fees (Bondable Transition Property). The assets of ACE Funding, including the Bondable Transition Property, and the Transition Bond charges collected from ACE’s customers, are not available to creditors of ACE. The holders of Transition Bonds have recourse only to the assets of ACE Funding.

Competitive Energy

PHI’s Competitive Energy business is engaged in the generation of electricity and the non-regulated marketing and supply of electricity and natural gas, and related energy management services, primarily in the mid-Atlantic region. In 2006, 2005 and 2004 PHI’s Competitive Energy operations produced 46%, 51% and 50%, respectively, of PHI’s consolidated operating revenues. In 2006, 2005 and 2004 PHI’s Competitive Energy operations produced 20%, 16% and 19%, respectively, of PHI’s consolidated operating income. PHI’s Competitive Energy operations are conducted by Conectiv Energy and Pepco Energy Services. For financial reporting purposes Conectiv Energy and Pepco Energy Services each is treated as a separate segment.

Conectiv Energy

Conectiv Energy provides wholesale electric power, capacity, and ancillary services in the wholesale markets administered by PJM and also supplies electricity to other wholesale market participants under long and short-term bilateral contracts. Conectiv Energy also supplies electric power to satisfy a portion of ACE’s New Jersey, DPL’s Delaware, Maryland, and Virginia and Pepco’s Maryland Default Electricity Supply load, as well as default electricity supply load shares of other utilities. PHI refers to these activities as Merchant Generation & Load Service. Other than its default electricity supply sales, Conectiv Energy does not participate in the retail competitive power supply market. Conectiv Energy obtains the electricity required to meet its power supply obligations from its own generating plants, under bilateral contracts entered into with other wholesale market participants and from purchases in the wholesale market administered by PJM.

Conectiv Energy’s generation capacity is concentrated in mid-merit plants, which due to their operating flexibility and multi-fuel capability can quickly change their output level on an economic basis. Like “peak-load” plants, mid-merit plants generally operate during times when demand for electricity rises and prices are higher. However, mid-merit plants usually operate more frequently and for longer periods of time than peak-load plants because of better heat rates. As of December 31, 2006, Conectiv Energy owned and operated mid-merit plants with a combined 2,713 megawatts of capacity, peak-load plants with a combined 639 megawatts of capacity and base-load generating plants with a combined 340 megawatts of capacity. Conectiv Energy also owns three uninstalled combustion turbines with a book value of $57.0 million. Conectiv Energy will determine whether to install these turbines as part of an existing or new generating facility or sell the turbines to a third party based upon market demand.

Conectiv Energy also sells natural gas and fuel oil to very large end-users and to wholesale market participants under bilateral agreements and operates a real-time power desk, which generates margin by identifying and capturing price differences between power pools and locational and timing differences within a power pool. Conectiv Energy obtains the natural gas and fuel oil required to meet its supply obligations through market purchases for next day delivery and under long- and short-term bilateral contracts with other market participants.

Conectiv Energy actively engages in commodity risk management activities to reduce its financial exposure to changes in the value of its assets and obligations due to commodity price fluctuations. A portion of these risk management activities is conducted using instruments classified as derivatives, such as forward contracts, futures, swaps, and exchange-traded and over-the-counter options. Conectiv Energy also manages commodity risk with contracts that are not classified as derivatives. Conectiv Energy has two primary risk management objectives: (1) to manage the spread between the cost of fuel used to operate its electric generation plants and the revenue received from the sale of the power produced by those plants; and (2) to manage the cost of fulfilling its contracts to supply load in order to ensure stable and known minimum cash flows and lock-in favorable prices and margins when they become available. To a lesser extent, Conectiv Energy also operates a real-time power desk, which generates margin by capturing price differences between power pools, and locational and timing differences within a power pool.

Conectiv Energy’s goal is to manage the risk associated with the expected power output of its generation facilities and their fuel requirements. The risk management goals are approved by PHI’s Corporate Risk Management Committee and may change from time to time based on market conditions. The actual level of coverage may vary depending on the extent to which Conectiv Energy is successful in implementing its risk management strategies. For additional discussion of Conectiv Energy’s risk management activities, see “Quantitative and Qualitative Disclosures about Market Risk.”

Pepco Energy Services

Pepco Energy Services provides retail energy supply and energy services primarily to commercial, industrial, and government customers. Pepco Energy Services sells electricity, including electricity from renewable resources, to customers located in the mid-Atlantic and northeastern regions of the U.S. and the Chicago, Illinois area. As of December 31, 2006, Pepco Energy Services’ estimated retail electricity backlog is 31.3 million MWH for delivery through 2011, an increase of 105% since December 31, 2005. Pepco Energy Services also sells natural gas to customers primarily located in the mid-Atlantic region.

Pepco Energy Services owns and operates district energy systems in Atlantic City, New Jersey and Wilmington, Delaware and sells steam and chilled water to customers in those cities. Pepco Energy Services also provides energy savings performance contracting services principally to federal, state and local government customers, and designs, constructs, and operates combined heat and power plants and central energy plants.

Pepco Energy Services provides high voltage construction and maintenance services to utilities throughout the United States and low voltage electric and telecommunication construction and maintenance services in the Washington, D.C. area.

During 2006, Pepco Energy Services sold five businesses that served primarily commercial and industrial customers by providing heating, ventilation, air conditioning, electrical testing and maintenance, and building automation services. Net assets sold were approximately $20.7 million.

Pepco Energy Services also owns and operates two oil-fired power plants. The power plants are located in Washington, D.C. and have a generating capacity rating of approximately 806 MW. Pepco Energy Services sells the output of these plants into the wholesale market administered by PJM. Pepco Energy Services intends to provide notice to PJM of its intention to deactivate these plants. It is expected that the plants would be deactivated no later than May 31, 2012. Deactivation is subject to approval by PJM and will not have a material impact on PHI’s financial condition, results of operations or cash flows.

Competition

The unregulated energy generation, supply and marketing businesses primarily in the mid-Atlantic region are characterized by intense competition at both the wholesale and retail levels. At the wholesale level, Conectiv Energy and Pepco Energy Services compete with numerous non-utility generators, independent power producers, wholesale power marketers and brokers, and traditional utilities that continue to operate generation assets. In the retail energy supply market and in providing energy management services, Pepco Energy Services competes with numerous competitive energy marketers and other service providers. Competition in both the wholesale and retail markets for energy and energy management services is based primarily on price and, to a lesser extent, the range of services offered to customers and quality of service.

Seasonality

Like the Power Delivery business, the power generation, supply and marketing businesses are seasonal and weather patterns can have a material impact on operating performance. Demand for electricity generally is higher in the summer months associated with cooling and demand for electricity and natural gas generally is higher in the winter months associated with heating, as compared to other times of the year. Historically, the competitive energy operations of Conectiv Energy and Pepco Energy Services have produced less revenue when weather conditions are milder than normal. Milder weather can also negatively impact income from these operations. Energy management services generally are not seasonal.

Other Business Operations

Over the last several years, PHI has discontinued its investments in non-energy related businesses, including the sale of its aircraft investments and the sale of its 50% interest in Starpower Communications LLC (Starpower). Through its subsidiary, Potomac Capital Investment Corporation (PCI), PHI continues to maintain a portfolio of cross-border energy sale-leaseback transactions, with a book value at December 31, 2006 of approximately $1.3 billion. For additional information concerning these cross-border lease transactions, see Note (12) “Commitments and Contingencies” to the consolidated financial statements of PHI and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors.” This activity constitutes a separate operating segment for financial reporting purposes, which is designated “Other Non-Regulated.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONSOLIDATED RESULTS OF OPERATIONS

The following results of operations discussion is for the year ended December 31, 2006, compared to the year ended December 31, 2005. All amounts in the tables (except sales and customers) are in millions.

Operating Revenue

A detail of the components of PHI’s consolidated operating revenue is as follows:

	2006	2005	Change
Power Delivery	$5,118.8	$4,702.9	$415.9
Conectiv Energy	2,157.3	2,603.6	(446.3)
Pepco Energy Services	1,668.9	1,487.5	181.4
Other Non-Regulated	90.6	84.5	6.1
Corp. & Other	(672.7)	(813.0)	140.3

Total Operating Revenue	$8,362.9	$8,065.5	$297.4

Power Delivery Business

The following table categorizes Power Delivery’s operating revenue by type of revenue.

	2006	2005	Change
Regulated T&D Electric Revenue	$1,533.2	$1,623.2	$(90.0)
Default Supply Revenue	3,271.9	2,753.0	518.9
Other Electric Revenue	58.3	65.2	(6.9)

Total Electric Operating Revenue	4,863.4	4,441.4	422.0

Regulated Gas Revenue	204.8	198.7	6.1
Other Gas Revenue	50.6	62.8	(12.2)

Total Gas Operating Revenue	255.4	261.5	(6.1)

Total Power Delivery Operating Revenue	$5,118.8	$4,702.9	$415.9

Regulated Transmission and Distribution (T&D) Electric Revenue consists of revenue from the transmission and the delivery of electricity including Default Electricity Supply to PHI’s customers within its service territories at regulated rates.

Default Supply Revenue is the revenue received for Default Electricity Supply. The costs related to Default Electricity Supply are included in Fuel and Purchased Energy and Other Services Cost of Sales.

Other Electric Revenue consists of utility-related work and services performed on behalf of customers, including other utilities.

Regulated Gas Revenue consists of revenues for on-system natural gas sales and the transportation of natural gas for customers within PHI’s service territories at regulated rates.

Other Gas Revenue consists of off-system natural gas sales and the release of excess system capacity.

Electric Operating Revenue

Regulated T&D Electric Revenue	2006	2005	Change
Residential	$575.7	$613.0	$(37.3)
Commercial	699.0	726.8	(27.8)
Industrial	28.6	36.8	(8.2)
Other (Includes PJM)	229.9	246.6	(16.7)

Total Regulated T&D Electric Revenue	$1,533.2	$1,623.2	$(90.0)

Regulated T&D Electric Sales (gigawatt hours (Gwh))	2006	2005	Change
Residential	17,139	18,045	(906)
Commercial	28,638	29,441	(803)
Industrial	4,119	4,288	(169)

Total Regulated T&D Electric Sales	49,896	51,774	(1,878)

Regulated T&D Electric Customers (000s)	2006	2005	Change
Residential	1,605	1,591	14
Commercial	198	196	2
Industrial	2	2	—

Total Regulated T&D Electric Customers	1,805	1,789	16

The Pepco, DPL and ACE service territories are located within a corridor extending from Washington, D.C. to southern New Jersey. These service territories are economically diverse and include key industries that contribute to the regional economic base.

•	Commercial activity in the region includes banking and other professional services, government, insurance, real estate, strip malls, casinos, stand alone construction, and tourism.

•	Industrial activity in the region includes automotive, chemical, glass, pharmaceutical, steel manufacturing, food processing, and oil refining.

Regulated T&D Revenue decreased by $90.0 million primarily due to the following: (i) $51.2 million decrease in sales due to weather, the result of a 16% decrease in Heating Degree Days and 12% decrease in Cooling Degree Days in 2006, (ii) $18.5 million decrease due to a change in Delaware rate structure effective May 1, 2006, which shifted revenue from Regulated T&D Electric Revenue to Default Supply Revenue, (iii) $17.1 million decrease in network transmission revenues due to lower rates approved by FERC in June 2006, (iv) $7.0 million decrease due to a Delaware base rate reduction effective May 1, 2006, primarily offset by (v) $12.9 million increase in sales due to a 0.9% increase in the number of customers.

Default Electricity Supply

Default Supply Revenue	2006	2005	Change
Residential	$1,482.2	$1,161.7	$320.5
Commercial	1,348.6	994.9	353.7
Industrial	108.2	134.2	(26.0)
Other (Includes PJM)	332.9	462.2	(129.3)

Total Default Supply Revenue	$3,271.9	$2,753.0	$518.9

Default Electricity Supply Sales (Gwh)	2006	2005	Change
Residential	16,698	17,490	(792)
Commercial	14,799	15,020	(221)
Industrial	1,379	2,058	(679)
Other	129	157	(28)

Total Default Electricity Supply Sales	33,005	34,725	(1,720)

Default Electricity Supply Customers (000s)	2006	2005	Change
Residential	1,575	1,557	18
Commercial	170	181	(11)
Industrial	1	2	(1)
Other	2	2	—

Total Default Electricity Supply Customers	1,748	1,742	6

Default Supply Revenue increased $518.9 million, representing an 18.8% increase despite a 5% decrease in Gwh sales. This increase was primarily due to the following: (i) an increase of $709.3 million attributable to higher retail electricity rates, primarily resulting from market based rates beginning in Delaware on May 1, 2006 and annual increases in Default Electricity Supply rates during the year in the District of Columbia, Maryland, New Jersey, and Virginia, primarily offset by (ii) $142.1 million decrease in wholesale energy revenues from sales of generated and purchased energy in PJM due to lower market prices in the third quarter of 2006 and the sale by ACE of its interests in the Keystone and Conemaugh generating plants, effective September 1, 2006, and (iii) $93.1 million decrease in sales due to milder weather (a 16% decrease in Heating Degree Days and a 12% decrease in Cooling Degree Days in 2006).

Other Electric Revenue

Other Electric Revenue decreased $6.9 million to $58.3 million in 2006 from $65.2 million in 2005 primarily due to a decrease in customer requested work.

Gas Operating Revenue

Regulated Gas Revenue	2006	2005	Change
Residential	$116.2	$115.0	$1.2
Commercial	73.0	68.5	4.5
Industrial	10.3	10.6	(.3)
Transportation and Other	5.3	4.6	.7

Total Regulated Gas Revenue	$204.8	$198.7	$6.1

Regulated Gas Sales (billion cubic feet (Bcf)	2006	2005	Change
Residential	6.6	8.4	(1.8)
Commercial	4.6	5.6	(1.0)
Industrial	.8	1.1	(.3)
Transportation and Other	6.3	5.6	.7

Total Regulated Gas Sales	18.3	20.7	(2.4)

Regulated Gas Customers (000s)	2006	2005	Change
Residential	112	111	1
Commercial	9	9	—
Industrial	—	—	—
Transportation and Other	—	—	—

Total Regulated Gas Customers	121	120	1

DPL’s natural gas service territory is located in New Castle County, Delaware. Several key industries contribute to the economic base as well as to growth.

•	Commercial activity in the region includes banking and other professional services, government, insurance, real estate, strip malls, stand alone construction and tourism.

•	Industrial activity in the region includes automotive, chemical and pharmaceutical.

Regulated Gas Revenue increased by $6.1 million primarily due to (i) a $33.2 million increase in revenues as the result of Gas Cost Rate (GCR) increases effective November 1, 2006 and November 1, 2005, as a result of higher natural gas commodity costs (primarily offset in Fuel and Purchased Energy and Other Services Costs of Sales expense), offset by (ii) a $22.3 million decrease in sales due to milder weather (a 17% decrease in Heating Degree Days in 2006), and (iii) a $4.8 million decrease primarily due to differences in consumption among various customer rate classes.

Other Gas Revenue

Other Gas Revenue decreased by $12.2 million to $50.6 million in 2006 from $62.8 million in 2005 primarily due to lower off-system sales (partially offset in Gas Purchased expense).

Competitive Energy Businesses

Conectiv Energy

The impact of Operating Revenue changes and Fuel and Purchased Energy and Other Services Cost of Sales changes with respect to the Conectiv Energy component of the Competitive Energy business are encompassed within the discussion that follows.

Operating Revenues of the Conectiv Energy segment are derived primarily from the sale of electricity. The primary components of its Costs of Sales are fuel and purchased power. Because fuel and electricity prices tend to move in tandem, price changes in these commodities from period to period can have a significant impact on Operating Revenue and Costs of Sales without signifying any change in the performance of the Conectiv Energy segment. For this reason, PHI from a managerial standpoint focuses on gross margin as a measure of performance.

Conectiv Energy Gross Margin

The following discussion of the results of operations for the Conectiv Energy segment combines as a single business activity designated as “Merchant Generation & Load Service” the activities that in prior reports were designated as “Merchant Generation” and “Full Requirements Load Service.” This change has been implemented because Full Requirements Load Service contracts are primarily used, along with other hedges already contained in the prior “Merchant Generation” category, to hedge capacity and energy output from Conectiv Energy’s generation plants.

Merchant Generation & Load Service consists primarily of electric power, capacity and ancillary services sales from Conectiv Energy’s generating plants; tolling arrangements entered into to sell energy and other products from Conectiv Energy’s generating plants and to purchase energy and other products from generating plants of other companies; hedges of power, capacity, fuel and load; the sale of excess fuel (primarily natural gas) and emission allowances; electric power, capacity, and ancillary services sales pursuant to competitively bid contracts entered into with affiliated and non-affiliated companies to fulfill their default electricity supply obligations; and fuel switching activities made possible by the multi-fuel capabilities of some of Conectiv Energy’s power plants.

In addition, the activity designated as “Other Power, Oil and Gas Marketing Services” in previous reports has been renamed “Energy Marketing”. Energy Marketing activities continue to consist primarily of wholesale natural gas and fuel oil marketing; the activities of the real-time power desk, which generates margin by capturing price differences between power pools, and locational and timing differences within a power pool; and prior to October 31, 2006, provided operating services under an agreement with an unaffiliated generating plant.

	December 31,
	2006	2005
Operating Revenue ($ millions):
Merchant Generation & Load Service	$1,347.1	$1,524.4
Energy Marketing	810.2	1,079.2

Total Operating Revenue[1]	$2,157.3	$2,603.6

Cost of Sales ($ millions):
Merchant Generation & Load Service	$1,116.4	$1,276.3
Energy Marketing	785.6	1,068.1

Total Cost of Sales[2]	$1,902.0	$2,344.4

Gross Margin ($ millions):
Merchant Generation & Load Service	$230.7	$248.1
Energy Marketing	24.6	11.1

Total Gross Margin	$255.3	$259.2

Generation Fuel and Purchased Power Expenses ($ millions)[3]:
Generation Fuel Expenses[4,5]
Natural Gas	$161.5	$235.2
Coal	53.3	46.7
Oil	26.6	104.6
Other[6]	4.1	4.9

Total Generation Fuel Expenses	$245.5	$391.4

Purchased Power Expenses[5]	$431.1	$539.0

Statistics:	2006	2005
Generation Output (MWh):
Base-Load [7]	1,814,516	1,738,280
Mid-Merit (Combined Cycle)[8]	2,081,872	2,971,294
Mid-Merit (Oil Fired)[9]	115,120	694,887
Peaking	131,930	190,688
Tolled Generation	94,064	70,834

Total	4,237,502	5,665,983

Load Service Volume (MWh)[10]	8,514,719	14,230,888
Average Power Sales Price [11] ($/MWh):
Generation Sales[4]	$77.69	$87.62
Non-Generation Sales[12]	$73.79	$53.16
Total	$74.77	$60.12
Average on-peak spot power price at PJM East Hub ($/MWh)[13]	$65.29	$83.35
Average around-the-clock spot power price at PJM East Hub ($/MWh)[13]	$53.07	$66.05
Average spot natural gas price at market area M3 ($/MMBtu)[14]	$7.31	$9.69
Weather (degree days at Philadelphia Airport):[15]
Heating degree days	4,205	4,966
Cooling degree days	1,136	1,306

1	Includes $664.1 million and $801.8 million of affiliate transactions for 2006 and 2005, respectively.
2	Includes $197.7 million and $217.7 million of affiliate transactions for 2006 and 2005, respectively. Also, excludes depreciation and amortization expense of $36.3 million and $40.4 million, respectively.
3	Consists solely of Merchant Generation & Load Service expenses; does not include the cost of fuel not consumed by the power plants and intercompany tolling expenses.
4	Includes tolled generation.
5	Includes associated hedging gains and losses.
6	Includes emissions expenses, fuel additives, and other fuel-related costs.
7	Edge Moor Units 3 and 4 and Deepwater Unit 6.
8	Hay Road and Bethlehem, all units.
9	Edge Moor Unit 5 and Deepwater Unit 1.
10	Consists of all default electricity supply sales; does not include standard product hedge volumes.
11	Calculated from data reported in Conectiv Energy’s Electric Quarterly Report (EQR) filed with the FERC; does not include capacity or ancillary services revenue.
12	Consists of default electricity supply sales, standard product power sales, and spot power sales other than merchant generation as reported in Conectiv Energy’s EQR.
13	Source: PJM Web site (www.pjm.com).
14	Source: Average delivered natural gas price at Tetco Zone M3 as published in Gas Daily.
15	Source: National Oceanic and Atmospheric Administration National Weather Service data.

Conectiv Energy revenue and cost of sales are lower in 2006 primarily due to lower fuel prices and correspondingly lower electricity prices. Lower sales of default electricity supply was a lesser factor.

Merchant Generation & Load Service gross margin decreased 7%. Milder weather during 2006, coupled with lower spark spreads and an unplanned summer outage at the Hay Road generating facility, resulted in a 26% decrease in output from Conectiv Energy’s generating plants. Sales of ancillary services and fuel switching activities contributed less to gross margin in 2006 than in 2005. New higher margin default electricity service contracts (which replaced expiring higher volume, but lower margin default electricity supply sales), a mark-to-market gain on a supply contract, and hedging gains helped reduce the gross margin decrease.

Energy Marketing gross margins increased $13.5 million in 2006 compared to 2005, primarily due to improved inventory management in the oil marketing business that resulted in a $9.2 million increase and increased gross margins of $7.7 million in the gas marketing business from gains on storage, transportation, and supply contracts. The gross margin increase was partially offset by $3.3 million due to the expiration and associated termination costs of a contract to provide operating services for an unaffiliated generation station which expired on October 31, 2006.

Pepco Energy Services

Pepco Energy Services’ operating revenue increased $181.4 million primarily due to (i) an increase of $265.6 million due to higher retail electricity customer load in 2006 and (ii) an increase of $44.3 million due to higher energy services project revenue in 2006 resulting from increased construction activity partially offset by lower revenue related to the sale of five businesses in 2006; partially offset by (iii) a decrease of $93.8 million due to lower natural gas volumes in 2006 as a result of fewer customers served and milder weather, (iv) a decrease of $29.0 million due to reduced electricity generation by the Benning and Buzzard power plants in 2006 due to milder weather and higher fuel oil prices, and (v) a decrease of $5.7 million in mass market products and services revenue, a business Pepco Energy Services exited in 2005. As of December 31, 2006, Pepco Energy Services had 3,544 megawatts of commercial and industrial load, as compared to 2,034 megawatts of commercial and industrial load at the end of 2005. In 2006, Pepco Energy Services’ power plants generated 89,578 megawatt hours of electricity as compared to 237,624 in 2005.

Other Non-Regulated

Other Non-Regulated revenue increased $6.1 million to $90.6 million in 2006 from $84.5 million in 2005. Operating revenues consist of lease earnings recognized under Statement of Financial Accounting Standards (SFAS) No. 13 and changes to the carrying value of the other miscellaneous investments.

Operating Expenses

Fuel and Purchased Energy and Other Services Cost of Sales

A detail of PHI’s consolidated Fuel and Purchased Energy and Other Services Cost of Sales is as follows:

	2006	2005	Change
Power Delivery	$3,303.6	$2,720.5	$583.1
Conectiv Energy	1,902.0	2,344.4	(442.4)
Pepco Energy Services	1,531.1	1,357.5	173.6
Corp. & Other	(670.8)	(810.4)	139.6

Total	$6,065.9	$5,612.0	$453.9

Power Delivery Business

Power Delivery’s Fuel and Purchased Energy costs associated with Default Electricity Supply sales increased by $583.1 million primarily due to: (i) $736.8 million increase in average energy costs, resulting from higher costs of Default Electricity Supply contracts that went into effect primarily in June 2006 and 2005, offset by (ii) $155.5 million decrease primarily due to differences in consumption among the various customer rate classes (impact due to such factors as weather, migration, etc).

Competitive Energy Business

Conectiv Energy

The impact of Fuel and Purchased Energy and Other Services Cost of Sales changes with respect to the Conectiv Energy component of the Competitive Energy business are encompassed within the prior discussion under the heading “Conectiv Energy Gross Margin.”

Pepco Energy Services

Pepco Energy Services’ Fuel and Purchased Energy and Other Services Cost of Sales increased $173.6 million due to (i) a $246.5 million increase in purchases of electricity in 2006 to serve higher retail customer load and (ii) an increase of $37.2 million in costs due to higher energy services projects in 2006 as a result of increased construction activity; partially offset by (iii) a decrease of $87.6 million for purchases of natural gas due to lower volumes sold in 2006 as the result of fewer customers served and milder weather, (iv) a $17.6 million decrease in electricity generation costs in 2006 due to reduced electricity generation by the Benning and Buzzard power plants as a result of milder weather and higher fuel oil prices, (v) a $4.9 million decrease in mass market products and services costs, a business Pepco Energy Services exited in 2005, and (vi) decreased costs due to the sale of five companies in 2006.

Other Operation and Maintenance

A detail of PHI’s other operation and maintenance expense is as follows:

	2006	2005	Change
Power Delivery	$639.6	$643.1	$(3.5)
Conectiv Energy	116.3	107.7	8.6
Pepco Energy Services	67.6	71.2	(3.6)
Other Non-Regulated	4.2	5.2	(1.0)
Corp. & Other	(20.4)	(11.5)	(8.9)

Total	$807.3	$815.7	$(8.4)

The higher operation and maintenance expenses of the Conectiv Energy segment were primarily due to planned and unplanned facility outages. The impact of this increase was substantially offset by lower corporate expenses related to the amortization of non-compete agreements and other administrative and general expenses.

Depreciation and Amortization

Depreciation and amortization expenses decreased by $14.1 million to $413.2 million in 2006, from $427.3 million in 2005. The decrease is primarily due to (i) a $5.4 million change in depreciation technique resulting from the ACE distribution base rate case settlement in 2005 that depreciates assets over their whole life versus their remaining life, (ii) a $4.1 million reduction of ACE regulatory debits, and (iii) a $3 million reduction due to completion of amortization related to software, offset by net increases to plant in-service (adds less retirements) of about $5.4 million.

Deferred Electric Service Costs

Deferred Electric Service Costs decreased by $98.1 million to $22.1 million in 2006, from $120.2 million in 2005. The $98.1 million decrease was attributable to (i) $92.4 million net under-recovery associated with New Jersey BGS, NUGs, market transition charges and other restructuring items and (ii) $5.7 million in regulatory disallowances (net of amounts previously reserved) in connection with the ACE distribution base rate case settlement in 2005. At December 31, 2006, ACE’s balance sheet included as a regulatory liability an over-recovery of $164.9 million with respect primarily to these items, which is net of a $46.0 million reserve for items disallowed by the New Jersey Board of Public Utilities (NJBPU) in a ruling that is under appeal. The $164.9 million regulatory liability also includes an $81.3 million gain related to the September 1, 2006 sale of ACE’s interests in Keystone and Conemaugh.

Impairment Losses

For the year ended December 31, 2006, Pepco Holdings recorded pre-tax impairment losses of $18.9 million ($13.7 million after-tax) related to certain energy services business assets owned by Pepco Energy Services. The impairments were recorded as a result of the execution of contracts to sell certain assets and due to the lower than expected production and related estimated cash flows from other assets. The fair value of the assets under contracts for sale was determined based on the sales contract price, while the fair value of the other assets was determined by estimating future expected production and cash flows.

Gain on Sales of Assets

Pepco Holdings recorded a Gain on Sales of Assets of $.8 million for the year ended December 31, 2006, compared to $86.8 million for the year ended December 31, 2005. The $86.8 million gain in 2005 primarily consisted of: (i) a $68.1 million gain from the sale of non-utility land owned by Pepco located at Buzzard Point in the District of Columbia, and (ii) a $13.3 million gain recorded by PCI from proceeds related to the final liquidation of a financial investment that was written off in 2001.

Gain on Settlement of Claims with Mirant

The Gain on Settlement of Claims with Mirant of $70.5 million in 2005 represents a settlement (net of customer sharing) with Mirant of the Pepco TPA Claim ($70 million gain) and a Pepco asbestos claim against the Mirant bankruptcy estate ($.5 million gain). See “Regulatory and Other Matters—Relationship with Mirant Corporation” for additional information.

Other Income (Expenses)

Other Expenses (which are net of other income) decreased by $3.1 million to $282.4 million for the year ended December 31, 2006 from $285.5 million for the same period in 2005. The decrease primarily resulted from an increase in income from equity fund valuations at PCI of $7.3 million and $2.3 in lower impairment charges during 2006 compared to 2005, partially offset by a $6.6 million gain in 2005 related to the sale of an investment.

Income Tax Expense

Pepco Holdings’ effective tax rate for the year ended December 31, 2006 was 39% as compared to the federal statutory rate of 35%. The major reasons for this difference were state income taxes (net of federal benefit), and the flow-through of certain book/tax depreciation differences, partially offset by the flow-through of Deferred Investment Tax Credits and tax benefits related to certain leveraged leases.

Pepco Holdings’ effective tax rate for the year ended December 31, 2005 was 41% as compared to the federal statutory rate of 35%. The major reasons for this difference were state income taxes (net of federal benefit), changes in estimates related to tax liabilities of prior tax years under audit, and the flow-through of certain book/tax depreciation differences, partially offset by the flow-through of Deferred Investment Tax Credits and tax benefits related to certain leveraged leases.

The following results of operations discussion is for the year ended December 31, 2005, compared to the year ended December 31, 2004. All amounts in the tables (except sales and customers) are in millions of dollars.

Operating Revenue

A detail of the components of PHI’s consolidated operating revenues is as follows:

	2005	2004	Change
Power Delivery	$4,702.9	$4,377.7	$325.2
Conectiv Energy	2,603.6	2,409.8	193.8
Pepco Energy Services	1,487.5	1,166.6	320.9
Other Non-Regulated	84.5	90.5	(6.0)
Corporate and Other	(813.0)	(821.5)	8.5

Total Operating Revenue	$8,065.5	$7,223.1	$842.4

Power Delivery Business

The following table categorizes Power Delivery’s operating revenue by type of revenue.

	2005	2004	Change
Regulated T&D Electric Revenue	$1,623.2	$1,566.6	$56.6
Default Supply Revenue	2,753.0	2,514.7	238.3
Other Electric Revenue	65.2	67.8	(2.6)

Total Electric Operating Revenue	4,441.4	4,149.1	292.3

Regulated Gas Revenue	198.7	169.7	29.0
Other Gas Revenue	62.8	58.9	3.9

Total Gas Operating Revenue	261.5	228.6	32.9

Total Power Delivery Operating Revenue	$4,702.9	$4,377.7	$325.2

Electric Operating Revenue

Regulated T&D Electric Revenue	2005	2004	Change
Residential	$613.0	$597.7	$15.3
Commercial	726.8	692.3	34.5
Industrial	36.8	37.4	(.6)
Other (Includes PJM)	246.6	239.2	7.4

Total Regulated T&D Electric Revenue	$1,623.2	$1,566.6	$56.6

Regulated T&D Electric Sales (Gwh)	2005	2004	Change
Residential	18,045	17,759	286
Commercial	29,441	28,448	993
Industrial	4,288	4,471	(183)

Total Regulated T&D Electric Sales	51,774	50,678	1,096

Regulated T&D Electric Customers (000s)	2005	2004	Change
Residential	1,591	1,567	24
Commercial	196	193	3
Industrial	2	2	—

Total Regulated T&D Electric Customers	1,789	1,762	27

Regulated T&D Revenue increased by $56.6 million primarily due to the following: (i) $19.3 million due to customer growth, the result of a 1.5% customer increase in 2005, (ii) $17.6 million increase as a result of a 14.7% increase in Cooling Degree Days in 2005, (iii) $1.9 million (including $3.3 million in tax pass-throughs) increase due to net adjustments for estimated unbilled revenues recorded in the second and fourth quarters of 2005, reflecting a modification in the estimation process, primarily reflecting higher estimated power line losses (estimates of electricity expected to be lost in the process of its transmission and distribution to customers) and (iv) $21.7 million increase in tax pass-throughs, principally a county surcharge (offset in Other Taxes) offset by (v) $8.6 million other sales and rate variances.

Default Electricity Supply

Default Supply Revenue	2005	2004	Change
Residential	$1,161.7	$993.6	$168.1
Commercial	994.9	1,060.9	(66.0)
Industrial	134.2	140.7	(6.5)
Other (Includes PJM)	462.2	319.5	142.7

Total Default Supply Revenue	$2,753.0	$2,514.7	$238.3

Default Electricity Supply Sales (Gwh)	2005	2004	Change
Residential	17,490	16,775	715
Commercial	15,020	19,203	(4,183)
Industrial	2,058	2,292	(234)
Other	157	226	(69)

Total Default Electricity Supply Sales	34,725	38,496	(3,771)

Default Electricity Supply Customers (000s)	2005	2004	Change
Residential	1,557	1,509	48
Commercial	181	178	3
Industrial	2	2	—
Other	2	2	—

Total Default Electricity Supply Customers	1,742	1,691	51

Default Supply Revenue increased $238.3 million primarily due to the following: (i) $251.9 million due to higher retail energy rates, the result of market-based SOS competitive bid procedures implemented in Maryland in June 2005 and the District of Columbia in February 2005, (ii) $142.2 million increase in wholesale energy revenues resulting from sales of generated and purchased energy into PJM due to higher market prices in 2005, (iii) $44.8 million due to weather (15% increase in Cooling Degree Days), (iv) $48.2 million increase due to customer growth, and (v) $8.1 million due to other sales and rate variances, offset by (vi) $245.0 million decrease due primarily to higher commercial customer migration, and (vii) $11.9 million decrease due to net adjustments for estimated unbilled revenues recorded in the second and fourth quarters of 2005, primarily reflecting higher estimated power line losses (estimates of electricity expected to be lost in the process of its transmission and distribution to customers).

Other Electric Revenue decreased $2.6 million to $65.2 million from $67.8 million in 2004 primarily due to mutual assistance work related to storm damage in 2005 (offset in Other Operations and Maintenance expense).

Gas Operating Revenue

Regulated Gas Revenue	2005	2004	Change
Residential	$115.0	$100.2	$14.8
Commercial	68.5	56.7	11.8
Industrial	10.6	8.3	2.3
Transportation and Other	4.6	4.5	.1

Total Regulated Gas Revenue	$198.7	$169.7	$29.0

Regulated Gas Sales (Bcf)	2005	2004	Change
Residential	8.4	8.7	(.3)
Commercial	5.6	5.5	.1
Industrial	1.1	1.2	(.1)
Transportation and Other	5.6	6.2	(.6)

Total Regulated Gas Sales	20.7	21.6	(.9)

Regulated Gas Customers (000s)	2005	2004	Change
Residential	111	109	2
Commercial	9	9	—
Industrial	—	—	—
Transportation and Other	—	—	—

Total Regulated Gas Customers	120	118	2

Regulated Gas Revenue increased by $29.0 million primarily due to a $30.6 million increase in the GCR effective November 2004 and 2005, due to higher natural gas commodity costs.

Other Gas Revenue increased by $3.9 million to $62.8 million from $58.9 in 2004 primarily due to increased capacity release revenues.

Competitive Energy Businesses

Conectiv Energy

The impact of Operating Revenue changes and Fuel and Purchased Energy and Other Cost of Sales changes with respect to the Conectiv Energy component of the Competitive Energy business is encompassed within the discussion that follows:

	December 31,
	2005	2004
Operating Revenue ($ millions):
Merchant Generation & Load Service	$1,524.4	$1,644.7
Energy Marketing	1,079.2	765.1

Total Operating Revenue[1]	$2,603.6	$2,409.8

Cost of Sales ($ millions):
Merchant Generation & Load Service	$1,276.3	$1,377.4
Energy Marketing	1,068.1	753.5

Total Cost of Sales[2]	$2,344.4	$2,130.9

Gross Margin ($ millions):
Merchant Generation & Load Service	$248.1	$267.3
Energy Marketing	11.1	11.6

Total Gross Margin	$259.2	$278.9

Generation Fuel & Purchased Power Expenses ($ millions)[3]:
Generation Fuel Expenses[4,5]
Natural Gas	$235.2	$139.7
Coal	46.7	41.8
Oil	104.6	53.6
Other[6]	4.9	4.3

Total Generation Fuel Expenses	$391.4	$239.4

Purchased Power Expenses[5]	$539.0	$940.8

Statistics:	2005	2004
Generation Output (MWh):
Base-Load[7]	1,738,280	1,854,065
Mid-Merit (Combined Cycle)[8]	2,971,294	2,634,749
Mid-Merit (Oil Fired)[9]	694,887	523,085
Peaking	190,688	149,784
Tolled Generation	70,834	—

Total	5,665,983	5,161,683

Load Service Volume (MWh)[10]	14,230,888	15,243,402
Average Power Sales Price[11] ($/MWh):
Generation Sales[4]	$87.62	$50.45
Non-Generation Sales[12]	$53.16	$43.03
Total	$60.12	$45.60
Average on-peak spot power price at PJM East Hub ($/MWh)[13]	$83.35	$55.22
Average around-the-clock spot power price at PJM East Hub ($/MWh)[13]	$66.05	$45.86
Average spot natural gas price at market area M3 ($/MMBtu)[14]	$9.69	$6.63
Weather (degree days at Philadelphia Airport)[15]:
Heating degree days	4,966	4,885
Cooling degree days	1,306	1,049

1	Includes $801.8 million and $820.3 million of affiliate transactions for 2005 and 2004, respectively.
2	Includes $217.7 million and $245.4 million of affiliate transactions for 2005 and 2004, respectively. Also, excludes depreciation and amortization expense of $40.4 million and $45.2 million, respectively.

3	Consists solely of Merchant Generation & Load Service expenses; does not include the cost of fuel not consumed by the power plants and inter-company tolling expenses.
4	Includes tolled generation.
5	Includes associated hedging gains and losses.
6	Includes emissions expenses, fuel additives, and other fuel-related costs.
7	Edge Moor Units 3 & 4 and Deepwater Unit 6.
8	Hay Road and Bethlehem, all units.
9	Edge Moor Unit 5 and Deepwater Unit 1
10	Consists of all default electricity supply sales; does not include standard product hedge volumes.
11	Calculated from data reported in Conectiv Energy’s Electric Quarterly Report (EQR) filed with the FERC; does not include capacity or ancillary services revenues.
12	Consists of default electricity supply sales, standard product power sales, and spot power sales other than merchant generation as reported in Conectiv’s EQR.
13	Source: PJM Interconnection, LLC Web site (www.pjm.com)
14	Source: Average delivered natural gas price at Tetco Zone M3 as published in Gas Daily.
15	Source: National Oceanic and Atmospheric Administration National Weather Service data.

Merchant Generation & Load Service experienced a 7% decline in gross margin. Higher fuel and energy prices in 2005 resulted in costlier load service and negative hedge results. This was partially offset by a 10% increase in Merchant Generation output primarily driven by warmer weather during the summer months of 2005 and continued PJM load growth.

Energy Marketing margins decreased because of a one-time gain of $8.7 million on a group of coal contracts in 2004. This was partially offset by higher margin sales for oil marketing ($5.6 million) and gas marketing ($2.0 million) during the fourth quarter of 2005.

Pepco Energy Services

The increase in Pepco Energy Services’ operating revenue of $320.9 million is primarily due to (i) an increase of $228.1 million due to commercial and industrial retail load acquisition by Pepco Energy Services in 2005 at higher prices than in 2004, (ii) an increase of $39.3 million due to higher generation from its Benning and Buzzard Point power plants in 2005 due to warmer weather conditions, and (iii) an increase of $49.5 million due to higher energy services activities in 2005 resulting from contracts signed with customers under which Pepco Energy Services provides services for energy efficiency and high voltage installation projects. As of December 31, 2005, Pepco Energy Services had 2,034 megawatts of commercial and industrial load, as compared to 1,663 megawatts of commercial and industrial load at the end of 2004. In 2005, Pepco Energy Services’ power plants generated 237,624 megawatt hours of electricity as compared to 45,836 in 2004.

Operating Expenses

Fuel and Purchased Energy and Other Services Cost of Sales

A detail of PHI’s consolidated Fuel and Purchased Energy and Other Services Cost of Sales is as follows:

	2005	2004	Change
Power Delivery	$2,720.5	$2,524.2	$196.3
Conectiv Energy	2,344.4	2,130.9	213.5
Pepco Energy Services	1,357.5	1,064.4	293.1
Corporate and Other	(810.4)	(829.0)	18.6

Total	$5,612.0	$4,890.5	$721.5

Power Delivery Business

Power Delivery’s Fuel and Purchased Energy costs increased by $196.3 million primarily due to (i) $326.7 million increase for higher average energy costs resulting from Default Electricity Supply contracts implemented in 2005, (ii) $65.6 million increase due to customer growth, (iii) $33.1 million increase for gas commodity purchases, (iv) $25.8 million increase in other sales and rate variances, offset by (v) $254.9 million decrease due to higher customer migration. This expense is primarily offset in Default Supply Revenue.

Conectiv Energy

The impact of Fuel and Purchased Energy and Other Services Cost of Sales changes with respect to the Conectiv Energy component of the Competitive Energy business is encompassed within the prior discussion heading “Conectiv Energy Gross Margin.”

Pepco Energy Services

Pepco Energy Services’ fuel and purchased energy and other services cost of sales increased $293.1 million due to (i) higher volumes of electricity purchased at higher prices in 2005 to serve commercial and industrial retail customers, (ii) higher fuel and operating costs for the Benning and Buzzard Point power plants in 2005 due to higher electric generation that resulted from warmer weather in 2005, and (iii) higher energy services activities in 2005 resulting from contracts signed with customers under which Pepco Energy Services provides services for energy efficiency and high voltage installation projects.

Other Operation and Maintenance

A detail of PHI’s other operation and maintenance expense is as follows:

	2005	2004	Change
Power Delivery	$643.1	$623.9	$19.2
Conectiv Energy	107.7	103.8	3.9
Pepco Energy Services	71.2	71.5	(.3)
Other Non-Regulated	5.2	4.6	.6
Corporate and Other	(11.5)	(7.2)	(4.3)

Total	$815.7	$796.6	$19.1

PHI’s other operation and maintenance increased by $19.1 million to $815.7 million for the year ended 2005 from $796.6 million for the year ended 2004 primarily due to the following: (i) a $10.3 million increase in employee related costs, (ii) $9.0 million increase in corporate services allocation, (iii) $3.9 million increase due to the write-off of software, (iv) $3.2 million increase due to mutual assistance work related to storm damage in 2005 (offset in Other Electric Revenues), and (v) $2.1 million increase in maintenance expenses, partially offset by (vi) $4.9 million reduction in the uncollectible account reserve to reflect the amount expected to be collected on unpaid obligations of Mirant to Pepco existing at the time of filing of Mirant’s bankruptcy petition consisting primarily of payments due Pepco with respect to Mirant’s obligations to purchase from Pepco the capacity and energy that Pepco is obligated to purchase under a power purchase agreement with Panda-Brandywine, L.P. and (vii) a $5.5 million decrease in PJM administrative expenses.

Depreciation and Amortization

PHI’s depreciation and amortization expenses decreased by $18.9 million to $427.3 million in 2005 from $446.2 million in 2004. The decrease is primarily due to a $7.6 million decrease from a change in depreciation technique resulting from a 2005 final rate order from the NJBPU and a $4.8 million decrease due to a change in the estimated useful lives of Conectiv Energy’s generation assets.

Other Taxes

Other taxes increased by $30.8 million to $342.2 million in 2005 from $311.4 million in 2004 due to higher pass-throughs, mainly as the result of a county surcharge rate increase (primarily offset in Regulated T&D Electric Revenue).

Deferred Electric Service Costs

Deferred Electric Service Costs, which relates only to ACE, increased by $83.9 million to $120.2 million in 2005, from $36.3 million in 2004. At December 31, 2005, DESC represents the net expense or over-recovery associated with New Jersey NUGs, market transition change and other restructuring items. The $83.9 million increase represents (i) $77.1 million net over-recovery associated with New Jersey BGS, NUGs, market transition charges and other restructuring items, and (ii) $4.5 million in regulatory disallowances (net of amounts previously reserved) associated with the April 2005 NJBPU settlement agreement. ACE’s rates for the recovery of those costs are reset annually and the rates will vary from year to year. At December 31, 2005, ACE’s balance sheet included as a regulatory liability an over-recovery of $40.9 million with respect to these items, which is net of a $47.3 million reserve for items disallowed by the NJBPU in a ruling that is under appeal.

Gain on Sales of Assets

Pepco Holdings recorded a Gain on Sales of Assets of $86.8 million for the year ended December 31, 2005, compared to $30.0 million for the year ended December 31, 2004. The $86.8 million gain in 2005 primarily consists of: (i) a $68.1 million gain from the 2005 sale of non-utility land owned by Pepco located at Buzzard Point in the District of Columbia, and (ii) a $13.3 million gain recorded by PCI from proceeds related to the final liquidation of a financial investment that was written off in 2001. The $30.0 million gain in 2004 consists of: (i) a $14.7 million gain from the 2004 condemnation settlement with the City of Vineland relating to the transfer of ACE’s distribution assets and customer accounts to the city, (ii) a $6.6 million gain from the 2004 sale of land, and (iii) an $8.3 million gain on the 2004 sale of aircraft investments by PCI.

Gain on Settlement of Claims with Mirant

The Gain on Settlement of Claims with Mirant of $70.5 million in 2005 represents a settlement (net of customer sharing) with Mirant of the Pepco TPA Claim ($70 million gain) and a Pepco asbestos claim against the Mirant bankruptcy estate ($.5 million gain). See “Regulatory and Other Matters—Relationship with Mirant Corporation” for additional information.

Other Income (Expenses)

Other expenses (which are net of other income) decreased by $55.9 million to $285.5 million in 2005 from $341.4 million in 2004, primarily due to the following: (i) a decrease in net interest expense of $35.7 million, which primarily resulted from a $23.6 million decrease due to less debt outstanding during the 2005 period and a decrease of $12.8 million of interest expense that was recorded by Conectiv Energy in 2004 related to costs associated with the prepayment of debt related to the Bethlehem mid-merit facility, (ii) an $11.2 million impairment charge on the Starpower investment that was recorded during 2004, (iii) income of $7.9 million received by PCI in 2005 from the sale and liquidation of energy investments, and (iv) income of $3.9 million in 2005 from cash distributions from a joint-owned cogeneration facility, partially offset by (v) an impairment charge of $4.1 million in 2005 related to a Conectiv Energy investment in a jointly owned generation project, and (vi) a pre-tax gain of $11.2 million on the distribution of a cogeneration joint venture that was recognized by Conectiv Energy during the second quarter of 2004.

Income Tax Expense

Pepco Holdings’ effective tax rate for the year ended December 31, 2005 was 41% as compared to the federal statutory rate of 35%. The major reasons for this difference were state income taxes (net of federal benefit), changes in estimates related to tax liabilities of prior tax years under audit and the flow-through of certain book/tax depreciation differences, partially offset by the flow-through of Deferred Investment Tax Credits and tax benefits related to certain leveraged leases.

Pepco Holdings’ effective tax rate for the year ended December 31, 2004 was 39% as compared to the federal statutory rate of 35%. The major reasons for this difference were state income taxes (net of federal benefit), the flow-through of certain book/tax depreciation differences, and the settlement with the IRS on certain non-lease financial assets, partially offset by the flow-through of Deferred Investment Tax Credits, tax benefits related to certain leveraged leases, and the benefit associated with the retroactive adjustment for the issuance of final consolidated tax return regulations by a taxing authority.

Extraordinary Item

On April 19, 2005, ACE, the staff of the NJBPU, the New Jersey Ratepayer Advocate, and active intervenor parties agreed on a settlement in ACE’s electric distribution rate case. As a result of this settlement, ACE reversed $15.2 million in accruals related to certain deferred costs that are now deemed recoverable. The after-tax credit to income of $9.0 million is classified as an extraordinary gain in the 2005 financial statements since the original accrual was part of an extraordinary charge in conjunction with the accounting for competitive restructuring in 1999.

CAPITAL RESOURCES AND LIQUIDITY

This section discusses Pepco Holdings’ working capital, cash flow activity, capital requirements and other uses and sources of capital.

Working Capital

At December 31, 2006, Pepco Holdings’ current assets on a consolidated basis totaled $2.0 billion and its current liabilities totaled $2.5 billion. At December 31, 2005, Pepco Holdings’ current assets on a consolidated basis totaled $2.1 billion and its current liabilities totaled $2.4 billion.

PHI’s working capital deficit results primarily from the fact that, in the normal course of business, PHI’s utility subsidiaries acquire energy supplies for their customers before the supplies are delivered to, metered and billed to customers. Short-term financing is used to meet liquidity needs. Short-term financing is also used, at times, to temporarily fund redemptions of long-term debt, until long-term replacement financings are completed.

At December 31, 2006, Pepco Holdings’ cash and cash equivalents and its restricted cash totaled $60.8 million, none of which was net cash collateral held by subsidiaries of PHI engaged in Competitive Energy or Default Electricity Supply activities. At December 31, 2005, Pepco Holdings’ cash and cash equivalents and its restricted cash, totaled $144.5 million. Of the 2005 total, $112.8 million consisted of net cash collateral held by subsidiaries of PHI engaged in Competitive Energy and Default Electricity Supply activities (none of which was held as restricted cash). See “Capital Requirements—Contractual Arrangements with Credit Rating Triggers or Margining Rights” for additional information.

A detail of PHI’s short-term debt balance and its current maturities of long-term debt and project funding balance follows. Current maturities of long-term debt may be temporarily funded with short-term financing until long-term replacement financings are completed.

	As of December 31, 2006 (Millions of dollars)
Type	PHI Parent	Pepco	DPL	ACE	ACE Funding	Conectiv Energy	PES	PCI	Conectiv	PHI Consolidated
Variable Rate Demand Bonds	$—	$—	$104.8	$22.6	$—	$—	$26.8	$—	$—	$154.2
Commercial Paper	36.0	67.1	91.1	1.2	—	—	—	—	—	195.4

Total Short-Term Debt	$36.0	$67.1	$195.9	$23.8	$—	$—	$26.8	$—	$—	$349.6

Current Maturities of Long-Term Debt and Project Funding	$500.0	$210.0	$64.7	$16.0	$29.9	$—	$2.6	$34.3	$—	$857.5

	As of December 31, 2005 (Millions of dollars)
Type	PHI Parent	Pepco	DPL	ACE	ACE Funding	Conectiv Energy	PES	PCI	Conectiv	PHI Consolidated
Variable Rate Demand Bonds	$—	$—	$104.8	$22.6	$—	$—	$29.0	$—	$—	$156.4
Commercial Paper	—	—	—	—	—	—	—	—	—	—

Total Short-Term Debt	$—	$—	$104.8	$22.6	$—	$—	$29.0	$—	$—	$156.4

Current Maturities of Long-Term Debt and Project Funding	$300.0	$50.0	$22.9	$65.0	$29.0	$—	$2.6	$—	$—	$469.5

Cash Flow Activity

PHI’s cash flows for 2006, 2005, and 2004 are summarized below.

	Cash (Use) Source
	2006	2005	2004
	(Millions of dollars)
Operating Activities	$202.6	$986.9	$715.7
Investing Activities	(229.1)	(333.9)	(417.3)
Financing Activities	(46.2)	(561.0)	(359.1)

Net (decrease) increase in cash and cash equivalents	$(72.7)	$92.0	$(60.7)

Operating Activities

Cash flows from operating activities are summarized below for 2006, 2005, and 2004.

	Cash Source (Use)
	2006	2005	2004
	(Millions of dollars)
Net Income	$248.3	$371.2	$260.6
Non-cash adjustments to net income	543.0	48.3	527.6
Changes in working capital	(588.7)	567.4	(72.5)

Net cash from operating activities	$202.6	$986.9	$715.7

Net cash from operating activities decreased by $784.3 million for the year ended December 31, 2006 compared to 2005. In addition to the decrease in net income, the factors contributing to the decrease in cash flow from operating activities included: (i) an increase of $194.5 million in taxes paid in 2006, including a tax payment of $121 million made in February 2006 (see “Regulatory and Other Matters—IRS Mixed Service Cost Issue” below), (ii) a decrease in the change in regulatory assets and liabilities of $107.9 million due primarily to the 2005 over-recoveries associated with New Jersey BGS, NUGs, market transition charges and other restructuring items, and (iii) the collateral requirements associated with the activities of Competitive Energy, which in 2006 required the net posting of cash collateral with third parties, whereas in 2005 PHI was a net holder of net cash collateral.

Changes in cash collateral include the following:

•

The balance of net cash collateral held by PHI was $112.8 million as of December 31, 2005. As of December 31, 2006, Competitive Energy activities and Default Electricity Supply purchase agreements of PHI’s utility subsidiaries required the posting by PHI of cash collateral in the amount of $99.0 million (a total decrease of $211.8 million).

•	The balance of net cash collateral held by PHI increased from $21.4 million as of December 31, 2004, to $112.8 million as of December 31, 2005 (a total increase of $91.4 million).

Net cash from operating activities increased by $271.2 million in 2005 as compared to 2004. A $110.6 million increase in net income in 2005 as compared to 2004 is a result of improved operating results at PHI’s regulated utilities. Other factors contributing to the increases in cash flow from operating activities include the following: (i) Pepco’s receipt of $112.9 million in proceeds in December 2005 for the sale of the Pepco TPA Claim and the Pepco asbestos claim against the Mirant bankruptcy estate, (ii) a decrease of approximately $29 million in interest paid on debt obligations in 2005 as compared to 2004 due to a decrease in outstanding debt, (iii) an increase in power broker payables in 2005 as a result of higher electricity prices, and (iv) an increase from $21.4 million to $112.8 million in the cash collateral held in connection with Competitive Energy activities.

Investing Activities

Cash flows used by investing activities during 2006, 2005, and 2004 are summarized below.

	Cash (Use) Source
	2006	2005	2004
	(Millions of dollars)
Construction expenditures	$(474.6)	$(467.1)	$(517.4)
Cash proceeds from sale of:
Starpower investment	—	—	29.0
Marketable securities, net	—	—	19.4
Office building and other properties	181.5	84.1	46.4
All other investing cash flows, net	64.0	49.1	5.3

Net cash used by investing activities	$(229.1)	$(333.9)	$(417.3)

Net cash used by investing activities decreased $104.8 million for the year ended December 31, 2006 compared to 2005. The decrease is primarily due to the net proceeds received of $177.0 million related to the sale of ACE’s ownership share of the Keystone and Conemaugh generating plants, offset by the $73.7 million in proceeds related to the 2005 sale of Buzzard Point land.

Net cash used by investing activities decreased by $83.4 million in 2005 compared to 2004. The decrease is primarily due to a $50.3 million decrease in construction expenditures, net proceeds of $73.7 million related to the 2005 sale of Buzzard Point land, and proceeds of $33.8 million received by PCI from the sale of an energy investment and from the final liquidation of a financial investment that was written off in 2001. In 2004, PHI sold its 50% interest in Starpower for $29 million in cash. Additionally in 2004, PCI continued to liquidate its marketable securities portfolio and PHI received proceeds from the sale of aircraft and land.

Financing Activities

Cash flows used by financing activities during 2006, 2005 and 2004 are summarized below.

	Cash (Use) Source
	2006	2005	2004
	(Millions of dollars)
Dividends paid on common and preferred stock	$(199.5)	$(191.4)	$(178.8)
Common stock issued through the Dividend Reinvestment Plan (DRP)	29.8	27.5	29.2
Issuance of common stock	17.0	5.7	288.8
Redemption of preferred stock of subsidiaries	(21.5)	(9.0)	(53.3)
Issuances of long-term debt	514.5	532.0	650.4
Reacquisition of long-term debt	(578.0)	(755.8)	(1,214.7)
Issuances (repayments) of short-term debt, net	193.2	(161.3)	136.3
All other financing cash flows, net	(1.7)	(8.7)	(17.0)

Net cash used by financing activities	$(46.2)	$(561.0)	$(359.1)

Net cash used by financing activities decreased $514.8 million for the year ended December 31, 2006 compared to the same period in 2005.

Preferred stock redemptions in 2006 consisted of Pepco’s $21.5 million redemption in March 2006 of the following securities:

•	216,846 shares of its $2.44 Series, 1957 Serial Preferred Stock,

•	99,789 shares of its $2.46 Series, 1958 Serial Preferred Stock, and

•	112,709 shares of its $2.28 Series, 1965 Serial Preferred Stock.

On May 15, 2006, Pepco used the proceeds from a bond refinancing to redeem an aggregate of $109.5 million of three series of first mortgage bonds. The series were combined into one series of $109.5 million due 2022.

In December 2006, Pepco retired at maturity $50 million of variable rate notes.

On June 1, 2006, DPL redeemed $2.9 million of 6.95% first mortgage bonds due 2008.

In October 2006, DPL retired at maturity $20 million of medium-term notes.

In December 2006, DPL issued $100 million of 5.22% unsecured notes due 2016. The proceeds were used to redeem DPL’s commercial paper outstanding.

In the first quarter of 2006, PHI retired at maturity $300 million of its 3.75% unsecured notes with proceeds from the issuance of commercial paper.

In December 2006, PHI issued $200 million of 5.9% unsecured notes due 2016. The net proceeds, plus additional funds, were used to repay a $250 million bank loan entered into in August 2006.

In January 2006, ACE retired at maturity $65 million of medium-term notes.

On March 15, 2006, ACE issued $105 million of Senior Notes due 2036. The proceeds were used to pay down short-term debt incurred earlier in the quarter to repay medium-term notes at maturity.

For the year ended December 31, 2006, Atlantic City Electric Transition Funding LLC (ACE Funding) made principal payments of $20.7 million on Series 2002-1 Bonds, Class A-1 and $8.3 million on Series 2003-1, Class A-1 with a weighted average interest rate of 2.89%.

All of the $514.5 million in issuances of long-term debt for the year ended December 31, 2006, are discussed above. Additionally, $576.4 million of the total $578.0 million in reacquisitions of long-term debt for the year ended December 31, 2006 are discussed above.

In 2006, Pepco and DPL issued short-term debt of $67.1 million and $91.1 million, respectively, in order to cover capital expenditures and tax obligations throughout the year.

Net cash used by financing activities increased by $201.9 million in 2005 as compared to 2004.

Common stock dividend payments were $198.3 million in 2006, $188.9 million in 2005 and $176.0 million in 2004. The increase in common dividends paid in 2005 was due primarily to an offering of 14,950,000 shares of common stock in September 2004 and an issuance of 1,228,505 shares in 2005, under the DRP. The increase in common dividends paid in 2006 was due to the issuance of 1,232,569 shares under the DRP and a quarterly dividend increase from 25 cents per share to 26 cents per share in the first quarter of 2006.

Preferred stock redemptions in 2005 totaled $9.0 million and included the following:

•

in October 2005, Pepco redeemed 22,795 shares of its $2.44 Series 1957 Serial Preferred Stock at $1.1 million, 74,103 shares of its $2.46 Series 1958 Serial Preferred Stock at $3.7 million, and 13,148 shares of its $2.28 Series 1965 Serial Preferred Stock at $.7 million and

•

in August 2005, ACE redeemed 160 shares of its 4.35% Serial Preferred Stock at $.02 million, and in December 2005, DPL redeemed all of the 35,000 shares of its 6.75% Serial Preferred Stock outstanding at $3.5 million.

In 2005, Pepco Holdings issued $250 million of floating rate unsecured notes due 2010. The net proceeds, plus additional funds, were used to repay commercial paper issued to fund the $300 million redemptions of Conectiv debt.

In September 2005, Pepco used the proceeds from the June 2005 issuance of $175 million in senior secured notes to fund the retirement of $100 million in first mortgage bonds at maturity as well as the redemption of $75 million in first mortgage bonds prior to maturity.

In 2005, DPL issued $100 million of unsecured notes due 2015. The net proceeds were used to redeem $102.7 million of higher rate securities.

In December 2005, Pepco paid down $50 million of its $100 million bank loan due December 2006.

In 2005, ACE retired at maturity $40 million of medium-term notes.

In 2005, PCI redeemed $60 million of Medium-Term Notes.

Described above are $525 million of the $532 million total 2005 long-term debt issuances and $727.7 million of the $755.8 million total 2005 reacquisition of long-term debt.

In 2005, ACE and PHI redeemed a total of $161.3 million in short-term debt with cash from operations.

As a result of the 2004 common stock issuance, Pepco Holdings received $278.5 million of proceeds, net of issuance costs of $10.3 million. The proceeds in combination with short-term debt were used to prepay in its entirety the $335 million Conectiv Bethlehem term loan.

In 2004, Pepco redeemed all of the 900,000 shares of $3.40 series mandatorily redeemable preferred stock then outstanding for $45 million and 165,902 shares of $2.28 series preferred stock for $8.3 million.

In 2004, Pepco Holdings redeemed $200 million of variable rate notes at maturity.

In 2004, Pepco issued $275 million of secured senior notes with maturities of 10 and 30 years, the net proceeds of which were used to redeem higher interest rate securities of $210 million and to repay short-term debt. Pepco borrowed $100 million under a bank loan due in 2006, and proceeds were used to redeem mandatorily redeemable preferred stock and repay short-term debt. DPL issued $100 million of unsecured notes that mature in 2014, the net proceeds of which were used to redeem trust preferred securities and repay short-term debt. ACE issued $54.7 million of insured auction rate tax-exempt securities and $120 million of secured senior notes which mature in 2029 and 2034, respectively; the net proceeds of $173.2 million were used to redeem higher interest rate securities. Conectiv redeemed $50 million of Medium-Term Notes, and PCI redeemed $86 million of Medium-Term Notes in 2004. In 2004, redemptions of mandatorily redeemable trust preferred securities included $70 million for DPL and $25 million for ACE.

Described above are $649.7 million of the $650.4 million total 2004 long-term debt issuances and $1,149.2 million of the $1,214.7 million total 2004 reacquisition of long-term debt.

PHI’s long-term debt is subject to certain covenants. PHI and its subsidiaries are in compliance with all requirements.

Subsequent Financing Activities

On November 17, 2006, certain institutional buyers tentatively agreed to purchase in April 2007, in a private placement, $200 million of Pepco Holdings unsecured notes having an interest rate of 6% and a term of twelve years. PHI intends to use the proceeds to repay a like amount of outstanding long-term debt.

On January 18, 2007, DPL redeemed all outstanding shares of its Serial Preferred Stock of each series at redemption prices ranging from 103% to 105% of par, for an aggregate redemption price of $18.9 million.

Sales of ACE Generating Facilities

As discussed in Note (12), Commitments and Contingencies, on September 1, 2006, ACE completed the sale of its interest in the Keystone and Conemaugh generating facilities for approximately $177.0 million, which was subsequently decreased by $1.6 million based on a post-closing 60-day true up for applicable items not known at the time of closing.

Additionally, on February 8, 2007, ACE completed the sale of the B.L. England generating facility for a price of $9.0 million, subject to adjustment.

Sale of Interest in Cogeneration Joint Venture

During the first quarter of 2006, Conectiv Energy recognized a $12.3 million pre-tax gain ($7.9 million after-tax) on the sale of its equity interest in a joint venture which owns a wood burning cogeneration facility in California.

Proceeds from Settlement of Claims with Mirant

In December 2005, Pepco received proceeds of $112.9 million for the sale of the Pepco TPA Claim and the Pepco asbestos claim against the Mirant bankruptcy estate. After customer sharing, Pepco recorded a pre-tax gain of $70.5 million related to the settlement of these claims.

Sale of Buzzard Point Property

In August 2005, Pepco sold for $75 million in cash 384,051 square feet of excess non-utility land owned by Pepco located at Buzzard Point in the District of Columbia. The sale resulted in a pre-tax gain of $68.1 million which was recorded as a reduction of Operating Expenses in the Consolidated Statements of Earnings.

Financial Investment Liquidation

In October 2005, PCI received $13.3 million in cash and recorded an after-tax gain of $8.9 million related to the liquidation of a financial investment that was written-off in 2001.

Capital Requirements

Construction Expenditures

Pepco Holdings’ construction expenditures for the year ended December 31, 2006 totaled $474.6 million of which $447.2 million were related to the Power Delivery businesses and the remainder related to Conectiv Energy and Pepco Energy Services.

For the five-year period 2007 through 2011, approximate construction expenditures are projected in the table below. The increase in the capital expenditure projections in 2006 compared to 2005 are primarily due to reliability (feeder conversions and cable and transformer replacements) and load-related projects within Power Delivery, and potential generation-related construction within the competitive businesses.

	For the Year
	2007	2008	2009	2010	2011	Total
Total	$630	$618	$535	$603	$758	$3,144
Power Delivery related	$581	$560	$489	$504	$573	$2,707

Pepco Holdings expects to fund these expenditures through internally generated cash from the Power Delivery businesses and from external financing.

Dividends

Pepco Holdings’ annual dividend rate on its common stock is determined by the Board of Directors on a quarterly basis and takes into consideration, among other factors, current and possible future developments that may affect PHI’s income and cash flows. In 2006, PHI’s Board of Directors declared quarterly dividends of 26 cents per share of common stock payable on March 31, 2006, June 30, 2006, September 29, 2006 and December 29, 2006.

On January 25, 2007, the Board of Directors declared a dividend on common stock of 26 cents per share payable March 30, 2007, to shareholders of record March 12, 2007.

PHI generates no operating income of its own. Accordingly, its ability to pay dividends to its shareholders depends on dividends received from its subsidiaries. In addition to their future financial performance, the ability of PHI’s direct and indirect subsidiaries to pay dividends is subject to limits imposed by: (i) state corporate and regulatory laws, which impose limitations on the funds that can be used to pay dividends and, in the case of regulatory laws, as applicable, may require the prior approval of the relevant utility regulatory commissions before dividends can be paid, (ii) the prior rights of holders of existing and future preferred stock, mortgage bonds and other long-term debt issued by the subsidiaries, and any other restrictions imposed in connection with the incurrence of liabilities, and (iii) certain provisions of ACE’s certificate of incorporation which provides that, if any preferred stock is outstanding, no dividends may be paid on the ACE common stock if, after payment,

ACE’s common stock capital plus surplus would be less than the involuntary liquidation value of the outstanding preferred stock. Pepco and DPL have no shares of preferred stock outstanding. Currently, the restriction in the ACE charter does not limit its ability to pay dividends.

Pension Funding

Pepco Holdings has a noncontributory retirement plan (the PHI Retirement Plan) that covers substantially all employees of Pepco, DPL and ACE and certain employees of other Pepco Holdings subsidiaries.

As of the 2006 valuation, the PHI Retirement Plan satisfied the minimum funding requirements of the Employment Retirement Income Security Act of 1974 (ERISA) without requiring any additional funding. PHI’s funding policy with regard to the PHI Retirement Plan is to maintain a funding level in excess of 100% of its accumulated benefit obligation (ABO). In 2006, no contribution was made to the PHI Retirement Plan. In 2005, PHI made a discretionary tax-deductible cash contribution in the amount of $60 million (all of which was funded by ACE) to the PHI Retirement Plan in accordance with its funding policy.

In 2006, the ABO for the PHI Retirement Plan decreased from 2005, due to an increase in the discount rate used to value the ABO obligation, which more than offset the accrual of an additional year of service for participants. The PHI Retirement Plan assets achieved returns in 2006 above the 8.50% level assumed in the valuation. As a result of the combination of these factors, no contribution was made to the PHI Retirement Plan, because the funding level at year end 2006 was in excess of 100% of the ABO. In 2005, PHI contributed a total of $60 million (all of which was funded by ACE) to the PHI Retirement Plan. Assuming no changes to the current pension plan assumptions, PHI projects no funding will be required under ERISA in 2007; however, PHI may elect to make a discretionary tax-deductible contribution, if required to maintain its assets in excess of ABO for the PHI Retirement Plan. Recent legislative changes, in the form of the Pension Protection Act of 2006, impact the funding requirements for pension plans beginning in 2008. The Pension Protection Act alters the manner in which liabilities and asset values are determined for the purpose of calculating required pension contributions. Based on preliminary actuarial projections and assuming no changes to current pension plan assumptions, PHI believes it is unlikely that there will be any required contribution in 2008.

Contractual Obligations and Commercial Commitments

Summary information about Pepco Holdings’ consolidated contractual obligations and commercial commitments at December 31, 2006, is as follows:

	Contractual Maturity
Obligation (a)	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
	(Millions of dollars)
Variable rate demand bonds	$154.2	$154.2	$—	$—	$—
Commercial paper	195.4	195.4	—	—	—
Long-term debt	5,093.1	855.1	405.8	601.8	3,230.4
PES project funding	25.7	2.4	4.5	3.7	15.1
Interest payments on debt	2,902.9	285.1	488.1	427.7	1,702.0
Capital leases	198.4	15.5	30.6	30.4	121.9
Operating leases	528.9	35.8	73.2	73.2	346.7
Non-derivative fuel and purchase power contracts (b)	8,554.5	2,716.2	2,303.8	742.7	2,791.8

Total	$17,653.1	$4,259.7	$3,306.0	$1,879.5	$8,207.9

(a)	Estimates relating to the future funding of PHI’s pension and other postretirement benefit plans are excluded from this table. For additional information, refer to Note (6) Pension and Other Postretirement Benefits —“Cash Flows.”

(b)	Excludes Mirant’s obligations to purchase from Pepco the capacity and energy that Pepco is obligated to purchase under a power purchase agreement with Panda-Brandywine, L.P. (the Panda PPA) that are part of the back-to-back agreement that was entered into with Mirant (See “Relationship with Mirant Corporation” for additional information) and excludes ACE’s BGS load supply.

Third Party Guarantees, Indemnifications and Off-Balance Sheet Arrangements

Pepco Holdings and certain of its subsidiaries have various financial and performance guarantees and indemnification obligations which are entered into in the normal course of business to facilitate commercial transactions with third parties as discussed below.

As of December 31, 2006, Pepco Holdings and its subsidiaries were parties to a variety of agreements pursuant to which they were guarantors for standby letters of credit, performance residual value, and other commitments and obligations. The fair value of these commitments and obligations was not required to be recorded in Pepco Holdings’ Consolidated Balance Sheets; however, certain energy marketing obligations of Conectiv Energy were recorded. The commitments and obligations, in millions of dollars, were as follows:

	Guarantor				Total
	PHI	DPL	ACE	Other
Energy marketing obligations of Conectiv Energy (1)	$100.9	$—	$—	$—	$100.9
Energy procurement obligations of Pepco Energy Services (1)	206.7	—	—	—	206.7
Guaranteed lease residual values (2)	.5	3.3	3.2	—	7.0
Other (3)	2.9	—	—	1.9	4.8

Total	$311.0	$3.3	$3.2	$1.9	$319.4

1.	Pepco Holdings has contractual commitments for performance and related payments of Conectiv Energy and Pepco Energy Services to counterparties related to routine energy sales and procurement obligations, including retail customer load obligations and requirements under BGS contracts entered into with ACE.
2.	Subsidiaries of Pepco Holdings have guaranteed residual values in excess of fair value related to certain equipment and fleet vehicles held through lease agreements. As of December 31, 2006, obligations under the guarantees were approximately $7.0 million. Assets leased under agreements subject to residual value guarantees are typically for periods ranging from 2 years to 10 years. Historically, payments under the guarantees have not been made by the guarantor as, under normal conditions, the contract runs to full term at which time the residual value is minimal. As such, Pepco Holdings believes the likelihood of payment being required under the guarantee is remote.
3.	Other guarantees consist of:

•	Pepco Holdings has guaranteed a subsidiary building lease of $2.9 million. Pepco Holdings does not expect to fund the full amount of the exposure under the guarantee.

•	PCI has guaranteed facility rental obligations related to contracts entered into by Starpower. As of December 31, 2006, the guarantees cover the remaining $1.9 million in rental obligations.

Energy Contract Net Asset Activity

The following table provides detail on changes in the net asset or liability position of the Competitive Energy businesses (consisting of the activities of the Conectiv Energy and Pepco Energy Services segments) with respect to energy commodity contracts from one period to the next:

Roll-forward of Mark-to-Market Energy Contract Net Assets (Liabilities) For the Year Ended December 31, 2006 (Dollars are pre-tax and in millions)

	Proprietary Trading (1)	Other Energy Commodity (2)	Total
Total Marked-to-Market (MTM) Energy Contract Net Assets at December 31, 2005	$—	$59.9	$59.9
Total change in unrealized fair value excluding reclassification to realized at settlement of contracts	—	60.3	60.3
Reclassification to realized at settlement of contracts	—	(33.3)	(33.3)
Effective portion of changes in fair value—recorded in Other Comprehensive Income	—	(151.3)	(151.3)
Ineffective portion of changes in fair value— recorded in earnings	—	.1	.1

Total MTM Energy Contract Net Liabilities at December 31, 2006	$—	$(64.3)	$(64.3)

Detail of MTM Energy Contract Net Assets at December 31, 2006 (see above)			Total
Current Assets (other current assets)			$80.0
Noncurrent Assets (other assets)			15.0

Total MTM Energy Assets			95.0

Current Liabilities (other current liabilities)			(128.6)
Noncurrent Liabilities (other liabilities)			(30.7)

Total MTM Energy Contract Liabilities			(159.3)

Total MTM Energy Contract Net Assets (Liabilities)			$(64.3)

Notes:

(1)	PHI discontinued its proprietary trading activities in 2003.

(2)	Includes all SFAS No. 133 hedge activity and non-proprietary trading activities marked-to-market through earnings.

The following table provides the source of fair value information (exchange-traded, provided by other external sources, or modeled internally) used to determine the carrying amount of the Competitive Energy businesses total mark-to-market energy contract net assets (liabilities). The table also provides the maturity, by year, of the Competitive Energy businesses mark-to-market energy contract net assets (liabilities), which indicates when the amounts will settle and either generate cash for, or require payment of cash by, PHI.

PHI uses its best estimates to determine the fair value of the commodity and derivative contracts that its Competitive Energy businesses hold and sell. The fair values in each category presented below reflect forward prices and volatility factors as of December 31, 2006 and are subject to change as a result of changes in these factors:

Maturity and Source of Fair Value of Mark-to-Market Energy Contract Net Assets (Liabilities) As of December 31, 2006 (Dollars are pre-tax and in millions)

	Fair Value of Contracts at December 31, 2006
	Maturities
Source of Fair Value	2007	2008	2009	2010 and Beyond	Total Fair Value
Proprietary Trading
Actively Quoted (i.e., exchange-traded) prices	$—	$—	$—	$—	$—
Prices provided by other external sources	—	—	—	—	—
Modeled	—	—	—	—	—

Total	$—	$—	$—	$—	$—

Other Energy Commodity, net (1)
Actively Quoted (i.e., exchange-traded) prices	$(29.9)	$(7.3)	$(2.2)	$(.9)	$(40.3)
Prices provided by other external sources (2)	(23.5)	(9.3)	.7	(2.0)	(34.1)
Modeled (3)	4.8	3.4	1.5	.4	10.1

Total	$(48.6)	$(13.2)	$—	$(2.5)	$(64.3)

Notes:

(1)	Includes all SFAS No. 133 hedge activity and non-proprietary trading activities marked-to-market through AOCI or on the Statements of earnings, as required.

(2)	Prices provided by other external sources reflect information obtained from over-the-counter brokers, industry services, or multiple-party on-line platforms.

(3)	This modeled position represents SOS and associated supply that is receiving fair value accounting with the gains and losses recorded through current income. Pricing for the load portion of the transaction is modeled from broker quotes obtained for the closest trading hub, and adjusted for load following factors and historical congestion. Load volumes are adjusted for expected migration. Anticipated margin (Day 1 gain) on the transaction has been reserved in accordance with Emerging Issues Task Force (EITF) Issue No. 02-3.

Contractual Arrangements with Credit Rating Triggers or Margining Rights

Under certain contractual arrangements entered into by PHI’s subsidiaries in connection with Competitive Energy and other transactions, the subsidiary may be required to provide cash collateral or letters of credit as security for its contractual obligations if the credit ratings of the subsidiary are downgraded. In the event of a downgrade, the amount required to be posted would depend on the amount of the underlying contractual obligation existing at the time of the downgrade. As of December 31, 2006, a one level downgrade in the credit rating of PHI and all of its affected subsidiaries would have required PHI and such subsidiaries to provide an additional $389 million of aggregate cash collateral or letters of credit. PHI believes that it and its utility subsidiaries maintain adequate short-term funding sources in the event the additional collateral or letters of credit are required. See “Sources of Capital—Short-Term Funding Sources.”

Many of the contractual arrangements entered into by PHI’s subsidiaries in connection with Competitive Energy activities include margining rights pursuant to which the PHI subsidiary or a counterparty may request collateral if the market value of the contractual obligations reaches levels in excess of the credit thresholds established in the applicable arrangements. Pursuant to these margining rights, the affected PHI subsidiary may receive, or be required to post, collateral due to energy price movements. As of December 31, 2006, Pepco Holdings’ subsidiaries engaged in Competitive Energy activities and default supply activities provided cash collateral in the amount of approximately $99.0 million in connection with their competitive energy activities.

Environmental Remediation Obligations

PHI’s accrued liabilities as of December 31, 2006 include approximately $21.3 million, of which $5.5 million is expected to be incurred in 2007, for potential environmental cleanup and other costs related to sites at which an operating subsidiary is a potentially responsible party (PRP), is alleged to be a third-party contributor, or has made a decision to clean up contamination on its own property. The principal environmental remediation obligations as of December 31, 2006, were:

•

$6.1 million, of which $930,000 is expected to be incurred in 2007, payable by DPL in accordance with a consent agreement reached with the Delaware Department of Natural Resources and Environmental Control (DNREC) during 2001, for remediation, site restoration, natural resource damage compensatory projects and other costs associated with environmental contamination that resulted from an oil release at the Indian River power plant. That plant was sold on June 22, 2001.

•

ACE’s entry into a sale agreement in 2000 (which was subsequently terminated) for the B.L. England and Deepwater generating facilities (ACE transferred the Deepwater generating facility to Conectiv Energy in 2004) triggered the applicability of the New Jersey Industrial Site Recovery Act requiring remediation at these facilities. When the prospective purchaser of these generating facilities terminated the agreement of sale in accordance with the agreement’s termination provisions, ACE decided to continue the environmental investigation process at these facilities. ACE and Conectiv Energy have been continuing the investigation with oversight from New Jersey Department of Environmental Protection (NJDEP). Conectiv Energy anticipates that it will incur approximately $5.6 million in environmental remediation costs, of which $820,000 is expected to be incurred in 2007, associated with the Deepwater generating facility. RC Cape May Holdings, LLC (RC Cape May), an affiliate of Rockland Capital Energy Investments, LLC, the purchaser of the B.L. England generating facility, has entered into a remediation agreement with the NJDEP under which it will assume responsibility for remediation at B.L. England. In the event that RC Cape May fails to remediate groundwater or other resources at B.L. England, the responsibility for such remediation will revert to ACE.

•

DPL expects to incur costs of approximately $1.5 million (including approximately $260,000 in 2007) in connection with the Wilmington Coal Gas South site located in Wilmington, Delaware, to remediate residual material from the historical operation of a manufactured gas plant. Development pressure in the area of this site is expected to drive the scope and schedule of remediation during 2007.

•	Pepco expects to incur approximately $820,000 for long-term monitoring in connection with a pipeline oil release, of which it expects to incur $85,000 in 2007.

Sources of Capital

Pepco Holdings’ sources to meet its long-term funding needs, such as capital expenditures, dividends, and new investments, and its short-term funding needs, such as working capital and the temporary funding of long-term funding needs, include internally generated funds, securities issuances and bank financing under new or existing facilities. PHI’s ability to generate funds from its operations and to access capital and credit markets is subject to risks and uncertainties. See “Risk Factors” for a discussion of important factors that may impact these sources of capital.

Internally Generated Cash

The primary source of Pepco Holdings’ internally generated funds is the cash flow generated by its regulated utility subsidiaries in the Power Delivery business. Additional sources of funds include cash flow generated from its non-regulated subsidiaries and the sale of non-core assets.

Short-Term Funding Sources

Pepco Holdings and its regulated utility subsidiaries have traditionally used a number of sources to fulfill short-term funding needs, such as commercial paper, short-term notes and bank lines of credit. Proceeds from short-term borrowings are used primarily to meet working capital needs but may also be used to fund temporarily long-term capital requirements.

Pepco Holdings maintains an ongoing commercial paper program of up to $700 million. Pepco, DPL, and ACE have ongoing commercial paper programs of up to $300 million, up to $275 million, and up to $250 million, respectively. The commercial paper can be issued with maturities up to 270 days from the date of issue. The commercial paper programs of PHI, Pepco, DPL, and ACE are backed by a $1.2 billion credit facility.

Long-Term Funding Sources

The sources of long-term funding for PHI and its subsidiaries are the issuance of debt and equity securities and borrowing under long-term credit agreements. Proceeds from long-term financings are used primarily to fund long-term capital requirements, such as capital expenditures and new investments, and to repay or refinance existing indebtedness.

PUHCA 2005 Restrictions

Under PUHCA 2005 and the Federal Power Act, FERC has jurisdiction (previously held by the SEC under PUHCA 1935) over the issuance of certain securities by Pepco, DPL and ACE. In accordance with regulations adopted by FERC, Pepco Holdings has notified FERC that it will continue until further notice to issue such securities under the authority granted in the financing order issued by the SEC under PUHCA 1935, which has an authorization period ending June 30, 2008 (the Financing Order). The Financing Order authorizes the issuance of equity, preferred securities and debt securities in an aggregate amount not to exceed $6 billion through an authorization period ending June 30, 2008, subject to a ceiling on the effective cost of these funds.

In order to issue debt or equity securities pursuant to the Financing Order authorization, Pepco, ACE and DPL, respectively, must (a) maintain a ratio of common stock equity to total capitalization (consisting, for this purpose, of common stock, preferred stock, if any, long-term debt and short-term debt for this purpose) of at least 30 percent, and (b) have an “investment grade” rating by at least one nationally recognized rating agency for any rated securities issued. At December 31, 2006, the common equity ratios for purposes of the Financing Order for Pepco, DPL and ACE, respectively, were 46.2%, 44.6%, and 31.6%. If these conditions are not met, the affected utility could not issue the security under the Financing Order and may need to first obtain a new financing authorization from FERC.

If FERC authorization pursuant to the Federal Power Act or FERC regulations is required to enable the utility subsidiaries to effect a financing, there is no certainty that such authorization could be obtained nor certainty as to the timing of FERC action.

Money Pool

Under the Financing Order, Pepco Holdings operates a system money pool. The money pool is a cash management mechanism used by Pepco Holdings to manage the short-term investment and borrowing requirements of its subsidiaries that participate in the money pool. Pepco Holdings may invest in but not borrow from the money pool. Eligible subsidiaries with surplus cash may deposit those funds in the money pool. Deposits in the money pool are guaranteed by Pepco Holdings. Eligible subsidiaries with cash requirements may borrow from the money pool. Borrowings from the money pool are unsecured. Depositors in the money pool receive, and borrowers from the money pool pay, an interest rate based primarily on Pepco Holdings’ short-term borrowing rate. Pepco Holdings deposits funds in the money pool to the extent that the pool has insufficient funds to meet the borrowing needs of its participants, which may require Pepco Holdings to borrow funds for deposit from external sources.

REGULATORY AND OTHER MATTERS

Relationship with Mirant Corporation

In 2000, Pepco sold substantially all of its electricity generating assets to Mirant (formerly Southern Energy, Inc.). In July 2003, Mirant filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas (the Bankruptcy Court). On December 9, 2005, the Bankruptcy Court approved the Plan of Reorganization (the Reorganization Plan) of Mirant, and the Mirant business emerged from bankruptcy on January 3, 2006, as a new corporation of the same name (for purposes of this section, together with its predecessors, Mirant).

As part of the bankruptcy proceeding, Mirant had been seeking to reject certain ongoing contractual arrangements under the Asset Purchase and Sale Agreement entered into by Pepco and Mirant for the sale of the generating assets that are described below. The Reorganization Plan did not resolve the issues relating to Mirant’s efforts to reject these obligations nor did it resolve certain Pepco damage claims against the Mirant bankruptcy estate.

Power Purchase Agreement

The Panda PPA obligates Pepco to purchase from Panda 230 megawatts of energy and capacity annually through 2021. At the time of the sale of Pepco’s generating assets to Mirant, the purchase price of the energy and capacity under the Panda PPA was, and since that time has continued to be, substantially in excess of the market price. As a part of the Asset Purchase and Sale Agreement, Pepco entered into a “back-to-back” arrangement with Mirant. Under this arrangement, Mirant is obligated through 2021 to purchase from Pepco the capacity and energy that Pepco is obligated to purchase under the Panda PPA at a price equal to Pepco’s purchase price from Panda (the PPA-Related Obligations).

The SMECO Agreement

Under the Asset Purchase and Sale Agreement, Pepco assigned to Mirant a Facility and Capacity Agreement entered into by Pepco with Southern Maryland Electric Cooperative, Inc. (SMECO), under which Pepco was obligated to purchase from SMECO the capacity of an 84-megawatt combustion turbine installed and owned by SMECO at a former Pepco generating facility at a cost of approximately $500,000 per month until 2015 (the SMECO Agreement). Pepco is responsible to SMECO for the performance of the SMECO Agreement if Mirant fails to perform its obligations thereunder.

Settlement Agreements with Mirant

On May 30, 2006, Pepco, PHI, and certain affiliated companies entered into a Settlement Agreement and Release (the Settlement Agreement) with Mirant, which, subject to court approval, settles all outstanding issues between the parties arising from or related to the Mirant bankruptcy. Under the terms of the Settlement Agreement:

•	Mirant will assume the Asset Purchase and Sale Agreement, except for the PPA-Related Obligations, which Mirant will be permitted to reject.

•

Pepco will receive an allowed claim under the Reorganization Plan in an amount that will result in a total aggregate distribution to Pepco, net of certain transaction expenses, of $520 million, consisting of (i) $450 million in damages resulting from the rejection of the PPA-Related Obligations and (ii) $70 million in settlement of other Pepco damage claims against the Mirant bankruptcy estate (the Pepco Distribution).

•

Except as described below, the $520 million Pepco Distribution will be effected by means of the issuance to Pepco of shares of Mirant common stock (consisting of an initial distribution of 13.5 million shares of Mirant common stock, followed thereafter by a number of shares of Mirant common stock to be determined), which Pepco will be obligated to resell promptly in one or more block sale transactions. If the net proceeds that Pepco receives from the resale of the shares of Mirant common stock are less than $520 million, Pepco will receive a cash payment from Mirant equal to the difference, and if the net proceeds that Pepco receives from the resale of the shares of Mirant common stock are more than $520 million, Pepco will make a cash payment to Mirant equal to the difference.

•

If the closing price of shares of Mirant common stock is less than $16.00 per share for four business days in a twenty consecutive business day period, and Mirant has not made a distribution of shares of Mirant common stock to Pepco under the Settlement Agreement, Mirant has the one-time option to elect to assume, rather than reject, the PPA-Related Obligations. If Mirant elects to assume the PPA-Related Obligations, the Pepco Distribution will be reduced to $70 million.

•

All pending appeals, adversary actions or other contested matters between Pepco and Mirant will be dismissed with prejudice, and each will release the other from any and all claims relating to the Mirant bankruptcy.

Separately, Mirant and SMECO have entered into a Settlement Agreement and Release (the SMECO Settlement Agreement). The SMECO Settlement Agreement provides that Mirant will assume, rather than reject, the SMECO Agreement. This assumption ensures that Pepco will not incur liability to SMECO as the guarantor of the SMECO Agreement due to the rejection of the SMECO Agreement, although Pepco will continue to guarantee to SMECO the future performance of Mirant under the SMECO Agreement.

According to their terms, the Settlement Agreement and the SMECO Settlement Agreement will become effective when the Bankruptcy Court or the United States District Court for the Northern District of Texas (the District Court), as applicable, has entered a final order, not subject to appeal or rehearing, approving both the Settlement Agreement and the SMECO Settlement Agreement.

On August 9, 2006, the Bankruptcy Court issued an order approving the Settlement Agreement and the SMECO Settlement Agreement. On August 18, 2006, certain holders of Mirant bankruptcy claims, who had objected to approval of the Settlement Agreement and the SMECO Settlement Agreement before the Bankruptcy Court, appealed the approval order to the District Court. On December 26, 2006, the District Court issued an order affirming the Bankruptcy Court’s order approving the Settlement Agreement. On January 25, 2007, the parties that previously appealed the Bankruptcy Court’s order filed a notice of appeal of the District Court’s order with the United States Court of Appeals for the Fifth Circuit (the Fifth Circuit). On February 12, 2007, the Fifth Circuit issued a briefing schedule. The brief of the appealing creditors is due on March 26, 2007, while Mirant’s and Pepco’s briefs are due on April 30, 2007.

In August 2006, Mirant made a cash payment to Pepco of $70 million, which became due in accordance with the terms of the Settlement Agreement as a result of the approval of the Settlement Agreement by the Bankruptcy Court. If the Bankruptcy Court order approving the Settlement Agreement becomes a final order after the exhaustion of all appeals, the payment will be taken into account as if it were proceeds from the resale by Pepco of shares of the Mirant common stock, as described above, and treated as a portion of the $520 million payment due Pepco. If the Bankruptcy Court approval of the Settlement Agreement is not upheld on appeal, Pepco must repay this cash payment to Mirant. Therefore, no income statement impact has been recognized in relation to the $70 million payment.

Until the approval of the Settlement Agreement and the SMECO Settlement Agreement becomes final, Mirant is required to continue to perform all of its contractual obligations to Pepco and SMECO. Pepco intends to use the $450 million portion of the Pepco Distribution related to the rejection of the PPA-Related Obligations to pay for future capacity and energy purchases under the Panda PPA.

In litigation prior to the entry into the Settlement Agreement, the District Court had entered orders denying Mirant’s attempt to reject the PPA-Related Obligations and directing Mirant to resume making payments to Pepco pursuant to the PPA-Related Obligations, which Mirant had suspended. Mirant is making the payments as required by the District Court order. On July 19, 2006, the Fifth Circuit issued an opinion affirming the District Court’s orders. On September 4, 2006, Mirant filed a petition for rehearing and motion to stay the appeals pending completion of the settlement between the parties. On September 12, 2006, the Fifth Circuit issued an Order denying Mirant’s motion for stay. On September 21, 2006, the Fifth Circuit issued an Order summarily denying Mirant’s petition for rehearing. The appeal period has expired and that order is now final and nonappealable.

Rate Proceedings

PHI’s regulated utility subsidiaries currently have four active distribution base rate cases underway. Pepco has filed electric distribution base rate cases in the District of Columbia and Maryland; DPL has filed a gas distribution base rate case in Delaware (which is the subject of a settlement agreement as discussed below) and an electric base rate case in Maryland. In each of these cases, the utility has proposed the adoption of a bill stabilization adjustment mechanism (BSA) for retail customers. The BSA will increase rates if revenues from distribution deliveries fall below the level approved by the applicable regulatory commission and will decrease rates if revenues from distribution deliveries are above the commission-approved level. The end result will be that the utility will collect its authorized revenues for distribution deliveries. As a consequence, a BSA “decouples” revenue from unit sales consumption and ties the growth in revenues to the growth in the number of customers. Some advantages of the BSA are that it (i) eliminates revenue fluctuations due to weather and changes in customer usage patterns and, therefore, provides for more predictable utility distribution revenues that are better aligned with costs, (ii) provides for more reliable fixed-cost recovery, (iii) tends to stabilize customers’ delivery bills, and (iv) removes any disincentives for the regulated utilities to promote energy efficiency programs for their customers, because it breaks the link between overall sales volumes and delivery revenues. DPL has proposed a monthly BSA in the gas base rate case and, in each of the electric base rate cases, the companies have proposed a quarterly BSA.

Delaware

On August 31, 2006, DPL submitted its 2006 Gas Cost Rate (GCR) filing to the Delaware Public Service Commission (DPSC), which permits DPL to recover gas procurement costs through customer rates. The proposed decrease of approximately 9.6% is in anticipation of decreasing natural gas commodity costs. On October 3, 2006, the DPSC issued its initial order approving the proposed rates, which became effective November 1, 2006, subject to refund pending final DPSC approval after evidentiary hearings. Any amounts subject to refund would be deferred, resulting in no earnings impact.

On February 23, 2007, DPL submitted an additional filing to the DPSC that proposed a 4.3% decrease in the GCR effective April 1, 2007, in compliance with its gas service tariff and to ensure collections are more aligned with expenses. DPL expects DPSC approval of the rate decrease in late March 2007, subject to refund pending final DPSC approval after evidentiary hearings.

On August 31, 2006, DPL submitted an application to the DPSC for an increase in gas distribution base rates, including a proposed BSA. The application requested an annual increase of approximately $15 million or an overall increase of 6.6%, including certain miscellaneous tariff fees, reflecting a proposed return on equity (ROE) of 11.00%. If the BSA is not approved, the proposed annual increase would be $15.5 million or an overall increase of 6.8%, reflecting an ROE of 11.25%. On October 17, 2006, the DPSC authorized DPL to place into effect beginning November 1, 2006, subject to refund, gas base rates designed to produce an annual interim increase in revenue of approximately $2.5 million. On February 16, 2007, all of the parties in this proceeding (DPL, DPSC staff and the Delaware Division of Public Advocate) filed a settlement agreement with the DPSC. The settlement provisions include a $9.0 million increase in distribution rates, including certain miscellaneous tariff fees (of which $2.5 million was put into effect on November 1, 2006, as noted above), an ROE of 10.25%, and a change in depreciation rates that result in a $2.1 million reduction in pre-tax annual depreciation expense. Although the settlement agreement does not include a BSA, it provides for all of the parties to the case to participate in any generic statewide proceeding for the purpose of investigating BSA mechanisms for electric and gas distribution utilities. In a separate proceeding, DPL has requested that a docket be opened for this purpose. Under the settlement agreement, rates will become effective on April 1, 2007. A DPSC decision is expected by the end of March 2007.

District of Columbia

In February 2006, Pepco filed an update to the District of Columbia Generation Procurement Credit (GPC) for the periods February 8, 2002 through February 7, 2004 and February 8, 2004 through February 7, 2005. The GPC provides for sharing of the profit from SOS sales. The update to the GPC in the District of Columbia takes into account the $112.4 million in proceeds received by Pepco from the December 2005 sale of an allowed bankruptcy claim against Mirant arising from a settlement agreement entered into with Mirant relating to Mirant’s obligation to supply energy and capacity to fulfill Pepco’s SOS obligations in the District of Columbia. The filing also incorporates true-ups to previous disbursements in the GPC for the District of Columbia. In the filing, Pepco requested that $24.3 million be credited to District of Columbia customers during the twelve-month period beginning April 2006. On June 15, 2006, the District of Columbia Public Service Commission (DCPSC) granted conditional approval of the GPC update as filed, effective July 1, 2006. Final approval by the DCPSC is pending.

On December 12, 2006, Pepco submitted an application to the DCPSC to increase electric distribution base rates, including a proposed BSA. The application requested an annual increase of approximately $46.2 million or an overall increase of 13.5%, reflecting a proposed ROE of 10.75%. If the BSA is not approved, the proposed annual increase would be $50.5 million or an overall increase of 14.8%, reflecting an ROE of 11.00%. The application also proposed a Pension/OPEB Expense Surcharge that will allow Pepco to reflect in its distribution rates the increases and decreases that occur in the level of its pension and other post-employment benefits expense. A DCPSC decision is expected in mid-September 2007.

Maryland

On November 17, 2006, DPL and Pepco each submitted an application to the Maryland Public Service Commission (MPSC) to increase electric distribution base rates, including a proposed BSA. The applications requested an annual increase for DPL of approximately $18.4 million or an overall increase of 3.2%, including certain miscellaneous tariff fees, and an annual increase for Pepco of approximately $47.4 million or an overall increase of 10.9%, reflecting a proposed ROE for each of 11.00%. If the BSA is not approved, the proposed annual increase for DPL would be $20.3 million or an overall increase of 3.6%, and for Pepco would be $55.7 million or an overall increase of 12.9%, reflecting a proposed ROE for each of 11.25%. Each of the applications also proposed a Pension/OPEB Expense Surcharge that would allow the utility to reflect in its distribution rates the increases and decreases that occur in the level of its pension and other post-employment benefits expense. The applications requested that rates go into effect on December 17, 2006. In an order dated December 11, 2006, the MPSC suspended the proposed rates pending MPSC approval. MPSC decisions are expected in June 2007.

Federal Energy Regulatory Commission

On May 15, 2006, Pepco, ACE and DPL updated their FERC-approved formula transmission rates based on the FERC Form 1 data for 2005 for each of the utilities. These rates became effective on June 1, 2006, as follows: for Pepco, $12,009 per megawatt per year; for ACE, $14,155 per megawatt per year; and for DPL, $10,034 per megawatt per year. By operation of the formula rate process, the new rates incorporate true-ups from the 2005 formula rates that were effective June 1, 2005 and the new 2005 customer demand or peak load. Also, beginning in January 2007, the new rates will be applied to 2006 customer demand data, replacing the 2005 demand data that is currently used. This demand component is driven by the prior year peak loads experienced in each respective zone. Further, the rate changes will be positively impacted by changes to distribution rates for Pepco and DPL based on the merger settlements in Maryland and the District of Columbia. The net earnings impact expected from the network transmission rate changes is estimated to be a reduction of approximately $5 million year over year (2005 to 2006).

ACE Restructuring Deferral Proceeding

Pursuant to orders issued by the NJBPU under the New Jersey Electric Discount and Energy Competition Act (EDECA), beginning August 1, 1999, ACE was obligated to provide BGS to retail electricity customers in its service territory who did not choose a competitive energy supplier. For the period August 1, 1999 through July 31, 2003, ACE’s aggregate costs that it was allowed to recover from customers exceeded its aggregate revenues from supplying BGS. These under-recovered costs were partially offset by a $59.3 million deferred energy cost liability existing as of July 31, 1999 (LEAC Liability) related to ACE’s Levelized Energy Adjustment Clause and ACE’s Demand Side Management Programs. ACE established a regulatory asset in an amount equal to the balance of under-recovered costs.

In August 2002, ACE filed a petition with the NJBPU for the recovery of approximately $176.4 million in actual and projected deferred costs relating to the provision of BGS and other restructuring related costs incurred by ACE over the four-year period August 1, 1999 through July 31, 2003, net of the $59.3 million offset for the LEAC Liability. The petition also requested that ACE’s rates be reset as of August 1, 2003 so that there would be no under-recovery of costs embedded in the rates on or after that date. The increase sought represented an overall 8.4% annual increase in electric rates.

In July 2004, the NJBPU issued a final order in the restructuring deferral proceeding confirming a July 2003 summary order, which (i) permitted ACE to begin collecting a portion of the deferred costs and reset rates to recover on-going costs incurred as a result of EDECA, (ii) approved the recovery of $125 million of the deferred balance over a ten-year amortization period beginning August 1, 2003, (iii) transferred to ACE’s then pending base rate case for further consideration approximately $25.4 million of the deferred balance (the base rate case ended in a settlement approved by the NJBPU in May 2005, the result of which is that any net rate impact from the deferral account recoveries and credits in future years will depend in part on whether rates associated with other deferred accounts considered in the case continue to generate over-collections relative to costs), and (iv) estimated the overall deferral balance as of July 31, 2003 at $195 million, of which $44.6 million was disallowed recovery by ACE. Although ACE believes the record does not justify the level of disallowance imposed by the NJBPU in the final order, the $44.6 million of disallowed incurred costs were reserved during the years 1999 through 2003 (primarily 2003) through charges to earnings, primarily in the operating expense line item “deferred electric service costs,” with a corresponding reduction in the regulatory asset balance sheet account. In August 2004, ACE filed a notice of appeal with respect to the July 2004 final order with the Appellate Division of the Superior Court of New Jersey (the Appellate Division), which hears appeals of the decisions of New Jersey administrative agencies, including the NJBPU. Briefs in the appeal were also filed by the Division of the New Jersey Ratepayer Advocate and by Cogentrix Energy Inc., the co-owner of two cogeneration power plants with contracts to sell ACE approximately 397 megawatts of electricity, as cross-appellants between August 2005 and January 2006. The Appellate Division has not yet set the schedule for oral argument.

Divestiture Cases

District of Columbia

Final briefs on Pepco’s District of Columbia divestiture proceeds sharing application were filed with the DCPSC in July 2002 following an evidentiary hearing in June 2002. That application was filed to implement a provision of Pepco’s DCPSC-approved divestiture settlement that provided for a sharing of any net proceeds from the sale of Pepco’s generation-related assets. One of the principal issues in the case is whether Pepco should be required to share with customers the excess deferred income taxes (EDIT) and accumulated deferred investment tax credits (ADITC) associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code (IRC) and its implementing regulations. As of December 31, 2006, the District of Columbia allocated portions of EDIT and ADITC associated with the divested generating assets were approximately $6.5 million and $5.8 million, respectively.

Pepco believes that a sharing of EDIT and ADITC would violate the IRS normalization rules. Under these rules, Pepco could not transfer the EDIT and the ADITC benefit to customers more quickly than on a straight line basis over the book life of the related assets. Since the assets are no longer owned there is no book life over which the EDIT and ADITC can be returned. If Pepco were required to share EDIT and ADITC and, as a result, the normalization rules were violated, Pepco would be unable to use accelerated depreciation on District of Columbia allocated or assigned property. In addition to sharing with customers the generation-related EDIT and ADITC balances, Pepco would have to pay to the IRS an amount equal to Pepco’s District of Columbia jurisdictional generation-related ADITC balance ($5.8 million as of December 31, 2006), as well as its District of Columbia jurisdictional transmission and distribution-related ADITC balance ($4.7 million as of December 31, 2006) in each case as those balances exist as of the later of the date a DCPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the DCPSC order becomes operative.

In March 2003, the IRS issued a notice of proposed rulemaking (NOPR), which would allow for the sharing of EDIT and ADITC related to divested assets with utility customers on a prospective basis and at the election of the taxpayer on a retroactive basis. In December 2005 a revised NOPR was issued which, among other things, withdrew the March 2003 NOPR and eliminated the taxpayer’s ability to elect to apply the regulation retroactively. Comments on the revised NOPR were filed in March 2006, and a public hearing was held in April 2006. Pepco filed a letter with the DCPSC in January 2006, in which it has reiterated that the DCPSC should continue to defer any decision on the ADITC and EDIT issues until the IRS issues final regulations or states that its regulations project related to this issue will be terminated without the issuance of any regulations. Other issues in the divestiture proceeding deal with the treatment of internal costs and cost allocations as deductions from the gross proceeds of the divestiture.

Pepco believes that its calculation of the District of Columbia customers’ share of divestiture proceeds is correct. However, depending on the ultimate outcome of this proceeding, Pepco could be required to make additional gain-sharing payments to District of Columbia customers, including the payments described above related to EDIT and ADITC. Such additional payments (which, other than the EDIT and ADITC related payments, cannot be estimated) would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on Pepco’s and PHI’s results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial position or cash flows.

Maryland

Pepco filed its divestiture proceeds plan application with the MPSC in April 2001. The principal issue in the Maryland case is the same EDIT and ADITC sharing issue that has been raised in the District of Columbia case. See the discussion above under “Divestiture Cases—District of Columbia.” As of December 31, 2006, the Maryland allocated portions of EDIT and ADITC associated with the divested generating assets were approximately $9.1 million and $10.4 million, respectively. Other issues deal with the treatment of certain costs as deductions from the gross proceeds of the divestiture. In November 2003, the Hearing Examiner in the Maryland proceeding issued a proposed order with respect to the application that concluded that Pepco’s Maryland divestiture settlement agreement provided for a sharing between Pepco and customers of the EDIT and ADITC associated with the sold assets. Pepco believes that such a sharing would violate the normalization rules (discussed above) and would result in Pepco’s inability to use accelerated depreciation on Maryland allocated or assigned property. If the proposed order is affirmed, Pepco would have to share with its Maryland customers, on an approximately 50/50 basis, the Maryland allocated portion of the generation-related EDIT ($9.1 million as of December 31, 2006), and the Maryland-allocated portion of generation-related ADITC. Furthermore, Pepco would have to pay to the IRS an amount equal to Pepco’s Maryland jurisdictional generation-related ADITC balance ($10.4 million as of December 31, 2006), as well as its Maryland retail jurisdictional ADITC transmission and distribution-related balance ($8.4 million as of December 31, 2006), in each case as those balances exist as of the later of the date a MPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the MPSC order becomes operative. The Hearing Examiner decided all other issues in favor of Pepco, except for the determination that only one-half of the severance payments that Pepco included in its calculation of corporate reorganization costs should be deducted from the sales proceeds before sharing of the net gain between Pepco and customers. Pepco filed a letter with the MPSC in January 2006, in which it has reiterated that the MPSC should continue to defer any decision on the ADITC and EDIT issues until the IRS issues final regulations or states that its regulations project related to this issue will be terminated without the issuance of any regulations.

In December 2003, Pepco appealed the Hearing Examiner’s decision to the MPSC as it relates to the treatment of EDIT and ADITC and corporate reorganization costs. The MPSC has not issued any ruling on the appeal and Pepco does not believe that it will do so until action is taken by the IRS as described above. However, depending on the ultimate outcome of this proceeding, Pepco could be required to share with its customers approximately 50 percent of the EDIT and ADITC balances described above in addition to the additional gain-sharing payments relating to the disallowed severance payments, which Pepco is not contesting. Such additional payments would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial position or cash flows.

New Jersey

In connection with the divestiture by ACE of its nuclear generating assets, the NJBPU in July 2000 preliminarily determined that the amount of stranded costs associated with the divested assets that ACE could recover from ratepayers should be reduced by approximately $94.5 million, representing the amount of the accumulated deferred federal income taxes (ADFIT) associated with the divested nuclear assets. However, due to uncertainty under federal tax law regarding whether the sharing of federal income tax benefits associated with the divested assets, including ADFIT, with ACE’s customers would violate the normalization rules, ACE submitted a request to the IRS for a Private Letter Ruling (PLR) to clarify the applicable law. The NJBPU has delayed its final determination of the amount of recoverable stranded costs until after the receipt of the PLR.

On May 25, 2006, the IRS issued a PLR in which it stated that returning to ratepayers any of the unamortized ADFIT attributable to accelerated depreciation on the divested assets after the sale of the assets by means of a reduction of the amount of recoverable stranded costs would violate the normalization rules.

On June 9, 2006, ACE submitted a letter to the NJBPU to request that the NJBPU conduct proceedings to finalize the determination of the stranded costs associated with the sale of ACE’s nuclear assets in accordance with the PLR. ACE’s request remains pending.

Default Electricity Supply Proceedings

Delaware

Effective May 1, 2006, SOS replaced fixed-rate POLR service for customers who do not choose an alternative electricity supplier. In October 2005, the DPSC approved DPL as the SOS provider to its Delaware delivery customers. DPL obtains the electricity to fulfill its SOS supply obligation under contracts entered pursuant to a competitive bid procedure approved by the DPSC. The bids received for the May 1, 2006, through May 31, 2007, period have had the effect of increasing rates significantly for all customer classes, including an average residential customer increase of 59%, as compared to the fixed rates previously in effect.

To address this increase in rates, Delaware in April 2006 enacted legislation that provides for a deferral of the financial impact on customers of the increases through a three-step phase-in of the rate increases, with 15% of the increase taking effect on May 1, 2006, 25% of the increase taking effect on January 1, 2007, and any remaining balance taking effect on June 1, 2007, subject to the right of customers to elect not to participate in the deferral program. Customers who do not “opt-out” of the rate deferral program are required to pay the amounts deferred, without any interest charge, over a 17-month period beginning January 1, 2008. As of December 31, 2006, approximately 53% of the eligible Delaware customers have opted not to participate in the deferral of the SOS rates offered by DPL. With approximately 47% of the eligible customers participating in the phase-in program, DPL anticipates a maximum deferral balance of $51.4 million.

Maryland

Pursuant to orders issued by the MPSC in November 2006, Pepco and DPL each is the SOS provider to its delivery customers who do not choose an alternative electricity supplier. Each company purchases the power supply required to satisfy its SOS obligations from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved and supervised by the MPSC. In March 2006, Pepco and DPL each announced the results of competitive bids to supply electricity to its Maryland SOS customers for one year beginning June 1, 2006. Due to significant increases in the cost of fuels used to generate electricity, the auction results had the effect of increasing the average monthly electric bill by about 38.5% and 35% for Pepco’s and DPL’s Maryland residential customers, respectively.

On April 21, 2006, the MPSC approved a settlement agreement among Pepco, DPL, the staff of the MPSC and the Office of Peoples Counsel of Maryland, which provides for a rate mitigation plan for the residential customers of each company. Under the plan, the full increase for each company’s residential customers who affirmatively elect to participate are being phased-in in increments of 15% on June 1, 2006, 15.7% on March 1, 2007 and the remainder on June 1, 2007. Customers electing to participate in the rate deferral plan will be required to pay the deferred amounts over an 18-month period beginning June 1, 2007. Both Pepco and DPL will accrue the interest cost to fund the deferral program. The interest cost will be absorbed by Pepco and DPL during the period that the deferred balance is accumulated and collected from customers, to the extent of and offset against the margins that the companies otherwise would earn for providing SOS to residential customers. As of December 31, 2006, approximately 2% of Pepco’s residential customers and approximately 1% of DPL’s residential customers had elected to participate in the phase-in program.

On June 23, 2006, Maryland enacted legislation that extended the period for customers to elect to participate in the phase-in of higher rates and revised the obligation to provide SOS to residential and small commercial customers until further action of the General Assembly. The legislation also provides for a customer refund reflecting the difference between the interest expense on an initially projected deferred balance at a 25% customer participation level and the interest expense on a deferred balance based on actual participation levels referred to above. The total amount of the refund is approximately $1.1 million for Pepco customers and approximately $.3 million for DPL customers. At Pepco’s 2% level of participation, Pepco estimates that the deferral balance, net of taxes, will be approximately $1.4 million. At DPL’s 1% level of participation, DPL estimates that the deferral balance, net of taxes, will be approximately $.2 million. In July 2006, the MPSC approved revised tariff riders filed in June 2006 by Pepco and DPL to implement the legislation.

Virginia

On March 10, 2006, DPL filed for a rate increase with the Virginia State Corporation Commission (VSCC) for its Virginia Default Service customers to take effect on June 1, 2006, which was intended to allow DPL to recover its higher cost for energy established by the competitive bid procedure. On June 19, 2006, the VSCC issued an order that granted a rate increase for DPL of $11.5 million ($8.5 million less than requested by DPL in its March 2006 filing), to go into effect July 1, 2006. In determining the amount of the approved increase, the VSCC applied the proxy rate calculation to DPL’s fuel factor, rather than allowing full recovery of the costs DPL incurred in procuring the supply necessary for its Default Service obligation. The estimated after-tax earnings and cash flow impacts of the decision are reductions of approximately $3.6 million in 2006 (including the loss of revenue in June 2006 associated with the Default Service rate increase being deferred from June 1 until July 1) and $2.0 million in 2007. The order also mandated that DPL file an application by March 1, 2007 (which has been delayed until April 2, 2007 by subsequent VSCC order) for Default Service rates to become effective June 1, 2007, which should include a calculation of the fuel factor that is consistent with the procedures set forth in the order.

In February 2007, the Virginia General Assembly passed amendments to the Virginia Electric Utility Restructuring Act (the Virginia Restructuring Act) that modified the method by which investor-owned electric utilities in Virginia will be regulated by the VSCC. These amendments to the Virginia Restructuring Act, subject to further amendment or veto by the Virginia governor and subsequent action by the General Assembly, will be effective on July 1, 2007. The amendments provide that, as of December 31, 2008, the following will come to an end: (i) capped rates (the previous expiration date was December 31, 2010); (ii) DPL’s Default Service obligation (previously, DPL was obligated to continue to offer Default Service until relieved of that obligation by the VSCC); and (iii) customer choice, except that customers with loads of 5 megawatts or greater will continue to be able to buy from competitive suppliers, as will smaller non-residential customers that aggregate their loads to reach the 5 megawatt threshold and obtain VSCC approval. Additionally, if an ex-customer of Default Service wants to return to DPL as its energy supplier, it must give 5 years notice or obtain approval of the VSCC that the return is in the public interest. In this event, the ex-customer must take DPL’s service at market based rates. DPL also believes that the amendments to the Virginia Restructuring Act will terminate, as of December 31, 2008, the ratemaking provisions within the memorandum of agreement entered into by DPL, the staff of the VSCC and the Virginia Attorney General’s office in the docket approving DPL’s generating asset divestiture in 2000 (the MOA), including the application of the proxy rate calculation to DPL’s fuel factor as discussed above; however, the VSCC’s interpretation of these provisions is not known. It should be noted that in DPL’s view, in the absence these amendments, the MOA and all of its provisions (including the proxy rate calculation) expire on July 1, 2007; the VSCC staff and the Virginia Attorney General disagree with DPL’s position. Assuming the ratemaking provisions of the MOA end on December 31, 2008 pursuant to the amended Virginia Restructuring Act, the amendments provide that DPL shall file a rate case in 2009 and every 2 years thereafter. The ROE to be allowed by the VSCC will be set within a range, the lower of which is essentially the average of vertically integrated investor-owned electric utilities in the southeast with an upper point that is 300 basis points above that average. The VSCC has authority to set rates higher or lower to allow DPL to maintain the opportunity to earn the determined ROE and to credit back to customers, in whole or in part, earnings that were 50 basis points or more in excess of the determined ROE. The amended Virginia Restructuring Act includes various incentive ROEs for the construction of new generation and would allow the VSCC to penalize or reward DPL for efficient operations or, if DPL were to add new generation, for generating unit performance. There are also enhanced ratemaking features if DPL pursues conservation, demand management and energy efficiency programs or pursues renewable energy portfolios.

ACE Sale of Generating Assets

On September 1, 2006, ACE completed the sale of its interests in the Keystone and Conemaugh generating facilities to Duquesne Light Holdings Inc. for approximately $177.0 million, which was subsequently decreased by $1.6 million based on a post-closing 60-day true-up for applicable items not known at the time of the closing. Approximately $81.3 million of the net gain from the sale has been used to offset the remaining regulatory asset balance, which ACE has been recovering in rates, and approximately $49.8 million of the net gain is being returned to ratepayers over a 33-month period as a credit on their bills, which began with the October 2006 billing month. The balance to be repaid to customers is $48.4 million as of December 31, 2006.

On February 8, 2007, ACE completed the sale of the B.L. England generating facility to RC Cape May for a price of $9.0 million, after adjustment for, among other things, variances in the value of fuel and material inventories at the time of closing, plant operating capacity, the value of certain benefits for transferred employees and the actual closing date. The purchase price will be further adjusted based on a post-closing 60-day true-up for applicable items not known at the time of the closing. In addition, RC Cape May and ACE have agreed to arbitration concerning whether RC Cape May must pay to ACE, as part of the purchase price, an additional $3.1 million remaining in dispute. RC Cape May also assumed certain liabilities associated with the B.L. England generating station, including substantially all environmental liabilities. This transaction is further described below under the heading “Environmental Litigation.”

The sale of B.L. England will not affect the stranded costs associated with the plant that already have been securitized. ACE anticipates that approximately $9 to $10 million of additional regulatory assets related to B.L. England may, subject to NJBPU approval, be eligible for recovery as stranded costs. The emission allowance credits associated with B. L. England will be monetized for the benefit of ACE’s ratepayers pursuant to the NJBPU order approving the sale. Net proceeds from the sale of the plant and monetization of the emission allowance credits, which will be determined after the sale upon resolution of certain adjustments, will be credited to ACE’s ratepayers in accordance with the requirements of EDECA and NJBPU orders.

General Litigation

During 1993, Pepco was served with Amended Complaints filed in the state Circuit Courts of Prince George’s County, Baltimore City and Baltimore County, Maryland in separate ongoing, consolidated proceedings known as “In re: Personal Injury Asbestos Case.” Pepco and other corporate entities were brought into these cases on a theory of premises liability. Under this theory, the plaintiffs argued that Pepco was negligent in not providing a safe work environment for employees or its contractors, who allegedly were exposed to asbestos while working on Pepco’s property. Initially, a total of approximately 448 individual plaintiffs added Pepco to their complaints. While the pleadings are not entirely clear, it appears that each plaintiff sought $2 million in compensatory damages and $4 million in punitive damages from each defendant.

Since the initial filings in 1993, additional individual suits have been filed against Pepco, and significant numbers of cases have been dismissed. As a result of two motions to dismiss, numerous hearings and meetings and one motion for summary judgment, Pepco has had approximately 400 of these cases successfully dismissed with prejudice, either voluntarily by the plaintiff or by the court. As of January 31, 2007, there are approximately 180 cases still pending against Pepco in the State Courts of Maryland; of which approximately 85 cases were filed after December 19, 2000, and have been tendered to Mirant for defense and indemnification pursuant to the terms of the Asset Purchase and Sale Agreement. Under the terms of the Settlement Agreement, Mirant has agreed to assume this contractual obligation. For a description of the Settlement Agreement, see the discussion of the relationship with Mirant above.

While the aggregate amount of monetary damages sought in the remaining suits (excluding those tendered to Mirant) exceeds $360 million, PHI and Pepco believe the amounts claimed by current plaintiffs are greatly exaggerated. The amount of total liability, if any, and any related insurance recovery cannot be determined at this time; however, based on information and relevant circumstances known at this time, neither PHI nor Pepco believes these suits will have a material adverse effect on its financial position, results of operations or cash flows. However, if an unfavorable decision were rendered against Pepco, it could have a material adverse effect on Pepco’s and PHI’s financial position, results of operations or cash flows.

Cash Balance Plan Litigation

In 1999, Conectiv established a cash balance retirement plan to replace defined benefit retirement plans then maintained by ACE and DPL. Following the acquisition by Pepco of Conectiv, this plan became the Conectiv Cash Balance Sub-Plan within the PHI Retirement Plan. On September 26, 2005, three management employees of PHI Service Company filed suit in the United States District Court for the District of Delaware (the Delaware District Court) against the PHI Retirement Plan, PHI and Conectiv (the PHI Parties), alleging violations of ERISA, on behalf of a class of management employees who did not have enough age and service when the Cash Balance Sub-Plan was implemented in 1999 to assure that their accrued benefits would be calculated pursuant to the terms of the predecessor plans sponsored by ACE and DPL. A fourth plaintiff was added to the case to represent DPL-heritage “grandfathered” employees who will not be eligible for early retirement at the end of the grandfathered period.

The plaintiffs have challenged the design of the Cash Balance Sub-Plan and are seeking a declaratory judgment that the Cash Balance Sub-Plan is invalid and that the accrued benefits of each member of the class should be calculated pursuant to the terms of the predecessor plans. Specifically, the complaint alleges that the use of a variable rate to compute the plaintiffs’ accrued benefit under the Cash Balance Sub-Plan results in reductions in the accrued benefits that violate ERISA. The complaint also alleges that the benefit accrual rates and the minimal accrual requirements of the Cash Balance Sub-Plan violate ERISA as did the notice that was given to plan participants upon implementation of the Cash Balance Sub-Plan.

The PHI Parties filed a motion to dismiss the suit, which was denied by the court on July 11, 2006. The Delaware District Court stayed one count of the complaint regarding alleged age discrimination pending a decision in another case before the United States Court of Appeals for the Third Circuit (the Third Circuit). On January 30, 2007, the Third Circuit issued a ruling in the other case that PHI’s counsel believes should result in the favorable disposition of all of the claims (other than the claim of inadequate notice) against the PHI Parties in the Delaware District Court. The PHI Parties filed pleadings apprising the Delaware District Court of the Third Circuit’s decision on February 16, 2007, at the same time they filed their opposition to plaintiffs’ motion.

While PHI believes it has an increasingly strong legal position in the case and that it is therefore unlikely that the plaintiffs will prevail, PHI estimates that, if the plaintiffs were to prevail, the ABO and projected benefit obligation (PBO), calculated in accordance with SFAS No. 87, each would increase by approximately $12 million, assuming no change in benefits for persons who have already retired or whose employment has been terminated and using actuarial valuation data as of the time the suit was filed. The ABO represents the present value that participants have earned as of the date of calculation. This means that only service already worked and compensation already earned and paid is considered. The PBO is similar to the ABO, except that the PBO includes recognition of the effect that estimated future pay increases would have on the pension plan obligation.

Environmental Litigation

PHI, through its subsidiaries, is subject to regulation by various federal, regional, state, and local authorities with respect to the environmental effects of its operations, including air and water quality control, solid and hazardous waste disposal, and limitations on land use. In addition, federal and state statutes authorize governmental agencies to compel responsible parties to clean up certain abandoned or unremediated hazardous waste sites. PHI’s subsidiaries may incur costs to clean up currently or formerly owned facilities or sites found to be contaminated, as well as other facilities or sites that may have been contaminated due to past disposal practices. Although penalties assessed for violations of environmental laws and regulations are not recoverable from customers of the operating utilities, environmental clean-up costs incurred by Pepco, DPL and ACE would be included by each company in its respective cost of service for ratemaking purposes.

In July 2004, DPL entered into an administrative consent order (ACO) with the Maryland Department of the Environment (MDE) to perform a Remedial Investigation/Feasibility Study (RI/FS) to further identify the extent of soil, sediment and ground and surface water contamination related to former manufactured gas plant (MGP)

operations at a Cambridge, Maryland site on DPL-owned property and to investigate the extent of MGP contamination on adjacent property. The MDE has approved the RI and DPL submitted a final FS to MDE on February 15, 2007. The costs of cleanup (as determined by the RI/FS and subsequent negotiations with MDE) are anticipated to be approximately $2.7 million. The remedial action will include dredging activities within Cambridge Creek, which are expected to take place as early as October 2007, and soil excavation on DPL’s and adjacent property as early as January 2008.

In the early 1970s, both Pepco and DPL sold scrap transformers, some of which may have contained some level of PCBs, to a metal reclaimer operating at the Metal Bank/Cottman Avenue site in Philadelphia, Pennsylvania, owned by a nonaffiliated company. In December 1987, Pepco and DPL were notified by the U.S. Environmental Protection Agency (EPA) that they, along with a number of other utilities and non-utilities, were PRPs in connection with the PCB contamination at the site.

In 1994, an RI/FS including a number of possible remedies was submitted to the EPA. In 1997, the EPA issued a Record of Decision that set forth a selected remedial action plan with estimated implementation costs of approximately $17 million. In 1998, the EPA issued a unilateral administrative order to Pepco and 12 other PRPs directing them to conduct the design and actions called for in its decision. In May 2003, two of the potentially liable owner/operator entities filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In October 2003, the bankruptcy court confirmed a reorganization plan that incorporates the terms of a settlement among the two debtor owner/operator entities, the United States and a group of utility PRPs including Pepco (the Utility PRPs). Under the bankruptcy settlement, the reorganized entity/site owner will pay a total of $13.25 million to remediate the site (the Bankruptcy Settlement).

In March 2006, the United States District Court for the Eastern District of Pennsylvania approved global consent decrees for the Metal Bank/Cottman Avenue site, entered into on August 23, 2005, involving the Utility PRPs, the U.S. Department of Justice, EPA, The City of Philadelphia and two owner/operators of the site. Under the terms of the settlement, the two owner/operators will make payments totaling $5.55 million to the U.S. Department of Justice and totaling $4.05 million to the Utility PRPs. The Utility PRPs will perform the remedy at the site and will be able to draw on the $13.25 million from the Bankruptcy Settlement to accomplish the remediation (the Bankruptcy Funds). The Utility PRPs will contribute funds to the extent remediation costs exceed the Bankruptcy Funds available. The Utility PRPs also will be liable for EPA costs associated with overseeing the monitoring and operation of the site remedy after the remedy construction is certified to be complete and also the cost of performing the “5 year” review of site conditions required by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980. Any Bankruptcy Funds not spent on the remedy may be used to cover the Utility PRPs’ liabilities for future costs. No parties are released from potential liability for damages to natural resources.

As of December 31, 2006, Pepco had accrued $1.7 million to meet its liability for a remedy at the Metal Bank/Cottman Avenue site. While final costs to Pepco of the settlement have not been determined, Pepco believes that its liability at this site will not have a material adverse effect on its financial position, results of operations or cash flows.

In 1999, DPL entered into a de minimis settlement with EPA and paid approximately $107,000 to resolve its liability for cleanup costs at the Metal Bank/Cottman Avenue site. The de minimis settlement did not resolve DPL’s responsibility for natural resource damages, if any, at the site. DPL believes that any liability for natural resource damages at this site will not have a material adverse effect on its financial position, results of operations or cash flows.

In November 1991, the NJDEP identified ACE as a PRP at the Delilah Road Landfill site in Egg Harbor Township, New Jersey. In 1993, ACE, along with other PRPs, signed an ACO with NJDEP to remediate the site. The soil cap remedy for the site has been completed and the NJDEP conditionally approved the report submitted by the parties on the implementation of the remedy in January 2003. In March 2004, NJDEP approved a Ground

Water Sampling and Analysis Plan. Positive results of groundwater monitoring events have resulted in a reduced level of groundwater monitoring. In August 2006, NJDEP issued a No Further Action Letter (NFA) and Covenant Not to Sue for the site. Among other things, the NFA requires the PRPs to monitor the effectiveness of institutional (deed restriction) and engineering (cap) controls at the site every two years and to continue groundwater monitoring. In March 2003, EPA demanded from the PRP group reimbursement for EPA’s past costs at the site, totaling $168,789. The PRP group objected to the demand for certain costs, but agreed to reimburse EPA approximately $19,000. Based on information currently available, ACE anticipates that its share of additional cost associated with this site will be approximately $555,000 to $600,000. ACE believes that its liability for post-remedy operation and maintenance costs will not have a material adverse effect on its financial position, results of operations or cash flows.

On January 24, 2006, PHI, Conectiv and ACE entered into an ACO with NJDEP and the Attorney General of New Jersey resolving (i) New Jersey’s claim for alleged violations of the federal Clean Air Act (CAA) and (ii) the NJDEP’s concerns regarding ACE’s compliance with New Source Review requirements of the CAA and Air Pollution Control Act requirements with respect to the B.L. England generating facility and various other environmental issues relating to ACE and Conectiv Energy facilities in New Jersey.

Federal Tax Treatment of Cross-Border Leases

PCI maintains a portfolio of cross-border energy sale-leaseback transactions, which, as of December 31, 2006, had a book value of approximately $1.3 billion, and from which PHI currently derives approximately $57 million per year in tax benefits in the form of interest and depreciation deductions.

On February 11, 2005, the Treasury Department and IRS issued Notice 2005-13 informing taxpayers that the IRS intends to challenge on various grounds the purported tax benefits claimed by taxpayers entering into certain sale-leaseback transactions with tax-indifferent parties (i.e., municipalities, tax-exempt and governmental entities), including those entered into on or prior to March 12, 2004 (the Notice). All of PCI’s cross-border energy leases are with tax indifferent parties and were entered into prior to 2004. In addition, on June 29, 2005 the IRS published a Coordinated Issue Paper concerning the resolution of audit issues related to such transactions. PCI’s cross-border energy leases are similar to those sale-leaseback transactions described in the Notice and the Coordinated Issue Paper.

PCI’s leases have been under examination by the IRS as part of the normal PHI tax audit. On June 9, 2006, the IRS issued its final revenue agent’s report (RAR) for its audit of PHI’s 2001 and 2002 income tax returns. In the RAR, the IRS disallowed the tax benefits claimed by PHI with respect to these leases for those years. The tax benefits claimed by PHI with respect to these leases from 2001 through December 31, 2006 were approximately $287 million. PHI has filed a protest against the IRS adjustments and the unresolved audit has been forwarded to the Appeals Office. The ultimate outcome of this issue is uncertain; however, if the IRS prevails, PHI would be subject to additional taxes, along with interest and possibly penalties on the additional taxes, which could have a material adverse effect on PHI’s financial condition, results of operations, and cash flows. PHI believes that its tax position related to these transactions was appropriate based on applicable statutes, regulations and case law, and intends to contest the adjustments proposed by the IRS; however, there is no assurance that PHI’s position will prevail.

On July 13, 2006, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) on Financial Accounting Standards (FAS) 13-2, which amends SFAS No. 13 effective for fiscal years beginning after December 15, 2006. This amendment requires a lease to be repriced and the book value adjusted when there is a change or probable change in the timing of tax benefits of the lease regardless of whether the change results in a deferral or permanent loss of tax benefits. Accordingly, a material change in the timing of cash flows under PHI’s cross-border leases as the result of a settlement with the IRS would require an adjustment to the book value of the leases and a charge to earnings equal to the repricing impact of the disallowed deductions which could result in a material adverse effect on PHI’s financial condition, results of operations, and cash flows. PHI believes its tax position was appropriate and at this time does not believe there is a probable change in the timing of its tax benefits that would require repricing the leases and a charge to earnings.

On February 1, 2007 the U.S. Senate passed the Small Business and Work Opportunity Act of 2007. Included in this legislation is a provision which would apply passive loss limitation rules to leases with foreign tax indifferent parties effective for taxable years beginning after December 31, 2006, even if the leases were entered into on or prior to March 12, 2004. On February 16, 2007, the U.S. House of Representatives passed the Small Business Relief Act of 2007. This bill does not include any provision that would modify the current treatment of leases with tax indifferent parties. Enactment into law of a bill that is similar to that passed by the U.S. Senate in its current form could result in a material delay of the income tax benefits that PCI would receive in connection with its cross-border energy leases. Furthermore, under FSP FAS 13-2, PHI would be required to adjust the book values of its leases and record a charge to earnings equal to the repricing impact of the disallowed deductions which could result in a material adverse effect on PHI’s financial condition, results of operations and cash flows. The U.S. House of Representatives and the U.S. Senate are expected to hold a conference in the near future to reconcile the differences in the two bills to determine the final legislation.

IRS Mixed Service Cost Issue

During 2001, Pepco, DPL, and ACE changed their methods of accounting with respect to capitalizable construction costs for income tax purposes. The change allowed the companies to accelerate the deduction of certain expenses that were previously capitalized and depreciated. Through December 31, 2005, these accelerated deductions generated incremental tax cash flow benefits of approximately $205 million (consisting of $94 million for Pepco, $62 million for DPL, and $49 million for ACE) for the companies, primarily attributable to their 2001 tax returns.

On August 2, 2005, the Treasury Department released regulations that, if adopted in their current form, would require Pepco, DPL, and ACE to change their method of accounting with respect to capitalizable construction costs for income tax purposes for tax periods beginning in 2005. Based on those regulations, PHI in its 2005 federal tax return adopted an alternative method of accounting for capitalizable construction costs that management believes will be acceptable to the IRS.

On the same day that the new regulations were released, the IRS issued Revenue Ruling 2005-53, which is intended to limit the ability of certain taxpayers to utilize the method of accounting for income tax purposes they utilized on their tax returns for 2004 and prior years with respect to capitalizable construction costs. In line with this Revenue Ruling, the IRS RAR for the 2001 and 2002 tax returns disallowed substantially all of the incremental tax benefits that Pepco, DPL and ACE had claimed on those returns by requiring the companies to capitalize and depreciate certain expenses rather than treat such expenses as current deductions. PHI’s protest of the IRS adjustments is among the unresolved audit matters relating to the 2001 and 2002 audits pending before the Appeals Office.

In February 2006, PHI paid approximately $121 million of taxes to cover the amount of taxes that management estimated to be payable based on the method of tax accounting that PHI, pursuant to the proposed regulations, has adopted on its 2005 tax return. However, if the IRS is successful in requiring Pepco, DPL and ACE to capitalize and depreciate construction costs that result in a tax and interest assessment greater than management’s estimate of $121 million, PHI will be required to pay additional taxes and interest only to the extent these adjustments exceed the $121 million payment made in February 2006.

IRS Examination of Like-Kind Exchange Transaction

In 2001, Conectiv and certain of its subsidiaries (the Conectiv Group) were divesting nonstrategic electric generating facilities and replacing these facilities with mid-merit electric generating capacity. As part of this strategy, the Conectiv Group exchanged its interests in two older coal-fired plants for the more efficient gas-fired

Hay Road II generating facility, which was owned by an unaffiliated third party. For tax purposes, Conectiv treated the transaction as a “like-kind exchange” under IRC Section 1031. As a result, approximately $88 million of taxable gain was deferred for federal income tax purposes.

The transaction was examined by the IRS as part of the normal Conectiv tax audit. In May 2006, the IRS issued its RAR for the audit of Conectiv’s 2000, 2001 and 2002 income tax returns. In the RAR, the IRS exam team disallowed the qualification of the exchange under IRC Section 1031. In July 2006, Conectiv filed a protest of this disallowance to the IRS Office of Appeals.

PHI believes that its tax position related to this transaction is proper based on applicable statutes, regulations and case law and intends to vigorously contest the disallowance. However, there is no absolute assurance that Conectiv’s position will prevail. If the IRS prevails, Conectiv would be subject to additional income taxes, interest and possible penalties. However, a portion of the denied benefit would be offset by additional tax depreciation.

As of December 31, 2006, if the IRS fully prevails, the potential cash impact on PHI would be current income tax and interest payments of approximately $29 million and the earnings impact would be approximately $7 million in after-tax interest.

CRITICAL ACCOUNTING POLICIES

General

The SEC has defined a company’s most critical accounting policies as the ones that are most important to the portrayal of its financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Critical estimates represent those estimates and assumptions that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, such as Statement of Position 94-6, “Disclosure of Certain Significant Risks and Uncertainties,” requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes.

Examples of significant estimates used by Pepco Holdings include the assessment of contingencies and the need/amount for reserves of future receipts from Mirant (see “Relationship with Mirant Corporation”), the calculation of future cash flows and fair value amounts for use in goodwill and asset impairment evaluations, fair value calculations (based on estimated market pricing) associated with derivative instruments, pension and other postretirement benefits assumptions, unbilled revenue calculations, and the judgment involved with assessing the probability of recovery of regulatory assets. Additionally, PHI is subject to legal, regulatory, and other proceedings and claims that arise in the ordinary course of our business. Pepco Holdings records an estimated liability for these proceedings and claims based upon the probable and reasonably estimable criteria contained in SFAS No. 5, “Accounting for Contingencies.” Although Pepco Holdings believes that its estimates and assumptions are reasonable, they are based upon information available to management at the time the estimates are made. Actual results may differ significantly from these estimates.

Goodwill Impairment Evaluation

Pepco Holdings believes that the estimates involved in its goodwill impairment evaluation process represent “Critical Accounting Estimates” because (i) they may be susceptible to change from period to period because management is required to make assumptions and judgments about the discounting of future cash flows, which are inherently uncertain, (ii) actual results could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (iii) the impact that recognizing an impairment would have on Pepco Holdings’ assets and the net loss related to an impairment charge could be material.

The provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” require the evaluation of goodwill for impairment at least annually and more frequently if events and circumstances indicate that the asset might be impaired. SFAS No. 142 indicates that if the fair value of a reporting unit is less than its carrying value, including goodwill, an impairment charge may be necessary. The goodwill generated in the transaction by which Pepco acquired Conectiv in 2002 was allocated to Pepco Holdings’ Power Delivery segment. In order to estimate the fair value of its Power Delivery segment, Pepco Holdings discounts the estimated future cash flows associated with the segment using a discounted cash flow model with a single interest rate that is commensurate with the risk involved with such an investment. The estimation of fair value is dependent on a number of factors, including but not limited to interest rates, future growth assumptions, operating and capital expenditure requirements and other factors, changes in which could materially impact the results of impairment testing. Pepco Holdings tested its goodwill for impairment as of July 1, 2006. This testing concluded that Pepco Holdings’ goodwill balance was not impaired. A hypothetical decrease in the Power Delivery segment’s forecasted cash flows of 10 percent would not have resulted in an impairment charge.

Long-Lived Assets Impairment Evaluation

Pepco Holdings believes that the estimates involved in its long-lived asset impairment evaluation process represent “Critical Accounting Estimates” because (i) they are highly susceptible to change from period to period because management is required to make assumptions and judgments about undiscounted and discounted future cash flows and fair values, which are inherently uncertain, (ii) actual results could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (iii) the impact that recognizing an impairment would have on Pepco Holdings’ assets as well as the net loss related to an impairment charge could be material.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that certain long-lived assets must be tested for recoverability whenever events or circumstances indicate that the carrying amount may not be recoverable. An impairment loss may only be recognized if the carrying amount of an asset is not recoverable and the carrying amount exceeds its fair value. The asset is deemed not to be recoverable when its carrying amount exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. In order to estimate an asset’s future cash flows, Pepco Holdings considers historical cash flows. Pepco Holdings uses its best estimates in making these evaluations and considers various factors, including forward price curves for energy, fuel costs, legislative initiatives, and operating costs. The process of determining fair value is done consistent with the process described in assessing the fair value of goodwill, which is discussed above.

For a discussion of PHI’s impairment losses during 2006, refer to the “Impairment Losses” section in the accompanying Consolidated Results of Operations discussion.

Derivative Instruments

Pepco Holdings believes that the estimates involved in accounting for its derivative instruments represent “Critical Accounting Estimates” because (i) the fair value of the instruments are highly susceptible to changes in market value and/or interest rate fluctuations, (ii) there are significant uncertainties in modeling techniques used to measure fair value in certain circumstances, (iii) actual results could vary from those used in Pepco Holdings’

estimates and the impact of such variations could be material, and (iv) changes in fair values and market prices could result in material impacts to Pepco Holdings’ assets, liabilities, other comprehensive income (loss), and results of operations. See Note (2), “Summary of Significant Accounting Policies—Accounting for Derivatives” to the consolidated financial statements of PHI for information on PHI’s accounting for derivatives.

Pepco Holdings and its subsidiaries use derivative instruments primarily to manage risk associated with commodity prices and interest rates. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, governs the accounting treatment for derivatives and requires that derivative instruments be measured at fair value. The fair value of derivatives is determined using quoted exchange prices where available. For instruments that are not traded on an exchange, external broker quotes are used to determine fair value. For some custom and complex instruments, an internal model is used to interpolate broker quality price information. The same valuation methods are used to determine the value of non-derivative, commodity exposure for risk management purposes.

Pension and Other Postretirement Benefit Plans

Pepco Holdings believes that the estimates involved in reporting the costs of providing pension and other postretirement benefits represent “Critical Accounting Estimates” because (i) they are based on an actuarial calculation that includes a number of assumptions which are subjective in nature, (ii) they are dependent on numerous factors resulting from actual plan experience and assumptions of future experience, and (iii) changes in assumptions could impact Pepco Holdings’ expected future cash funding requirements for the plans and would have an impact on the projected benefit obligations, the reported pension and other postretirement benefit liability on the balance sheet, and the reported annual net periodic pension and other postretirement benefit cost on the income statement. In terms of quantifying the anticipated impact of a change in assumptions, Pepco Holdings estimates that a .25% change in the discount rate used to value the benefit obligations could result in a $5 million impact on its consolidated balance sheets and statements of earnings. Additionally, Pepco Holdings estimates that a .25% change in the expected return on plan assets could result in a $4 million impact on the consolidated balance sheets and statements of earnings and a .25% change in the assumed healthcare cost trend rate could result in a $.5 million impact on its consolidated balance sheets and statements of earnings. Pepco Holdings’ management consults with its actuaries and investment consultants when selecting its plan assumptions.

Pepco Holdings follows the guidance of SFAS No. 87, “Employers’ Accounting for Pensions,” SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (SFAS No. 158), when accounting for these benefits. Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and the performance of plan assets. In accordance with these standards, the impact of changes in these assumptions and the difference between actual and expected or estimated results on pension and postretirement obligations is generally recognized over the working lives of the employees who benefit under the plans rather than immediately recognized in the statements of earnings. Plan assets are stated at their market value as of the measurement date, which is December 31.

Regulation of Power Delivery Operations

The requirements of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation,” apply to the Power Delivery businesses of Pepco, DPL, and ACE. Pepco Holdings believes that the judgment involved in accounting for its regulated activities represent “Critical Accounting Estimates” because (i) a significant amount of judgment is required (including but not limited to the interpretation of laws and regulatory commission orders) to assess the probability of the recovery of regulatory assets, (ii) actual results and interpretations could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (iii) the impact that writing off a regulatory asset would have on Pepco Holdings’ assets and the net loss related to the charge could be material.

Unbilled Revenue

Unbilled revenue represents an estimate of revenue earned from services rendered by Pepco Holdings’ utility operations that have not yet been billed. Pepco Holdings’ utility operations calculate unbilled revenue using an output based methodology. This methodology is based on the supply of electricity or gas distributed to customers. Pepco Holdings believes that the estimates involved in its unbilled revenue process represent “Critical Accounting Estimates” because management is required to make assumptions and judgments about input factors such as customer sales mix and estimated power line losses (estimates of electricity expected to be lost in the process of its transmission and distribution to customers), all of which are inherently uncertain and susceptible to change from period to period, the impact of which could be material.

New Accounting Standards

FSP FTB 85-4-1, “Accounting for Life Settlement Contracts by Third-Party Investors”

In March 2006, the FASB issued FSP FASB Technical Bulletin (FTB) 85-4-1, “Accounting for Life Settlement Contracts by Third-Party Investors” (FSP FTB 85-4-1). This FSP provides initial and subsequent measurement guidance and financial statement presentation and disclosure guidance for investments by third-party investors in life settlement contracts. FSP FTB 85-4-1 also amends certain provisions of FASB Technical Bulletin No. 85-4, “Accounting for Purchases of Life Insurance,” and SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The guidance in FSP FTB 85-4-1 applies prospectively for all new life settlement contracts and is effective for fiscal years beginning after June 15, 2006 (the year ending December 31, 2007 for Pepco Holdings). Pepco Holdings has evaluated the impact of FSP FTB 85-4-1 and does not anticipate its adoption will have a material impact on its overall financial condition, results of operations, or cash flows.

EITF 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty”

In September 2005, the FASB ratified EITF Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty” (EITF 04-13), which addresses circumstances under which two or more exchange transactions involving inventory with the same counterparty should be viewed as a single exchange transaction for the purposes of evaluating the effect of Accounting Principles Board (APB) Opinion 29, “Accounting for Nonmonetary Transactions.” EITF 04-13 is effective for new arrangements entered into, or modifications or renewals of existing arrangements, beginning in the first interim or annual reporting period beginning after March 15, 2006.

Pepco Holdings implemented EITF 04-13 on April 1, 2006. The implementation did not have a material impact on Pepco Holdings’ overall financial condition, results of operations, or cash flows for the second quarter of 2006.

SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (SFAS No. 155). SFAS No. 155 amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006 (year ending December 31, 2007 for Pepco Holdings). Pepco Holdings has evaluated the impact of SFAS No. 155 and does not anticipate that its implementation will have a material impact on its overall financial condition, results of operations, or cash flows.

SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140”

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (SFAS No. 156), an amendment of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability upon undertaking an obligation to service a financial asset via certain servicing contracts, and for all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. Subsequent measurement is permitted using either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities.

SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006 (year ending December 31, 2007 for Pepco Holdings). Application is to be applied prospectively to all transactions following adoption of SFAS No. 156. Pepco Holdings has evaluated the impact of SFAS No. 156 and does not anticipate its adoption will have a material impact on its overall financial condition, results of operations, or cash flows.

FSP FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)”

In April 2006, the FASB issued FSP FASB Interpretation Number (FIN) 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)” (FSP FIN 46(R)-6), which provides guidance on how to determine the variability to be considered in applying FIN 46(R), “Consolidation of Variable Interest Entities.”

The guidance in FSP FIN 46(R)-6 is applicable prospectively beginning the first day of the first reporting period beginning after June 15, 2006.

Pepco Holdings started applying the guidance in FSP FIN 46(R)-6 to new and modified arrangements effective July 1, 2006.

EITF Issue No. 06-3, “Disclosure Requirements for Taxes Assessed by a Governmental Authority on Revenue-producing Transactions”

On June 28, 2006, the FASB ratified EITF Issue No. 06-3, “Disclosure Requirements for Taxes Assessed by a Governmental Authority on Revenue-producing Transactions” (EITF 06-3). EITF 06-3 provides guidance on an entity’s disclosure of its accounting policy regarding the gross or net presentation of certain taxes and provides that if taxes included in gross revenues are significant, a company should disclose the amount of such taxes for each period for which an income statement is presented (i.e., both interim and annual periods). Taxes within the scope of EITF 06-3 are those that are imposed on and concurrent with a specific revenue-producing transaction. Taxes assessed on an entity’s activities over a period of time are not within the scope of EITF 06-3. EITF 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006 (March 31, 2007 for Pepco Holdings) although earlier application is permitted.

Pepco Holdings does not anticipate that the adoption of EITF 06-3 will materially impact its disclosure requirements.

FSP FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction”

On July 13, 2006, the FASB issued FSP FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP FAS 13-2). FSP FAS 13-2, which amends SFAS No. 13, “Accounting for Leases,” addresses how a change or projected change in the timing of cash flows relating to income taxes generated by a leveraged lease transaction affects the accounting by a lessor for that lease.

FSP FAS 13-2 will not be effective until the first fiscal year beginning after December 15, 2006 (year ending December 31, 2007 for Pepco Holdings). A material change in the timing of cash flows under PHI’s cross-border leases as the result of a settlement with the Internal Revenue Service or a change in tax law would require an adjustment to the book value of the leases and a charge to earnings equal to the repricing impact of the disallowed deductions which could result in a material adverse effect on PHI’s financial condition, results of operations, and cash flows.

FIN 48, “Accounting for Uncertainty in Income Taxes”

On July 13, 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 clarifies the criteria for recognition of tax benefits in accordance with SFAS No. 109, “Accounting for Income Taxes,” and prescribes a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Specifically, it clarifies that an entity’s tax benefits must be “more likely than not” of being sustained prior to recording the related tax benefit in the financial statements. If the position drops below the “more likely than not” standard, the benefit can no longer be recognized. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

FIN 48 is effective the first fiscal year beginning after December 15, 2006 (year ending December 31, 2007 for Pepco Holdings). Pepco Holdings has completed its evaluation of FIN 48, which resulted in an immaterial impact to its retained earnings at January 1, 2007, and no impact on its results of operations and cash flows.

SFAS No. 157, “Fair Value Measurements”

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157) which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. However, it is possible that the application of this Statement will change current practice with respect to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements.

SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years (year ending December 31, 2008 for Pepco Holdings).

Pepco Holdings is currently in the process of evaluating the impact of SFAS No. 157 on its financial condition, results of operations and cash flows.

FSP AUG AIR-1, “Accounting for Planned Major Maintenance Activities”

On September 8, 2006, the FASB issued FSP AUG AIR-1, which prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. FSP AUG AIR-1 is effective the first fiscal year beginning after December 15, 2006 (year ending December 31, 2007 for Pepco Holdings).

Pepco Holdings does not believe that the implementation of FSP AUG AIR-1 will have a material impact on its financial condition, results of operations and cash flows.

“Staff Accounting Bulletin No. 108”

On September 13, 2006, the SEC issued SAB No. 108 (SAB 108) which expresses the SEC staff’s views on the process of quantifying financial statement misstatements. SAB 108 requires that registrants quantify the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements by quantifying an error using both the rollover and iron curtain approaches and by evaluating the error measured under each approach. Under SAB 108, a registrant’s financial statements would require adjustment when either approach results in a material misstatement, after considering all relevant quantitative and qualitative factors. Further, the SEC believes that a registrant’s materiality assessment of an identified unadjusted error should quantify the effects of the identified unadjusted error on each financial statement and related financial statement disclosure. SAB 108 is effective for fiscal years ending on or after November 15, 2006.

Pepco Holdings implemented the guidance provided in SAB 108 during the year ended December 31, 2006.

EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance”

On September 20, 2006, the FASB ratified EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (EITF 06-5) which provides guidance on whether an entity should consider the contractual ability to surrender all of the individual-life policies (or certificates under a group life policy) together when determining the amount that could be realized in accordance with FTB 85-4, and whether a guarantee of the additional value associated with the group life policy affects that determination. EITF 06-5 provides that a policyholder should (i) determine the amount that could be realized under the insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy) and (ii) not discount the cash surrender value component of the amount that could be realized when contractual restrictions on the ability to surrender a policy exist unless contractual limitations prescribe that the cash surrender value component of the amount that could be realized is a fixed amount, in which case the amount that could be realized should be discounted in accordance with Opinion 21. EITF 06-5 is effective for fiscal years beginning after December 15, 2006 (year ending December 31, 2007 for Pepco Holdings).

Pepco Holdings does not anticipate that the adoption of EITF 06-5 will materially impact its disclosure requirements.

FASB Staff Position No. EITF 00-19-2, “Accounting for Registration Payment Arrangements”

On December 21, 2006, the FASB issued FSP No. EITF 00-19-2, “Accounting for Registration Payment Arrangements” (FSP EITF 00-19-2), which addresses an issuer’s accounting for registration payment arrangements and specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB SFAS No. 5, “Accounting for Contingencies.” FSP EITF 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of its issuance. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years (December 31, 2007 for Pepco Holdings).

Pepco Holdings is evaluating the impact, if any, of FSP EITF 00-19-2 and does not anticipate its adoption will have a material impact on its overall financial condition, results of operations, or cash flows.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115”

On February 15, 2007, the FASB issued SFAS No.159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (SFAS No. 159) which permits entities to choose to elect to measure eligible financial instruments at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. However, it is possible that the application of SFAS No. 159 will change current practice with respect to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements.

SFAS No.159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards.

SFAS No. 159 applies to fiscal years beginning after November 15, 2007 (year ending December 31, 2008 for Pepco Holdings), with early adoption permitted for an entity that has also elected to apply the provisions of SFAS No. 157, “Fair Value Measurements.” An entity is prohibited from retrospectively applying SFAS No. 159, unless it chooses early adoption. SFAS No. 159 also applies to eligible items existing at November 15, 2007 (or early adoption date). Pepco Holdings is in the process of evaluating the impact of SFAS No. 159 on its financial condition, results of operations and cash flows.

RISK FACTORS

The businesses of PHI and its subsidiaries are subject to numerous risks and uncertainties, including the events or conditions identified below. The occurrence of one or more of these events or conditions could have an adverse effect on the business of any one or more of the companies, including, depending on the circumstances, its financial condition, results of operations and cash flows.

PHI and its subsidiaries are subject to substantial governmental regulation, and unfavorable regulatory treatment, could have a negative effect.

PHI’s Power Delivery businesses are subject to regulation by various federal, state and local regulatory agencies that significantly affects their operations. Each of Pepco, DPL and ACE is regulated by state public service commissions in its service territories, with respect to, among other things, the rates it can charge retail customers for the supply and distribution of electricity (and additionally for DPL the supply and distribution of natural gas). In addition, the rates that the companies can charge for electricity transmission are regulated by FERC, and DPL’s natural gas transmission is regulated by the U.S. Department of Transportation. The companies cannot change supply, distribution, or transmission rates without approval by the applicable regulatory authority. While the approved distribution and transmission rates are intended to permit the companies to recover their costs of service and earn a reasonable rate of return, the profitability of the companies is affected by the rates they are able to charge. In addition, if the costs incurred by any of the companies in operating its transmission and distribution facilities exceed the allowed amounts for costs included in the approved rates, the financial results of that company, and correspondingly, PHI, will be adversely affected.

PHI’s subsidiaries also are required to have numerous permits, approvals and certificates from governmental agencies that regulate their businesses. PHI believes that each of its subsidiaries has, and each of Pepco, DPL and ACE believes it has, obtained or sought renewal of the material permits, approvals and certificates necessary for its existing operations and that its business is conducted in accordance with applicable laws; however, none of the companies is able to predict the impact of future regulatory activities of any of these agencies on its business.

Changes in or reinterpretations of existing laws or regulations, or the imposition of new laws or regulations, may require any one or more of PHI’s subsidiaries to incur additional expenses or to change the way it conducts its operations.

PHI and Pepco could be adversely affected by the Mirant bankruptcy.

In 2000, Pepco sold substantially all of its electricity generation assets to Mirant Corporation and its subsidiaries (together with its predecessors, Mirant). As part of the sale, Pepco entered into several ongoing contractual arrangements with Mirant. On July 14, 2003, Mirant filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas (the Bankruptcy Court). On May 30, 2006, Pepco, PHI and certain affiliated companies entered into a Settlement Agreement and Release with Mirant (the Settlement Agreement), which, subject to court approval, settles all outstanding issues among the parties arising from or related to the Mirant bankruptcy. On August 9, 2006, the Bankruptcy Court approved the Settlement Agreement, and on August 18, 2006, certain holders of Mirant bankruptcy claims, who had objected to approval of the Settlement Agreement before the Bankruptcy Court appealed the approval order to the U.S. District Court for the Northern District of Texas (the District Court). On December 26, 2006, the District Court issued an order affirming the Bankruptcy Court’s order approving the Settlement Agreement. On January 25, 2007, the parties that had appealed the Bankruptcy Court’s order filed a notice of appeal of the District Court’s order with the United States Court of Appeals for the Fifth Circuit (the Fifth Circuit). On February 12, 2007, the Fifth Circuit issued a briefing schedule. The brief of the appealing creditors is due on March 26, 2007, while Mirant’s and Pepco’s briefs are due on April 30, 2007. Depending on the outcome of these proceedings, the Mirant bankruptcy could have an adverse effect on PHI and Pepco. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory and Other Matters—Relationship with Mirant Corporation” for additional information.

Pepco may be required to make additional divestiture proceeds gain-sharing payments to customers in the District of Columbia and Maryland.

Pepco currently is involved in regulatory proceedings in Maryland and the District of Columbia related to the sharing of the net proceeds from the sale of its generation-related assets. The principal issue in the proceedings is whether Pepco should be required to share with customers the excess deferred income taxes and accumulated deferred investment tax credits associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code and its implementing regulations. Depending on the outcome of the proceedings, Pepco could be required to make additional gain-sharing payments to customers and payments to the Internal Revenue Service (IRS) in the amount of the associated accumulated deferred investment tax credits, and Pepco might be unable to use accelerated depreciation on District of Columbia and Maryland allocated or assigned property. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory and Other Matters—Divestiture Cases” for additional information.

The operating results of the Power Delivery business and the Competitive Energy businesses fluctuate on a seasonal basis and can be adversely affected by changes in weather.

The Power Delivery business is seasonal and weather patterns can have a material impact on their operating performance. Demand for electricity is generally higher in the summer months associated with cooling and demand for electricity and natural gas is generally higher in the winter months associated with heating as compared to other times of the year. Accordingly, each of PHI, Pepco, DPL and ACE has generated less revenue and income when weather conditions are milder in the winter and cooler in the summer. Historically, the competitive energy operations of Conectiv Energy and Pepco Energy Services also have produced less revenue when weather conditions are milder than normal, which can negatively impact PHI’s income from these operations. The Competitive Energy businesses’ energy management services generally are not seasonal.

Facilities may not operate as planned or may require significant maintenance expenditures, which could decrease revenues or increase expenses.

Operation of the Pepco, DPL and ACE transmission and distribution facilities and the Competitive Energy businesses’ generation facilities involves many risks, including the breakdown or failure of equipment, accidents, labor disputes and performance below expected levels. Older facilities and equipment, even if maintained in accordance with sound engineering practices, may require significant capital expenditures for additions or upgrades to keep them operating at peak efficiency, to comply with changing environmental requirements, or to provide reliable operations. Natural disasters and weather-related incidents, including tornadoes, hurricanes and snow and ice storms, also can disrupt generation, transmission and distribution delivery systems. Operation of generation, transmission and distribution facilities below expected capacity levels can reduce revenues and result in the incurrence of additional expenses that may not be recoverable from customers or through insurance. Furthermore, if the company owning the facilities is unable to perform its contractual obligations for any of these reasons, that company, and correspondingly PHI, may incur penalties or damages.

The transmission facilities of the Power Delivery business are interconnected with the facilities of other transmission facility owners whose actions could have a negative impact on operations.

The electricity transmission facilities of Pepco, DPL and ACE are directly interconnected with the transmission facilities of contiguous utilities and, as such, are part of an interstate power transmission grid. FERC has designated a number of regional transmission operators to coordinate the operation of portions of the interstate transmission grid. Each of Pepco, DPL and ACE is a member of PJM, which is the regional transmission operator that coordinates the movement of electricity in all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia. Pepco, DPL and ACE operate their transmission facilities under the direction and control of PJM. PJM and the other regional transmission operators have established sophisticated systems that are designed to ensure the reliability of the operation of transmission facilities and prevent the operations of one utility from having an adverse impact on the operations of the other utilities. However, the systems put in place by PJM and the other regional transmission operators may not always be adequate to prevent problems at other utilities from causing service interruptions in the transmission facilities of Pepco, DPL or ACE. If any of Pepco, DPL or ACE were to suffer such a service interruption, it could have a negative impact on it and on PHI.

The cost of compliance with environmental laws is significant and new environmental laws may increase expenses.

The operations of PHI’s subsidiaries, including Pepco, DPL and ACE, are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, spill prevention, waste management, natural resources, site remediation, and health and safety. These laws and regulations can require significant capital and other expenditures to, among other things, meet emissions standards, conduct site remediation and perform environmental monitoring. If a company fails to comply with applicable environmental laws and regulations, even if caused by factors beyond its control, such failure could result in the assessment of civil or criminal penalties and liabilities and the need to expend significant sums to come into compliance.

In addition, PHI’s subsidiaries are required to obtain and comply with a variety of environmental permits, licenses, inspections and other approvals. If there is a delay in obtaining any required environmental regulatory approval, or if there is a failure to obtain, maintain or comply with any such approval, operations at affected facilities could be halted or subjected to additional costs.

There is growing concern at the federal and state levels about CO2 and other greenhouse gas emissions. As a result, it is possible that state and federal regulations will be developed that will impose more stringent limitations on emissions than are currently in effect. Any of these factors could result in increased capital expenditures and/or operating costs for one or more generating plants operated by PHI’s Conectiv Energy and

Pepco Energy Services businesses. Until specific regulations are promulgated, PHI is unable to predict the ultimate effect of any new environmental regulations, voluntary compliance guidelines, enforcement initiatives, or legislation on PHI’s results of operations, financial position, or liquidity.

PHI, Pepco, DPL and ACE each continues to monitor federal and state activity related to environmental matters in order to analyze their potential operational and cost implications.

New environmental laws and regulations, or new interpretations of existing laws and regulations, could impose more stringent limitations on the operations of PHI’s subsidiaries or require them to incur significant additional costs. Current compliance strategies may not successfully address the relevant standards and interpretations of the future.

Failure to retain and attract key skilled professional and technical employees could have an adverse effect on the operations.

The ability of each of PHI, Pepco, DPL and ACE to implement its business strategy is dependent on its ability to recruit, retain and motivate employees. Competition for skilled employees in some areas is high and the inability to retain and attract these employees could adversely affect the company’s business, operations, and financial condition.

PHI’s Competitive Energy businesses are highly competitive.

The unregulated energy generation, supply and marketing businesses primarily in the mid-Atlantic region are characterized by intense competition at both the wholesale and retail levels. PHI’s Competitive Energy businesses compete with numerous non-utility generators, independent power producers, wholesale and retail energy marketers, and traditional utilities. This competition generally has the effect of reducing margins and requires a continual focus on controlling costs.

PHI’s Competitive Energy businesses rely on some transmission, storage, and distribution assets that they do not own or control to deliver wholesale and retail electricity and natural gas and to obtain fuel for their generation facilities.

PHI’s Competitive Energy businesses depend upon electric transmission facilities, natural gas pipelines, and natural gas storage facilities owned and operated by others. The operation of their generation facilities also depends upon coal, natural gas or diesel fuel supplied by others. If electric transmission, natural gas pipelines, or natural gas storage are disrupted or capacity is inadequate or unavailable, the Competitive Energy businesses’ ability to buy and receive and/or sell and deliver wholesale and retail power and natural gas, and therefore to fulfill their contractual obligations, could be adversely affected. Similarly, if the fuel supply to one or more of their generation plants is disrupted and storage or other alternative sources of supply are not available, the Competitive Energy businesses’ ability to operate their generating facilities could be adversely affected.

Changes in technology may adversely affect the Power Delivery business and PHI’s Competitive Energy businesses.

Research and development activities are ongoing to improve alternative technologies to produce electricity, including fuel cells, micro turbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies, thereby making the generating facilities of PHI’s Competitive Energy businesses less competitive. In addition, increased conservation efforts and advances in technology could reduce demand for electricity supply and distribution, which could adversely affect the Power Delivery businesses of Pepco, DPL and ACE and PHI’s Competitive Energy businesses. Changes in technology also could alter the channels through which retail electric customers buy electricity, which could adversely affect the Power Delivery businesses of Pepco, DPL and ACE.

PHI’s risk management procedures may not prevent losses in the operation of its Competitive Energy businesses.

The operations of PHI’s Competitive Energy businesses are conducted in accordance with sophisticated risk management systems that are designed to quantify risk. However, actual results sometimes deviate from modeled expectations. In particular, risks in PHI’s energy activities are measured and monitored utilizing value-at-risk models to determine the effects of potential one-day favorable or unfavorable price movements. These estimates are based on historical price volatility and assume a normal distribution of price changes and a 95% probability of occurrence. Consequently, if prices significantly deviate from historical prices, PHI’s risk management systems, including assumptions supporting risk limits, may not protect PHI from significant losses. In addition, adverse changes in energy prices may result in economic losses in PHI’s earnings and cash flows and reductions in the value of assets on its balance sheet under applicable accounting rules.

The commodity hedging procedures used by PHI’s Competitive Energy businesses may not protect them from significant losses caused by volatile commodity prices.

To lower the financial exposure related to commodity price fluctuations, PHI’s Competitive Energy businesses routinely enter into contracts to hedge the value of their assets and operations. As part of this strategy, PHI’s Competitive Energy businesses utilize fixed-price, forward, physical purchase and sales contracts, tolling agreements, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. Each of these various hedge instruments can carry a unique set of risks in their application to PHI’s energy assets. PHI must apply judgment in determining the application and effectiveness of each hedge instrument. Changes in accounting rules, or revised interpretations to existing rules, may cause hedges to be deemed ineffective as an accounting matter. This could have material earnings implications for the period or periods in question. Conectiv Energy’s objective is to hedge a portion of the expected power output of its generation facilities and the costs of fuel used to operate those facilities so it is not completely exposed to spot energy price movements. Hedge targets are approved by PHI’s Corporate Risk Management Committee and may change from time to time based on market conditions. Conectiv Energy generally establishes hedge targets annually for the next three succeeding 12-month periods. Within a given 12 month horizon, the actual hedged positioning in any month may be outside of the targeted range, even if the average for a 12 month period falls within the stated range. Management exercises judgment in determining which months present the most significant risk, or opportunity, and hedge levels are adjusted accordingly. Since energy markets can move significantly in a short period of time, hedge levels may also be adjusted to reflect revised assumptions. Such factors may include, but are not limited to, changes in projected plant output, revisions to fuel requirements, transmission constraints, prices of alternate fuels, and improving or deteriorating supply and demand conditions. In addition, short-term occurrences, such as abnormal weather, operational events, or intra-month commodity price volatility may also cause the actual level of hedging coverage to vary from the established hedge targets. These events can cause fluctuations in PHI’s earnings from period to period. Due to the high heat rate of the Pepco Energy Services generating facilities, Pepco Energy Services generally does not enter into wholesale contracts to lock in the forward value of its plants. To the extent that PHI’s Competitive Energy businesses have unhedged positions or their hedging procedures do not work as planned, fluctuating commodity prices could result in significant losses. Conversely, by engaging in hedging activities, PHI may not realize gains that otherwise could result from fluctuating commodity prices.

Business operations could be adversely affected by terrorism.

The threat of, or actual acts of, terrorism may affect the operations of PHI or any of its subsidiaries in unpredictable ways and may cause changes in the insurance markets, force an increase in security measures and cause disruptions of fuel supplies and markets. If any of its infrastructure facilities, such as its electric generation, fuel storage, transmission or distribution facilities, were to be a direct target, or an indirect casualty, of an act of terrorism, the operations of PHI, Pepco, DPL or ACE could be adversely affected. Corresponding instability in the financial markets as a result of terrorism also could adversely affect the ability to raise needed capital.

Insurance coverage may not be sufficient to cover all casualty losses that the companies might incur.

PHI, Pepco, DPL and ACE currently have insurance coverage for their facilities and operations in amounts and with deductibles that they consider appropriate. However, there is no assurance that such insurance coverage will be available in the future on commercially reasonable terms. In addition, some risks, such as weather related casualties, may not be insurable. In the case of loss or damage to property, plant or equipment, there is no assurance that the insurance proceeds, if any, received will be sufficient to cover the entire cost of replacement or repair.

Revenues, profits and cash flows may be adversely affected by economic conditions.

Periods of slowed economic activity generally result in decreased demand for power, particularly by industrial and large commercial customers. As a consequence, recessions or other downturns in the economy may result in decreased revenues and cash flows for the Power Delivery businesses of Pepco, DPL and ACE and PHI’s Competitive Energy businesses.

The IRS challenge to cross-border energy sale and lease-back transactions entered into by a PHI subsidiary could result in loss of prior and future tax benefits.

PCI maintains a portfolio of cross-border energy sale-leaseback transactions, which as of December 31, 2006, had a book value of approximately $1.3 billion and from which PHI currently derives approximately $57 million per year in tax benefits in the form of interest and depreciation deductions. On February 11, 2005, the Treasury Department and IRS issued a notice informing taxpayers that the IRS intends to challenge the tax benefits claimed by taxpayers with respect to certain of these transactions.

As part of the normal PHI tax audit for 2001 and 2002, the IRS disallowed the tax benefits claimed by PHI with respect to these leases for those years. The tax benefits claimed by PHI with respect to these leases from 2001 through December 31, 2006 were approximately $287 million. PHI has filed a protest against the IRS adjustments and the unresolved audit has been forwarded to the IRS Appeals Office. If the IRS prevails, PHI would be subject to additional taxes, along with interest and possibly penalties on the additional taxes, which could have a material adverse effect on PHI’s results of operations and cash flows. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory and Other Matters—Federal Tax Treatment of Cross-Border Leases” for additional information.

Pending tax legislation could result in a loss of future tax benefits from cross-border energy sale and lease-back transactions entered into by a PHI subsidiary.

On February 1, 2007 the U.S. Senate passed the Small Business and Work Opportunity Act of 2007. Included in this legislation is a provision which would apply passive loss limitation rules to leases with foreign tax indifferent parties effective for taxable years beginning after December 31, 2006. On February 16, 2007 the U.S. House of Representatives passed the Small Business Relief Act of 2007. This bill does not include any provision that would modify the current treatment of leases with tax indifferent parties. Enactment into law of a bill that is similar to that passed by the U.S. Senate in its current form could result in a material delay of the income tax benefits that PCI would receive in connection with its cross-border energy leases. Furthermore, under Financial Accounting Standards Board Staff Position on Financial Accounting Standards 13-2, PHI would be required to adjust the book values of its leases and record a charge to earnings equal to the repricing impact of the disallowed deductions which could result in a material adverse effect on PHI’s financial condition, results of operations and cash flows. The U.S. House of Representatives and the U.S. Senate are expected to hold a conference in the near future to reconcile the differences in the two bills to determine the final legislation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory and Other Matters—Federal Tax Treatment of Cross-Border Leases” for additional information.

IRS Revenue Ruling 2005-53 on Mixed Service Costs could require PHI to incur additional tax and interest payments in connection with the IRS audit of this issue for the tax years 2001 through 2004 (IRS Revenue Ruling 2005-53).

During 2001, Pepco, DPL, and ACE changed their methods of accounting with respect to capitalizable construction costs for income tax purposes. The change allowed the companies to accelerate the deduction of certain expenses that were previously capitalized and depreciated. Through December 31, 2005, these accelerated deductions generated incremental tax cash flow benefits of approximately $205 million (consisting of $94 million for Pepco, $62 million for DPL, and $49 million for ACE) for the companies, primarily attributable to their 2001 tax returns.

On August 2, 2005, the Treasury Department released regulations that, if adopted in their current form, would require Pepco, DPL, and ACE to change their method of accounting with respect to capitalizable construction costs for income tax purposes for future tax periods beginning in 2005. Based on those regulations, PHI in its 2005 federal tax return adopted an alternative method of accounting for capitalizable construction costs that management believes will be acceptable to the IRS.

On the same day that the new regulations were released, the IRS issued Revenue Ruling 2005-53, which is intended to limit the ability of certain taxpayers to utilize the method of accounting for income tax purposes they utilized on their tax returns for 2004 and prior years with respect to capitalizable construction costs. In line with this Revenue Ruling, the IRS revenue agent’s report for the 2001 and 2002 tax returns disallowed substantially all of the incremental tax benefits that Pepco, DPL and ACE had claimed on those returns by requiring the companies to capitalize and depreciate certain expenses rather than treat such expenses as current deductions. PHI has filed a protest against the IRS adjustments and the issue is among the unresolved audit matters relating to the 2001 and 2002 audits pending before the Appeals Office.

In February 2006, PHI paid approximately $121 million of taxes to cover the amount of taxes that management estimated to be payable based on the method of tax accounting that PHI, pursuant to the proposed regulations, has adopted on its 2005 tax return. However, if the IRS is successful in requiring Pepco, DPL and ACE to capitalize and depreciate construction costs that result in a tax and interest assessment greater than management’s estimate of $121 million, PHI will be required to pay additional taxes and interest only to the extent these adjustments exceed the $121 million payment made in February 2006.

PHI and its subsidiaries are dependent on their ability to successfully access capital markets. An inability to access capital may adversely affect their business.

PHI, Pepco, DPL and ACE each rely on access to both short-term money markets and longer-term capital markets as a source of liquidity and to satisfy their capital requirements not satisfied by the cash flow from their operations. Capital market disruptions, or a downgrade in credit ratings would increase the cost of borrowing or could adversely affect the ability to access one or more financial markets. In addition, a reduction in PHI’s credit ratings could require PHI or its subsidiaries to post additional collateral in connection with some of the Competitive Energy businesses’ wholesale marketing and financing activities. Disruptions to the capital markets could include, but are not limited to:

•	recession or an economic slowdown;

•	the bankruptcy of one or more energy companies;

•	significant increases in the prices for oil or other fuel;

•	a terrorist attack or threatened attacks; or

•	a significant transmission failure.

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder, PHI’s management is responsible for establishing and maintaining internal control over financial reporting and is required to assess annually the effectiveness of these controls. The inability to certify the effectiveness of these controls due to the identification of one or more material weaknesses in these controls also could increase financing costs or could adversely affect the ability to access one or more financial markets.

Future defined benefit plan funding obligations are affected by assumptions regarding the valuation of its benefit obligations and the performance of plan assets; actual experience which varies from the assumptions could result in an obligation of PHI, Pepco, DPL or ACE to make significant unplanned cash contributions to the Retirement Plan.

PHI follows the guidance of Statement of Financial Accounting Standards (SFAS) No. 87, “Employers’ Accounting for Pensions” in accounting for pension benefits under the Retirement Plan, a non-contributory defined benefit plan. In accordance with these accounting standards, PHI makes assumptions regarding the valuation of benefit obligations and the performance of plan assets. Changes in assumptions, such as the use of a different discount rate or expected return on plan assets, affect the calculation of projected benefit obligations, accumulated benefit obligation (ABO), reported pension liability, regulated assets, or accumulated other comprehensive income on PHI’s consolidated balance sheet and on the balance sheets of Pepco, DPL and ACE, and reported annual net periodic pension benefit cost on PHI’s consolidated statement of earnings and on the statements of earnings of Pepco, DPL and ACE.

Use of alternative assumptions could also impact the expected future cash funding requirements of PHI, Pepco, DPL and ACE for the Retirement Plan if the plan did not meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974 (ERISA).

PHI’s cash flow, ability to pay dividends and ability to satisfy debt obligations depend on the performance of its operating subsidiaries. PHI’s unsecured obligations are effectively subordinated to the liabilities and the outstanding preferred stock of its subsidiaries.

PHI is a holding company that conducts its operations entirely through its subsidiaries, and all of PHI’s consolidated operating assets are held by its subsidiaries. Accordingly, PHI’s cash flow, its ability to satisfy its obligations to creditors and its ability to pay dividends on its common stock are dependent upon the earnings of the subsidiaries and the distribution of such earnings to PHI in the form of dividends. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on any debt or equity securities issued by PHI or to make any funds available for such payment. Because the claims of the creditors, PHI’s subsidiaries and the preferred stockholders of ACE are superior to PHI’s entitlement to dividends, the unsecured debt and obligations of PHI are effectively subordinated to all existing and future liabilities of its subsidiaries and to the rights of the holders of ACE’s preferred stock to receive dividend payments.

Energy companies are subject to adverse publicity which makes them vulnerable to negative regulatory and litigation outcomes.

The energy sector has been among the sectors of the economy that have been the subject of highly publicized allegations of misconduct in recent years. In addition, many utility companies have been publicly criticized for their performance during natural disasters and weather related incidents. Adverse publicity of this nature may render legislatures, regulatory authorities, and other government officials less likely to view energy companies such as PHI and its subsidiaries in a favorable light, and may cause PHI and its subsidiaries to be susceptible to adverse outcomes with respect to decisions by such bodies.

Provisions of the Delaware General Corporation Law may discourage an acquisition of PHI.

As a Delaware corporation, PHI is subject to the business combination law set forth in Section 203 of the Delaware General Corporation Law, which could have the effect of delaying, discouraging or preventing an acquisition of PHI.

Because Pepco is a wholly owned subsidiary of PHI, and each of DPL and ACE are indirect wholly owned subsidiaries of PHI, PHI can exercise substantial control over their dividend policies and businesses and operations.

All of the members of Pepco’s board of directors are employees of an affiliate of PHI and all of the members of each of DPL’s and ACE’s board of directors, as well as many of Pepco’s, DPL’s and ACE’s executive officers, are officers of PHI. Among other decisions, each of Pepco’s, DPL’s and ACE’s board is responsible for decisions regarding payment of dividends, financing and capital raising activities, and acquisition and disposition of assets. Within the limitations of applicable law, and subject to the financial covenants under each company’s respective outstanding debt instruments, each of Pepco’s, DPL’s and ACE’s board of directors will base its decisions concerning the amount and timing of dividends, and other business decisions, on the company’s respective earnings, cash flow and capital structure, but may also take into account the business plans and financial requirements of PHI and its other subsidiaries.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Risk management policies for PHI and its subsidiaries are determined by PHI’s Corporate Risk Management Committee, the members of which are PHI’s Chief Risk Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, Chief Information Officer and other senior executives. The Corporate Risk Management Committee monitors interest rate fluctuation, commodity price fluctuation, and credit risk exposure, and sets risk management policies that establish limits on unhedged risk and determine risk reporting requirements.

Commodity Price Risk

The Competitive Energy segments actively engage in commodity risk management activities to reduce their financial exposure to changes in the value of their assets and obligations due to commodity price fluctuations. Certain of these risk management activities are conducted using instruments classified as derivatives under SFAS No. 133. The Competitive Energy segments also manage commodity risk with contracts that are not classified as derivatives. The Competitive Energy segments’ primary risk management objectives are (1) to manage the spread between the cost of fuel used to operate their electric generation plants and the revenue received from the sale of the power produced by those plants by selling forward a portion of their projected plant output and buying forward a portion of their projected fuel supply requirements and (2) to manage the spread between retail sales commitments and the cost of supply used to service those commitments in order to ensure stable and known minimum cash flows and fix favorable prices and margins when they become available.

PHI’s risk management policies place oversight at the senior management level through the Corporate Risk Management Committee which has the responsibility for establishing corporate compliance requirements for the Competitive Energy businesses’ energy market participation. PHI collectively refers to these energy market activities, including its commodity risk management activities, as “other energy commodity” activities and identifies this activity separately from that of the discontinued proprietary trading activity. PHI uses a value-at-risk (VaR) model to assess the market risk of its Competitive Energy segments’ energy commodity activities. PHI also uses other measures to limit and monitor risk in its commodity activities, including limits on the nominal size of positions and periodic loss limits. VaR represents the potential mark-to-market loss on energy contracts or portfolios due to changes in market prices for a specified time period and confidence level. PHI estimates VaR using a delta-gamma variance / covariance model with a 95 percent, one-tailed confidence level and assuming a one-day holding period. Since VaR is an estimate, it is not necessarily indicative of actual results that may occur.

Value at Risk Associated with Energy Contracts

For the Year Ended December 31, 2006

(Millions of dollars)

	Proprietary Trading VaR	VaR for Competitive Energy Activity (1)
95% confidence level, one-day holding period, one-tailed
Period end	$—	$5.2
Average for the period	$—	$12.2
High	$—	$23.9
Low	$—	$4.0

Notes:

(1)	This column represents all energy derivative contracts, normal purchase and sales contracts, modeled generation output and fuel requirements and modeled customer load obligations for the ongoing other energy commodity activities.

For additional quantitative and qualitative information on the fair value of energy contracts see Note (13) “Use of Derivatives in Energy and Interest Rate Hedging Activities” to the consolidated financial statements of Pepco Holdings.

A significant portion of the Conectiv Energy’s portfolio of electric generating plants consists of “mid-merit” assets and peaking assets. Mid-merit electric generating plants are typically combined cycle units that can quickly change their megawatt output level on an economic basis. These plants are generally operated during times when demand for electricity rises and power prices are higher. Conectiv Energy economically hedges both the estimated plant output and fuel requirements as the estimated levels of output and fuel needs change. Economic hedge percentages include the estimated electricity output of Conectiv Energy’s generation plants and any associated financial or physical commodity contracts (including derivative contracts that are classified as cash flow hedges under SFAS No. 133, other derivative instruments, wholesale normal purchase and sales contracts, and load service obligations).

Conectiv Energy maintains a forward 36 month program with targeted ranges for economically hedging its projected on-peak plant output combined with its on-peak energy purchase commitments (based on the then current forward electricity price curve) as follows:

Month	Target Range
1-12	50-100%
13-24	25-75%
25-36	0-50%

The primary purpose of the risk management program is to improve the predictability and stability of margins by selling forward a portion of its projected plant output, and buying forward a portion of its projected fuel supply requirements. Within each period, hedged percentages can vary significantly above or below the average reported percentages.

As of December 31, 2006, the electricity sold forward by Conectiv Energy as a percentage of projected on-peak plant output combined with on-peak energy purchase commitments was 116%, 78%, and 25% for the 1-12 month, 13-24 month and 25-36 month forward periods, respectively. These hedge percentages were above the target ranges for the 1-12 month and 13-24 month periods due to Conectiv Energy’s success in the default electricity supply auctions and a decrease in projected on-peak plant output since the forward sale commitments were entered into. The amount of forward on-peak sales during the 1-12 month period represents only 29% of Conectiv Energy’s combined total on-peak generating capability and on-peak energy purchase commitments. The volumetric percentages for the forward periods can vary and may not represent the amount of expected value hedged.

Not all of the value associated with Conectiv Energy’s generation activities can be hedged such as the portion attributable to ancillary services and fuel switching due to the lack of market products, market liquidity, and other factors. Also the hedging of locational value and capacity can be limited.

Credit and Nonperformance Risk

Pepco Holdings’ subsidiaries attempt to minimize credit risk exposure to wholesale energy counterparties through, among other things, formal credit policies, regular assessment of counterparty creditworthiness and the establishment of a credit limit for each counterparty, monitoring procedures that include stress testing, the use of standard agreements which allow for the netting of positive and negative exposures associated with a single counterparty and collateral requirements under certain circumstances, and has established reserves for credit losses. As of December 31, 2006, credit exposure to wholesale energy counterparties was weighted 55% with investment grade counterparties, 20% with counterparties without external credit quality ratings, and 25% with non-investment grade counterparties.

This table provides information on the Competitive Energy businesses’ credit exposure, net of collateral, to wholesale counterparties.

Schedule of Credit Risk Exposure on Competitive Wholesale Energy Contracts (Millions of dollars)

	December 31, 2006
Rating (1)	Exposure Before Credit Collateral (2)	Credit Collateral (3)	Net Exposure	Number of Counterparties Greater Than 10% (4)	Net Exposure of Counterparties Greater Than 10%
Investment Grade	$76.8	$—	$76.8
Non-Investment Grade	35.5	1.5	34.0	1	29.8
No External Ratings	30.7	2.5	28.2
Credit reserves			1.2

(1)	Investment Grade—primarily determined using publicly available credit ratings of the counterparty. If the counterparty has provided a guarantee by a higher-rated entity (e.g., its parent), it is determined based upon the rating of its guarantor. Included in “Investment Grade” are counterparties with a minimum Standard & Poor’s or Moody’s Investor Service rating of BBB- or Baa3, respectively.
(2)	Exposure before credit collateral—includes the marked to market (MTM) energy contract net assets for open/unrealized transactions, the net receivable/payable for realized transactions and net open positions for contracts not subject to MTM. Amounts due from counterparties are offset by liabilities payable to those counterparties to the extent that legally enforceable netting arrangements are in place. Thus, this column presents the net credit exposure to counterparties after reflecting all allowable netting, but before considering collateral held.
(3)	Credit collateral—the face amount of cash deposits, letters of credit and performance bonds received from counterparties, not adjusted for probability of default, and, if applicable, property interests (including oil and gas reserves).
(4)	Using a percentage of the total exposure.

Interest Rate Risk

Pepco Holdings and its subsidiaries floating rate debt is subject to the risk of fluctuating interest rates in the normal course of business. Pepco Holdings manages interest rates through the use of fixed and, to a lesser extent, variable rate debt. The effect of a hypothetical 10% change in interest rates on the annual interest costs for short-term and variable rate debt was approximately $4.8 million as of December 31, 2006.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Annual Report are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding Pepco Holdings’ intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause PHI’s or PHI’s industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond Pepco Holdings’ control and may cause actual results to differ materially from those contained in forward-looking statements:

•

Prevailing governmental policies and regulatory actions affecting the energy industry, including allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses, and present or prospective wholesale and retail competition;

•	Changes in and compliance with environmental and safety laws and policies;

•	Weather conditions;

•	Population growth rates and demographic patterns;

•	Competition for retail and wholesale customers;

•	General economic conditions, including potential negative impacts resulting from an economic downturn;

•	Growth in demand, sales and capacity to fulfill demand;

•	Changes in tax rates or policies or in rates of inflation;

•	Changes in accounting standards or practices;

•	Changes in project costs;

•	Unanticipated changes in operating expenses and capital expenditures;

•	The ability to obtain funding in the capital markets on favorable terms;

•

Rules and regulations imposed by Federal and/or state regulatory commissions, PJM and other regional transmission organizations (NY ISO, ISO New England), the North American Electric Reliability Council and other applicable electric reliability organizations;

•	Legal and administrative proceedings (whether civil or criminal) and settlements that affect PHI’s business and profitability;

•	Pace of entry into new markets;

•	Volatility in market demand and prices for energy, capacity and fuel;

•	Interest rate fluctuations and credit market concerns; and

•	Effects of geopolitical events, including the threat of domestic terrorism.

Any forward-looking statements speak only as to the date of this Annual Report and Pepco Holdings undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Pepco Holdings to predict all of such factors, nor can Pepco Holdings assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

The foregoing review of factors should not be construed as exhaustive.

Management’s Report on Internal Control over Financial Reporting

The management of Pepco Holdings is responsible for establishing and maintaining adequate internal control over financial reporting. Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures my deteriorate.

Management assessed its internal control over financial reporting as of December 31, 2006 based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its assessment, the management of Pepco Holdings concluded that its internal control over financial reporting was effective as of December 31, 2006.

Management’s assessment of the effectiveness of its internal control over financial reporting as of December 31, 2006 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in its report, which is included herein.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Pepco Holdings, Inc.:

We have completed integrated audits of Pepco Holdings, Inc.’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, comprehensive earnings, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Pepco Holdings, Inc. and its subsidiaries at December 31, 2006 and December 31, 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 6 to the consolidated financial statements, the Company changed the manner in which it accounts for defined benefit pension and other postretirement plans in 2006.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Washington, DC

March 1, 2007

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

For the Year Ended December 31,	2006	2005	2004
(Millions of dollars, except share data)
Operating Revenue
Power Delivery	$5,118.8	$4,702.9	$4,377.7
Competitive Energy	3,160.8	3,288.2	2,755.5
Other	83.3	74.4	89.9

Total Operating Revenue	8,362.9	8,065.5	7,223.1

Operating Expenses
Fuel and purchased energy	5,416.5	4,899.7	4,252.6
Other services cost of sales	649.4	712.3	637.9
Other operation and maintenance	807.3	815.7	796.6
Depreciation and amortization	413.2	427.3	446.2
Other taxes	343.0	342.2	311.4
Deferred electric service costs	22.1	120.2	36.3
Impairment losses	18.9	—	—
Gain on sales of assets	(.8)	(86.8)	(30.0)
Gain on settlement of claims with Mirant	—	(70.5)	—

Total Operating Expenses	7,669.6	7,160.1	6,451.0

Operating Income	693.3	905.4	772.1

Other Income (Expenses)
Interest and dividend income	16.9	16.0	8.7
Interest expense	(339.1)	(337.6)	(373.3)
Income (loss) from equity investments	5.1	(2.2)	14.4
Impairment loss on equity investments	(1.8)	(4.1)	(11.2)
Other income	48.3	50.8	29.3
Other expenses	(11.8)	(8.4)	(9.3)

Total Other Expenses	(282.4)	(285.5)	(341.4)

Preferred Stock Dividend Requirements of Subsidiaries	1.2	2.5	2.8

Income Before Income Tax Expense and Extraordinary Item	409.7	617.4	427.9

Income Tax Expense	161.4	255.2	167.3

Income Before Extraordinary Item	248.3	362.2	260.6

Extraordinary Item (net of tax of $6.2 million)	—	9.0	—

Net Income	$248.3	$371.2	$260.6

Basic and Diluted Share Information
Weighted average shares outstanding	190.7	189.0	176.8
Earnings per share of common stock
Before extraordinary item	$1.30	$1.91	$1.48
Extraordinary item	$—	$.05	$—

Total	$1.30	$1.96	$1.48

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

For the Year Ended December 31,	2006	2005	2004
(Millions of dollars)
Net income	$248.3	$371.2	$260.6

Other comprehensive (losses) earnings

Unrealized (losses) gains on commodity derivatives designated as cash flow hedges:
Unrealized holding (losses) gains arising during period	(143.8)	117.1	(20.9)
Less: reclassification adjustment for (losses) gains included in net earnings	(2.3)	76.1	33.4

Net unrealized (losses) gains on commodity derivatives	(141.5)	41.0	(54.3)

Realized gains on Treasury Lock transaction	11.7	11.7	11.7

Unrealized gains (losses) on interest rate swap agreements designated as cash flow hedges:
Unrealized holding gains (losses) arising during period	—	1.5	(4.5)
Less: reclassification adjustment for gains (losses) included in net earnings	—	1.1	(9.6)

Net unrealized gains on interest rate swaps	—	.4	5.1

Unrealized (losses) gains on marketable securities:
Unrealized holding (losses) gains arising during period	—	—	(3.6)
Less: reclassification adjustment for gains included in net earnings	—	—	.8

Net unrealized (losses) gains on marketable securities	—	—	(4.4)

Minimum pension liability adjustment	(1.2)	(5.2)	(6.9)

Other comprehensive (losses) earnings, before income taxes	(131.0)	47.9	(48.8)
Income tax (benefit) expense	(50.8)	18.7	(19.5)

Other comprehensive (losses) earnings, net of income taxes	(80.2)	29.2	(29.3)

Comprehensive earnings	$168.1	$400.4	$231.3

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2006	December 31, 2005
(Millions of dollars)

CURRENT ASSETS
Cash and cash equivalents	$48.8	$121.5
Restricted cash	12.0	23.0
Accounts receivable, less allowance for uncollectible accounts of $35.8 million and $40.6 million, respectively	1,253.5	1,361.4
Fuel, materials and supplies—at average cost	288.8	283.3
Unrealized gains—derivative contracts	72.7	185.7
Prepayments of income taxes	228.4	—
Prepaid expenses and other	77.2	122.8

Total Current Assets	1,981.4	2,097.7

INVESTMENTS AND OTHER ASSETS
Goodwill	1,409.2	1,431.3
Regulatory assets	1,570.8	1,202.0
Investment in finance leases held in Trust	1,321.8	1,297.9
Prepaid pension expense	—	208.9
Other	383.7	432.3

Total Investments and Other Assets	4,685.5	4,572.4

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	11,819.7	11,441.0
Accumulated depreciation	(4,243.1)	(4,072.2)

Net Property, Plant and Equipment	7,576.6	7,368.8

TOTAL ASSETS	$14,243.5	$14,038.9

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ EQUITY	December 31, 2006	December 31, 2005
(Millions of dollars, except shares)

CURRENT LIABILITIES
Short-term debt	$349.6	$156.4
Current maturities of long-term debt	857.5	469.5
Accounts payable and accrued liabilities	700.7	1,002.2
Capital lease obligations due within one year	5.5	5.3
Taxes accrued	99.9	341.2
Interest accrued	80.1	84.6
Other	433.6	358.4

Total Current Liabilities	2,526.9	2,417.6

DEFERRED CREDITS
Regulatory liabilities	842.7	594.1
Income taxes	2,084.0	1,935.0
Investment tax credits	46.1	51.0
Pension benefit obligation	78.3	36.3
Other postretirement benefit obligations	405.0	284.2
Other	256.5	251.4

Total Deferred Credits	3,712.6	3,152.0

LONG-TERM LIABILITIES
Long-term debt	3,768.6	4,202.9
Transition Bonds issued by ACE Funding	464.4	494.3
Long-term project funding	23.3	25.5
Capital lease obligations	111.1	116.6

Total Long-Term Liabilities	4,367.4	4,839.3

COMMITMENTS AND CONTINGENCIES (NOTE 12)

MINORITY INTEREST	24.4	45.9

SHAREHOLDERS’ EQUITY
Common stock, $.01 par value—authorized 400,000,000 shares—issued 191,932,445 shares and 189,817,723 shares, respectively	1.9	1.9
Premium on stock and other capital contributions	2,645.0	2,586.3
Accumulated other comprehensive loss	(103.4)	(22.8)
Retained earnings	1,068.7	1,018.7

Total Shareholders’ Equity	3,612.2	3,584.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,243.5	$14,038.9

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31,	2006	2005	2004
(Millions of dollars)
OPERATING ACTIVITIES
Net income	$248.3	$371.2	$260.6
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	413.2	427.3	446.2
Gain on sale of assets	(.8)	(86.8)	(30.0)
Gain on settlement of claims with Mirant	—	(70.5)	—
Gain on sale of other investment	(13.2)	(8.0)	—
Extraordinary item	—	(15.2)	—
Rents received from leveraged leases under income earned	(56.1)	(79.3)	(76.4)
Impairment losses	20.7	4.1	11.2
Deferred income taxes	243.6	(51.6)	217.5
Investment tax credit adjustments	(4.7)	(5.1)	(8.0)
Prepaid pension expense	21.9	(43.2)	.9
Energy supply contracts	(5.1)	(11.3)	(12.3)
Other deferred charges	(94.9)	17.0	3.9
Other deferred credits	18.4	(29.1)	(25.4)
Changes in:
Accounts receivable	225.1	(153.7)	(171.0)
Regulatory assets and liabilities	(31.8)	76.1	(11.3)
Prepaid expenses	4.5	10.3	22.0
Materials and supplies	(8.3)	(76.4)	3.5
Accounts payable and accrued liabilities	(375.3)	327.5	120.4
Interest and taxes accrued	(472.9)	270.7	(36.1)
Proceeds from sale of claims with Mirant	—	112.9	—
Proceeds from Mirant settlement	70.0	—	—

Net Cash From Operating Activities	202.6	986.9	715.7

INVESTING ACTIVITIES
Net investment in property, plant and equipment	(474.6)	(467.1)	(517.4)
Proceeds from/changes in:
Sale of office building and other properties	181.5	84.1	46.4
Sale of Starpower investment	—	—	29.0
Proceeds from sale of marketable securities	—	—	117.6
Purchase of marketable securities	—	—	(98.2)
Purchases of other investments	(.6)	(2.1)	(.3)
Proceeds from sale of other investments	24.2	33.8	15.1
Net investment in receivables	2.2	(7.1)	2.9
Changes in restricted cash	11.0	19.0	(17.8)
Net other investing activities	27.2	5.5	5.4

Net Cash Used By Investing Activities	(229.1)	(333.9)	(417.3)

FINANCING ACTIVITIES
Dividends paid on preferred stock of subsidiaries	(1.2)	(2.5)	(2.8)
Dividends paid on common stock	(198.3)	(188.9)	(176.0)
Common stock issued to the Dividend Reinvestment Plan	29.8	27.5	29.2
Redemption of debentures issued to financing trust	—	—	(95.0)
Redemption of preferred stock of subsidiaries	(21.5)	(9.0)	(53.3)
Redemption of variable rate demand bonds	—	(2.0)	—
Issuance of common stock	17.0	5.7	288.8
Issuances of long-term debt	514.5	532.0	650.4
Reacquisition of long-term debt	(578.0)	(755.8)	(1,119.7)
Issuances (repayments) of short-term debt, net	193.2	(161.3)	136.3
Cost of issuances	(5.6)	(9.0)	(26.7)
Net other financing activities	3.9	2.3	9.7

Net Cash Used By Financing Activities	(46.2)	(561.0)	(359.1)

Net (Decrease) Increase In Cash and Cash Equivalents	(72.7)	92.0	(60.7)
Cash and Cash Equivalents at Beginning of Year	121.5	29.5	90.2

CASH AND CASH EQUIVALENTS AT END OF YEAR	$48.8	$121.5	$29.5

NON-CASH ACTIVITIES
Asset retirement obligations associated with removal costs transferred to regulatory liabilities	$78.0	$(9.9)	$(3.8)
Excess accumulated depreciation transferred to regulatory liabilities	$—	$131.0	$—
Sale of financed project account receivables	$—	$50.0	$—
Recoverable pension/OPEB costs included in regulatory assets	$365.4	$—	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest (net of capitalized interest of $3.8 million, $3.8 million and $2.9 million, respectively) and paid (received) for income taxes:
Interest	$331.8	$328.4	$356.9
Income taxes	$238.6	$44.1	$(19.9)

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Premium on Stock	Capital Stock Expense	Accumulated Other Comprehensive (Loss) Earnings	Retained Earnings
	Shares	Par Value
(Millions of dollars, except shares)

BALANCE, DECEMBER 31, 2003	171,769,448	$1.7	$2,246.6	$(3.3)	$(22.7)	$751.8
Net Income	—	—	—	—	—	260.6
Other comprehensive loss	—	—	—	—	(29.3)	—
Dividends on common stock ($1.00/sh.)	—	—	—	—	—	(176.0)
Reacquisition of subsidiary preferred stock	—	—	1.0	—	—	—
Issuance of common stock:
Original issue shares	15,086,126.2		288.6	(10.2)	—	—
DRP original shares	1,471,936	—	29.2	—	—	—
Reacquired Conectiv and Pepco PARS	—	—	.6	—	—	—
Vested options converted to Pepco Holdings options	—	—	.2	—	—	—

BALANCE, DECEMBER 31, 2004	188,327,510	$1.9	$2,566.2	$(13.5)	$(52.0)	$836.4
Net Income	—	—	—	—	—	371.2
Other comprehensive income	—	—	—	—	29.2	—
Dividends on common stock ($1.00/sh.)	—	—	—	—	—	(188.9)
Reacquisition of subsidiary preferred stock	—	—	.1	—	—	—
Issuance of common stock:
Original issue shares	261,708	—	5.7	—	—	—
DRP original shares	1,228,505	—	27.5	—	—	—
Reacquired Conectiv and Pepco PARS	—	—	.3	—	—	—

BALANCE, DECEMBER 31, 2005	189,817,723	$1.9	$2,599.8	$(13.5)	$(22.8)	$1,018.7
Net Income	—	—	—	—	—	248.3
Other comprehensive income	—	—	—	—	(80.2)	—
Impact of initially applying SFAS No. 158, net of tax	—	—	—	—	(.4)	—
Dividends on common stock ($1.04/sh.)	—	—	—	—	—	(198.3)
Reacquisition of subsidiary preferred stock	—	—	(.4)	—	—	—
Issuance of common stock:
Original issue shares	882,153	—	17.0	—	—	—
DRP original shares	1,232,569	—	29.8	—	—	—
Compensation expense on share-based awards	—	—	13.1	—	—	—
Treasury stock	—	—	(.8)	—	—	—

BALANCE, DECEMBER 31, 2006	191,932,445	$1.9	$2,658.5	$(13.5)	$(103.4)	$1,068.7

The accompanying Notes are an integral part of these Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	ORGANIZATION

Pepco Holdings, Inc. (PHI or Pepco Holdings) is a diversified energy company that, through its operating subsidiaries, is engaged primarily in two principal business operations:

•	electricity and natural gas delivery (Power Delivery), and

•	competitive energy generation, marketing and supply (Competitive Energy).

PHI was incorporated in Delaware in 2001, for the purpose of effecting the acquisition of Conectiv by Potomac Electric Power Company (Pepco). The acquisition was completed on August 1, 2002, at which time Pepco and Conectiv became wholly owned subsidiaries of PHI. Conectiv was formed in 1998 to be the holding company for Delmarva Power & Light Company (DPL) and Atlantic City Electric Company (ACE) in connection with the combination of DPL and ACE.

In 2006, the Public Utility Holding Company Act of 1935 (PUHCA 1935) was repealed and was replaced by the Public Utility Holding Company Act of 2005 (PUHCA 2005). As a result, PHI has ceased to be regulated by the Securities and Exchange Commission (SEC) as a public utility holding company and is now subject to the regulatory oversight of the Federal Energy Regulatory Commission (FERC). PHI has notified FERC that it will continue, until further notice, to operate pursuant to the financing order issued by the SEC under PUHCA 1935, which has an authorization period ending June 30, 2008, relating to the issuance of securities and guarantees, other financing transactions and the operation of the money pool by PHI and its subsidiaries that participate in the money pool.

PHI Service Company, a subsidiary service company of PHI, provides a variety of support services, including legal, accounting, treasury, tax, purchasing and information technology services to PHI and its operating subsidiaries. These services are provided pursuant to a service agreement among PHI, PHI Service Company, and the participating operating subsidiaries. The expenses of the service company are charged to PHI and the participating operating subsidiaries in accordance with costing methodologies set forth in the service agreement.

The following is a description of each of PHI’s two principal business operations.

Power Delivery

The largest component of PHI’s business is Power Delivery, which consists of the transmission and distribution of electricity and the distribution of natural gas.

PHI’s Power Delivery business is conducted by its three regulated utility subsidiaries: Pepco, DPL and ACE. Each subsidiary is a regulated public utility in the jurisdictions that comprise its service territory. Pepco, DPL and ACE each owns and operates a network of wires, substations and other equipment that are classified either as transmission or distribution facilities. Transmission facilities are high-voltage systems that carry wholesale electricity into, or across, the utility’s service territory. Distribution facilities are low-voltage systems that carry electricity to end-use customers in the utility’s service territory.

Each company is responsible for the delivery of electricity and, in the case of DPL, natural gas in its service territory, for which it is paid tariff rates established by the local public service commission. Each company also supplies electricity at regulated rates to retail customers in its service territory who do not elect to purchase electricity from a competitive energy supplier. The regulatory term for this supply service varies by jurisdiction as follows:

Delaware	Provider of Last Resort service (POLR)—before May 1, 2006 Standard Offer Service (SOS)—on and after May 1, 2006

District of Columbia	SOS

Maryland	SOS

New Jersey	Basic Generation Service (BGS)

Virginia	Default Service

In this Annual Report, these supply service obligations are referred to generally as Default Electricity Supply.

Competitive Energy

The Competitive Energy business provides competitive generation, marketing and supply of electricity and gas, and related energy management services, primarily in the mid-Atlantic region. PHI’s Competitive Energy operations are conducted through subsidiaries of Conectiv Energy Holding Company (collectively, Conectiv Energy) and Pepco Energy Services, Inc. and its subsidiaries (collectively, Pepco Energy Services). Conectiv Energy and Pepco Energy Services are separate operating segments for financial reporting purposes.

Other Business Operations

Over the last several years, PHI has discontinued its investments in non-energy related businesses, including the sale of its aircraft investments and the sale of its 50% interest in Starpower Communications LLC (Starpower). Through its subsidiary, Potomac Capital Investment Corporation (PCI), PHI continues to maintain a portfolio of cross-border energy sale-leaseback transactions, with a book value at December 31, 2006 of approximately $1.3 billion. This activity constitutes a fourth operating segment, which is designated as “Other Non-Regulated” for financial reporting purposes.

(2)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation Policy

The accompanying consolidated financial statements include the accounts of Pepco Holdings and its wholly owned subsidiaries. All intercompany balances and transactions between subsidiaries have been eliminated. Pepco Holdings uses the equity method to report investments, corporate joint ventures, partnerships, and affiliated companies in which it holds a 20% to 50% voting interest and cannot exercise control over the operations and policies of the investment. Under the equity method, Pepco Holdings records its interest in the entity as an investment in the accompanying Consolidated Balance Sheets, and its percentage share of the entity’s earnings are recorded in the accompanying Consolidated Statements of Earnings. Additionally, undivided interests in several jointly owned electric plants previously held by PHI, and certain transmission and other facilities currently held, are consolidated in proportion to PHI’s percentage interest in the facility.

In accordance with the provisions of Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46R (revised December 2003), entitled “Consolidation of Variable Interest Entities,” (FIN 46R) Pepco Holdings deconsolidated several entities that had previously been consolidated and consolidated several small entities that had not previously been consolidated. FIN 46R addresses conditions under which an entity should be consolidated based upon variable interests rather than voting interests. For additional information regarding the impact of implementing FIN 46R, see the FIN 46R discussion later in this Note.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP), such as compliance with Statement of Position 94-6, “Disclosure of Certain Significant Risks and Uncertainties,” requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Examples of significant estimates used by Pepco Holdings include the assessment of contingencies, the calculation of future cash flows and fair value amounts for use in goodwill and asset impairment evaluations, fair value calculations (based on estimated market pricing) associated with derivative instruments, pension and other postretirement benefits assumptions, unbilled revenue calculations, the assessment of the probability of recovery of regulatory assets, and income tax provisions and reserves. Additionally, PHI is subject to legal, regulatory, and other proceedings and claims that arise in the ordinary course of its business. PHI records an estimated liability for these proceedings and claims based upon the probable and reasonably estimable criteria contained in Statement of Financial Accounting Standards (SFAS) No. 5, “Accounting for Contingencies.” Although Pepco Holdings believes that its estimates and assumptions are reasonable, they are based upon information available to management at the time the estimates are made. Actual results may differ significantly from these estimates.

Changes in Accounting Estimates

During 2005, Pepco recorded the impact of an increase in estimated unbilled revenue (electricity and gas delivered to the customer but not yet billed), primarily reflecting a change in Pepco’s unbilled revenue estimation process. This modification in accounting estimate increased net earnings for the year ended December 31, 2005 by approximately $2.2 million.

During 2005, DPL and ACE each recorded the impact of reductions in estimated unbilled revenue, primarily reflecting an increase in the estimated amount of power line losses (electricity lost in the process of its transmission and distribution to customers). These changes in accounting estimates reduced net earnings for the year ended December 31, 2005 by approximately $7.4 million, of which $1.0 million was attributable to DPL and $6.4 million was attributable to ACE.

During 2005, Conectiv Energy increased the estimated useful lives of its generation assets which resulted in lower depreciation expense of approximately $5.3 million.

Revenue Recognition

Regulated Revenue

The Power Delivery businesses recognize revenue from the supply and delivery of electricity and gas upon delivery to their customers, including amounts for services rendered but not yet billed (unbilled revenue). Pepco Holdings recorded amounts for unbilled revenue of $172.2 million and $198.2 million as of December 31, 2006 and 2005, respectively. These amounts are included in the “accounts receivable” line item in the accompanying Consolidated Balance Sheets. Pepco Holdings’ utility subsidiaries calculate unbilled revenue using an output based methodology. This methodology is based on the supply of electricity or gas intended for distribution to customers. The unbilled revenue process requires management to make assumptions and judgments about input factors such as customer sales mix, distance, temperature, and estimated power line losses, which are inherently uncertain and susceptible to change from period to period, the impact of which could be material.

The taxes related to the consumption of electricity and gas by the utility customers, such as fuel, energy, or other similar taxes, are components of the tariff rates charged by PHI subsidiaries and, as such, are billed to customers and recorded in Operating Revenues. Accruals for these taxes are recorded in Other Taxes. Excise tax related generally to the consumption of gasoline by PHI and its subsidiaries in the normal course of business is charged to operations, maintenance or construction, and is de minimis.

Competitive Revenue

The Competitive Energy businesses recognize revenue for the supply and delivery of electricity and gas upon delivery to the customer, including amounts for electricity and gas delivered, but not yet billed. Conectiv Energy recognizes revenue when delivery is complete. Unrealized derivative gains and losses are recognized in current earnings as revenue if the derivative activity does not qualify for hedge accounting or normal sales treatment under SFAS No. 133. Pepco Energy Services recognizes revenue for its wholesale and retail commodity business upon delivery to customers. Revenue for Pepco Energy Services’ energy efficiency construction business is recognized using the percentage-of-completion method of revenue recognition which recognizes revenue as work is completed on the contract, and revenue from its operation and maintenance and other products and services contracts are recognized when earned. Revenue from the Other Non-Regulated business lines are principally recognized when services are performed or products are delivered; however, revenues from utility industry services contracts are recognized using the percentage-of-completion method of revenue recognition.

Regulation of Power Delivery Operations

The Power Delivery operations of Pepco are regulated by the District of Columbia Public Service Commission (DCPSC) and the Maryland Public Service Commission (MPSC).

The Power Delivery operations of DPL are regulated by the Delaware Public Service Commission (DPSC), the MPSC, and the Virginia State Corporation Commission (VSCC). DPL’s natural gas transmission’s practices are regulated by the U.S. Department of Transportation.

The Power Delivery operations of ACE are regulated by the New Jersey Board of Public Utilities (NJBPU).

The wholesale power transmission operations of each of Pepco, DPL, and ACE are regulated by FERC.

The requirements of SFAS No. 71 apply to the Power Delivery businesses of Pepco, DPL, and ACE. SFAS No. 71 allows regulated entities, in appropriate circumstances, to establish regulatory assets and liabilities and to defer the income statement impact of certain costs that are expected to be recovered in future rates. Management’s assessment of the probability of recovery of regulatory assets requires judgment and interpretation of laws, regulatory commission orders, and other factors. If management subsequently determines, based on changes in facts or circumstances, that a regulatory asset is not probable of recovery, then the regulatory asset must be eliminated through a charge to earnings.

The components of Pepco Holdings’ regulatory asset balances at December 31, 2006 and 2005, are as follows:

	2006	2005
	(Millions of dollars)
Securitized stranded costs	$773.0	$823.5
Recoverable Pension and OPEB costs	365.4	—
Deferred energy supply costs	6.9	18.3
Deferred recoverable income taxes	130.5	150.5
Deferred debt extinguishment costs	76.9	80.9
Unrecovered purchased power contract costs	13.5	18.2
Deferred other postretirement benefit costs	15.0	17.5
Phase in credits	31.0	—
Asset retirement cost	33.0	—
Other	125.6	93.1

Total regulatory assets	$1,570.8	$1,202.0

The components of Pepco Holdings’ regulatory liability balances at December 31, 2006 and 2005, are as follows:

	2006	2005
	(Millions of dollars)
Deferred income taxes due to customers	$69.3	$73.2
Deferred energy supply costs	164.9	40.9
Regulatory liability for Federal and New Jersey tax benefit	34.6	37.6
Generation Procurement Credit, customer sharing commitment, and other	34.3	76.5
Accrued asset removal costs	322.2	244.2
Excess depreciation reserve	105.8	121.7
Asset retirement obligation	63.2	—
Gain from sale of Keystone and Conemaugh	48.4	—

Total regulatory liabilities	$842.7	$594.1

A description for each category of regulatory assets and regulatory liabilities follows:

Securitized Stranded Costs: Represents stranded costs associated with a non-utility generator (NUG) contract termination payment and the discontinuation of the application of SFAS No. 71 for ACE’s electricity generation business. The recovery of these stranded costs has been securitized through the issuance of transition bonds by Atlantic City Electric Transition Funding LLC (ACE Funding) (Transition Bonds). A customer surcharge is collected by ACE to fund principal and interest payments on the Transition Bonds. The stranded costs are amortized over the life of the Transition Bonds, which mature between 2010 and 2023.

Recoverable Pension and OPEB Costs: Represents the funded status of Pepco Holdings’ defined benefit pension and other postretirement benefit plans that is probable of recovery in rates under SFAS No. 71 by Pepco, DPL and ACE.

Deferred Energy Supply Costs: The regulatory liability balances of $164.9 million and $40.9 million for the years ended December 31, 2006 and 2005, respectively, primarily represent deferred costs related to a net over-recovery by ACE connected with the provision of BGS and other restructuring related costs incurred by ACE. This deferral received a return and is being recovered over 8 years beginning in 2007. The regulatory asset balances of $6.9 million and $18.3 million for the years ended December 31, 2006 and 2005, respectively, represent deferred fuel costs for DPL’s gas business, which are recovered annually.

Deferred Recoverable Income Taxes: Represents a receivable from our customers for tax benefits applicable to utility operations of Pepco, DPL, and ACE previously flowed through before the companies were ordered to provide deferred income taxes. As the temporary differences between the financial statement and tax basis of assets reverse, the deferred recoverable balances are reversed. There is no return on these deferrals.

Deferred Debt Extinguishment Costs: Represents the costs of debt extinguishment for which recovery through regulated utility rates is considered probable and, if approved, will be amortized to interest expense during the authorized rate recovery period. A return is received on these deferrals.

Unrecovered Purchased Power Contract Costs: Represents deferred costs related to purchase power contracts at ACE and DPL. The ACE amortization period began in July 1994 and will end in May 2014. The DPL amortization period began in February 1996 and will end in October 2007. Both earn a return.

Deferred Other Postretirement Benefit Costs: Represents the non-cash portion of other postretirement benefit costs deferred by ACE during 1993 through 1997. This cost is being recovered over a 15-year period that began on January 1, 1998. There is no return on this deferral.

Phase In Credits: Represents a phase-in credit for participating Maryland and Delaware customers to mitigate the immediate impact of significant rate increases in 2006. The deferral period for Delaware is May 1, 2006 to January 1, 2008, with recovery to occur over a 17-month period beginning January 1, 2008. This deferral will be amortized on a straight-line basis. The deferral period for Maryland is June 1, 2006 to June 1, 2007, with recovery to occur over an 18-month period beginning June 2007. Recovery is rate per kilowatt-hour based on usage during the recovery period.

Other: Represents miscellaneous regulatory assets that generally are being amortized over 1 to 20 years and generally do not receive a return.

Deferred Income Taxes Due to Customers: Represents the portion of deferred income tax liabilities applicable to utility operations of Pepco, DPL, and ACE that has not been reflected in current customer rates for which future payment to customers is probable. As temporary differences between the financial statement and tax basis of assets reverse, deferred recoverable income taxes are amortized.

Regulatory Liability for Federal and New Jersey Tax Benefit: Securitized stranded costs include a portion of stranded costs attributable to the future tax benefit expected to be realized when the higher tax basis of generating plants divested by ACE is deducted for New Jersey state income tax purposes as well as the future benefit to be realized through the reversal of federal excess deferred taxes. To account for the possibility that these tax benefits may be given to ACE’s regulated electricity delivery customers through lower rates in the future, ACE established a regulatory liability. The regulatory liability related to federal excess deferred taxes will remain until such time as the Internal Revenue Service issues its final regulations with respect to normalization of these federal excess deferred taxes.

Generation Procurement Credit (GPC), Customer Sharing Commitment, and Other: Pepco’s settlement agreements related to its December 2000 generation asset divestiture, approved by both the DCPSC and MPSC, required the sharing between customers and shareholders of any profits earned during the four-year transition period from February 8, 2001 through February 7, 2005 in each jurisdiction. The GPC represents the customers’ share of profits that Pepco has realized on the procurement and resale of SOS electricity supply to customers in Maryland and the District of Columbia that has not yet been distributed to customers. Pepco is currently distributing the customers’ share of profits monthly to customers in a billing credit. The GPC increased by $42.3 million in December 2005 due to the settlement of Pepco’s $105 million allowed, pre-petition general unsecured claim against Mirant Corporation and its predecessors and its subsidiaries (Mirant) (the Pepco TPA Claim).

Accrued Asset Removal Costs: Represents Pepco’s and DPL’s asset retirement obligations associated with removal costs accrued using public service commission-approved depreciation rates for transmission, distribution, and general utility property. In accordance with the SEC interpretation of SFAS No. 143, accruals for removal costs were classified as a regulatory liability.

Excess Depreciation Reserve: The excess depreciation reserve was recorded as part of a New Jersey rate case settlement. This excess reserve is the result of a change in depreciable lives and a change in depreciation technique from remaining life to whole life. The excess is being amortized over an 8.25 year period, which began in June 2005.

Asset Retirement Obligation: During the first quarter of 2006, ACE recorded an asset retirement obligation of $60 million for B.L. England plant demolition and environmental remediation costs. Amortization of the liability is over a two-year period amortized quarterly. The cumulative amortization of $33.0 million at December 31, 2006, is recorded as a regulatory asset—“Asset Retirement Cost.” As discussed in Note (12) Commitments and Contingencies—“ACE Sale of Generating Assets,” on February 8, 2007, ACE completed the sale of the B.L. England generating facility.

Gain from Sale of Keystone and Conemaugh: On September 1, 2006, ACE completed the sale of its interests in the Keystone and Conemaugh generating facilities to Duquesne Light Holdings Inc. for approximately $177.0 million, which was subsequently decreased by $1.6 million based on a post-closing 60-day true-up for applicable items not known at the time of the closing. Approximately $81.3 million of the net gain from the sale has been used to offset a remaining regulatory asset balance, which ACE has been recovering in rates, and approximately $49.8 million of the net gain is being returned to ratepayers over a 33-month period as a credit on their bills, which began during the October 2006 billing period. The balance to be repaid to customers is $48.4 million as of December 31, 2006.

Accounting for Derivatives

Pepco Holdings and its subsidiaries use derivative instruments primarily to manage risk associated with commodity prices and interest rates. Risk management policies are determined by PHI’s Corporate Risk Management Committee (CRMC), the members of which are PHI’s Chief Risk Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, Chief Information Officer and other senior executives. The CRMC monitors interest rate fluctuation, commodity price fluctuation, and credit risk exposure, and sets risk management policies that establish limits on unhedged risk and determine risk reporting requirements.

PHI accounts for its derivative activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by subsequent pronouncements. SFAS No. 133 requires derivative instruments to be measured at fair value. Derivatives are recorded on the Consolidated Balance Sheets as other assets or other liabilities with offsetting gains and losses flowing through earnings unless they are designated as cash flow hedges. Derivatives can be accounted for in four ways under SFAS No. 133: (i) marked-to-market through current earnings, (ii) cash flow hedge accounting, (iii) fair value hedge accounting, and (iv) normal purchase and sales accounting.

Mark-to-market gains and losses on derivatives that are not designated as hedges are presented on the Consolidated Statements of Earnings as operating revenue. PHI uses mark-to-market accounting through earnings for derivatives that either do not qualify for hedge accounting or that management does not designate as hedges.

The gain or loss on a derivative that hedges exposure to variable cash flow of a forecasted transaction is initially recorded in Other Comprehensive Income (a separate component of common stockholders’ equity) and is subsequently reclassified into earnings in the same category as the item being hedged when the forecasted transaction occurs. If a forecasted transaction is no longer probable, the deferred gain or loss in accumulated other comprehensive income is immediately reclassified to earnings. Gains or losses related to any ineffective portion of cash flow hedges are also recognized in earnings immediately.

Changes in the fair value of derivatives designated as fair value hedges result in a change in the value of the asset, liability, or firm commitment being hedged. Changes in fair value of the asset, liability, or firm commitment, and the hedging instrument, are recorded in the Consolidated Statements of Earnings.

Certain commodity forwards are not required to be recorded on a mark-to-market basis of accounting under SFAS No. 133. These contracts are designated as “normal purchases and sales” as permitted by SFAS No. 133. This type of contract is used in normal operations, settles physically, and follows standard accrual accounting. Unrealized gains and losses on these contracts do not appear on the Consolidated Balance Sheets. Examples of these transactions include purchases of fuel to be consumed in power plants and actual receipts and deliveries of electric power. Normal purchases and sales transactions are presented on a gross basis, normal sales as operating revenue, and normal purchases as fuel and purchased energy expenses.

PHI uses option contracts to mitigate certain risks. These options are normally marked-to-market through current earnings because of the difficulty in qualifying options for hedge accounting treatment. Market prices, when available, are used to value options. If market prices are not available, the market value of the options is estimated using Black-Scholes closed form models. Option contracts typically make up only a small portion of PHI’s total derivatives portfolio.

The fair value of derivatives is determined using quoted exchange prices where available. For instruments that are not traded on an exchange, external broker quotes are used to determine fair value. For some custom and complex instruments, internal models are used to interpolate broker quality price information. Models are also used to estimate volumes for certain transactions. The same valuation methods are used to determine the value of non-derivative commodity exposure for risk management purposes.

The impact of derivatives that are marked-to-market through current earnings, the ineffective portion of cash flow hedges, and the portion of fair value hedges that flows to current earnings are presented on a net basis in the Consolidated Statements of Earnings. When a hedging gain or loss is realized, it is presented on a net basis in the same category as the underlying item being hedged. Normal purchase and sale transactions are presented gross on the Consolidated Statements of Earnings as they are realized. The unrealized assets and liabilities that offset unrealized derivative gains and losses are presented gross on the Consolidated Balance Sheets except where contractual netting agreements are in place.

Conectiv Energy engages in commodity hedging activities to minimize the risk of market fluctuations associated with the purchase and sale of energy commodities (natural gas, petroleum, coal and electricity). The majority of these hedges relate to the procurement of fuel for its power plants, fixing the cash flows from the plant output, and securing power for its load supply obligations. Conectiv Energy’s hedging activities are conducted using derivative instruments, including forward contracts, swaps and futures, designated as cash flow hedges which are designed to reduce the variability in future cash flows. Conectiv Energy’s commodity hedging objectives, in accordance with its risk management policy, are primarily the assurance of stable and known cash flows and the fixing of favorable prices and margins when they become available.

Conectiv Energy assesses risk on a total portfolio basis and by component (e.g. generation output, generation fuel, load supply, etc.). Portfolio risk combines the generation fleet, load obligations, miscellaneous commodity sales and hedges. Derivatives designated as cash flow and fair value hedges (Accounting Hedges) are matched against each component using the product or products that most closely represent the underlying hedged item. The total portfolio is risk managed based on its megawatt position by month. If the total portfolio becomes too long or too short for a period as determined in accordance with Conectiv Energy’s policies, steps are taken to reduce or increase hedges. Portfolio-level hedging includes the use of Accounting Hedges, derivatives that are being marked-to-market through earnings, and other physical commodity purchases and sales.

DPL uses derivative instruments (forward contracts, futures, swaps, and exchange-traded and over-the-counter options) primarily to reduce gas commodity price volatility while limiting its firm customers’ exposure to increases in the market price of gas. DPL also manages commodity risk with capacity contracts that do not meet the definition of derivatives. The primary goal of these activities is to reduce the exposure of its regulated retail gas customers to natural gas price spikes. All premiums paid and other transaction costs incurred as part of DPL’s natural gas hedging activity, in addition to all gains and losses on the natural gas hedging activity, are fully recoverable through the gas cost rate clause included in DPL’s gas tariff rates approved by the DPSC and are deferred under SFAS No. 71 until recovered. At December 31, 2006, DPL had a net deferred derivative payable of $27.3 million, offset by a $28.5 million regulatory asset. At December 31, 2005, DPL had a deferred derivative receivable on DPL’s balance sheet of $21.6 million, offset by a $21.6 million regulatory liability.

Pepco Energy Services purchases electric and natural gas futures, swaps, options and forward contracts to hedge price risk in connection with the purchase of physical natural gas and electricity for delivery to customers. Pepco Energy Services accounts for its futures and swap contracts as cash flow hedges of forecasted transactions. Its options contracts are marked-to-market through current earnings. Its forward contracts are accounted for under standard accrual accounting as these contracts meet the requirements for normal purchase and sale accounting under SFAS No. 133.

PCI has entered into interest rate swap agreements for the purpose of managing its overall borrowing rate and managing its interest rate exposure associated with debt it has issued. As of December 31, 2006, approximately 72.9% of PCI’s fixed rate debt for its Medium-Term Note program has been swapped into variable rate debt in a transaction entered into in December 2001, which matures in December 2008. All of PCI’s hedges on variable rate debt expired when the variable rate debt incurred under its Medium-Term Note program matured during 2005.

Emission Allowances

Emission allowances for sulfur dioxide and nitrous oxide are allocated to generation owners by the U.S. Environmental Protection Agency (EPA) based on Federal programs designed to regulate the emissions from power plants. The EPA allotments have no cost basis to the generation owners. Depending on the run-time of a generating unit in a given year, and other pollution controls it may have, the unit may need additional allowances above its allocation or it may have excess allowances. Allowances are traded among companies in an over-the-counter market, which allows companies to purchase additional allowances to avoid incurring penalties for noncompliance with applicable emissions standards or to sell excess allowances.

Pepco Holdings accounts for emission allowances as inventory in the balance sheet line item “Fuel, materials and supplies—at average cost.” Allowances from EPA allocations are added to current inventory each year at a zero basis. Additional purchased allowances are recorded at cost. Allowances sold or consumed at the power plants are expensed at a weighted-average cost. This cost tends to be relatively low due to the zero-basis allowances. At December 31, 2006 and 2005, the book value of emission allowances was $11.7 million and $9.8 million, respectively. Pepco Holdings has established a committee to monitor compliance with emissions regulations and whether its power plants have the required number of allowances.

Accounting for Goodwill

Goodwill represents the excess of the purchase price of an acquisition over the fair value of the net assets acquired. The accounting for goodwill is governed by SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Pepco Holdings’ goodwill balance that was generated from Pepco’s acquisition of Conectiv has been allocated to the Power Delivery business. SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets apart from goodwill. SFAS No. 142 requires that purchased goodwill and certain indefinite-lived intangibles no longer be amortized, but instead be tested for impairment at least annually. Substantially all of Pepco Holdings’ goodwill was generated by the acquisition of Conectiv by Pepco.

A roll forward of PHI’s goodwill balance follows (millions of dollars):

Balance, December 31, 2004	$1,430.5
Add: Adjustment to pre-merger tax reserve	.8

Balance, December 31, 2005	1,431.3
Add: Changes in estimates related to pre-merger tax liabilities	.6
Less: Adjustment due to resolution of pre-merger tax contingencies	(9.1)
Impairment related to completed dispositions	(13.6)

Balance, December 31, 2006	$1,409.2

Goodwill Impairment Evaluation

The provisions of SFAS No. 142 require the evaluation of goodwill for impairment at least annually or more frequently if events and circumstances indicate that the asset might be impaired. Examples of such events and circumstances include an adverse action or assessment by a regulator, a significant adverse change in legal factors or in the business climate, and unanticipated competition. SFAS No. 142 indicates that if the fair value of a reporting unit is less than its carrying value, including goodwill, an impairment charge may be necessary. Pepco Holdings tested its goodwill for impairment as of July 1, 2006. This test indicated that none of Pepco Holdings’ goodwill balance was impaired.

Long-Lived Assets Impairment Evaluation

Pepco Holdings is required to evaluate certain long-lived assets (for example, generating property and equipment and real estate) to determine if they are impaired when certain conditions exist. SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” governs the accounting treatment for impairments of long-lived assets and indicates that companies are required to test long-lived assets for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Examples of such events or changes include a significant decrease in the market price of a long-lived asset or a significant adverse change in the manner in which an asset is being used or its physical condition.

For long-lived assets that are expected to be held and used, SFAS No. 144 requires that an impairment loss be recognized only if the carrying amount of an asset is not recoverable and exceeds its fair value. For long-lived assets that can be classified as assets to be disposed of by sale under SFAS No. 144, an impairment loss will be recognized to the extent their carrying amount exceeds their fair value including costs to sell.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, money market funds, and commercial paper with original maturities of three months or less.

Restricted Cash

Restricted cash represents cash either held as collateral or pledged as collateral that is restricted from use for general corporate purposes.

Prepaid Expenses and Other

The prepaid expenses and other balance primarily consists of prepayments and the current portion of deferred income tax assets.

Accounts Receivable and Allowance for Uncollectible Accounts

Pepco Holdings’ subsidiaries’ accounts receivable balances primarily consist of customer accounts receivable, other accounts receivable, and accrued unbilled revenue. Accrued unbilled revenue represents revenue earned in the current period but not billed to the customer until a future date (usually within one month after the receivable is recorded). PHI uses the allowance method to account for uncollectible accounts receivable.

Capitalized Interest and Allowance for Funds Used During Construction

In accordance with the provisions of SFAS No. 71, PHI’s utility subsidiaries can capitalize as Allowance for Funds Used During Construction (AFUDC) the capital costs of financing the construction of plant and equipment. The debt portion of AFUDC is recorded as a reduction of “interest expense” and the equity portion of AFUDC is credited to “other income” in the accompanying Consolidated Statements of Earnings.

Pepco Holdings recorded AFUDC for borrowed funds of $2.8 million, $3.3 million, and $2.8 million for the years ended December 31, 2006, 2005, and 2004, respectively.

Pepco Holdings recorded amounts for the equity component of AFUDC of $3.8 million, $4.7 million and $4.1 million for the years ended December 31, 2006, 2005, and 2004, respectively.

Leasing Activities

Pepco Holdings accounts for leases in accordance with the provisions of SFAS No. 13, “Accounting for Leases.” Income from investments in direct financing leases and leveraged lease transactions, in which PCI is an equity participant, is accounted for using the financing method. In accordance with the financing method, investments in leased property are recorded as a receivable from the lessee to be recovered through the collection of future rentals. For direct financing leases, unearned income is amortized to income over the lease term at a constant rate of return on the net investment. Income, including investment tax credits, on leveraged equipment leases is recognized over the life of the lease at a constant rate of return on the positive net investment. Investments in equipment under capital leases are stated at cost, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the equipment’s estimated useful life. Each quarter, PHI reviews the carrying value of each lease, which includes a review of the underlying lease financial assumptions, the timing and collectibility of cash flows, and the credit quality (including, if available, credit ratings) of the lessee. Changes to the underlying assumptions, if any, would be accounted for under SFAS No. 13 and reflected in the carrying value of the lease effective for the quarter within which they occur.

Amortization of Debt Issuance and Reacquisition Costs

Expenses incurred in connection with the issuance of long-term debt, including premiums and discounts associated with such debt, are deferred and amortized over the lives of the respective debt issues. Costs associated with the reacquisition of debt for PHI’s subsidiaries are also deferred and amortized over the lives of the new issues.

Pension and Other Postretirement Benefit Plans

Pepco Holdings sponsors a defined benefit retirement plan that covers substantially all employees of Pepco, DPL, ACE and certain employees of other Pepco Holdings subsidiaries (the PHI Retirement Plan). Pepco Holdings also provides supplemental retirement benefits to certain eligible executives and key employees through a nonqualified retirement plan and provides certain postretirement health care and life insurance benefits for eligible retired employees.

Pepco Holdings accounts for the PHI Retirement Plan and nonqualified retirement plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” and its postretirement health care and life insurance benefits for eligible employees in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” PHI’s financial statement disclosures are prepared in accordance with SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” as revised.

SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132 (R)”

On December 31, 2006, Pepco Holdings implemented SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132 (R)” (SFAS No. 158). SFAS No. 158 requires that companies recognize a net liability or asset to report the funded status of their defined benefit pension and other postretirement benefit plans on the balance sheet. Recognizing the funded status of the company’s benefit plans as a net liability or asset will require an offsetting adjustment to accumulated other comprehensive income in shareholders’ equity or will be deferred as a regulatory asset or liability if probable of recovery in rates under SFAS No. 71, “Accounting for the Effects of Certain Types of Legislation.” SFAS No. 158 does not change how pension and other postretirement benefits are accounted for and reported in the consolidated statements of earnings.

The incremental effect of applying SFAS No. 158 on Pepco Holdings’ consolidated balance sheets was as follows (millions of dollars):

	Before Application of SFAS No. 158	Adjustments	After Application of SFAS No. 158
Prepaid pension assets	$187.0	$(187.0)	$—
Intangible asset	.1	(.1)	—
Regulatory assets	—	365.4	365.4
Deferred income taxes (a)	5.3	.3	5.6
Liability for pension benefits	307.6	179.0	486.6
Accumulated other comprehensive income	8.0	.4	8.4

(a)	Related to additional minimum liability and implementation of SFAS No. 158.

The estimated net loss for the nonqualified pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $.9 million. The estimated prior service credit for the nonqualified pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $.1 million. The estimated net loss for the defined benefit pension and postretirement benefit plans that will be amortized from regulated assets into net periodic benefit cost over the next fiscal year is $15.0 million. The estimated prior service cost and credit that will be amortized from regulatory assets into net periodic benefit cost over the next fiscal year is $1.3 million and $5.5 million, respectively.

See Note (6), Pensions and Other Postretirement Benefits, for additional information.

Severance Costs

In 2004, the Power Delivery business reduced its work force through a combination of retirements and targeted reductions. This reduction plan met the criteria for the accounting treatment provided under SFAS No. 88, “Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” as applicable. A roll forward of PHI’s severance accrual balance is as follows (millions of dollars):

Balance, December 31, 2004	$7.1
Accrued during 2005	5.0
Payments during 2005	(9.6)

Balance, December 31, 2005	2.5
Accrued during 2006	7.3
Payments during 2006	(5.2)

Balance, December 31, 2006	$4.6

Based on the number of employees that have accepted or are expected to accept the severance packages, substantially all of the severance liability will be paid by the end of 2007. Employees have the option of taking severance payments in a lump sum or over a period of time.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. The carrying value of property, plant and equipment is evaluated for impairment whenever circumstances indicate the carrying value of those assets may not be recoverable under the provisions of SFAS No. 144. Upon retirement, the cost of regulated property, net of salvage, is charged to accumulated depreciation. For non-regulated property, the cost and accumulated depreciation of the property, plant and equipment retired or otherwise disposed of are removed from the related accounts and included in the determination of any gain or loss on disposition. For additional information regarding the treatment of asset removal obligations, see the “Asset Retirement Obligations” section included in this Note.

The annual provision for depreciation on electric and gas property, plant and equipment is computed on a straight-line basis using composite rates by classes of depreciable property. Accumulated depreciation is charged with the cost of depreciable property retired, less salvage and other recoveries. Property, plant and equipment other than electric and gas facilities is generally depreciated on a straight-line basis over the useful lives of the assets. The table below provides system-wide composite depreciation rates for the years ended December 31, 2006, 2005, and 2004.

	Transmission & Distribution			Generation
	2006	2005	2004	2006		2005	2004
Pepco	3.5%	3.4%	3.5%	—		—	—
DPL	3.0%	3.1%	3.1%	—		—	—
ACE	2.9%	3.1%	3.5%	.3	%(a)	2.4%	2.3%
Conectiv Energy	—	—	—	2.0%		2.2%	2.5%
Pepco Energy Services	—	—	—	9.4%		9.5%	10.4%

(a)	Rate reflects the consolidated balance sheet classification of ACE’s generation assets as “assets held for sale” in 2006 and therefore no depreciation expense was recorded.

Asset Retirement Obligations

In accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” and FIN 47, asset removal costs are recorded as regulatory liabilities. At December 31, 2006, $322.2 million of accrued asset removal costs ($229.5 million for DPL and $92.7 million for Pepco) and at December 31, 2005, $244.2 million of accrued asset removal costs ($179.2 million for DPL and $65.0 million for Pepco) are reflected as regulatory liabilities in the accompanying Consolidated Balance Sheets. Public service commission-approved depreciation rates for ACE do not contain components for the recovery of removal cost; therefore, the recording of asset retirement obligations for ACE associated with accruals for removal cost is not required. Additionally, in 2005, Pepco Holdings recorded conditional asset retirement obligations of approximately $1.5 million. Accretion for 2006 and 2005, which relates to the regulated Power Delivery segment, has been recorded as a regulatory asset.

During the first quarter of 2006, ACE recorded an asset retirement obligation of $60 million for B.L. England plant demolition and environmental remediation costs. Amortization of the liability is over a two-year period. As discussed in Note (12) Commitments and Contingencies—“ACE Sale of Generating Assets,” on February 8, 2007, ACE completed the sale of the B.L. England generating facility.

Stock-Based Compensation

In March 2005, the SEC issued Staff Accounting Bulletin (SAB) No. 107 (SAB 107), which provides implementation guidance on the interaction between SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R), and certain SEC rules and regulations, as well as guidance on the valuation of share-based payment arrangements for public companies.

Pepco Holdings adopted and implemented SFAS No. 123R, on January 1, 2006, using the modified prospective method. Under this method, Pepco Holdings recognizes compensation expense for share-based awards, modifications or cancellations after the effective date, based on the grant-date fair value. Compensation expense is recognized over the requisite service period. In addition, compensation cost recognized includes the cost for all share-based awards granted prior to, but not yet vested as of, January 1, 2006, measured at the grant-date fair value. A deferred tax asset and deferred tax benefit are also recognized concurrently with compensation expense for the tax effect of the deduction of stock options and restricted stock awards, which are deductible only upon exercise and vesting/release from restriction, respectively. In applying the modified prospective transition method, Pepco Holdings has not restated prior interim and annual financial results and therefore these prior periods do not reflect the revised recognition of share-based compensation cost as required by SFAS No. 123R.

In November 2005, the FASB issued FASB Staff Position (FSP) 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards” (FSP 123R-3). FSP 123R-3 provides an elective alternative transition method that includes a computation that establishes the beginning balance of the additional paid-in capital (APIC pool) related to the tax effects of employee and director stock-based compensation, and a simplified method to determine the subsequent impact on the APIC pool of employee and director stock-based awards that are outstanding upon adoption of SFAS No. 123R. Entities may make a one-time election to apply the transition method discussed in FSP 123R-3. That one-time election may be made within one year of an entity’s adoption of SFAS No. 123R, or the FSP’s effective date (November 11, 2005), whichever is later. Pepco Holdings adopted the alternative transition method at December 31, 2006.

Prior to the adoption of SFAS No. 123R, Pepco Holdings accounted for its share-based employee compensation under the intrinsic value method of expense recognition and measurement prescribed by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees, and related Interpretations” (APB No. 25). Under this method, compensation expense was recognized for restricted stock awards but not for stock options granted since the exercise price was equal to the grant-date market price of the stock.

The issuance of SFAS No. 123, “Accounting for Stock-Based Compensation,” in 1995 as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” permitted continued application of APB No. 25, but required tabular presentation of pro-forma stock-based employee compensation cost, net income, and basic and diluted earnings per share as if the fair-value based method of expense recognition and measurement prescribed by SFAS No. 123 had been applied to all options. This information for the years ended December 31, 2005 and 2004 is as follows:

	For the Year Ended December 31,
(Millions of dollars, except per share data)	2005	2004
Net Income	$371.2	$260.6
Add: Total stock-based employee compensation expense included in net income as reported (net of related tax effect of $1.8 million and $1.7 million, respectively)	2.6	2.6
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards (net of related tax effect of $2.0 million and $2.5 million, respectively)	(2.8)	(3.8)

Pro forma net income	$371.0	$259.4

Basic earnings per share as reported	$1.96	$1.48
Pro forma basic earnings per share	$1.96	$1.47
Diluted earnings per share as reported	$1.96	$1.48
Pro forma diluted earnings per share	$1.96	$1.47

Pepco Holdings estimates the fair value of each stock option award on the date of grant using the Black-Scholes-Merton option pricing model. This model uses assumptions related to expected option term, expected volatility, expected dividend yield and risk-free interest rate. Pepco Holdings uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding.

No stock options were granted in 2004, 2005 or 2006.

No modifications were made to outstanding stock options prior to the adoption of SFAS No. 123R, and no changes in valuation methodology or assumptions in estimating the fair value of stock options have occurred with its adoption.

There were no cumulative adjustments recorded in the financial statements as a result of this new pronouncement; the percentage of forfeitures of outstanding stock options issued prior to SFAS No. 123R’s adoption is estimated to be zero.

Outstanding stock option awards to purchase 1,500 shares were not vested as of January 1, 2006. The awards vested May 1, 2006. The total compensation cost recorded in 2006 related to the vesting of these options was immaterial.

Cash received from stock options exercised under all share-based payment arrangements for the years ended December 31, 2006, 2005 and 2004, was $15.9 million, $3.7 million, and $.8 million, respectively. The actual tax benefit realized for the tax deductions resulting from these option exercises totaled $.9 million, $.3 million, and zero, respectively, for the years ended December 31, 2006, 2005 and 2004.

Pepco Holdings’ policy is to issue new shares to satisfy stock option exercises and the vesting of restricted stock awards.

Accumulated Other Comprehensive (Loss) Earnings

A detail of the components of Pepco Holdings’ Accumulated Other Comprehensive (Loss) Earnings is as follows. For additional information, see the Consolidated Statements of Comprehensive Earnings.

(Millions of dollars)	Commodity Derivatives	Treasury Lock	Interest Rate Swaps	Marketable Securities	Other (a)	Accumulated Other Comprehensive (Loss) Earnings
Balance, December 31, 2003	$32.2	$(54.3)	$(3.6)	$3.0	$—	$(22.7)
Current year change	(32.7)	7.2	3.3	(3.0)	(4.1)	(29.3)

Balance, December 31, 2004	$(.5)	$(47.1)	$(.3)	$—	$(4.1)	$(52.0)
Current year change	25.1	7.0	.3	—	(3.2)	29.2

Balance, December 31, 2005	$24.6	$(40.1)	$—	$—	$(7.3)	$(22.8)
Current year change	(86.5)	7.0	—	—	(.7)	(80.2)
Impact of initially applying SFAS No. 158, net of tax	—	—	—	—	(.4)	(.4)

Balance, December 31, 2006	$(61.9)	$(33.1)	$—	$—	$(8.4)	$(103.4)

(a)	Represents an adjustment for nonqualified pension plan minimum liability and the impact of initially applying SFAS No. 158.

A detail of the income tax (benefit) expense allocated to the components of Pepco Holdings’ Other Comprehensive (Loss) Earnings for each year is as follows.

Year Ended	Commodity Derivatives	Treasury Lock	Interest Rate Swaps	Marketable Securities	Other (a)	Other Comprehensive (Loss) Earnings
	(Millions of dollars)
December 31, 2004	$(21.6)	$4.5	$1.8	$(1.4)	$(2.8)	$(19.5)
December 31, 2005	$15.9	$4.7	$.1	$-	$(2.0)	$18.7
December 31, 2006	$(55.0)	$4.7	$-	$-	$(.5)	$(50.8)

(a)	Represents the income tax benefit on an adjustment for nonqualified pension plan minimum liability.

Financial Investment Liquidation

In October 2005, PCI received $13.3 million in cash related to the liquidation of a preferred stock investment that was written-off in 2001 and recorded an after-tax gain of $8.9 million.

Income Taxes

PHI and the majority of its subsidiaries file a consolidated Federal income tax return. Federal income taxes are allocated among PHI and the subsidiaries included in its consolidated group pursuant to a written tax sharing agreement which was approved by the SEC in connection with the establishment of PHI as a holding company as part of Pepco’s acquisition of Conectiv on August 1, 2002. Under this tax sharing agreement, PHI’s consolidated Federal income tax liability is allocated based upon PHI’s and its subsidiaries’ separate taxable income or loss amounts.

The consolidated financial statements include current and deferred income taxes. Current income taxes represent the amounts of tax expected to be reported on PHI’s and its subsidiaries’ Federal and state income tax returns.

Deferred income tax assets and liabilities represent the tax effects of temporary differences between the financial statement and tax basis of existing assets and liabilities and are measured using presently enacted tax rates. The portion of Pepco’s, DPL’s, and ACE’s deferred tax liability applicable to its utility operations that has not been recovered from utility customers represents income taxes recoverable in the future and is included in “regulatory assets” on the Consolidated Balance Sheets. For additional information, see the preceding discussion under “Regulation of Power Delivery Operations.”

Deferred income tax expense generally represents the net change during the reporting period in the net deferred tax liability and deferred recoverable income taxes.

Investment tax credits from utility plants purchased in prior years are reported on the Consolidated Balance Sheets as “Investment tax credits.” These investment tax credits are being amortized to income over the useful lives of the related utility plant.

FIN 46R, “Consolidation of Variable Interest Entities”

Subsidiaries of Pepco Holdings have power purchase agreements (PPAs) with a number of entities, including three contracts between unaffiliated non-utility generators (NUGs) and ACE and an agreement of Pepco with Panda-Brandywine, L.P. (Panda), entered into in 1991, pursuant to which Pepco is obligated to purchase from Panda 230 megawatts of capacity and energy annually through 2021 (Panda PPA). Due to a variable element in the pricing structure of the NUGs and the Panda PPA, the Pepco Holdings’ subsidiaries potentially assume the variability in the operations of the plants related to these PPAs and therefore have a variable interest in the counterparties to these PPAs. In accordance with the provisions of FIN 46R, Pepco Holdings continued, during 2006, to conduct exhaustive efforts to obtain information from these four entities, but was unable to obtain sufficient information to conduct the analysis required under FIN 46R to determine whether these four entities were variable interest entities or if Pepco Holdings’ subsidiaries were the primary beneficiary. As a result, Pepco Holdings has applied the scope exemption from the application of FIN 46R for enterprises that have conducted exhaustive efforts to obtain the necessary information, but have not been able to obtain such information.

Net purchase activities with the counterparties to the NUGs and the Panda PPA for the years ended December 31, 2006, 2005, and 2004, were approximately $403 million, $419 million, and $341 million, respectively, of which approximately $367 million, $381 million, and $312 million, respectively, related to power purchases under the NUGs and the Panda PPA. Pepco Holdings’ exposure to loss under the Panda PPA is discussed in Note (12), Commitments and Contingencies, under “Relationship with Mirant Corporation.” Pepco Holdings does not have loss exposure under the NUGs because cost recovery will be achieved from ACE’s customers through regulated rates.

Impairment Losses

During 2006, Pepco Holdings recorded pre-tax impairment losses of $18.9 million ($13.7 million after-tax) related to certain energy services business assets owned by Pepco Energy Services. The impairments were recorded as a result of the execution of contracts to sell certain assets and due to the lower than expected production and related estimated cash flows from other assets. The fair value of the assets under contracts for sale was determined based on the sales contract price, while the fair value of the other assets was determined by estimating future expected production and cash flows.

Sale of Interest in Cogeneration Joint Venture

During the first quarter of 2006, Conectiv Energy recognized a $12.3 million pre-tax gain ($7.9 million after-tax) on the sale of its equity interest in a joint venture which owns a wood burning cogeneration facility in California.

Other Non-Current Assets

The other assets balance principally consists of real estate under development, equity and other investments, unrealized derivative assets, and deferred compensation trust assets.

Other Current Liabilities

The other current liability balance principally consists of customer deposits, accrued vacation liability, current unrealized derivative liabilities, and other miscellaneous liabilities. The $70 million paid pursuant to the Settlement Agreement and Release with Mirant Corporation, its predecessors, its subsidiaries and successors (Mirant) (the Settlement Agreement) was included in the 2006 balance.

Other Deferred Credits

The other deferred credits balance principally consists of non-current unrealized derivative liabilities and miscellaneous deferred liabilities.

Accounting for Planned Major Maintenance Activities

In accordance with FSP American Institute of Certified Public Accountants Industry Audit Guide, Audits of Airlines—”Accounting for Planned Major Maintenance Activities” (FSP AUG AIR-1), costs associated with planned major maintenance activities related to generation facilities are accounted for on an as incurred basis.

Reclassifications

Certain prior year amounts have been reclassified in order to conform to current year presentation.

New Accounting Standards

FSP FTB 85-4-1, “Accounting for Life Settlement Contracts by Third-Party Investors”

In March 2006, the FASB issued FSP FASB Technical Bulletin (FTB) 85-4-1, “Accounting for Life Settlement Contracts by Third-Party Investors” (FSP FTB 85-4-1). This FSP provides initial and subsequent measurement guidance and financial statement presentation and disclosure guidance for investments by third-party investors in life settlement contracts. FSP FTB 85-4-1 also amends certain provisions of FASB Technical Bulletin No. 85-4, “Accounting for Purchases of Life Insurance,” and SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The guidance in FSP FTB 85-4-1 applies prospectively for all new life settlement contracts and is effective for fiscal years beginning after June 15, 2006 (the year ending December 31, 2007 for Pepco Holdings). Pepco Holdings has evaluated the impact of FSP FTB 85-4-1 and does not anticipate its adoption will have a material impact on its overall financial condition, results of operations, or cash flows.

EITF 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty”

In September 2005, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty” (EITF 04-13), which addresses circumstances under which two or more exchange transactions involving inventory with the same counterparty should be viewed as a single exchange transaction for the purposes of evaluating the effect of APB Opinion 29, “Accounting for Nonmonetary Transactions.” EITF 04-13 is effective for new arrangements entered into, or modifications or renewals of existing arrangements, beginning in the first interim or annual reporting period beginning after March 15, 2006.

Pepco Holdings implemented EITF 04-13 on April 1, 2006. The implementation did not have a material impact on Pepco Holdings’ overall financial condition, results of operations, or cash flows for the second quarter of 2006.

SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (SFAS No. 155). SFAS No. 155 amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006 (year ending December 31, 2007 for Pepco Holdings). Pepco Holdings has evaluated the impact of SFAS No. 155 and does not anticipate that its implementation will have a material impact on its overall financial condition, results of operations, or cash flows.

SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140”

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (SFAS No. 156), an amendment of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability upon undertaking an obligation to service a financial asset via certain servicing contracts, and for all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. Subsequent measurement is permitted using either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities.

SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006 (year ending December 31, 2007 for Pepco Holdings). Application is to be applied prospectively to all transactions following adoption of SFAS No. 156. Pepco Holdings has evaluated the impact of SFAS No. 156 and does not anticipate its adoption will have a material impact on its overall financial condition, results of operations, or cash flows.

FSP FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)”

In April 2006, the FASB issued FSP FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)” (FSP FIN 46(R)-6), which provides guidance on how to determine the variability to be considered in applying FIN 46(R), “Consolidation of Variable Interest Entities.”

The guidance in FSP FIN 46(R)-6 is applicable prospectively beginning the first day of the first reporting period beginning after June 15, 2006.

Pepco Holdings started applying the guidance in FSP FIN 46(R)-6 to new and modified arrangements effective July 1, 2006.

EITF Issue No. 06-3, “Disclosure Requirements for Taxes Assessed by a Governmental Authority on Revenue-producing Transactions”

On June 28, 2006, the FASB ratified EITF Issue No. 06-3, “Disclosure Requirements for Taxes Assessed by a Governmental Authority on Revenue-producing Transactions” (EITF 06-3). EITF 06-3 provides guidance on an entity’s disclosure of its accounting policy regarding the gross or net presentation of certain taxes and provides that if taxes included in gross revenues are significant, a company should disclose the amount of such taxes for each period for which an income statement is presented (i.e., both interim and annual periods). Taxes within the scope of EITF 06-3 are those that are imposed on and concurrent with a specific revenue-producing transaction. Taxes assessed on an entity’s activities over a period of time are not within the scope of EITF 06-3. EITF 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006 (March 31, 2007 for Pepco Holdings) although earlier application is permitted.

Pepco Holdings does not anticipate that the adoption of EITF 06-3 will materially impact its disclosure requirements.

FSP FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction”

On July 13, 2006, the FASB issued FSP FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP FAS 13-2). FSP FAS 13-2, which amends SFAS No. 13, “Accounting for Leases,” addresses how a change or projected change in the timing of cash flows relating to income taxes generated by a leveraged lease transaction affects the accounting by a lessor for that lease.

FSP FAS 13-2 will not be effective until the first fiscal year beginning after December 15, 2006 (year ending December 31, 2007 for Pepco Holdings). A material change in the timing of cash flows under PHI’s cross-border leases as the result of a settlement with the Internal Revenue Service (IRS) or a change in tax law would require an adjustment to the book value of the leases and a charge to earnings equal to the repricing impact of the disallowed deductions which could result in a material adverse effect on PHI’s financial condition, results of operations, and cash flows.

FIN 48, “Accounting for Uncertainty in Income Taxes”

On July 13, 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 clarifies the criteria for recognition of tax benefits in accordance with SFAS No. 109, “Accounting for Income Taxes,” and prescribes a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Specifically, it clarifies that an entity’s tax benefits must be “more likely than not” of being sustained prior to recording the related tax benefit in the financial statements. If the position drops below the “more likely than not” standard, the benefit can no longer be recognized. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

FIN 48 is effective the first fiscal year beginning after December 15, 2006 (year ending December 31, 2007 for Pepco Holdings). Pepco Holdings has completed its evaluation of FIN 48, which resulted in an immaterial impact to its retained earnings at January 1, 2007, and no impact on its results of operations and cash flows.

SFAS No. 157, “Fair Value Measurements”

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157) which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. However, it is possible that the application of this Statement will change current practice with respect to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements.

SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years (year ending December 31, 2008 for Pepco Holdings).

Pepco Holdings is currently in the process of evaluating the impact of SFAS No. 157 on its financial condition, results of operations and cash flows.

FSP AUG AIR-1, “Accounting for Planned Major Maintenance Activities”

On September 8, 2006, the FASB issued FSP AUG AIR-1, which prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. FSP AUG AIR-1 is effective the first fiscal year beginning after December 15, 2006 (year ending December 31, 2007 for Pepco Holdings).

Pepco Holdings does not believe that the implementation of FSP AUG AIR-1 will have a material impact on its financial condition, results of operations and cash flows.

“Staff Accounting Bulletin No. 108”

On September 13, 2006, the SEC issued SAB No. 108 (SAB 108) which expresses the SEC staff’s views on the process of quantifying financial statement misstatements. SAB 108 requires that registrants quantify the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements by quantifying an error using both the rollover and iron curtain approaches and by evaluating the error measured under each approach. Under SAB 108, a registrant’s financial statements would require adjustment when either approach results in a material misstatement, after considering all relevant quantitative and qualitative factors. Further, the SEC believes that a registrant’s materiality assessment of an identified unadjusted error should quantify the effects of the identified unadjusted error on each financial statement and related financial statement disclosure. SAB 108 is effective for fiscal years ending on or after November 15, 2006.

Pepco Holdings implemented the guidance provided in SAB 108 during the year ended December 31, 2006.

EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance”

On September 20, 2006, the FASB ratified EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (EITF 06-5) which provides guidance on whether an entity should consider the contractual ability to surrender all of the individual-life policies (or certificates under a group life policy) together when determining the amount that could be realized in accordance with FTB 85-4, and whether a guarantee of the additional value associated with the group life policy affects that determination. EITF 06-5 provides that a policyholder should (i) determine the amount that could be realized under the insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy) and (ii) not discount the cash surrender value component of the amount that could be realized when contractual restrictions on the ability to surrender a policy exist unless contractual limitations prescribe that the cash surrender value component of the amount that could be realized is a fixed amount, in which case the amount that could be realized should be discounted in accordance with Opinion 21. EITF 06-5 is effective for fiscal years beginning after December 15, 2006 (year ending December 31, 2007 for Pepco Holdings).

Pepco Holdings does not anticipate that the adoption of EITF 06-5 will materially impact its disclosure requirements.

FASB Staff Position No. EITF 00-19-2, “Accounting for Registration Payment Arrangements”

On December 21, 2006, the FASB issued FSP No. EITF 00-19-2, “Accounting for Registration Payment Arrangements” (FSP EITF 00-19-2), which addresses an issuer’s accounting for registration payment arrangements and specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB SFAS No. 5, “Accounting for Contingencies.” FSP EITF 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of its issuance. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years (December 31, 2007 for Pepco Holdings).

Pepco Holdings is evaluating the impact, if any, of FSP EITF 00-19-2 and does not anticipate its adoption will have a material impact on its overall financial condition, results of operations, or cash flows.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115”

On February 15, 2007, the FASB issued SFAS No.159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (SFAS No. 159) which permits entities to choose to elect to measure eligible financial instruments at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. However, it is possible that the application of SFAS No. 159 will change current practice with respect to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements.

SFAS No.159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards.

SFAS No. 159 applies to fiscal years beginning after November 15, 2007 (year ending December 31, 2008 for Pepco Holdings), with early adoption permitted for an entity that has also elected to apply the provisions of SFAS No. 157, Fair Value Measurements. An entity is prohibited from retrospectively applying SFAS No. 159, unless it chooses early adoption. SFAS No. 159 also applies to eligible items existing at November 15, 2007 (or early adoption date). Pepco Holdings is in the process of evaluating the impact of SFAS No. 159 on its financial condition, results of operations and cash flows.

(3)	SEGMENT INFORMATION

Based on the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” Pepco Holdings’ management has identified its operating segments at December 31, 2006 as Power Delivery, Conectiv Energy, Pepco Energy Services, and Other Non-Regulated. Intercompany (intersegment) revenues and expenses are not eliminated at the segment level for purposes of presenting segment financial results. Elimination of these intercompany amounts is accomplished for PHI’s consolidated results through the “Corp. & Other” column. Segment financial information for the years ended December 31, 2006, 2005, and 2004, is as follows.

	Year Ended December 31, 2006
	(Millions of dollars)
			Competitive Energy Segments
	Power Delivery		Conectiv Energy		Pepco Energy Services		Other Non- Regulated		Corp. & Other(a)		PHI Cons.
Operating Revenue	$5,118.8		$2,157.3	(b)	$1,668.9		$90.6		$(672.7)		$8,362.9
Operating Expense (c)	4,651.0	(b)	2,059.7		1,631.2	(e)	6.5		(678.8)		7,669.6
Operating Income	467.8		97.6		37.7		84.1		6.1		693.3
Interest Income	12.0		35.4		2.9		170.4		(203.8)		16.9
Interest Expense	180.5		63.8		4.9		201.3		(111.4)		339.1
Other Income	18.6		10.4	(d)	1.6		7.9		1.3		39.8
Preferred Stock Dividends	2.1		—		—		2.5		(3.4)		1.2
Income Taxes	124.5	(f)	32.5		16.7		8.4	(f)	(20.7	)(f)	161.4
Net Income (Loss)	191.3		47.1		20.6		50.2		(60.9)		248.3
Total Assets	8,933.3		1,841.5		617.6		1,595.6		1,255.5		14,243.5
Construction Expenditures	$447.2		$11.8		$6.3		$—		$9.3		$474.6

Notes:

(a)

Includes unallocated Pepco Holdings’ (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of the August 1, 2002 acquisition date. Additionally, the Total Assets line item in this column includes Pepco Holdings’ goodwill balance. Included in Corp. & Other are intercompany amounts of $(674.4) million for Operating Revenue, $(668.2) million for Operating Expense,

$(280.8) million for Interest Income, $(278.4) million for Interest Expense, and $(2.5) million for Preferred Stock Dividends.
(b)	Power Delivery purchased electric energy and capacity and natural gas from Conectiv Energy in the amount of $460.5 million for the year ended December 31, 2006.
(c)	Includes depreciation and amortization of $413.2 million, consisting of $354.3 million for Power Delivery, $36.3 million for Conectiv Energy, $11.8 million for Pepco Energy Services, $1.8 million for Other Non-Regulated and $9.0 million for Corp. & Other.
(d)	Includes $12.3 million gain ($7.9 million after-tax) on the sale of its equity interest in a joint venture which owns a wood burning cogeneration facility in California.
(e)	Includes $18.9 million of impairment losses ($13.7 million after-tax) related to certain energy services business assets.
(f)	In 2006, PHI resolved certain, but not all, tax matters that were raised in Internal Revenue Service audits related to the 2001 and 2002 tax years. Adjustments recorded related to these resolved tax matters resulted in a $6.3 million increase in net income ($2.5 million for Power Delivery and $5.4 million for Other Non-Regulated, partially offset by an unfavorable $1.6 million impact in Corp. & Other). To the extent that the matters resolved related to tax contingencies from the Conectiv heritage companies that existed at the August 2002 merger date, in accordance with accounting rules, an additional adjustment of $9.1 million ($3.1 million related to Power Delivery and $6.0 million related to Other Non-Regulated) was recorded in Corp. & Other to eliminate the tax benefits recorded by Power Delivery and Other Non-Regulated against the goodwill balance that resulted from the merger. Also during 2006, the total favorable impact of $2.6 million was recorded that resulted from changes in estimates related to prior year tax liabilities subject to audit ($4.1 million for Power Delivery, partially offset by an unfavorable $1.5 million for Corp. & Other).

	Year Ended December 31, 2005
	(Millions of dollars)
			Competitive Energy Segments
	Power Delivery		Conectiv Energy		Pepco Energy Services	Other Non- Regulated		Corp. & Other(a)	PHI Cons.
Operating Revenue	$4,702.9		$2,603.6	(b)	$1,487.5	$84.5		$(813.0)	$8,065.5
Operating Expense (g)	4,032.1	(b)(e)	2,499.7		1,445.1	(3.8	)(f)	(813.0)	7,160.1
Operating Income	670.8		103.9		42.4	88.3		—	905.4
Interest Income	8.3		31.9		2.5	115.2		(141.9)	16.0
Interest Expense	175.0		58.7		5.6	149.1		(50.8)	337.6
Other Income	20.2		3.6		1.7	4.6		6.0	36.1
Preferred Stock Dividends	2.6		—		—	2.5		(2.6)	2.5
Income Taxes	228.6	(c)	32.6		15.3	12.8		(34.1)	255.2
Extraordinary Item (net of tax of $6.2 million)	9.0	(d)	—		—	—		—	9.0
Net Income (Loss)	302.1		48.1		25.7	43.7		(48.4)	371.2
Total Assets	8,738.6		2,227.6		514.4	1,476.9		1,081.4	14,038.9
Construction Expenditures	$432.1		$15.4		$11.3	$—		$8.3	$467.1

Notes:

(a)	Includes unallocated Pepco Holdings’ (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of the August 1, 2002 acquisition date. Additionally, the Total Assets line item in this column includes Pepco Holdings’ goodwill balance. Included in Corp. & Other are intercompany amounts of $(815.7) million for Operating Revenue, $(810.2) million for Operating Expense, $(217.6) million for Interest Income, $(215.4) million for Interest Expense, and $(2.5) million for Preferred Stock Dividends.

(b)	Power Delivery purchased electric energy and capacity and natural gas from Conectiv Energy in the amount of $565.3 million for the year ended December 31, 2005.
(c)	Includes $10.9 million in income tax expense related to IRS Revenue Ruling 2005-53. Also refer to Note (12) Commitments and Contingencies for a discussion of the IRS mixed service cost issue.
(d)	Relates to ACE’s electric distribution rate case settlement that was accounted for in the first quarter of 2005. This resulted in ACE’s reversal of $9.0 million in after-tax accruals related to certain deferred costs that are now deemed recoverable. This amount is classified as extraordinary since the original accrual was part of an extraordinary charge in conjunction with the accounting for competitive restructuring in 1999.
(e)	Includes $70.5 million ($42.2 million after-tax) gain (net of customer sharing) from the settlement of the Pepco TPA Claim and the Pepco asbestos claims against the Mirant bankruptcy estate. Also includes $68.1 million gain ($40.7 million after-tax) from the sale of non-utility land owned by Pepco at Buzzard Point.
(f)	Includes $13.3 million gain ($8.9 million after-tax) related to PCI’s liquidation of a financial investment that was written off in 2001.
(g)	Includes depreciation and amortization of $427.3 million, consisting of $361.4 million for Power Delivery, $40.4 million for Conectiv Energy, $14.5 million for Pepco Energy Services, $1.7 million for Other Non-Regulated and $9.3 million for Corp. & Other.

	Year Ended December 31, 2004
	(Millions of dollars)
			Competitive Energy Segments
	Power Delivery		Conectiv Energy		Pepco Energy Services	Other Non- Regulated		Corp. & Other(a)	PHI Cons.
Operating Revenue	$4,377.7		$2,409.8	(b)	$1,166.6	$90.5		$(821.5)	$7,223.1
Operating Expense (j)	3,840.7	(b)(c)	2,282.6		1,148.8	(2.5	)(d)	(818.6)	6,451.0
Operating Income	537.0		127.2		17.8	93.0		(2.9)	772.1
Interest Income	4.7		9.9		.7	60.8		(67.4)	8.7
Interest Expense	178.1		47.8	(e)	2.8	96.6		48.0	373.3
Other Income	16.0		11.0	(g)	2.5	(6.0	)(h)	(.3)	23.2
Preferred Stock Dividends	2.3		—		—	2.5		(2.0)	2.8
Income Taxes (f)	150.2		40.1		5.3	19.2	(i)	(47.5)	167.3
Net Income (Loss)	227.1		60.2		12.9	29.5		(69.1)	260.6
Total Assets	8,397.6		1,896.5		547.9	1,529.7		1,002.9	13,374.6
Construction Expenditures	$479.5		$11.6		$21.2	$—		$5.1	$517.4

Notes:

(a)	Includes unallocated Pepco Holdings’ (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of the August 1, 2002 acquisition date. Additionally, the Total Assets line item in this column includes Pepco Holdings’ goodwill balance. Included in Corp. & Other are intercompany amounts of $(825.4) million for Operating Revenue, $(820.8) million for Operating Expense, $(29.0) million for Interest Income, $(26.7) million for Interest Expense, and $(2.5) million for Preferred Stock Dividends.
(b)	Power Delivery purchased electric energy and capacity and natural gas from Conectiv Energy in the amount of $563.5 million for the year ended December 31, 2004.
(c)	Includes a $14.7 million gain ($8.6 million after-tax) recognized by Power Delivery from the condemnation settlement associated with the transfer of certain distribution assets in Vineland, New Jersey. Also, includes a $6.6 million gain ($3.9 million after-tax) recorded by Power Delivery from the sale of non-utility land during the first quarter of 2004.
(d)	Includes an $8.3 million gain ($5.4 million after-tax) recorded by Other Non-Regulated from the sale of PCI’s final three aircraft investments.
(e)	Includes $12.8 million loss ($7.7 million after-tax) associated with the pre-payment of the debt incurred by Conectiv Bethlehem, LLC.

(f)	In February 2004, a local jurisdiction issued final consolidated tax return regulations, which were retroactive to 2001. These regulations provided Pepco Holdings (parent company) and its affiliated companies doing business in this location the guidance necessary to file a consolidated income tax return. This allows Pepco Holdings’ subsidiaries with taxable losses to utilize those losses against tax liabilities of Pepco Holdings’ companies with taxable income. During the first quarter of 2004, Pepco Holdings and its subsidiaries recorded the impact of the new regulations of $13.2 million for the period of 2001 through 2003. The $13.2 million consists of $.8 million for Power Delivery, $1.5 million for Pepco Energy Services, $8.8 million for Other Non-Regulated, and $2.1 million for Corp. & Other.
(g)	Includes an $11.2 million pre-tax gain ($6.6 million after-tax) recognized by Conectiv Energy from the disposition of a joint venture associated with a cogeneration facility.
(h)	Includes an $11.2 million pre-tax impairment charge ($7.3 million after-tax) to reduce the value of PHI’s investment in Starpower to $28 million at June 30, 2004.
(i)	Includes a $19.7 million charge related to an IRS settlement.
(j)	Includes depreciation and amortization of $446.2 million, consisting of $373.0 million for Power Delivery, $45.2 million for Conectiv Energy, $11.9 million for Pepco Energy Services, $1.9 million for Other Non-Regulated and $14.2 million for Corp. & Other.

(4)	LEASING ACTIVITIES

Financing lease balances were comprised of the following at December 31:

	2006	2005
	(Millions of dollars)
Energy leveraged leases	$1,321.8	$1,264.4
Other	—	33.5

Total	$1,321.8	$1,297.9

Pepco Holdings’ $1,321.8 million equity investment in energy leveraged leases at December 31, 2006, consists of electric power plants and natural gas distribution networks located outside of the United States. Of this amount, $670.7 million of equity is attributable to facilities located in Austria, $470.2 million in The Netherlands and $180.9 million in Australia.

The components of the net investment in finance leases at December 31, 2006 and 2005 are summarized below (millions of dollars):

At December 31, 2006:	Leveraged Leases	Direct Finance Leases	Total Finance Leases
Scheduled lease payments, net of non-recourse debt	$2,284.6	—	$2,284.6
Residual value	—	—	—
Less: Unearned and deferred income	(962.8)	—	(962.8)

Investment in finance leases held in trust	1,321.8	—	1,321.8
Less: Deferred taxes	(682.2)	—	(682.2)

Net Investment in Finance Leases Held in Trust	$639.6	—	$639.6

At December 31, 2005:	Leveraged Leases	Direct Finance Leases	Total Finance Leases
Scheduled lease payments, net of non-recourse debt	$2,315.4	$24.1	$2,339.5
Residual value	—	12.5	12.5
Less: Unearned and deferred income	(1,051.0)	(3.1)	(1,054.1)

Investment in finance leases held in trust	1,264.4	33.5	1,297.9
Less: Deferred taxes	(584.3)	(8.7)	(593.0)

Net Investment in Finance Leases Held in Trust	$680.1	$24.8	$704.9

Income recognized from leveraged leases (included in “Other Operating Revenue”) was comprised of the following for the years ended December 31:

	2006	2005	2004
	(Millions of dollars)
Pre-tax earnings from leveraged leases	$88.2	$81.5	$83.5
Income tax expense	25.8	20.6	26.8

Net Income from Leveraged Leases Held in Trust	$62.4	$60.9	$56.7

Scheduled lease payments from leveraged leases are net of non-recourse debt. Minimum lease payments receivable from PCI’s finance leases for each of the years 2007 through 2011 and thereafter are $3.5 million for 2007, zero for 2008, zero for 2009, $16.0 million for 2010, zero for 2011, and $1,302.3 million thereafter. For a discussion of the Federal tax treatment of cross-border leases, see Note (12) “Commitments and Contingencies.”

Lease Commitments

Pepco leases its consolidated control center, an integrated energy management center used by Pepco’s power dispatchers to centrally control the operation of its transmission and distribution systems. The lease is accounted for as a capital lease and was initially recorded at the present value of future lease payments, which totaled $152 million. The lease requires semi-annual payments of $7.6 million over a 25-year period beginning in December 1994 and provides for transfer of ownership of the system to Pepco for $1 at the end of the lease term. Under SFAS No. 71, the amortization of leased assets is modified so that the total interest on the obligation and amortization of the leased asset is equal to the rental expense allowed for rate-making purposes. This lease has been treated as an operating lease for rate-making purposes.

Rental expense for operating leases was $48.7 million, $51.2 million and $46.2 million for the years ended December 31, 2006, 2005, and 2004, respectively.

The approximate annual commitments under all operating leases are $35.8 million for 2007, $36.6 million for 2008, 2009, 2010, and 2011, and $346.7 million thereafter.

Capital lease assets recorded within Property, Plant and Equipment at December 31, 2006 and 2005, in millions of dollars, are comprised of the following:

At December 31, 2006	Original Cost	Accumulated Amortization	Net Book Value
Transmission	$76.0	$18.0	$58.0
Distribution	76.0	18.0	58.0
General	2.6	2.0	.6

Total	$154.6	$38.0	$116.6

At December 31, 2005
Transmission	$76.0	$15.7	$60.3
Distribution	79.7	19.3	60.4
General	2.8	1.6	1.2

Total	$158.5	$36.6	$121.9

The approximate annual commitments under all capital leases are $15.5 million for 2007, $15.4 million for 2008, $15.2 million for 2009, 2010 and 2011, and $121.9 million thereafter.

(5)	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is comprised of the following:

At December 31, 2006	Original Cost	Accumulated Depreciation	Net Book Value
	(Millions of dollars)
Generation	$1,811.6	$608.9	$1,202.7
Distribution	6,285.6	2,321.2	3,964.4
Transmission	1,850.3	680.0	1,170.3
Gas	349.8	97.6	252.2
Construction work in progress	343.5	—	343.5
Non-operating and other property	1,178.9	535.4	643.5

Total	$11,819.7	$4,243.1	$7,576.6

At December 31, 2005
Generation	$1,795.1	$558.4	$1,236.7
Distribution	5,985.5	2,219.9	3,765.6
Transmission	1,773.5	680.4	1,093.1
Gas	339.5	100.7	238.8
Construction work in progress	364.1	—	364.1
Non-operating and other property	1,183.3	512.8	670.5

Total	$11,441.0	$4,072.2	$7,368.8

The non-operating and other property amounts include balances for general plant, distribution and transmission plant held for future use as well as other property held by non-utility subsidiaries.

Pepco Holdings’ utility subsidiaries use separate depreciation rates for each electric plant account. The rates vary from jurisdiction to jurisdiction.

Asset Sales

As discussed in Note (12), Commitments and Contingencies, on September 1, 2006, ACE completed the sale of its interest in the Keystone and Conemaugh generating facilities for approximately $177.0 million, which was subsequently decreased by $1.6 million based on a post-closing 60-day true up for applicable items not known at the time of closing.

Additionally, on February 8, 2007, ACE completed the sale of the B.L. England generating facility for a price of $9.0 million, subject to adjustment.

In August 2005, Pepco sold for $75 million in cash 384,051 square feet of excess non-utility land owned by Pepco located at Buzzard Point in the District of Columbia. The sale resulted in a pre-tax gain of $68.1 million which was recorded as a reduction of Operating Expenses in the Consolidated Statements of Earnings.

In 2004, PHI recorded pre-tax gains of $14.7 million from the condemnation settlement with the City of Vineland relating to the transfer of its distribution assets and customer accounts, $8.3 million on the sale of PCI’s final three aircraft investments, and $6.6 million on the sale of non-utility land.

Jointly Owned Plant

PHI’s Consolidated Balance Sheet includes its proportionate share of assets and liabilities related to jointly owned plant. PHI’s subsidiaries have ownership interests in transmission facilities and other facilities in which various parties have ownership interests. PHI’s proportionate share of operating and maintenance expenses of the jointly owned plant is included in the corresponding expenses in PHI’s Consolidated Statements of Earnings. PHI is responsible for providing its share of financing for the jointly owned facilities. Information with respect to PHI’s share of jointly owned plant as of December 31, 2006 is shown below.

Jointly Owned Plant	Ownership Share	Plant in Service	Accumulated Depreciation	Construction Work in Progress
		(Millions of dollars)
Transmission Facilities	Various	$35.8	$22.4	$—
Other Facilities	Various	5.1	2.0	—

Total		$40.9	$24.4	$—

(6)	PENSIONS AND OTHER POSTRETIREMENT BENEFITS

Pension Benefits and Other Postretirement Benefits

Pepco Holdings sponsors a defined benefit retirement plan (the PHI Retirement Plan) that covers substantially all employees of Pepco, DPL, ACE and certain employees of other Pepco Holdings’ subsidiaries. Pepco Holdings also provides supplemental retirement benefits to certain eligible executive and key employees through nonqualified retirement plans.

Pepco Holdings provides certain postretirement health care and life insurance benefits for eligible retired employees. Certain employees hired on January 1, 2005 or later will not have company subsidized retiree medical coverage; however, they will be able to purchase coverage at full cost through PHI.

Pepco Holdings accounts for the PHI Retirement Plan and nonqualified retirement plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” and its postretirement health care and life insurance benefits for eligible employees in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” In addition, on December 31, 2006, Pepco Holdings implemented SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an

amendment of FASB Statements No. 87, 88, 106 and 132 (R)” (SFAS No. 158) which requires that companies recognize a net liability or asset to report the funded status of their defined benefit pension and other postretirement benefit plans on the balance sheet with an offset to accumulated other comprehensive income in shareholders’ equity or a deferral in a regulatory asset or liability if probable of recovery in rates under SFAS No. 71 “Accounting For the Effects of Certain Types of Legislation.” SFAS No.158 does not change how pension and other postretirement benefits are accounted for and reported in the consolidated statements of earnings. PHI’s financial statement disclosures are prepared in accordance with SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” as revised and amended by SFAS No. 158. Refer to Note (2) “Summary of Significant Accounting Policies—Pension and Other Postretirement Benefit Plans” for additional information.

All amounts in the following tables are in millions of dollars.

At December 31,	Pension Benefits		Other Postretirement Benefits
	2006	2005	2006	2005
Change in Benefit Obligation
Benefit obligation at beginning of year	$1,746.0	$1,648.0	$610.2	$593.5
Service cost	40.5	37.9	8.4	8.5
Interest cost	96.9	96.1	34.6	33.6
Amendments	—	—	—	—
Actuarial (gain) loss	(42.4)	81.1	(3.6)	12.8
Benefits paid	(125.7)	(117.1)	(38.4)	(38.2)

Benefit obligation at end of year	$1,715.3	$1,746.0	$611.2	$610.2

Change in Plan Assets
Fair value of plan assets at beginning of year	$1,578.4	$1,523.5	$173.7	$164.9
Actual return on plan assets	177.8	106.4	23.2	10.0
Company contributions	3.2	65.6	47.7	37.0
Benefits paid	(125.7)	(117.1)	(38.4)	(38.2)

Fair value of plan assets at end of year	$1,633.7	$1,578.4	$206.2	$173.7

Funded Status at end of year (plan assets less plan obligations)	$(81.6)	$(167.6)	$(405.0)	$(436.5)

The following table provides a reconciliation of the projected benefit obligation, plan assets and funded status of the plans prior to the implementation of SFAS No. 158.

	Pension Benefits		Other Postretirement Benefits
	2006	2005	2006	2005
Fair value of plan assets at end of year	$1,633.7	$1,578.4	$206.2	$173.7
Benefit obligation at end of year	1,715.3	1,746.0	611.2	610.2

Funded status at end of year	(81.6)	(167.6)	(405.0)	(436.5)

Amounts not recognized:
Unrecognized net actuarial loss	242.8	350.5	167.6	188.6
Unrecognized prior service cost	1.1	1.9	(32.1)	(26.2)

Net amount recognized	$162.3	$184.8	$(269.5)	$(274.1)

The following table provides a reconciliation of the amounts recognized in PHI’s Consolidated Balance Sheets as of December 31 prior to the implementation of SFAS No. 158:

	Pension Benefits		Other Postretirement Benefits
	2006	2005	2006	2005
Prepaid benefit cost	$187.0	$208.9	$—	$—
Accrued benefit cost	(24.7)	(24.1)	(269.5)	(274.1)
Additional minimum liability for nonqualified plan	(13.4)	(12.2)	—	—
Intangible assets for nonqualified plan	.1	.1	—	—
Accumulated other comprehensive income for nonqualified plan	13.3	12.1	—	—

Net amount recognized	$162.3	$184.8	$(269.5)	$(274.1)

The table below provides the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the PHI nonqualified pension plan with an accumulated benefit obligation in excess of plan assets at December 31, 2006 and 2005 prior to the implementation of SFAS No. 158.

	Pension Benefits
	2006	2005
Projected benefit obligation for nonqualified plan	$38.7	$38.6
Accumulated benefit obligation for nonqualified plan	38.1	36.3
Fair value of plan assets for nonqualified plan	—	—

In 2006 and 2005, PHI was required to recognize an additional minimum liability and an intangible asset related to its nonqualified pension plan as prescribed by SFAS No. 87. The liability was recorded as a reduction to shareholders’ equity (other comprehensive income). The amount of reduction to shareholders’ equity (net of income taxes) in 2006 was $8.0 million and in 2005 was $7.3 million. The recording of this reduction did not affect net income, cash flows, or compliance with debt covenants in 2006 or 2005.

The following table provides the amounts recognized in PHI’s Consolidated Balance Sheets as of December 31, 2006 after the implementation of SFAS No. 158:

	Pension Benefits		Other Postretirement Benefits
	2006	2005	2006	2005
Prepaid pension costs	$—	$208.9	$—	$—
Prepaid other postretirement benefit costs	—	—	—	10.1
Intangible asset for nonqualified plan	—	.1	—	—
Regulatory asset	229.9	—	135.5	—
Current liabilities	(3.3)	—	—	—
Pension benefit obligation	(78.3)	(36.3)	—	—
Other postretirement benefit obligations	—	—	(405.0)	(284.2)
Deferred income tax	5.6	4.8	—	—
Accumulated other comprehensive income, net of tax	8.4	7.3	—	—

Net amount recognized	$162.3	$184.8	$(269.5)	$(274.1)

Amounts included in accumulated other comprehensive income (pre-tax) and regulatory assets at December 31, 2006 after implementation of SFAS No. 158 consist of:

	Pension Benefits	Other Postretirement Benefits
Unrecognized net actuarial loss	$242.8	$167.6
Unamortized prior service cost (credit)	1.1	(36.6)
Unamortized transition liability	—	4.5

	243.9	135.5

Accumulated other comprehensive income ($8.4 million, net of tax)	14.0	—
Regulatory assets	229.9	135.5

	$243.9	$135.5

The table below provides the components of net periodic benefit costs recognized for the years ended December 31.

	Pension Benefits			Other Postretirement Benefits
	2006	2005	2004	2006	2005	2004
Service cost	$40.5	$37.9	$35.9	$8.4	$8.5	$8.6
Interest cost	96.9	96.1	94.7	34.6	33.6	35.4
Expected return on plan assets	(130.0)	(125.5)	(124.2)	(11.5)	(10.9)	(9.9)
Amortization of prior service cost	.8	1.1	1.1	(4.0)	(3.3)	(1.8)
Amortization of net loss	17.5	10.9	6.5	14.3	11.3	11.3

Net periodic benefit cost	$25.7	$20.5	$14.0	$41.8	$39.2	$43.6

The 2006 combined pension and other postretirement net periodic benefit cost of $67.5 million includes $32.1 million for Pepco, $.7 million for DPL and $14.3 million for ACE. The remaining net periodic benefit cost includes amounts for other PHI subsidiaries.

The 2005 combined pension and other postretirement net periodic benefit cost of $59.7 million includes $28.9 million for Pepco, $(2.0) million for DPL and $16.9 million for ACE. The remaining net periodic benefit cost includes amounts for other PHI subsidiaries.

The 2004 combined pension and other postretirement net periodic benefit cost of $57.6 million includes $24.1 million for Pepco, $1.0 million for DPL and $17.6 million for ACE. The remaining net periodic benefit cost includes amounts for other PHI subsidiaries.

The following weighted average assumptions were used to determine the benefit obligations at December 31:

	Pension Benefits		Other Postretirement Benefits
	2006	2005	2006	2005
Discount rate	6.000%	5.625%	6.000%	5.625%
Rate of compensation increase	4.500%	4.500%	4.500%	4.500%
Health care cost trend rate assumed for next year		n/a	8.00%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)			5.00%	5.00%
Year that the rate reaches the ultimate trend rate			2010	2009

Assumed health care cost trend rates may have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (millions of dollars):

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Increase (decrease) on total service and interest cost	$2.1	$(1.8)
Increase (decrease) on postretirement benefit obligation	$34.4	$(25.2)

The following weighted average assumptions were used to determine the net periodic benefit cost for the years ended December 31:

	Pension Benefits		Other Postretirement Benefits
	2006	2005	2006	2005
Discount rate	5.625%	5.875%	5.625%	5.875%
Expected long-term return on plan assets	8.500%	8.500%	8.500%	8.500%
Rate of compensation increase	4.500%	4.500%	4.500%	4.500%

A cash flow matched bond portfolio approach to developing a discount rate is used to value SFAS No. 87 and SFAS No. 106 liabilities. The hypothetical portfolio includes high quality instruments with maturities that mirror the benefit obligations.

In selecting an expected rate of return on plan assets, PHI considers actual historical returns, economic forecasts and the judgment of its investment consultants on expected long-term performance for the types of investments held by the plan. The plan assets consist of equity and fixed income investments, and when viewed over a long-term horizon, are expected to yield a return on assets of 8.50%.

Plan Assets

The PHI Retirement Plan weighted average asset allocations at December 31, 2006, and 2005, by asset category are as follows:

	Plan Assets at December 31,		Target Plan Asset Allocation	Minimum/ Maximum
	2006	2005
Asset Category
Equity securities	58%	62%	60%	55% – 65%
Debt securities	34%	37%	35%	30% – 50%
Other	8%	1%	5%	0% – 10%

Total	100%	100%	100%

Pepco Holdings’ Other Postretirement plan weighted average asset allocations at December 31, 2006, and 2005, by asset category are as follows:

	Plan Assets at December 31,		Target Plan Asset Allocation	Minimum/ Maximum
	2006	2005
Asset Category
Equity securities	64%	67%	60%	55% – 65%
Debt securities	33%	24%	35%	20% – 50%
Other	3%	9%	5%	0% – 10%

Total	100%	100%	100%

In developing an asset allocation policy for the PHI Retirement Plan and other postretirement plan, PHI examined projections of asset returns and volatility over a long-term horizon. In connection with this analysis, PHI examined the risk/return tradeoffs of alternative asset classes and asset mixes given long-term historical relationships, as well as prospective capital market returns. PHI also conducted an asset/liability study to match projected asset growth with projected liability growth and provide sufficient liquidity for projected benefit payments. By incorporating the results of these analyses with an assessment of its risk posture, and taking into account industry practices, PHI developed its asset mix guidelines. Under these guidelines, PHI diversifies assets in order to protect against large investment losses and to reduce the probability of excessive performance volatility while maximizing return at an acceptable risk level. Diversification of assets is implemented by allocating monies to various asset classes and investment styles within asset classes, and by retaining investment management firm(s) with complementary investment philosophies, styles and approaches. Based on the assessment of demographics, actuarial/funding, and business and financial characteristics, PHI believes that its risk posture is slightly below average relative to other pension plans. Consequently, Pepco Holdings believes that a slightly below average equity exposure (i.e. a target equity asset allocation of 60%) is appropriate for the PHI Retirement Plan and the other postretirement plan.

On a periodic basis, Pepco Holdings reviews its asset mix and rebalances assets back to the target allocation over a reasonable period of time.

No Pepco Holdings common stock is included in pension or postretirement program assets.

Cash Flows

Contributions—PHI Retirement Plan

Pepco Holdings’ funding policy with regard to the PHI Retirement Plan is to maintain a funding level in excess of 100% with respect to its accumulated benefit obligation (ABO). The PHI Retirement Plan currently meets the minimum funding requirements of the Employment Retirement Income Security Act of 1974 (ERISA) without any additional funding. In 2006 and 2005, PHI made discretionary tax-deductible cash contributions to the plan of zero and $60.0 million, respectively, in line with its funding policy. Assuming no changes to the current pension plan assumptions, PHI projects no funding will be required under ERISA in 2007; however, PHI may elect to make a discretionary tax-deductible contribution, if required to maintain its plan assets in excess of its ABO.

Contributions—Other Postretirement Benefits

In 2006 and 2005, Pepco contributed $6.0 million and $3.1 million, respectively, DPL contributed $6.8 million and $6.0 million, respectively, and ACE contributed $6.6 million and $7.0 million, respectively, to the plans. Contributions of $13.5 million and $6.4 million, respectively, were made by other PHI subsidiaries. Assuming no changes to the other postretirement benefit pension plan assumptions, PHI expects similar amounts to be contributed in 2007.

Expected Benefit Payments

Estimated future benefit payments to participants in PHI’s pension and postretirement welfare benefit plans, which reflect expected future service as appropriate, as of December 31, 2006 are as follows (millions of dollars):

Years	Pension Benefits	Other Postretirement Benefits
2007	$106.2	$39.7
2008	109.0	41.3
2009	113.9	43.0
2010	116.8	44.3
2011	123.9	45.4
2012 through 2016	653.5	237.3

Medicare Prescription Drug Improvement and Modernization Act of 2003

On December 8, 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Medicare Act) became effective. The Medicare Act introduced a prescription drug benefit under Medicare (Medicare Part D), as well as a federal subsidy to sponsors of retiree health care benefits plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Pepco Holdings sponsors post-retirement health care plans that provide prescription drug benefits that PHI plan actuaries have determined are actuarially equivalent to Medicare Part D. PHI elected to recognize the effects of the Medicare Act during the fourth quarter of 2003, which reduced the accumulated postretirement benefit obligation by approximately $28 million. In 2006, Pepco Holdings received $1.6 million in federal Medicare prescription drug subsidies.

(7)	DEBT

LONG-TERM DEBT

The components of long-term debt are shown below.

Interest Rate	Maturity	At December 31,
		2006	2005
		(Millions of dollars)
First Mortgage Bonds
Pepco:
6.25%	2007	$175.0	$175.0
6.50%	2008	78.0	78.0
5.875%	2008	50.0	50.0
5.75% (a)	2010	16.0	16.0
4.95% (a)(b)	2013	200.0	200.0
4.65% (a)(b)	2014	175.0	175.0
Variable (a)(b)	2022	109.5	—
6.00% (a)	2022	—	30.0
6.375% (a)	2023	—	37.0
5.375% (a)	2024	—	42.5
5.375% (a)	2024	38.3	38.3
5.75% (a)(b)	2034	100.0	100.0
5.40% (a)(b)	2035	175.0	175.0

ACE:
6.18% – 7.15%	2006 – 2008	51.0	116.0
7.25% – 7.63%	2010 – 2014	8.0	8.0
6.63%	2013	68.6	68.6
7.68%	2015 – 2016	17.0	17.0
6.80% (a)	2021	38.9	38.9
5.60% (a)	2025	4.0	4.0
Variable (a)(b)	2029	54.7	54.7
5.80% (a)(b)	2034	120.0	120.0
5.80% (a)(b)	2036	105.0	—

Amortizing First Mortgage Bonds
DPL:
6.95%	2006 – 2008	7.6	10.5

Total First Mortgage Bonds		$1,591.6	$1,554.5

(a)

Represents a series of First Mortgage Bonds issued by the indicated company as collateral for an outstanding series of senior notes or tax-exempt bonds issued by the same company. The maturity date, optional and mandatory prepayment provisions, if any, interest rate, and interest payment dates on each series of senior notes or tax-exempt bonds are identical to the terms of the collateral First Mortgage Bonds by which it is secured. Payments of principal and interest on a series of senior notes or tax-exempt bonds satisfy the corresponding payment obligations on the related series of collateral First Mortgage Bonds. Because each series of senior notes and tax-exempt bonds and the series of collateral First Mortgage Bonds securing that series of senior notes or tax-exempt bonds effectively represents a single financial obligation, the senior notes and the tax-exempt bonds are not separately shown on the table.

(b)	Represents a series of First Mortgage Bonds issued by the indicated company as collateral for an outstanding series of senior notes that will, at such time as there are no First Mortgage Bonds of the issuing company outstanding (other than collateral First Mortgage Bonds securing payment of senior notes), cease to secure the corresponding series of senior notes and will be cancelled.

Interest Rate	Maturity	At December 31,
		2006	2005
		(Millions of dollars)
Unsecured Tax-Exempt Bonds
DPL:
5.20%	2019	$31.0	$31.0
3.15%	2023	18.2	18.2
5.50%	2025	15.0	15.0
4.90%	2026	34.5	34.5
5.65%	2028	16.2	16.2
Variable	2030 – 2038	93.4	93.4

Total Unsecured Tax-Exempt Bonds		$208.3	$208.3

Medium-Term Notes (unsecured)
Pepco:
7.64%	2007	$35.0	$35.0
6.25%	2009	50.0	50.0

DPL:
6.75%	2006	—	20.0
7.06% – 8.13%	2007	61.5	61.5
7.56% – 7.58%	2017	14.0	14.0
6.81%	2018	4.0	4.0
7.61%	2019	12.0	12.0
7.72%	2027	10.0	10.0

ACE:
7.52%	2007	15.0	15.0

Total Medium-Term Notes (unsecured)		$201.5	$221.5

Recourse Debt
PCI:
6.59% – 6.69%	2014	$11.1	$11.1
7.62%	2007	34.3	34.3
8.12% (a)	2008	92.0	92.0

Total Recourse Debt		$137.4	$137.4

Notes (secured)
Pepco Energy Services:
7.85%	2017	$9.9	$9.2

(a)	Debt issued at a fixed rate of 8.24%. The debt was swapped into variable rate debt at the time of issuance.

NOTE: Schedule is continued on next page.

Interest Rate	Maturity	At December 31,
		2006	2005
		(Millions of dollars)
Notes (unsecured)
PHI:
3.75%	2006	$—	$300.0
5.50%	2007	500.0	500.0
Variable	2010	250.0	250.0
4.00%	2010	200.0	200.0
6.45%	2012	750.0	750.0
5.90%	2016	200.0	—
7.45%	2032	250.0	250.0
Pepco:
Variable	2006	—	50.0
DPL:
5.00%	2014	100.0	100.0
5.00%	2015	100.0	100.0
5.22%	2016	100.0	—

Total Notes (unsecured)		$2,450.0	$2,500.0

Nonrecourse debt
PCI:
6.60%	2018	$—	$15.9
Acquisition fair value adjustment		—	.1

Total Long-Term Debt		$4,598.7	$4,646.9
Net unamortized discount		(4.9)	(5.9)
Current maturities of long-term debt		(825.2)	(438.1)

Total Net Long-Term Debt		$3,768.6	$4,202.9

Transition Bonds Issued by ACE Funding
2.89%	2010	$34.5	$55.2
2.89%	2011	23.0	31.3
4.21%	2013	66.0	66.0
4.46%	2016	52.0	52.0
4.91%	2017	118.0	118.0
5.05%	2020	54.0	54.0
5.55%	2023	147.0	147.0

Total		$494.5	$523.5
Net unamortized discount		(.2)	(.2)
Current maturities of long-term debt		(29.9)	(29.0)

Total Transition Bonds issued by ACE Funding		$464.4	$494.3

The outstanding First Mortgage Bonds issued by each of Pepco, DPL and ACE are secured by a lien on substantially all of the issuing company’s property, plant and equipment.

ACE Funding was established in 2001 solely for the purpose of securitizing authorized portions of ACE’s recoverable stranded costs through the issuance and sale of Transition Bonds. The proceeds of the sale of each series of Transition Bonds have been transferred to ACE in exchange for the transfer by ACE to ACE Funding of the right to collect a non-bypassable transition bond charge from ACE customers pursuant to bondable stranded costs rate orders issued by the NJBPU in an amount sufficient to fund the principal and interest payments on the Transition Bonds and related taxes, expenses and fees (Bondable Transition Property). The assets of ACE Funding, including the Bondable Transition Property, and the Transition Bond charges collected from ACE’s customers, are not available to creditors of ACE. The holders of Transition Bonds have recourse only to the assets of ACE Funding.

The aggregate amounts of maturities for long-term debt and Transition Bonds outstanding at December 31, 2006, are $855.1 million in 2007, $323.6 million in 2008, $82.2 million in 2009, $531.9 million in 2010, $69.9 million in 2011, and $3,230.4 million thereafter.

Pepco Energy Services Project Funding represents funding for energy savings contracts performed by Pepco Energy Services. The aggregate amounts of maturities for the Project Funding debt outstanding at December 31, 2006, are $2.4 million in 2007, $2.5 million in 2008, $2.0 million in 2009, $2.0 million in 2010, $1.7 million in 2011, and $15.1 million thereafter, and includes the current portion of Project Funding that was provided in exchange for the sale of the customers’ accounts receivable.

PHI’s long-term debt is subject to certain covenants. PHI and its subsidiaries are in compliance with all requirements.

SHORT-TERM DEBT

Pepco Holdings and its regulated utility subsidiaries have traditionally used a number of sources to fulfill short-term funding needs, such as commercial paper, short-term notes, and bank lines of credit. Proceeds from short-term borrowings are used primarily to meet working capital needs, but may also be used to temporarily fund long-term capital requirements. A detail of the components of Pepco Holdings’ short-term debt at December 31, 2006 and 2005 is as follows.

	2006	2005
	(Millions of dollars)
Commercial paper	$195.4	$—
Variable rate demand bonds	154.2	156.4

Total	$349.6	$156.4

Commercial Paper

Pepco Holdings maintains an ongoing commercial paper program of up to $700 million. Pepco, DPL, and ACE have ongoing commercial paper programs of up to $300 million, $275 million, and $250 million, respectively. The commercial paper programs of PHI, Pepco, DPL and ACE are backed by a $1.2 billion credit facility, which is described under the heading “Credit Facility” below.

Pepco Holdings, Pepco, DPL and ACE had $36 million, $67.1 million, $91.1 million and $1.2 million of commercial paper outstanding at December 31, 2006, respectively. The weighted average interest rate for Pepco Holdings, Pepco, DPL and ACE commercial paper issued during 2006 was 5.1%, 5.25%, 5.3% and 4.79%, respectively. The weighted average maturity for Pepco Holdings, Pepco, DPL and ACE was nine, five, seven and four days respectively for all commercial paper issued during 2006.

Variable Rate Demand Bonds

Variable Rate Demand Bonds (“VRDB”) are subject to repayment on the demand of the holders and for this reason are accounted for as short-term debt in accordance with GAAP. However, bonds submitted for purchase are remarketed by a remarketing agent on a best efforts basis. PHI expects that the bonds submitted for purchase will continue to be remarketed successfully due to the credit worthiness of the issuing company and because the remarketing resets the interest rate to the then-current market rate. The issuing company also may utilize one of the fixed rate/fixed term conversion options of the bonds to establish a maturity which corresponds to the date of final maturity of the bonds. On this basis, PHI views VRDBs as a source of long-term financing. The VRDBs outstanding in 2006 mature in 2007 to 2009 ($8.3 million), 2014 to 2017 ($48.6 million), 2024 ($33.3 million) and 2028 to 2031 ($64 million). The weighted average interest rate for VRDB was 3.55% during 2006 and 2.61% during 2005.

Credit Facility

In April 2006, Pepco Holdings, Pepco, DPL and ACE extended their five-year credit agreement for one additional year from 2010 to 2011. The aggregate borrowing limit under the facility is $1.2 billion and the facility commitment expiration date is May 5, 2011. Pepco Holdings’ credit limit under this agreement is $700 million. The credit limit of each of Pepco, DPL and ACE is the lower of $300 million and the maximum amount of debt the company is permitted to have outstanding by its regulatory authorities, except that the aggregate amount of credit used by Pepco, DPL and ACE at any given time under the agreement may not exceed $500 million. Under the terms of the credit agreement, the companies are entitled to request increases in the principal amount of available credit up to an aggregate increase of $300 million, with any such increase proportionately increasing the credit limit of each of the respective borrowers and the $300 million sublimits for each of Pepco, DPL and ACE. The interest rate payable by the respective companies on utilized funds is determined by a pricing schedule with rates corresponding to the credit rating of the borrower. Any indebtedness incurred under the credit agreement would be unsecured.

The credit agreement is intended to serve primarily as a source of liquidity to support the commercial paper programs of the respective companies. The companies also are permitted to use the facility to borrow funds for general corporate purposes and issue letters of credit. In order for a borrower to use the facility, certain representations and warranties made by the borrower at the time the credit agreement was entered into also must be true at the time the facility is utilized, and the borrower must be in compliance with specified covenants, including the financial covenant described below. However, a material adverse change in the borrower’s business, property, and results of operations or financial condition subsequent to the entry into the credit agreement is not a condition to the availability of credit under the facility. Among the covenants contained in the credit agreement are (i) the requirement that each borrowing company maintain a ratio of total indebtedness to total capitalization of 65% or less, computed in accordance with the terms of the credit agreement, (ii) a restriction on sales or other dispositions of assets, other than sales and dispositions permitted by the credit agreement, and (iii) a restriction on the incurrence of liens on the assets of a borrower or any of its significant subsidiaries other than liens permitted by the credit agreement. The failure to satisfy any of the covenants or the occurrence of specified events that constitute an event of default could result in the acceleration of the repayment obligations of the borrower. The events of default include (i) the failure of any borrowing company or any of its significant subsidiaries to pay when due, or the acceleration of, certain indebtedness under other borrowing arrangements, (ii) certain bankruptcy events, judgments or decrees against any borrowing company or its significant subsidiaries, and (iii) a change in control (as defined in the credit agreement) of Pepco Holdings or the failure of Pepco Holdings to own all of the voting stock of Pepco, DPL and ACE. The agreement does not include any ratings triggers. There were no balances outstanding at December 31, 2006 and 2005.

(8)	INCOME TAXES

PHI and the majority of its subsidiaries file a consolidated Federal income tax return. Federal income taxes are allocated among PHI and the subsidiaries included in its consolidated group pursuant to a written tax sharing agreement that was approved by the SEC in connection with the establishment of PHI as a holding company as part of Pepco’s acquisition of Conectiv on August 1, 2002. Under this tax sharing agreement, PHI’s consolidated Federal income tax liability is allocated based upon PHI’s and its subsidiaries’ separate taxable income or loss.

The provision for consolidated income taxes, reconciliation of consolidated income tax expense, and components of consolidated deferred tax liabilities (assets) are shown below.

Provision for Consolidated Income Taxes

	For the Year Ended December 31,
	2006	2005	2004
	(Millions of dollars)
Operations
Current Tax (Benefit) Expense
Federal	$(77.5)	$236.2	$(33.2)
State and local	—	81.9	(9.0)

Total Current Tax (Benefit) Expense	(77.5)	318.1	(42.2)

Deferred Tax Expense (Benefit)
Federal	202.8	(24.4)	185.1
State and local	40.8	(33.4)	32.4
Investment tax credits	(4.7)	(5.1)	(8.0)

Total Deferred Tax Expense (Benefit)	238.9	(62.9)	209.5

Total Income Tax Expense from Operations	$161.4	$255.2	$167.3

Extraordinary Item
Deferred Tax Expense
Federal	—	4.8	—
State and local	—	1.4	—

Total Deferred Tax on Extraordinary Item	—	6.2	—

Total Consolidated Income Tax Expense	$161.4	$261.4	$167.3

Reconciliation of Consolidated Income Tax Expense

	For the Year Ended December 31,
	2006		2005		2004
	Amount	Rate	Amount	Rate	Amount	Rate
	(Millions of dollars)
Income Before Income Taxes and Extraordinary Item	$409.7		$617.4		$427.9
Preferred Dividends	1.2		2.5		2.8

Income Before Preferred Dividends, Income Taxes and Extraordinary Item	$410.9		$619.9		$430.7

Income tax at federal statutory rate	$143.8	.35	$217.1	.35	$150.7	.35
Increases (decreases) resulting from
Depreciation	8.1	.02	7.8	.01	9.4	.02
Asset removal costs	(3.2)	(.01)	(3.3)	(.01)	(1.7)	—
State income taxes, net of federal effect	25.6	.06	30.8	.05	27.4	.06
Software amortization	3.0	.01	5.2	.01	(3.6)	(.01)
Tax credits	(4.7)	(.01)	(4.7)	(.01)	(5.9)	(.01)
Cumulative effect of local tax consolidation	—	—	—	—	(13.2)	(.03)
IRS settlement	(.1)	—	—	—	19.7	.05
Company dividends reinvested in 401(k) plan	(2.1)	(.01)	(2.1)	—	(2.1)	(.01)
Leveraged leases	(9.3)	(.02)	(7.8)	(.01)	(8.2)	(.02)
Change in estimates related to prior year tax liabilities	2.6	.01	17.9	.03	(1.0)	—
Other, net	(2.3)	(.01)	(5.7)	(.01)	(4.2)	(.01)

Total Consolidated Income Tax Expense	$161.4	.39	$255.2	.41	$167.3	.39

Components of Consolidated Deferred Tax Liabilities (Assets)

	At December 31,
	2006	2005
	(Millions of dollars)
Deferred Tax Liabilities (Assets)
Depreciation and other book to tax basis differences	$1,774.6	$1,630.8
Deferred taxes on amounts to be collected through future rates	43.0	49.5
Deferred investment tax credit	(23.4)	(25.7)
Contributions in aid of construction	(60.5)	(57.9)
Goodwill, accumulated other comprehensive income, and valuation adjustments	(187.1)	(116.8)
Deferred electric service and electric restructuring liabilities	(58.6)	(21.7)
Finance and operating leases	607.6	516.9
Contracts with NUGs	72.6	77.3
Capital loss carryforward	(.4)	(1.2)
Federal net operating loss	(.3)	(64.7)
Federal Alternative Minimum Tax credit	(5.2)	(6.9)
State net operating loss	(45.5)	(54.0)
Valuation allowance (State NOLs)	29.5	30.0
Other postretirement benefits	(51.8)	(43.4)
Unrealized losses on fair value declines	(1.7)	(13.3)
Property taxes, contributions to pension plan, and other	(33.2)	(51.1)

Total Deferred Tax Liabilities, Net	2,059.6	1,847.8
Deferred tax assets included in Other Current Assets	24.4	87.2

Total Consolidated Deferred Tax Liabilities, Net Non-Current	$2,084.0	$1,935.0

The net deferred tax liability represents the tax effect, at presently enacted tax rates, of temporary differences between the financial statement and tax basis of assets and liabilities. The portion of the net deferred tax liability applicable to PHI’s operations, which has not been reflected in current service rates, represents income taxes recoverable through future rates, net and is recorded as a regulatory asset on the balance sheet.

The Tax Reform Act of 1986 repealed the Investment Tax Credit (ITC) for property placed in service after December 31, 1985, except for certain transition property. ITC previously earned on Pepco’s, DPL’s and ACE’s property continues to be normalized over the remaining service lives of the related assets.

PHI files a consolidated Federal income tax return. PHI’s Federal income tax liabilities for Pepco legacy companies for all years through 2000, and for Conectiv legacy companies for all years through 1997, have been determined, subject to adjustment to the extent of any net operating loss or other loss or credit carrybacks from subsequent years.

Resolution of Certain Internal Revenue Service Audit Matters

In 2006, PHI resolved certain, but not all, tax matters that were raised in Internal Revenue Service audits related to the 2001 and 2002 tax years. Adjustments recorded related to these resolved tax matters resulted in a $6.3 million increase in net income ($2.5 million for Power Delivery and $5.4 million for Other Non-Regulated, partially offset by an unfavorable $1.6 million impact in Corp. & Other). To the extent that the matters resolved related to tax contingencies from the Conectiv heritage companies that existed at the August 2002 merger date, in accordance with accounting rules, an additional adjustment of $9.1 million ($3.1 million related to Power Delivery and $6.0 million related to Other Non-Regulated) was recorded in Corp. & Other to eliminate the tax benefits recorded by Power Delivery and Other Non-Regulated against the goodwill balance that resulted from the merger. Also during 2006, the total favorable impact of $2.6 million was recorded that resulted from changes in estimates related to prior year tax liabilities subject to audit ($4.1 million for Power Delivery, partially offset by an unfavorable $1.5 million for Corp. & Other).

Non Financial Lease Asset

The IRS, as part of its normal audit of PCI’s income tax returns, has questioned whether PCI is entitled to certain ongoing tax deductions being taken by PCI as a result of the adoption by PCI of a carry-over tax basis for a non-lease financial asset acquired in 1998 by a subsidiary of PCI. On December 14, 2004, PCI and the IRS agreed to a Notice of Proposed Adjustment settling this and certain other tax matters. This settlement resulted in a cash outlay in February 2006 for additional taxes and interest of approximately $22.8 million associated with the examination of PCI’s 2001-2002 tax returns and an anticipated refund of taxes and interest of approximately $7.1 million when the examination of PCI’s 2003 return is completed. In addition, in the fourth quarter of 2004, PCI took a tax charge to earnings of approximately $19.7 million for financial reporting purposes related to this matter. The charge consisted of approximately $16.3 million to reflect the reversal of tax benefits recognized by PCI prior to September 30, 2004, and approximately $3.4 million of interest on the additional taxes. During 2006 and 2005, PCI recorded tax charges to earnings of approximately $.1 million and $.9 million, respectively, for interest on the additional taxes.

Taxes Other Than Income Taxes

Taxes other than income taxes for each year are shown below. The total amounts below include $332.9 million, $333.4 million, and $305.0 million for the years ended December 31, 2006, 2005, and 2004, respectively, related to the Power Delivery Business, which are recoverable through rates.

	2006	2005	2004
	(Millions of dollars)
Gross Receipts/Delivery	$149.1	$148.3	$138.1
Property	62.7	60.4	60.1
County Fuel and Energy	84.3	89.0	70.6
Environmental, Use and Other	46.9	44.5	42.6

Total	$343.0	$342.2	$311.4

(9)	MINORITY INTEREST

The outstanding preferred stock issued by subsidiaries of PHI as of December 31, 2006 and 2005 consisted of the following. The shares of each of these series are redeemable solely at the option of the issuer.

	Redemption Price	Shares Outstanding		December 31,
Serial Preferred Stock		2006	2005	2006	2005
				(Millions of dollars)
Pepco (1)
$2.44 Series of 1957	$51.00	—	216,846	$—	$10.9
$2.46 Series of 1958	$51.00	—	99,789	—	5.0
$2.28 Series of 1965	$51.00	—	112,709	—	5.6

				$—	$21.5

DPL (2)
4.0% Series of 1943, $100 per share par value	$105.00	19,809	19,809	$2.0	$2.0
3.7% Series of 1947, $100 per share par value	$104.00	39,866	39,866	4.0	4.0
4.28% Series of 1949, $100 per share par value	$104.00	28,460	28,460	2.8	2.8
4.56% Series of 1952, $100 per share par value	$105.00	19,571	19,571	2.0	2.0
4.20% Series of 1955, $100 per share par value	$103.00	25,404	25,404	2.5	2.5
5.0% Series of 1956, $100 per share par value	$104.00	48,588	48,588	4.9	4.9

				$18.2	$18.2

ACE
4.0% Series of 1944, $100 per share par value	$105.50	24,268	24,268	$2.4	$2.4
4.35% Series of 1949, $100 per share par value	$101.00	2,942	2,942.3		.3
4.35% Series of 1953, $100 per share par value	$101.00	1,680	1,680.2		.2
4.10% Series of 1954, $100 per share par value	$101.00	20,504	20,504	2.0	2.0
4.75% Series of 1958, $100 per share par value	$101.00	8,631	8,631.9		.9
5.0% Series of 1960, $100 per share par value	$100.00	4,120	4,120.4		.4

				$6.2	$6.2

Total Preferred Stock of Subsidiaries				$24.4	$45.9

(1)	In October 2005, Pepco redeemed the following shares of preferred stock: (i) 74,103 shares of $2.46 Series of 1958, (ii) 13,148 shares of $2.28 Series of 1965, and 22,795 shares of $2.44 Series of 1957, for an aggregate redemption amount of $3.7 million, $.7 million and $1.1 million, respectively. On March 1, 2006, Pepco redeemed the remaining outstanding shares of each series of its preferred stock, at 102% of par, for an aggregate redemption amount of $21.9 million.

(2)	On January 18, 2007, DPL redeemed all of the outstanding shares of its preferred stock, at prices ranging from 103% to 105% of par, in an aggregate amount of approximately $18.9 million.

(10)	STOCK-BASED COMPENSATION, DIVIDEND RESTRICTIONS, AND CALCULATIONS OF EARNINGS PER SHARE OF COMMON STOCK

Stock-Based Compensation

PHI maintains a Long-Term Incentive Plan (LTIP), the objective of which is to increase shareholder value by providing a long-term incentive to reward officers, key employees, and directors of Pepco Holdings and its subsidiaries and to increase the ownership of Pepco Holdings’ common stock by such individuals. Any officer or key employee of Pepco Holdings or its subsidiaries may be designated by the Board as a participant in the LTIP. Under the LTIP, awards to officers and key employees may be in the form of restricted stock, options, performance units, stock appreciation rights, and dividend equivalents. Up to 10,000,000 shares of common stock initially were available for issuance under the LTIP over a period of 10 years commencing August 1, 2002.

Total stock-based compensation expense recorded in the Consolidated Statements of Earnings for the years ended December 31, 2006, 2005, and 2004 is $5.8 million, $4.4 million, and $4.3 million, respectively. For the years ended December 31, 2006, 2005, and 2004, $.1 million, zero, and zero, respectively, in tax benefits was recognized in relation to stock-based compensation costs of stock awards. No compensation costs related to restricted stock grants were capitalized for the years ended December 31, 2006, 2005 and 2004.

PHI recognizes compensation expense related to Performance Restricted Stock Awards based on the fair value of the awards at date of grant. PHI estimates the fair value of market condition awards using a Monte Carlo simulation model, in a risk-neutral framework, based on the following assumptions:

	Performance Period
	2004–2006	2005–2007
Risk-free interest rate (%)	2.11	3.37
Peer volatilities (%)	16.3 – 62.5	15.5 – 60.1
Peer correlations	0.13 – 0.69	0.15 – 0.72
Fair value of restricted share	$24.06	$26.92

Prior to acquisition of Conectiv by Pepco, each company had a long-term incentive plan under which stock options were granted. At the time of the acquisition, certain Conectiv options vested and were canceled in exchange for a cash payment. Certain other Conectiv options were exchanged on a 1 for 1.28205 basis for Pepco Holdings stock options under the LTIP: 590,198 Conectiv stock options were converted into 756,660 Pepco Holdings stock options. The Conectiv stock options were originally granted on January 1, 1998, January 1, 1999, July 1, 1999, October 18, 2000, and January 1, 2002, in each case with an exercise price equal to the market price (fair value) of the Conectiv stock on the date of the grant. The exercise prices of these options, after adjustment to give effect to the conversion ratio of Conectiv stock for Pepco Holdings stock, are $17.81, $18.91, $19.30, $13.08 and $19.03, respectively. All of the Pepco Holdings options received in exchange for the Conectiv options are exercisable.

At the time of the acquisition of Conectiv by Pepco, outstanding Pepco options were exchanged on a one-for-one basis for Pepco Holdings stock options granted under the LTIP. The options were originally granted under Pepco’s long-term incentive plan in May 1998, May 1999, January 2000, May 2000, January 2001, May 2001, January 2002, and May 2002. The exercise prices of the options are $24.3125, $29.78125, $22.4375, $23.15625, $24.59, $21.825, $22.57 and $22.685, respectively, which represent the market prices (fair values) of the Pepco common stock on its original grant dates. All the options granted in May 1998, May 1999, January 2000, May 2000, January 2001, May 2001, January 2002, and May 2002 are exercisable.

Stock option activity for the three years ended December 31 is summarized below. The information presented in the table is for Pepco Holdings, including converted Pepco and Conectiv options.

	2006		2005		2004
	Number of Options	Weighted Average Price	Number of Options	Weighted Average Price	Number of Options	Weighted Average Price
Beginning-of-year balance	1,864,250	$22.1944	2,063,754	$21.8841	2,115,037	$21.8131
Options exercised	733,526	$21.7081	196,299	$18.9834	41,668	$18.9385
Options forfeited	—	$—	3,205	$19.0300	9,615	$19.0300

End-of-year balance	1,130,724	$22.5099	1,864,250	$22.1944	2,063,754	$21.8841

Exercisable at end of year	1,130,724	$22.5099	1,814,350	$22.1840	1,739,032	$21.9944

All stock options have an expiration date of ten years from the date of grant.

The aggregate intrinsic value of stock options outstanding and exercisable at December 31, 2006, 2005, and 2004 was $4.1 million, $.1 million, and $(1.1) million, respectively.

The total intrinsic value of stock options exercised during the years ended December 31, 2006, 2005, and 2004 was $2.2 million, $.8 million, and $.1 million, respectively. For the years ended December 31, 2006, 2005, and 2004, $.9 million, $.3 million, and zero, respectively, in tax benefits was recognized in relation to stock-based compensation costs of stock options.

As of December 31, 2006, an analysis of options outstanding by exercise prices is as follows:

Range of Exercise Prices	Number Outstanding and Exercisable at December 31, 2006	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
$13.08 to $19.30	326,083	$18.7373	5.4
$21.83 to $29.78	804,641	$24.0387	3.3

$13.08 to $29.78	1,130,724	$22.5099	3.9

Prior to the adoption of SFAS No. 123R on January 1, 2006, Pepco Holdings recognized compensation costs for the LTIP based on the accounting prescribed by APB No. 25, “Accounting for Stock Issued to Employees.” There were no stock-based employee compensation costs charged to expense in 2006, 2005 and 2004 with respect to stock options granted under the LTIP.

There were no options granted in 2006, 2005, or 2004.

The Performance Restricted Stock Program and the Merger Integration Success Program have been established under the LTIP. Under the Performance Restricted Stock Program, performance criteria are selected and measured over a three-year period. The target number of share award opportunities established in 2006, 2005 and 2004 under Pepco Holdings’ Performance Restricted Stock Program for performance periods 2007-2009, 2006-2008 and 2005-2007 were 190,657, 218,108 and 247,400, respectively. Additionally, beginning in 2006, time-restricted share award opportunities with a requisite service period of three years were established under the LTIP. The target number of share award opportunities for these awards was 95,314 for the 2007-2009 time period and 109,057 for the 2006-2008 time period. The fair value per share on award date for the performance restricted stock was $25.54 for the 2007-2009 award, $23.28 for the 2006-2008 award, and $26.92 for the 2005-2007 award. Depending on the extent to which the performance criteria are satisfied, the executives are eligible to earn shares of common stock and dividends accrued thereon over the vesting period, under the Performance Restricted Stock Program ranging from 0% to 200% of the target share award opportunities, inclusive of dividends accrued. There were 418,426 awards earned with respect to the 2004-2006 share award opportunity.

The maximum number of share award opportunities granted under the Merger Integration Success Program during 2002 was 241,075. The fair value per share on grant date was $19.735. Of those shares, 96,427 were restricted and have time-based vesting over three years: 20% vested in 2003, 30% vested in 2004, and 50% vested in 2005. The remaining 144,648 shares are performance-based award opportunities that may be earned based on the extent to which operating efficiencies and expense reduction goals were attained through December 31, 2003 and 2004, respectively. Although the goals were met in 2003, it was determined that 63,943 shares, including shares reallocated from participants who did not meet performance goals as well as shares reflecting accrued dividends for the period August 1, 2002 to December 31, 2003, granted to certain executives, would not vest until 2005, and then only if the cost reduction goals were maintained and Pepco Holdings’ financial performance were satisfactory. A total of 9,277 shares of common stock vested under this program on December 31, 2003 for other eligible employees. On March 11, 2005, 70,315 shares, including reinvested dividends, vested for the performance period ending on December 31, 2004. A total of 44,644 shares, including reinvested dividends, vested on March 7, 2006, for the original performance period ended December 31, 2003, that was extended to December 31, 2005.

Under the LTIP, non-employee directors are entitled to a grant on May 1 of each year of a nonqualified stock option for 1,000 shares of common stock. However, the Board of Directors has determined that these grants will not be made.

On August 1, 2002, the date of the acquisition of Conectiv by Pepco, in accordance with the terms of the merger agreement, 80,602 shares of Conectiv performance accelerated restricted stock (PARS) were converted to 103,336 shares of Pepco Holdings restricted stock. The PARS were originally granted on January 1, 2002 at a fair market price of $24.40. All of the converted restricted stock has time-based vesting over periods ranging from 5 to 7 years from the original grant date. As of December 31, 2006, 95,513 converted shares have vested and 7,823 shares remain unvested.

In June 2003, the President and Chief Executive Officer of PHI received a retention award in the form of 14,822 shares of restricted stock. The shares vested on June 1, 2006.

The 2006 activity for non-vested share opportunities is summarized below. The information presented in the table is for Pepco Holdings, including Conectiv PARS converted to Pepco Holdings restricted stock.

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested share opportunities at January 1, 2006	832,813	$22.933
Granted	327,165	$23.280
Reinvested dividends	7,560	$19.735
Vested	(104,593)	$(19.515)
Forfeiture due to non-performance	(303,357)	$(20.201)
Forfeited	(30,819)	$(25.169)

Non-vested share opportunities at December 31, 2006	728,769	$24.588

The total fair value of restricted stock awards vested during the years ended December 31, 2006, 2005, and 2004 was $2.0 million, $2.7 million, and $1.0 million, respectively.

As of December 31, 2006, there was approximately $3.8 million of unrecognized compensation cost (net of estimated forfeitures) related to non-vested stock granted under the plans. That cost is expected to be recognized over a weighted-average period of 2 years.

For the years ended December 31, 2006, 2005, and 2004, Pepco Holdings recorded dividends from its subsidiaries as follows:

Subsidiary	2006	2005	2004
	(Millions of dollars)
Pepco	$99.0	$62.9	$102.4
DPL	15.0	36.4	68.0
ACE	109.0	95.9	10.6
Conectiv Energy	—	50.0	—

	$223.0	$245.2	$181.0

Dividend Restrictions

PHI generates no operating income of its own. Accordingly, its ability to pay dividends to its shareholders depends on dividends received from its subsidiaries. In addition to their future financial performance, the ability of PHI’s direct and indirect subsidiaries to pay dividends is subject to limits imposed by: (i) state corporate and regulatory laws, which impose limitations on the funds that can be used to pay dividends and, in the case of regulatory laws, as applicable, may require the prior approval of the relevant utility regulatory commissions before dividends can be paid; (ii) the prior rights of holders of existing and future preferred stock, mortgage bonds and other long-term debt issued by the subsidiaries, and any other restrictions imposed in connection with the incurrence of liabilities; and (iii) certain provisions of ACE’s charter which imposes restrictions on payment of common stock dividends for the benefit of preferred stockholders. Restricted net assets related to PHI’s consolidated subsidiaries amounted to approximately $1.9 billion at December 31, 2006 and 2005. PHI had no restricted retained earnings or restricted net income at December 31, 2006 and 2005.

Directors’ Deferred Compensation

Under the Pepco Holdings’ Executive and Director Deferred Compensation Plan, Pepco Holdings directors may elect to defer all or part of their retainer or meeting fees that constitute normal compensation. Deferred retainer or meeting fees can be invested in phantom Pepco Holdings shares and earn dividends as well as appreciation equal to the amount of increase in fair value of the phantom shares. The ultimate payout is in cash. The amount deferred and invested in phantom Pepco Holdings shares in the years ended December 31, 2006, 2005 and 2004 was $.1 million, $.1 million and $.3 million, respectively.

Compensation recognized in respect of dividends and increase in fair value in the years ended December 31, 2006, 2005 and 2004 was $.3 million, $.1 million and $.2 million, respectively. The balance of deferred compensation invested in phantom Pepco Holdings’ shares at December 31, 2006 and 2005 was $1.8 million and $1.4 million.

Calculations of Earnings per Share of Common Stock

Reconciliations of the numerator and denominator for basic and diluted earnings per share of common stock calculations are shown below.

	For the Year Ended December 31,
	2006	2005	2004
	(Millions of dollars, except share data)
Income (Numerator):
Net Income	$248.3	$371.2	$260.6
Add: (Loss) gain on redemption of subsidiary’s preferred stock	(.8)	(.1)	.5

Earnings Applicable to Common Stock	$247.5	$371.1	$261.1

Shares (Denominator) (a):
Weighted average shares outstanding for basic computation:
Average shares outstanding	190.7	189.0	176.8
Adjustment to shares outstanding	(.1)	(.1)	—

Weighted Average Shares Outstanding for Computation of Basic Earnings Per Share of Common Stock	190.6	188.9	176.8

Weighted average shares outstanding for diluted computation:
Average shares outstanding	190.7	189.0	176.8
Adjustment to shares outstanding	.4	.2	—

Weighted Average Shares Outstanding for Computation of Diluted Earnings Per Share of Common Stock	191.1	189.2	176.8

Basic earnings per share of common stock	$1.30	$1.96	$1.48
Diluted earnings per share of common stock	$1.30	$1.96	$1.48

(a)	The number of options to purchase shares of common stock that were excluded from the calculation of diluted EPS as they are considered to be anti-dilutive were approximately ..6 million for the year ended December 31, 2006 and 1.4 million for the years ended December 31, 2005 and 2004.

PHI maintains a Shareholder Dividend Reinvestment Plan (DRP) through which shareholders may reinvest cash dividends and both existing shareholders and new investors can make purchases of shares of PHI common stock through the investment of not less than $25 each calendar month nor more than $200,000 each calendar year. Shares of common stock purchased through the DRP may be original issue shares or, at the election of PHI, shares purchased in the open market. There were 1,232,569, 1,228,505, and 1,471,936 original issue shares sold under the DRP in 2006, 2005 and 2004, respectively.

The following table presents Pepco Holdings’ common stock reserved and unissued at December 31, 2006:

Name of Plan	Number of Shares
DRP	3,713,555
Conectiv Incentive Compensation Plan (a)	1,396,836
Potomac Electric Power Company Long-Term Incentive Plan (a)	838,700
Pepco Holdings, Inc. Long-Term Incentive Plan	9,626,494
Pepco Holdings, Inc. Non-Management Directors Compensation Plan	496,858
Pepco Holdings, Inc. Savings Plan (b)	5,045,000

Total	21,117,443

(a)	No further awards will be made under this plan.

(b)	Effective January 30, 2006, Pepco Holdings established the Pepco Holdings, Inc. Retirement Savings Plan which is an amalgam of, and a successor to, (i) the Potomac Electric Power Company Savings Plan for Bargaining Unit Employees, (ii) the Potomac Electric Power Company Retirement Savings Plan for Management Employees (which resulted from the merger, effective January 1, 2005, of the Potomac Electric Power Company Savings Plan for Non-Bargaining Unit, Non-Exempt Employees and the Potomac Electric Power Company Savings Plan for Exempt Employees), (iii) the Conectiv Savings and Investment Plan, and (iv) the Atlantic City Electric 401(k) Savings and Investment Plan—B.

(11)	FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of Pepco Holdings’ financial instruments at December 31, 2006 and 2005 are shown below.

	At December 31,
	2006		2005
	(Millions of dollars)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Derivative Instruments	$109.1	$109.1	$260.0	$260.0
Liabilities and Capitalization
Long-Term Debt	$3,768.6	$3,807.3	$4,202.9	$4,308.0
Transition Bonds issued by ACE Funding	$464.4	$462.3	$494.3	$496.7
Derivative Instruments	$186.8	$186.8	$201.3	$201.3
Long-Term Project Funding	$23.3	$23.3	$25.5	$25.5
Serial Preferred Stock	$—	$—	$21.5	$18.2
Redeemable Serial Preferred Stock	$24.4	$21.7	$24.4	$17.2

The methods and assumptions described below were used to estimate, at December 31, 2006 and 2005, the fair value of each class of financial instruments shown above for which it is practicable to estimate a value.

The fair values of derivative instruments were derived based on quoted market prices.

Long-Term Debt includes recourse and non-recourse debt issued by PCI. The fair values of this PCI debt, excluding amounts due within one year, were based on current rates offered to similar companies for debt with similar remaining maturities. The fair values of all other Long-Term Debt and Transition Bonds issued by ACE Funding, excluding amounts due within one year, were derived based on current market prices, or for issues with no market price available, were based on discounted cash flows using current rates for similar issues with similar terms and remaining maturities.

The fair values of the Serial Preferred Stock and Redeemable Serial Preferred Stock, excluding amounts due within one year, were derived based on quoted market prices or discounted cash flows using current rates of preferred stock with similar terms.

The carrying amounts of all other financial instruments in Pepco Holdings’ accompanying financial statements approximate fair value.

(12)	COMMITMENTS AND CONTINGENCIES

REGULATORY AND OTHER MATTERS

Relationship with Mirant Corporation

In 2000, Pepco sold substantially all of its electricity generating assets to Mirant (formerly Southern Energy, Inc.). In July 2003, Mirant filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas (the Bankruptcy Court). On December 9, 2005, the Bankruptcy Court approved the Plan of Reorganization (the Reorganization Plan) of Mirant and the Mirant business emerged from bankruptcy on January 3, 2006, as a new corporation of the same name (for purposes of this section, together with its predecessors, Mirant).

As part of the bankruptcy proceeding, Mirant had been seeking to reject certain ongoing contractual arrangements under the Asset Purchase and Sale Agreement entered into by Pepco and Mirant for the sale of the generating assets that are described below. The Reorganization Plan did not resolve the issues relating to Mirant’s efforts to reject these obligations nor did it resolve certain Pepco damage claims against the Mirant bankruptcy estate.

Power Purchase Agreement

The Panda PPA obligates Pepco to purchase from Panda 230 megawatts of energy and capacity annually through 2021. At the time of the sale of Pepco’s generating assets to Mirant, the purchase price of the energy and capacity under the Panda PPA was, and since that time has continued to be, substantially in excess of the market price. As a part of the Asset Purchase and Sale Agreement, Pepco entered into a “back-to-back” arrangement with Mirant. Under this arrangement, Mirant is obligated through 2021 to purchase from Pepco the capacity and energy that Pepco is obligated to purchase under the Panda PPA at a price equal to Pepco’s purchase price from Panda (the PPA-Related Obligations).

The SMECO Agreement

Under the Asset Purchase and Sale Agreement, Pepco assigned to Mirant a Facility and Capacity Agreement entered into by Pepco with Southern Maryland Electric Cooperative, Inc. (SMECO), under which Pepco was obligated to purchase from SMECO the capacity of an 84-megawatt combustion turbine installed and owned by SMECO at a former Pepco generating facility at a cost of approximately $500,000 per month until 2015 (the SMECO Agreement). Pepco is responsible to SMECO for the performance of the SMECO Agreement if Mirant fails to perform its obligations thereunder.

Settlement Agreements with Mirant

On May 30, 2006, Pepco, PHI, and certain affiliated companies entered into a Settlement Agreement and Release (the Settlement Agreement) with Mirant, which, subject to court approval, settles all outstanding issues between the parties arising from or related to the Mirant bankruptcy. Under the terms of the Settlement Agreement:

•	Mirant will assume the Asset Purchase and Sale Agreement, except for the PPA-Related Obligations, which Mirant will be permitted to reject.

•

Pepco will receive an allowed claim under the Reorganization Plan in an amount that will result in a total aggregate distribution to Pepco, net of certain transaction expenses, of $520 million, consisting of (i) $450 million in damages resulting from the rejection of the PPA-Related Obligations and (ii) $70 million in settlement of other Pepco damage claims against the Mirant bankruptcy estate (the Pepco Distribution).

•

Except as described below, the $520 million Pepco Distribution will be effected by means of the issuance to Pepco of shares of Mirant common stock (consisting of an initial distribution of 13.5 million shares of Mirant common stock, followed thereafter by a number of shares of Mirant common stock to be determined), which Pepco will be obligated to resell promptly in one or more block sale transactions. If the net proceeds that Pepco receives from the resale of the shares of Mirant common stock are less than $520 million, Pepco will receive a cash payment from Mirant equal to the difference, and if the net proceeds that Pepco receives from the resale of the shares of Mirant common stock are more than $520 million, Pepco will make a cash payment to Mirant equal to the difference.

•

If the closing price of shares of Mirant common stock is less than $16.00 per share for four business days in a twenty consecutive business day period, and Mirant has not made a distribution of shares of Mirant common stock to Pepco under the Settlement Agreement, Mirant has the one-time option to elect to assume, rather than reject, the PPA-Related Obligations. If Mirant elects to assume the PPA-Related Obligations, the Pepco Distribution will be reduced to $70 million.

•

All pending appeals, adversary actions or other contested matters between Pepco and Mirant will be dismissed with prejudice, and each will release the other from any and all claims relating to the Mirant bankruptcy.

Separately, Mirant and SMECO have entered into a Settlement Agreement and Release (the SMECO Settlement Agreement). The SMECO Settlement Agreement provides that Mirant will assume, rather than reject, the SMECO Agreement. This assumption ensures that Pepco will not incur liability to SMECO as the guarantor of the SMECO Agreement due to the rejection of the SMECO Agreement, although Pepco will continue to guarantee to SMECO the future performance of Mirant under the SMECO Agreement.

According to their terms, the Settlement Agreement and the SMECO Settlement Agreement will become effective when the Bankruptcy Court or the United States District Court for the Northern District of Texas (the District Court), as applicable, has entered a final order, not subject to appeal or rehearing, approving both the Settlement Agreement and the SMECO Settlement Agreement.

On August 9, 2006, the Bankruptcy Court issued an order approving the Settlement Agreement and the SMECO Settlement Agreement. On August 18, 2006, certain holders of Mirant bankruptcy claims, who had objected to approval of the Settlement Agreement and the SMECO Settlement Agreement before the Bankruptcy Court, appealed the approval order to the District Court. On December 26, 2006, the District Court issued an order affirming the Bankruptcy Court’s order approving the Settlement Agreement. On January 25, 2007, the parties that previously appealed the Bankruptcy Court’s order filed a notice of appeal of the District Court’s order with the United States Court of Appeals for the Fifth Circuit (the Fifth Circuit). On February 12, 2007, the Fifth Circuit issued a briefing schedule. The brief of the appealing creditors is due on March 26, 2007, while Mirant’s and Pepco’s briefs are due on April 30, 2007.

In August 2006, Mirant made a cash payment to Pepco of $70 million, which became due in accordance with the terms of the Settlement Agreement as a result of the approval of the Settlement Agreement by the Bankruptcy Court. If the Bankruptcy Court order approving the Settlement Agreement becomes a final order after the exhaustion of all appeals, the payment will be taken into account as if it were proceeds from the resale by Pepco of shares of the Mirant common stock, as described above, and treated as a portion of the $520 million payment due Pepco. If the Bankruptcy Court approval of the Settlement Agreement is not upheld on appeal, Pepco must repay this cash payment to Mirant. Therefore, no income statement impact has been recognized in relation to the $70 million payment.

Until the approval of the Settlement Agreement and the SMECO Settlement Agreement becomes final, Mirant is required to continue to perform all of its contractual obligations to Pepco and SMECO. Pepco intends to use the $450 million portion of the Pepco Distribution related to the rejection of the PPA-Related Obligations to pay for future capacity and energy purchases under the Panda PPA.

In litigation prior to the entry into the Settlement Agreement, the District Court had entered orders denying Mirant’s attempt to reject the PPA-Related Obligations and directing Mirant to resume making payments to Pepco pursuant to the PPA-Related Obligations, which Mirant had suspended. Mirant is making the payments as required by the District Court order. On July 19, 2006, the Fifth Circuit issued an opinion affirming the District Court’s orders. On September 4, 2006, Mirant filed a petition for rehearing and motion to stay the appeals pending completion of the settlement between the parties. On September 12, 2006, the Fifth Circuit issued an Order denying Mirant’s motion for stay. On September 21, 2006, the Fifth Circuit issued an Order summarily denying Mirant’s petition for rehearing. The appeal period has expired and that order is now final and nonappealable.

Rate Proceedings

PHI’s regulated utility subsidiaries currently have four active distribution base rate cases underway. Pepco has filed electric distribution base rate cases in the District of Columbia and Maryland; DPL has filed a gas distribution base rate case in Delaware (which is the subject of a settlement agreement as discussed below) and an electric base rate case in Maryland. In each of these cases, the utility has proposed the adoption of a bill stabilization adjustment mechanism (BSA) for retail customers. The BSA will increase rates if revenues from distribution deliveries fall below the level approved by the applicable regulatory commission and will decrease rates if revenues from distribution deliveries are above the commission-approved level. The end result will be that the utility will collect its authorized revenues for distribution deliveries. As a consequence, a BSA “decouples” revenue from unit sales consumption and ties the growth in revenues to the growth in the number of customers. Some advantages of the BSA are that it (i) eliminates revenue fluctuations due to weather and changes in customer usage patterns and, therefore, provides for more predictable utility distribution revenues that are better aligned with costs, (ii) provides for more reliable fixed-cost recovery, (iii) tends to stabilize customers’ delivery bills, and (iv) removes any disincentives for the regulated utilities to promote energy efficiency programs for their customers, because it breaks the link between overall sales volumes and delivery revenues. DPL has proposed a monthly BSA in the gas base rate case and, in each of the electric base rate cases, the companies have proposed a quarterly BSA.

Delaware

On August 31, 2006, DPL submitted its 2006 Gas Cost Rate (GCR) filing to the DPSC, which permits DPL to recover gas procurement costs through customer rates. The proposed decrease of approximately 9.6% is in anticipation of decreasing natural gas commodity costs. On October 3, 2006, the DPSC issued its initial order approving the proposed rates, which became effective November 1, 2006, subject to refund pending final DPSC approval after evidentiary hearings. Any amounts subject to refund would be deferred, resulting in no earnings impact.

On February 23, 2007, DPL submitted an additional filing to the DPSC that proposed a 4.3% decrease in the GCR effective April 1, 2007, in compliance with its gas service tariff and to ensure collections are more aligned with expenses. DPL expects DPSC approval of the rate decrease in late March 2007, subject to refund pending final DPSC approval after evidentiary hearings.

On August 31, 2006, DPL submitted an application to the DPSC for an increase in gas distribution base rates, including a proposed BSA. The application requested an annual increase of approximately $15 million or an overall increase of 6.6%, including certain miscellaneous tariff fees, reflecting a proposed return on equity (ROE) of 11.00%. If the BSA is not approved, the proposed annual increase would be $15.5 million or an overall increase of 6.8%, reflecting an ROE of 11.25%. On October 17, 2006, the DPSC authorized DPL to place into effect beginning November 1, 2006, subject to refund, gas base rates designed to produce an annual interim increase in revenue of approximately $2.5 million. On February 16, 2007, all of the parties in this proceeding (DPL, DPSC staff and the Delaware Division of Public Advocate) filed a settlement agreement with the DPSC. The settlement provisions include a $9.0 million increase in distribution rates, including certain miscellaneous tariff fees (of which $2.5 million was put into effect on November 1, 2006, as noted above), an ROE of 10.25%, and a change in depreciation rates that result in a $2.1 million reduction in pre-tax annual depreciation expense. Although the settlement agreement does not include a BSA, it provides for all of the parties to the case to participate in any generic statewide proceeding for the purpose of investigating BSA mechanisms for electric and gas distribution utilities. In a separate proceeding, DPL has requested that a docket be opened for this purpose. Under the settlement agreement, rates will become effective on April 1, 2007. A DPSC decision is expected by the end of March 2007.

District of Columbia

In February 2006, Pepco filed an update to the District of Columbia GPC for the periods February 8, 2002 through February 7, 2004 and February 8, 2004 through February 7, 2005. The GPC provides for sharing of the profit from SOS sales. The update to the GPC in the District of Columbia takes into account the $112.4 million in proceeds received by Pepco from the December 2005 sale of an allowed bankruptcy claim against Mirant arising from a settlement agreement entered into with Mirant relating to Mirant’s obligation to supply energy and capacity to fulfill Pepco’s SOS obligations in the District of Columbia. The filing also incorporates true-ups to previous disbursements in the GPC for the District of Columbia. In the filing, Pepco requested that $24.3 million be credited to District of Columbia customers during the twelve-month period beginning April 2006. On June 15, 2006, the DCPSC granted conditional approval of the GPC update as filed, effective July 1, 2006. Final approval by the DCPSC is pending.

On December 12, 2006, Pepco submitted an application to the DCPSC to increase electric distribution base rates, including a proposed BSA. The application requested an annual increase of approximately $46.2 million or an overall increase of 13.5%, reflecting a proposed ROE of 10.75%. If the BSA is not approved, the proposed annual increase would be $50.5 million or an overall increase of 14.8%, reflecting an ROE of 11.00%. The application also proposed a Pension/OPEB Expense Surcharge that will allow Pepco to reflect in its distribution rates the increases and decreases that occur in the level of its pension and other post-employment benefits expense. A DCPSC decision is expected in mid-September 2007.

Maryland

On November 17, 2006, DPL and Pepco each submitted an application to the MPSC to increase electric distribution base rates, including a proposed BSA. The applications requested an annual increase for DPL of approximately $18.4 million or an overall increase of 3.2%, including certain miscellaneous tariff fees, and an annual increase for Pepco of approximately $47.4 million or an overall increase of 10.9%, reflecting a proposed ROE for each of 11.00%. If the BSA is not approved, the proposed annual increase for DPL would be $20.3 million or an overall increase of 3.6%, and for Pepco would be $55.7 million or an overall increase of 12.9%, reflecting a proposed ROE for each of 11.25%. Each of the applications also proposed a Pension/OPEB Expense Surcharge that would allow the utility to reflect in its distribution rates the increases and decreases that occur in the level of its pension and other post-employment benefits expense. The applications requested that rates go into effect on December 17, 2006. In an order dated December 11, 2006, the MPSC suspended the proposed rates pending MPSC approval. MPSC decisions are expected in June 2007.

Federal Energy Regulatory Commission

On May 15, 2006, Pepco, ACE and DPL updated their FERC-approved formula transmission rates based on the FERC Form 1 data for 2005 for each of the utilities. These rates became effective on June 1, 2006, as follows: for Pepco, $12,009 per megawatt per year; for ACE, $14,155 per megawatt per year; and for DPL, $10,034 per megawatt per year. By operation of the formula rate process, the new rates incorporate true-ups from the 2005 formula rates that were effective June 1, 2005 and the new 2005 customer demand or peak load. Also, beginning in January 2007, the new rates will be applied to 2006 customer demand data, replacing the 2005 demand data that is currently used. This demand component is driven by the prior year peak loads experienced in each respective zone. Further, the rate changes will be positively impacted by changes to distribution rates for Pepco and DPL based on the merger settlements in Maryland and the District of Columbia. The net earnings impact expected from the network transmission rate changes is estimated to be a reduction of approximately $5 million year over year (2005 to 2006).

ACE Restructuring Deferral Proceeding

Pursuant to orders issued by the NJBPU under the New Jersey Electric Discount and Energy Competition Act (EDECA), beginning August 1, 1999, ACE was obligated to provide BGS to retail electricity customers in its service territory who did not choose a competitive energy supplier. For the period August 1, 1999 through July 31, 2003, ACE’s aggregate costs that it was allowed to recover from customers exceeded its aggregate revenues from supplying BGS. These under-recovered costs were partially offset by a $59.3 million deferred energy cost liability existing as of July 31, 1999 (LEAC Liability) related to ACE’s Levelized Energy Adjustment Clause and ACE’s Demand Side Management Programs. ACE established a regulatory asset in an amount equal to the balance of under-recovered costs.

In August 2002, ACE filed a petition with the NJBPU for the recovery of approximately $176.4 million in actual and projected deferred costs relating to the provision of BGS and other restructuring related costs incurred by ACE over the four-year period August 1, 1999 through July 31, 2003, net of the $59.3 million offset for the LEAC Liability. The petition also requested that ACE’s rates be reset as of August 1, 2003 so that there would be no under-recovery of costs embedded in the rates on or after that date. The increase sought represented an overall 8.4% annual increase in electric rates.

In July 2004, the NJBPU issued a final order in the restructuring deferral proceeding confirming a July 2003 summary order, which (i) permitted ACE to begin collecting a portion of the deferred costs and reset rates to recover on-going costs incurred as a result of EDECA, (ii) approved the recovery of $125 million of the deferred balance over a ten-year amortization period beginning August 1, 2003, (iii) transferred to ACE’s then pending base rate case for further consideration approximately $25.4 million of the deferred balance (the base rate case ended in a settlement approved by the NJBPU in May 2005, the result of which is that any net rate impact from the deferral account recoveries and credits in future years will depend in part on whether rates associated with other deferred accounts considered in the case continue to generate over-collections relative to costs), and (iv) estimated the overall deferral balance as of July 31, 2003 at $195 million, of which $44.6 million was disallowed recovery by ACE. Although ACE believes the record does not justify the level of disallowance imposed by the NJBPU in the final order, the $44.6 million of disallowed incurred costs were reserved during the years 1999 through 2003 (primarily 2003) through charges to earnings, primarily in the operating expense line item “deferred electric service costs,” with a corresponding reduction in the regulatory asset balance sheet account. In August 2004, ACE filed a notice of appeal with respect to the July 2004 final order with the Appellate Division of the Superior Court of New Jersey (the Appellate Division), which hears appeals of the decisions of New Jersey administrative agencies, including the NJBPU. Briefs in the appeal were also filed by the Division of the New Jersey Ratepayer Advocate and by Cogentrix Energy Inc., the co-owner of two cogeneration power plants with contracts to sell ACE approximately 397 megawatts of electricity, as cross-appellants between August 2005 and January 2006. The Appellate Division has not yet set the schedule for oral argument.

Divestiture Cases

District of Columbia

Final briefs on Pepco’s District of Columbia divestiture proceeds sharing application were filed with the DCPSC in July 2002 following an evidentiary hearing in June 2002. That application was filed to implement a provision of Pepco’s DCPSC-approved divestiture settlement that provided for a sharing of any net proceeds from the sale of Pepco’s generation-related assets. One of the principal issues in the case is whether Pepco should be required to share with customers the excess deferred income taxes (EDIT) and accumulated deferred investment tax credits (ADITC) associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code (IRC) and its implementing regulations. As of December 31, 2006, the District of Columbia allocated portions of EDIT and ADITC associated with the divested generating assets were approximately $6.5 million and $5.8 million, respectively.

Pepco believes that a sharing of EDIT and ADITC would violate the IRS normalization rules. Under these rules, Pepco could not transfer the EDIT and the ADITC benefit to customers more quickly than on a straight line basis over the book life of the related assets. Since the assets are no longer owned there is no book life over which the EDIT and ADITC can be returned. If Pepco were required to share EDIT and ADITC and, as a result, the normalization rules were violated, Pepco would be unable to use accelerated depreciation on District of Columbia allocated or assigned property. In addition to sharing with customers the generation-related EDIT and ADITC balances, Pepco would have to pay to the IRS an amount equal to Pepco’s District of Columbia jurisdictional generation-related ADITC balance ($5.8 million as of December 31, 2006), as well as its District of Columbia jurisdictional transmission and distribution-related ADITC balance ($4.7 million as of December 31, 2006) in each case as those balances exist as of the later of the date a DCPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the DCPSC order becomes operative.

In March 2003, the IRS issued a notice of proposed rulemaking (NOPR), which would allow for the sharing of EDIT and ADITC related to divested assets with utility customers on a prospective basis and at the election of the taxpayer on a retroactive basis. In December 2005 a revised NOPR was issued which, among other things, withdrew the March 2003 NOPR and eliminated the taxpayer’s ability to elect to apply the regulation retroactively. Comments on the revised NOPR were filed in March 2006, and a public hearing was held in April 2006. Pepco filed a letter with the DCPSC in January 2006, in which it has reiterated that the DCPSC should continue to defer any decision on the ADITC and EDIT issues until the IRS issues final regulations or states that its regulations project related to this issue will be terminated without the issuance of any regulations. Other issues in the divestiture proceeding deal with the treatment of internal costs and cost allocations as deductions from the gross proceeds of the divestiture.

Pepco believes that its calculation of the District of Columbia customers’ share of divestiture proceeds is correct. However, depending on the ultimate outcome of this proceeding, Pepco could be required to make additional gain-sharing payments to District of Columbia customers, including the payments described above related to EDIT and ADITC. Such additional payments (which, other than the EDIT and ADITC related payments, cannot be estimated) would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on Pepco’s and PHI’s results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial position or cash flows.

Maryland

Pepco filed its divestiture proceeds plan application with the MPSC in April 2001. The principal issue in the Maryland case is the same EDIT and ADITC sharing issue that has been raised in the District of Columbia case. See the discussion above under “Divestiture Cases—District of Columbia.” As of December 31, 2006, the Maryland allocated portions of EDIT and ADITC associated with the divested generating assets were approximately $9.1 million and $10.4 million, respectively. Other issues deal with the treatment of certain costs as deductions from the gross proceeds of the divestiture. In November 2003, the Hearing Examiner in the Maryland proceeding issued a proposed order with respect to the application that concluded that Pepco’s Maryland divestiture settlement agreement provided for a sharing between Pepco and customers of the EDIT and ADITC associated with the sold assets. Pepco believes that such a sharing would violate the normalization rules (discussed above) and would result in Pepco’s inability to use accelerated depreciation on Maryland allocated or assigned property. If the proposed order is affirmed, Pepco would have to share with its Maryland customers, on an approximately 50/50 basis, the Maryland allocated portion of the generation-related EDIT ($9.1 million as of December 31, 2006), and the Maryland-allocated portion of generation-related ADITC. Furthermore, Pepco would have to pay to the IRS an amount equal to Pepco’s Maryland jurisdictional generation-related ADITC balance ($10.4 million as of December 31, 2006), as well as its Maryland retail jurisdictional ADITC transmission and distribution-related balance ($8.4 million as of December 31, 2006), in each case as those balances exist as of the later of the date a MPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the MPSC order becomes operative. The Hearing Examiner decided all other issues in favor of

Pepco, except for the determination that only one-half of the severance payments that Pepco included in its calculation of corporate reorganization costs should be deducted from the sales proceeds before sharing of the net gain between Pepco and customers. Pepco filed a letter with the MPSC in January 2006, in which it has reiterated that the MPSC should continue to defer any decision on the ADITC and EDIT issues until the IRS issues final regulations or states that its regulations project related to this issue will be terminated without the issuance of any regulations.

In December 2003, Pepco appealed the Hearing Examiner’s decision to the MPSC as it relates to the treatment of EDIT and ADITC and corporate reorganization costs. The MPSC has not issued any ruling on the appeal and Pepco does not believe that it will do so until action is taken by the IRS as described above. However, depending on the ultimate outcome of this proceeding, Pepco could be required to share with its customers approximately 50 percent of the EDIT and ADITC balances described above in addition to the additional gain-sharing payments relating to the disallowed severance payments, which Pepco is not contesting. Such additional payments would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial position or cash flows.

New Jersey

In connection with the divestiture by ACE of its nuclear generating assets, the NJBPU in July 2000 preliminarily determined that the amount of stranded costs associated with the divested assets that ACE could recover from ratepayers should be reduced by approximately $94.5 million, representing the amount of the accumulated deferred federal income taxes (ADFIT) associated with the divested nuclear assets. However, due to uncertainty under federal tax law regarding whether the sharing of federal income tax benefits associated with the divested assets, including ADFIT, with ACE’s customers would violate the normalization rules, ACE submitted a request to the IRS for a Private Letter Ruling (PLR) to clarify the applicable law. The NJBPU has delayed its final determination of the amount of recoverable stranded costs until after the receipt of the PLR.

On May 25, 2006, the IRS issued a PLR in which it stated that returning to ratepayers any of the unamortized ADFIT attributable to accelerated depreciation on the divested assets after the sale of the assets by means of a reduction of the amount of recoverable stranded costs would violate the normalization rules.

On June 9, 2006, ACE submitted a letter to the NJBPU to request that the NJBPU conduct proceedings to finalize the determination of the stranded costs associated with the sale of ACE’s nuclear assets in accordance with the PLR. ACE’s request remains pending.

Default Electricity Supply Proceedings

Delaware

Effective May 1, 2006, SOS replaced fixed-rate POLR service for customers who do not choose an alternative electricity supplier. In October 2005, the DPSC approved DPL as the SOS provider to its Delaware delivery customers. DPL obtains the electricity to fulfill its SOS supply obligation under contracts entered pursuant to a competitive bid procedure approved by the DPSC. The bids received for the May 1, 2006, through May 31, 2007, period have had the effect of increasing rates significantly for all customer classes, including an average residential customer increase of 59%, as compared to the fixed rates previously in effect.

To address this increase in rates, Delaware in April 2006 enacted legislation that provides for a deferral of the financial impact on customers of the increases through a three-step phase-in of the rate increases, with 15% of the increase taking effect on May 1, 2006, 25% of the increase taking effect on January 1, 2007, and any remaining balance taking effect on June 1, 2007, subject to the right of customers to elect not to participate in the deferral program. Customers who do not “opt-out” of the rate deferral program are required to pay the amounts deferred, without any interest charge, over a 17-month period beginning January 1, 2008. As of December 31, 2006, approximately 53% of the eligible Delaware customers have opted not to participate in the deferral of the SOS rates offered by DPL. With approximately 47% of the eligible customers participating in the phase-in program, DPL anticipates a maximum deferral balance of $51.4 million.

Maryland

Pursuant to orders issued by the MPSC in November 2006, Pepco and DPL each is the SOS provider to its delivery customers who do not choose an alternative electricity supplier. Each company purchases the power supply required to satisfy its SOS obligations from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved and supervised by the MPSC. In March 2006, Pepco and DPL each announced the results of competitive bids to supply electricity to its Maryland SOS customers for one year beginning June 1, 2006. Due to significant increases in the cost of fuels used to generate electricity, the auction results had the effect of increasing the average monthly electric bill by about 38.5% and 35% for Pepco’s and DPL’s Maryland residential customers, respectively.

On April 21, 2006, the MPSC approved a settlement agreement among Pepco, DPL, the staff of the MPSC and the Office of Peoples Counsel of Maryland, which provides for a rate mitigation plan for the residential customers of each company. Under the plan, the full increase for each company’s residential customers who affirmatively elect to participate are being phased-in in increments of 15% on June 1, 2006, 15.7% on March 1, 2007 and the remainder on June 1, 2007. Customers electing to participate in the rate deferral plan will be required to pay the deferred amounts over an 18-month period beginning June 1, 2007. Both Pepco and DPL will accrue the interest cost to fund the deferral program. The interest cost will be absorbed by Pepco and DPL during the period that the deferred balance is accumulated and collected from customers, to the extent of and offset against the margins that the companies otherwise would earn for providing SOS to residential customers. As of December 31, 2006, approximately 2% of Pepco’s residential customers and approximately 1% of DPL’s residential customers had elected to participate in the phase-in program.

On June 23, 2006, Maryland enacted legislation that extended the period for customers to elect to participate in the phase-in of higher rates and revised the obligation to provide SOS to residential and small commercial customers until further action of the General Assembly. The legislation also provides for a customer refund reflecting the difference between the interest expense on an initially projected deferred balance at a 25% customer participation level and the interest expense on a deferred balance based on actual participation levels referred to above. The total amount of the refund is approximately $1.1 million for Pepco customers and approximately $.3 million for DPL customers. At Pepco’s 2% level of participation, Pepco estimates that the deferral balance, net of taxes, will be approximately $1.4 million. At DPL’s 1% level of participation, DPL estimates that the deferral balance, net of taxes, will be approximately $.2 million. In July 2006, the MPSC approved revised tariff riders filed in June 2006 by Pepco and DPL to implement the legislation.

Virginia

On March 10, 2006, DPL filed for a rate increase with the VSCC for its Virginia Default Service customers to take effect on June 1, 2006, which was intended to allow DPL to recover its higher cost for energy established by the competitive bid procedure. On June 19, 2006, the VSCC issued an order that granted a rate increase for DPL of $11.5 million ($8.5 million less than requested by DPL in its March 2006 filing), to go into effect July 1, 2006. In determining the amount of the approved increase, the VSCC applied the proxy rate calculation to DPL’s fuel factor, rather than allowing full recovery of the costs DPL incurred in procuring the supply necessary for its Default Service obligation. The estimated after-tax earnings and cash flow impacts of the decision are reductions of approximately $3.6 million in 2006 (including the loss of revenue in June 2006 associated with the Default Service rate increase being deferred from June 1 until July 1) and $2.0 million in 2007. The order also mandated that DPL file an application by March 1, 2007 (which has been delayed until April 2, 2007 by subsequent VSCC order) for Default Service rates to become effective June 1, 2007, which should include a calculation of the fuel factor that is consistent with the procedures set forth in the order.

In February 2007, the Virginia General Assembly passed amendments to the Virginia Electric Utility Restructuring Act (the Virginia Restructuring Act) that modified the method by which investor-owned electric utilities in Virginia will be regulated by the VSCC. These amendments to the Virginia Restructuring Act, subject to further amendment or veto by the Virginia governor and subsequent action by the General Assembly, will be effective on July 1, 2007. The amendments provide that, as of December 31, 2008, the following will come to an end: (i) capped rates (the previous expiration date was December 31, 2010); (ii) DPL’s Default Service obligation (previously, DPL was obligated to continue to offer Default Service until relieved of that obligation by the VSCC); and (iii) customer choice, except that customers with loads of 5 megawatts or greater will continue to be able to buy from competitive suppliers, as will smaller non-residential customers that aggregate their loads to reach the 5 megawatt threshold and obtain VSCC approval. Additionally, if an ex-customer of Default Service wants to return to DPL as its energy supplier, it must give 5 years notice or obtain approval of the VSCC that the return is in the public interest. In this event, the ex-customer must take DPL’s service at market based rates. DPL also believes that the amendments to the Virginia Restructuring Act will terminate, as of December 31, 2008, the ratemaking provisions within the memorandum of agreement entered into by DPL, the staff of the VSCC and the Virginia Attorney General’s office in the docket approving DPL’s generating asset divestiture in 2000 (the MOA), including the application of the proxy rate calculation to DPL’s fuel factor as discussed above; however, the VSCC’s interpretation of these provisions is not known. It should be noted that in DPL’s view, in the absence these amendments, the MOA and all of its provisions (including the proxy rate calculation) expire on July 1, 2007; the VSCC staff and the Virginia Attorney General disagree with DPL’s position. Assuming the ratemaking provisions of the MOA end on December 31, 2008 pursuant to the amended Virginia Restructuring Act, the amendments provide that DPL shall file a rate case in 2009 and every 2 years thereafter. The ROE to be allowed by the VSCC will be set within a range, the lower of which is essentially the average of vertically integrated investor-owned electric utilities in the southeast with an upper point that is 300 basis points above that average. The VSCC has authority to set rates higher or lower to allow DPL to maintain the opportunity to earn the determined ROE and to credit back to customers, in whole or in part, earnings that were 50 basis points or more in excess of the determined ROE. The amended Virginia Restructuring Act includes various incentive ROEs for the construction of new generation and would allow the VSCC to penalize or reward DPL for efficient operations or, if DPL were to add new generation, for generating unit performance. There are also enhanced ratemaking features if DPL pursues conservation, demand management and energy efficiency programs or pursues renewable energy portfolios.

ACE Sale of Generating Assets

On September 1, 2006, ACE completed the sale of its interests in the Keystone and Conemaugh generating facilities to Duquesne Light Holdings Inc. for approximately $177.0 million, which was subsequently decreased by $1.6 million based on a post-closing 60-day true-up for applicable items not known at the time of the closing. Approximately $81.3 million of the net gain from the sale has been used to offset the remaining regulatory asset balance, which ACE has been recovering in rates, and approximately $49.8 million of the net gain is being returned to ratepayers over a 33-month period as a credit on their bills, which began with the October 2006 billing month. The balance to be repaid to customers is $48.4 million as of December 31, 2006.

On February 8, 2007, ACE completed the sale of the B.L. England generating facility to RC Cape May Holdings, LLC (RC Cape May), an affiliate of Rockland Capital Energy Investments, LLC, for a price of $9.0 million, after adjustment for, among other things, variances in the value of fuel and material inventories at the time of closing, plant operating capacity, the value of certain benefits for transferred employees and the actual closing date. The purchase price will be further adjusted based on a post-closing 60-day true-up for applicable items not known at the time of the closing. In addition, RC Cape May and ACE have agreed to arbitration concerning whether RC Cape May must pay to ACE, as part of the purchase price, an additional $3.1 million remaining in dispute. RC Cape May also assumed certain liabilities associated with the B.L. England generating station, including substantially all environmental liabilities. This transaction is further described below under the heading “Environmental Litigation.”

The sale of B.L. England will not affect the stranded costs associated with the plant that already have been securitized. ACE anticipates that approximately $9 million to $10 million of additional regulatory assets related to B.L. England may, subject to NJBPU approval, be eligible for recovery as stranded costs. The emission allowance credits associated with B. L. England will be monetized for the benefit of ACE’s ratepayers pursuant to the NJBPU order approving the sale. Net proceeds from the sale of the plant and monetization of the emission allowance credits, which will be determined after the sale upon resolution of certain adjustments, will be credited to ACE’s ratepayers in accordance with the requirements of EDECA and NJBPU orders.

General Litigation

During 1993, Pepco was served with Amended Complaints filed in the state Circuit Courts of Prince George’s County, Baltimore City and Baltimore County, Maryland in separate ongoing, consolidated proceedings known as “In re: Personal Injury Asbestos Case.” Pepco and other corporate entities were brought into these cases on a theory of premises liability. Under this theory, the plaintiffs argued that Pepco was negligent in not providing a safe work environment for employees or its contractors, who allegedly were exposed to asbestos while working on Pepco’s property. Initially, a total of approximately 448 individual plaintiffs added Pepco to their complaints. While the pleadings are not entirely clear, it appears that each plaintiff sought $2 million in compensatory damages and $4 million in punitive damages from each defendant.

Since the initial filings in 1993, additional individual suits have been filed against Pepco, and significant numbers of cases have been dismissed. As a result of two motions to dismiss, numerous hearings and meetings and one motion for summary judgment, Pepco has had approximately 400 of these cases successfully dismissed with prejudice, either voluntarily by the plaintiff or by the court. As of January 31, 2007, there are approximately 180 cases still pending against Pepco in the State Courts of Maryland; of which approximately 85 cases were filed after December 19, 2000, and have been tendered to Mirant for defense and indemnification pursuant to the terms of the Asset Purchase and Sale Agreement. Under the terms of the Settlement Agreement, Mirant has agreed to assume this contractual obligation. For a description of the Settlement Agreement, see the discussion of the relationship with Mirant above.

While the aggregate amount of monetary damages sought in the remaining suits (excluding those tendered to Mirant) exceeds $360 million, PHI and Pepco believe the amounts claimed by current plaintiffs are greatly exaggerated. The amount of total liability, if any, and any related insurance recovery cannot be determined at this time; however, based on information and relevant circumstances known at this time, neither PHI nor Pepco believes these suits will have a material adverse effect on its financial position, results of operations or cash flows. However, if an unfavorable decision were rendered against Pepco, it could have a material adverse effect on Pepco’s and PHI’s financial position, results of operations or cash flows.

Cash Balance Plan Litigation

In 1999, Conectiv established a cash balance retirement plan to replace defined benefit retirement plans then maintained by ACE and DPL. Following the acquisition by Pepco of Conectiv, this plan became the Conectiv Cash Balance Sub-Plan within the PHI Retirement Plan. On September 26, 2005, three management employees of PHI Service Company filed suit in the United States District Court for the District of Delaware (the Delaware District Court) against the PHI Retirement Plan, PHI and Conectiv (the PHI Parties), alleging violations of ERISA, on behalf of a class of management employees who did not have enough age and service when the Cash Balance Sub-Plan was implemented in 1999 to assure that their accrued benefits would be calculated pursuant to the terms of the predecessor plans sponsored by ACE and DPL. A fourth plaintiff was added to the case to represent DPL-heritage “grandfathered” employees who will not be eligible for early retirement at the end of the grandfathered period.

The plaintiffs have challenged the design of the Cash Balance Sub-Plan and are seeking a declaratory judgment that the Cash Balance Sub-Plan is invalid and that the accrued benefits of each member of the class should be calculated pursuant to the terms of the predecessor plans. Specifically, the complaint alleges that the use of a variable rate to compute the plaintiffs’ accrued benefit under the Cash Balance Sub-Plan results in reductions in the accrued benefits that violate ERISA. The complaint also alleges that the benefit accrual rates and the minimal accrual requirements of the Cash Balance Sub-Plan violate ERISA as did the notice that was given to plan participants upon implementation of the Cash Balance Sub-Plan.

The PHI Parties filed a motion to dismiss the suit, which was denied by the court on July 11, 2006. The Delaware District Court stayed one count of the complaint regarding alleged age discrimination pending a decision in another case before the United States Court of Appeals for the Third Circuit (the Third Circuit). On January 30, 2007, the Third Circuit issued a ruling in the other case that PHI’s counsel believes should result in the favorable disposition of all of the claims (other than the claim of inadequate notice) against the PHI Parties in the Delaware District Court. The PHI Parties filed pleadings apprising the Delaware District Court of the Third Circuit’s decision on February 16, 2007, at the same time they filed their opposition to plaintiffs’ motion.

While PHI believes it has an increasingly strong legal position in the case and that it is therefore unlikely that the plaintiffs will prevail, PHI estimates that, if the plaintiffs were to prevail, the ABO and projected benefit obligation (PBO), calculated in accordance with SFAS No. 87, each would increase by approximately $12 million, assuming no change in benefits for persons who have already retired or whose employment has been terminated and using actuarial valuation data as of the time the suit was filed. The ABO represents the present value that participants have earned as of the date of calculation. This means that only service already worked and compensation already earned and paid is considered. The PBO is similar to the ABO, except that the PBO includes recognition of the effect that estimated future pay increases would have on the pension plan obligation.

Environmental Litigation

PHI, through its subsidiaries, is subject to regulation by various federal, regional, state, and local authorities with respect to the environmental effects of its operations, including air and water quality control, solid and hazardous waste disposal, and limitations on land use. In addition, federal and state statutes authorize governmental agencies to compel responsible parties to clean up certain abandoned or unremediated hazardous waste sites. PHI’s subsidiaries may incur costs to clean up currently or formerly owned facilities or sites found to be contaminated, as well as other facilities or sites that may have been contaminated due to past disposal practices. Although penalties assessed for violations of environmental laws and regulations are not recoverable from customers of the operating utilities, environmental clean-up costs incurred by Pepco, DPL and ACE would be included by each company in its respective cost of service for ratemaking purposes.

In July 2004, DPL entered into an administrative consent order (ACO) with the Maryland Department of the Environment (MDE) to perform a Remedial Investigation/Feasibility Study (RI/FS) to further identify the extent of soil, sediment and ground and surface water contamination related to former manufactured gas plant (MGP) operations at a Cambridge, Maryland site on DPL-owned property and to investigate the extent of MGP contamination on adjacent property. The MDE has approved the RI and DPL submitted a final FS to MDE on February 15, 2007. The costs of cleanup (as determined by the RI/FS and subsequent negotiations with MDE) are anticipated to be approximately $2.7 million. The remedial action will include dredging activities within Cambridge Creek, which are expected to take place as early as October 2007, and soil excavation on DPL’s and adjacent property as early as January 2008.

In the early 1970s, both Pepco and DPL sold scrap transformers, some of which may have contained some level of PCBs, to a metal reclaimer operating at the Metal Bank/Cottman Avenue site in Philadelphia, Pennsylvania, owned by a nonaffiliated company. In December 1987, Pepco and DPL were notified by the EPA that they, along with a number of other utilities and non-utilities, were potentially responsible parties (PRPs) in connection with the PCB contamination at the site.

In 1994, an RI/FS including a number of possible remedies was submitted to the EPA. In 1997, the EPA issued a Record of Decision that set forth a selected remedial action plan with estimated implementation costs of approximately $17 million. In 1998, the EPA issued a unilateral administrative order to Pepco and 12 other PRPs directing them to conduct the design and actions called for in its decision. In May 2003, two of the potentially liable owner/operator entities filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In October 2003, the bankruptcy court confirmed a reorganization plan that incorporates the terms of a settlement among the two debtor owner/operator entities, the United States and a group of utility PRPs including Pepco (the Utility PRPs). Under the bankruptcy settlement, the reorganized entity/site owner will pay a total of $13.25 million to remediate the site (the Bankruptcy Settlement).

In March 2006, the United States District Court for the Eastern District of Pennsylvania approved global consent decrees for the Metal Bank/Cottman Avenue site, entered into on August 23, 2005, involving the Utility PRPs, the U.S. Department of Justice, EPA, The City of Philadelphia and two owner/operators of the site. Under the terms of the settlement, the two owner/operators will make payments totaling $5.55 million to the U.S. Department of Justice and totaling $4.05 million to the Utility PRPs. The Utility PRPs will perform the remedy at the site and will be able to draw on the $13.25 million from the Bankruptcy Settlement to accomplish the remediation (the Bankruptcy Funds). The Utility PRPs will contribute funds to the extent remediation costs exceed the Bankruptcy Funds available. The Utility PRPs also will be liable for EPA costs associated with overseeing the monitoring and operation of the site remedy after the remedy construction is certified to be complete and also the cost of performing the “5 year” review of site conditions required by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980. Any Bankruptcy Funds not spent on the remedy may be used to cover the Utility PRPs’ liabilities for future costs. No parties are released from potential liability for damages to natural resources.

As of December 31, 2006, Pepco had accrued $1.7 million to meet its liability for a remedy at the Metal Bank/Cottman Avenue site. While final costs to Pepco of the settlement have not been determined, Pepco believes that its liability at this site will not have a material adverse effect on its financial position, results of operations or cash flows.

In 1999, DPL entered into a de minimis settlement with EPA and paid approximately $107,000 to resolve its liability for cleanup costs at the Metal Bank/Cottman Avenue site. The de minimis settlement did not resolve DPL’s responsibility for natural resource damages, if any, at the site. DPL believes that any liability for natural resource damages at this site will not have a material adverse effect on its financial position, results of operations or cash flows.

In November 1991, the New Jersey Department of Environmental Protection (NJDEP) identified ACE as a PRP at the Delilah Road Landfill site in Egg Harbor Township, New Jersey. In 1993, ACE, along with other PRPs, signed an ACO with NJDEP to remediate the site. The soil cap remedy for the site has been completed and the NJDEP conditionally approved the report submitted by the parties on the implementation of the remedy in January 2003. In March 2004, NJDEP approved a Ground Water Sampling and Analysis Plan. Positive results of groundwater monitoring events have resulted in a reduced level of groundwater monitoring. In August 2006, NJDEP issued a No Further Action Letter (NFA) and Covenant Not to Sue for the site. Among other things, the NFA requires the PRPs to monitor the effectiveness of institutional (deed restriction) and engineering (cap) controls at the site every two years and to continue groundwater monitoring. In March 2003, EPA demanded from the PRP group reimbursement for EPA’s past costs at the site, totaling $168,789. The PRP group objected to the demand for certain costs, but agreed to reimburse EPA approximately $19,000. Based on information currently available, ACE anticipates that its share of additional cost associated with this site will be approximately $555,000 to $600,000. ACE believes that its liability for post-remedy operation and maintenance costs will not have a material adverse effect on its financial position, results of operations or cash flows.

On January 24, 2006, PHI, Conectiv and ACE entered into an ACO with NJDEP and the Attorney General of New Jersey resolving (i) New Jersey’s claim for alleged violations of the federal Clean Air Act (CAA) and

(ii) the NJDEP’s concerns regarding ACE’s compliance with New Source Review requirements of the CAA and Air Pollution Control Act requirements with respect to the B.L. England generating facility and various other environmental issues relating to ACE and Conectiv Energy facilities in New Jersey.

Federal Tax Treatment of Cross-Border Leases

PCI maintains a portfolio of cross-border energy sale-leaseback transactions, which, as of December 31, 2006, had a book value of approximately $1.3 billion, and from which PHI currently derives approximately $57 million per year in tax benefits in the form of interest and depreciation deductions.

On February 11, 2005, the Treasury Department and IRS issued Notice 2005-13 informing taxpayers that the IRS intends to challenge on various grounds the purported tax benefits claimed by taxpayers entering into certain sale-leaseback transactions with tax-indifferent parties (i.e., municipalities, tax-exempt and governmental entities), including those entered into on or prior to March 12, 2004 (the Notice). All of PCI’s cross-border energy leases are with tax indifferent parties and were entered into prior to 2004. In addition, on June 29, 2005 the IRS published a Coordinated Issue Paper concerning the resolution of audit issues related to such transactions. PCI’s cross-border energy leases are similar to those sale-leaseback transactions described in the Notice and the Coordinated Issue Paper.

PCI’s leases have been under examination by the IRS as part of the normal PHI tax audit. On June 9, 2006, the IRS issued its final revenue agent’s report (RAR) for its audit of PHI’s 2001 and 2002 income tax returns. In the RAR, the IRS disallowed the tax benefits claimed by PHI with respect to these leases for those years. The tax benefits claimed by PHI with respect to these leases from 2001 through December 31, 2006 were approximately $287 million. PHI has filed a protest against the IRS adjustments and the unresolved audit has been forwarded to the Appeals Office. The ultimate outcome of this issue is uncertain; however, if the IRS prevails, PHI would be subject to additional taxes, along with interest and possibly penalties on the additional taxes, which could have a material adverse effect on PHI’s financial condition, results of operations, and cash flows. PHI believes that its tax position related to these transactions was appropriate based on applicable statutes, regulations and case law, and intends to contest the adjustments proposed by the IRS; however, there is no assurance that PHI’s position will prevail.

On July 13, 2006, the FASB issued FSP FAS 13-2, which amends SFAS No. 13 effective for fiscal years beginning after December 15, 2006. This amendment requires a lease to be repriced and the book value adjusted when there is a change or probable change in the timing of tax benefits of the lease regardless of whether the change results in a deferral or permanent loss of tax benefits. Accordingly, a material change in the timing of cash flows under PHI’s cross-border leases as the result of a settlement with the IRS would require an adjustment to the book value of the leases and a charge to earnings equal to the repricing impact of the disallowed deductions which could result in a material adverse effect on PHI’s financial condition, results of operations, and cash flows. PHI believes its tax position was appropriate and at this time does not believe there is a probable change in the timing of its tax benefits that would require repricing the leases and a charge to earnings.

On February 1, 2007 the U.S. Senate passed the Small Business and Work Opportunity Act of 2007. Included in this legislation is a provision which would apply passive loss limitation rules to leases with foreign tax indifferent parties effective for taxable years beginning after December 31, 2006, even if the leases were entered into on or prior to March 12, 2004. On February 16, 2007, the U.S. House of Representatives passed the Small Business Relief Act of 2007. This bill does not include any provision that would modify the current treatment of leases with tax indifferent parties. Enactment into law of a bill that is similar to that passed by the U.S. Senate in its current form could result in a material delay of the income tax benefits that PCI would receive in connection with its cross-border energy leases. Furthermore, under FSP FAS 13-2, PHI would be required to adjust the book values of its leases and record a charge to earnings equal to the repricing impact of the disallowed deductions which could result in a material adverse effect on PHI’s financial condition, results of operations and cash flows. The U.S. House of Representatives and the U.S. Senate are expected to hold a conference in the near future to reconcile the differences in the two bills to determine the final legislation.

IRS Mixed Service Cost Issue

During 2001, Pepco, DPL, and ACE changed their methods of accounting with respect to capitalizable construction costs for income tax purposes. The change allowed the companies to accelerate the deduction of certain expenses that were previously capitalized and depreciated. Through December 31, 2005, these accelerated deductions generated incremental tax cash flow benefits of approximately $205 million (consisting of $94 million for Pepco, $62 million for DPL, and $49 million for ACE) for the companies, primarily attributable to their 2001 tax returns.

On August 2, 2005, the Treasury Department released regulations that, if adopted in their current form, would require Pepco, DPL, and ACE to change their method of accounting with respect to capitalizable construction costs for income tax purposes for tax periods beginning in 2005. Based on those regulations, PHI in its 2005 federal tax return adopted an alternative method of accounting for capitalizable construction costs that management believes will be acceptable to the IRS.

On the same day that the new regulations were released, the IRS issued Revenue Ruling 2005-53, which is intended to limit the ability of certain taxpayers to utilize the method of accounting for income tax purposes they utilized on their tax returns for 2004 and prior years with respect to capitalizable construction costs. In line with this Revenue Ruling, the IRS RAR for the 2001 and 2002 tax returns disallowed substantially all of the incremental tax benefits that Pepco, DPL and ACE had claimed on those returns by requiring the companies to capitalize and depreciate certain expenses rather than treat such expenses as current deductions. PHI’s protest of the IRS adjustments is among the unresolved audit matters relating to the 2001 and 2002 audits pending before the Appeals Office.

In February 2006, PHI paid approximately $121 million of taxes to cover the amount of taxes that management estimated to be payable based on the method of tax accounting that PHI, pursuant to the proposed regulations, has adopted on its 2005 tax return. However, if the IRS is successful in requiring Pepco, DPL and ACE to capitalize and depreciate construction costs that result in a tax and interest assessment greater than management’s estimate of $121 million, PHI will be required to pay additional taxes and interest only to the extent these adjustments exceed the $121 million payment made in February 2006.

IRS Examination of Like-Kind Exchange Transaction

In 2001, Conectiv and certain of its subsidiaries (the Conectiv Group) were divesting nonstrategic electric generating facilities and replacing these facilities with mid-merit electric generating capacity. As part of this strategy, the Conectiv Group exchanged its interests in two older coal-fired plants for the more efficient gas-fired Hay Road II generating facility, which was owned by an unaffiliated third party. For tax purposes, Conectiv treated the transaction as a “like-kind exchange” under IRC Section 1031. As a result, approximately $88 million of taxable gain was deferred for federal income tax purposes.

The transaction was examined by the IRS as part of the normal Conectiv tax audit. In May 2006, the IRS issued its RAR for the audit of Conectiv’s 2000, 2001 and 2002 income tax returns. In the RAR, the IRS exam team disallowed the qualification of the exchange under IRC Section 1031. In July 2006, Conectiv filed a protest of this disallowance to the IRS Office of Appeals.

PHI believes that its tax position related to this transaction is proper based on applicable statutes, regulations and case law and intends to vigorously contest the disallowance. However, there is no absolute assurance that Conectiv’s position will prevail. If the IRS prevails, Conectiv would be subject to additional income taxes, interest and possible penalties. However, a portion of the denied benefit would be offset by additional tax depreciation.

As of December 31, 2006, if the IRS fully prevails, the potential cash impact on PHI would be current income tax and interest payments of approximately $29 million and the earnings impact would be approximately $7 million in after-tax interest.

Third Party Guarantees, Indemnifications, and Off-Balance Sheet Arrangements

Pepco Holdings and certain of its subsidiaries have various financial and performance guarantees and indemnification obligations which are entered into in the normal course of business to facilitate commercial transactions with third parties as discussed below.

As of December 31, 2006, Pepco Holdings and its subsidiaries were parties to a variety of agreements pursuant to which they were guarantors for standby letters of credit, performance residual value, and other commitments and obligations. The fair value of these commitments and obligations was not required to be recorded in Pepco Holdings’ Consolidated Balance Sheets; however, certain energy marketing obligations of Conectiv Energy were recorded. The commitments and obligations, in millions of dollars, were as follows:

	Guarantor				Total
	PHI	DPL	ACE	Other
Energy marketing obligations of Conectiv Energy (1)	$100.9	$—	$—	$—	$100.9
Energy procurement obligations of Pepco Energy Services (1)	206.7	—	—	—	206.7
Guaranteed lease residual values (2)	.5	3.3	3.2	—	7.0
Other (3)	2.9	—	—	1.9	4.8

Total	$311.0	$3.3	$3.2	$1.9	$319.4

1.	Pepco Holdings has contractual commitments for performance and related payments of Conectiv Energy and Pepco Energy Services to counterparties related to routine energy sales and procurement obligations, including retail customer load obligations and requirements under BGS contracts entered into with ACE.

2.	Subsidiaries of Pepco Holdings have guaranteed residual values in excess of fair value related to certain equipment and fleet vehicles held through lease agreements. As of December 31, 2006, obligations under the guarantees were approximately $7.0 million. Assets leased under agreements subject to residual value guarantees are typically for periods ranging from 2 years to 10 years. Historically, payments under the guarantees have not been made by the guarantor as, under normal conditions, the contract runs to full term at which time the residual value is minimal. As such, Pepco Holdings believes the likelihood of payment being required under the guarantee is remote.
3.	Other guarantees consist of:

•	Pepco Holdings has guaranteed a subsidiary building lease of $2.9 million. Pepco Holdings does not expect to fund the full amount of the exposure under the guarantee.

•	PCI has guaranteed facility rental obligations related to contracts entered into by Starpower. As of December 31, 2006, the guarantees cover the remaining $1.9 million in rental obligations.

Pepco Holdings and certain of its subsidiaries have entered into various indemnification agreements related to purchase and sale agreements and other types of contractual agreements with vendors and other third parties. These indemnification agreements typically cover environmental, tax, litigation and other matters, as well as breaches of representations, warranties and covenants set forth in these agreements. Typically, claims may be made by third parties under these indemnification agreements over various periods of time depending on the nature of the claim. The maximum potential exposure under these indemnification agreements can range from a specified dollar amount to an unlimited amount depending on the nature of the claim and the particular transaction. The total maximum potential amount of future payments under these indemnification agreements is not estimable due to several factors, including uncertainty as to whether or when claims may be made under these indemnities.

Dividends

On January 25, 2007, the Board of Directors declared a dividend on common stock of 26 cents per share payable March 30, 2007, to shareholders of record March 12, 2007.

Contractual Obligations

As of December 31, 2006, Pepco Holdings’ contractual obligations under non-derivative fuel and purchase power contracts, excluding the Panda PPA discussed above under “Relationship with Mirant Corporation” and BGS supplier load commitments, were $2,716.2 million in 2007, $2,303.8 million in 2008 to 2009, $742.7 million in 2010 to 2011, and $2,791.8 million in 2012 and thereafter.

(13)	USE OF DERIVATIVES IN ENERGY AND INTEREST RATE HEDGING ACTIVITIES

PHI’s Competitive Energy businesses use derivative instruments primarily to reduce their financial exposure to changes in the value of their assets and obligations due to commodity price fluctuations. The derivative instruments used by the Competitive Energy businesses include forward contracts, futures, swaps, and exchange-traded and over-the-counter options. In addition, the Competitive Energy businesses also manage commodity risk with contracts that are not classified as derivatives. The two primary risk management objectives are (1) to manage the spread between the cost of fuel used to operate electric generation plants and the revenue received from the sale of the power produced by those plants, and (2) to manage the spread between retail sales commitments and the cost of supply used to service those commitments. To a lesser extent, Conectiv Energy also engages in market activities in an effort to profit from short-term price differentials in electricity prices between different locations. PHI collectively refers to these energy market activities, including its commodity risk management activities, as “other energy commodity” activities and identifies this activity separately from that of the discontinued proprietary trading activity described below.

Pepco Holdings’ subsidiaries attempt to minimize credit risk exposure to wholesale energy counterparties through, among other things, formal credit policies, regular assessment of counterparty creditworthiness and the establishment of a credit limit for each counterparty, monitoring procedures that include stress testing, the use of standard agreements which allow for the netting of positive and negative exposures associated with a single counterparty and collateral requirements under certain circumstances, and has established reserves for credit losses.

PHI and its subsidiaries also use derivative instruments from time to time to mitigate the effects of fluctuating interest rates on debt incurred in connection with the operation of their businesses. In June 2002, PHI entered into several treasury lock transactions in anticipation of the issuance of several series of fixed rate debt commencing in July 2002. There remained a loss balance of $33.1 million in Accumulated Other Comprehensive Income (AOCI) at December 31, 2006 related to this transaction. The portion expected to be reclassified to earnings during the next 12 months is $5.6 million. In addition, interest rate swaps have been executed in support of PCI’s medium-term note program.

The table below provides detail on effective cash flow hedges under SFAS No. 133 included in PHI’s Consolidated Balance Sheet as of December 31, 2006. Under SFAS No. 133, cash flow hedges are marked-to-market on the balance sheet with corresponding adjustments to AOCI. The data in the table indicates the magnitude of the effective cash flow hedges by hedge type (i.e., other energy commodity and interest rate hedges), maximum term, and portion expected to be reclassified to earnings during the next 12 months.

Cash Flow Hedges Included in Accumulated Other Comprehensive Loss As of December 31, 2006 (Millions of dollars)

Contracts	Accumulated OCI (Loss) After-tax (1)	Portion Expected to be Reclassified to Earnings during the Next 12 Months	Maximum Term
Other Energy Commodity	$(61.9)	$(18.1)	63 months
Interest Rate	(33.1)	(5.6)	308 months

Total	$(95.0)	$(23.7)

(1)	Accumulated Other Comprehensive Loss as of December 31, 2006, includes an $(8.4) million balance related to minimum pension liability. This balance is not included in this table as there is not a cash flow hedge associated with it.

The following table shows, in millions of dollars, the pre-tax gain (loss) recognized in earnings for cash flow hedge ineffectiveness for the years ended December 31, 2006, 2005, and 2004, and where they were reported in the Consolidated Statements of Earnings during the period.

	2006	2005	2004
Operating Revenue	$.4	$3.0	$2.5
Fuel and Purchased Energy Expenses	(.3)	(2.7)	(8.5)

Total	$.1	$.3	$(6.0)

In connection with their energy commodity activities, the Competitive Energy businesses designate certain derivatives as fair value hedges. The net pre-tax gains/(losses) recognized during the twelve months ended December 31, 2006, 2005 and 2004 included in the Consolidated Statements of Earnings for fair value hedges and the associated hedged items are shown in the following table (in millions of dollars).

	2006	2005	2004
Gain/(Loss) on Derivative Instruments	.2	—	—
Gain/Loss on Hedged Items	(.2)	—	—

For the year ended 2006, a $.3 million loss was reclassified from other comprehensive income (OCI) to earnings because the forecasted hedged transactions were deemed to be no longer probable. For the year ended 2005, there were no forecasted hedged transactions or firm commitments deemed to be no longer probable.

In connection with their other energy commodity activities, the Competitive Energy businesses hold certain derivatives that do not qualify as hedges. Under SFAS No. 133, these derivatives are marked-to-market through earnings with corresponding adjustments on the balance sheet. The pre-tax gains (losses) on these derivatives are included in “Competitive Energy Operating Revenues” and are summarized in the following table, in millions of dollars, for the years ended December 31, 2006, 2005, and 2004.

	2006		2005	2004
Proprietary Trading	$—		$.1	$(.4)
Other Energy Commodity	64.7		37.8	24.2

Total	$64.7	(1)	$37.9	$23.8

(1)	Includes $.3 million of ineffective fair value hedges.

(14)	EXTRAORDINARY ITEM

On April 19, 2005, ACE, the staff of the NJBPU, the New Jersey Ratepayer Advocate, and active intervenor parties agreed on a settlement in ACE’s electric distribution rate case. As a result of this settlement, ACE reversed $15.2 million in accruals related to certain deferred costs that are now deemed recoverable. The after-tax credit to income of $9.0 million is classified as an extraordinary gain in the 2005 financial statements since the original accrual was part of an extraordinary charge in conjunction with the accounting for competitive restructuring in 1999.

(15)	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The quarterly data presented below reflect all adjustments necessary in the opinion of management for a fair presentation of the interim results. Quarterly data normally vary seasonally because of temperature variations, differences between summer and winter rates, and the scheduled downtime and maintenance of electric generating units. The totals of the four quarterly basic and diluted earnings per common share may not equal the basic and diluted earnings per common share for the year due to changes in the number of common shares outstanding during the year.

	2006
	First Quarter		Second Quarter	Third Quarter		Fourth Quarter		Total
	(Millions, except per share amounts)
Total Operating Revenue	$1,951.9		$1,916.6	$2,589.9		$1,904.5		$8,362.9
Total Operating Expenses	1,798.0		1,753.4	2,347.1		1,771.1		7,669.6 (b)
Operating Income	153.9		163.2	242.8		133.4		693.3
Other Expenses	(61.5	)(a)	(72.5)	(76.2)		(72.2)		(282.4)
Preferred Stock Dividend Requirements of Subsidiaries	.4		.3	.3		.2		1.2
Income Before Income Tax Expense	92.0		90.4	166.3		61.0		409.7
Income Tax Expense	35.2		39.2	62.3		24.7		161.4
Net Income	56.8		51.2	104.0		36.3		248.3
Basic and Diluted Earnings Per Share of Common Stock	$.29		$.27	$.54		$.19		$1.30
Cash Dividends Per Common Share	$.26		$.26	$.26		$.26		$1.04

	2005
	First Quarter		Second Quarter	Third Quarter		Fourth Quarter		Total
	(Millions, except per share amounts)
Total Operating Revenue	$1,798.8		$1,720.2	$2,483.6		$2,062.9		$8,065.5
Total Operating Expenses	1,654.1		1,535.8	2,115.3	(e)	1,854.9	(f)(g)	7,160.1
Operating Income	144.7		184.4	368.3		208.0		905.4
Other Expenses	(67.8)		(74.8)	(72.4)		(70.5)		(285.5)
Preferred Stock Dividend Requirements of Subsidiaries	.6		.7	.6		.6		2.5
Income Before Income Tax Expense	76.3		108.9	295.3		136.9		617.4
Income Tax Expense	30.6		42.5	127.3	(d)	54.8	(h)	255.2
Income Before Extraordinary Item	45.7		66.4	168.0		82.1		362.2
Extraordinary Item (c)	9.0		—	—		—		9.0
Net Income	54.7		66.4	168.0		82.1		371.2
Basic and Diluted Earnings Per Share of Common Stock Before Extraordinary Item	.24		.35	.89		.43		1.91
Extraordinary Item Per Share of Common Stock	.05		—	—		—		.05
Basic and Diluted Earnings Per Share of Common Stock	$.29		$.35	$.89		$.43		$1.96
Cash Dividends Per Common Share	$.25		$.25	$.25		$.25		$1.00

(a)	Includes $12.3 million gain ($7.9 million after-tax) on the sale of its equity interest in a joint venture which owns a wood burning cogeneration facility in California.
(b)	Includes $18.9 million of impairment losses ($13.7 million after-tax) related to certain energy services business assets.

(c)	Relates to ACE’s electric distribution rate case settlement that was accounted for in the first quarter of 2005. This resulted in ACE’s reversal of $9.0 million in after-tax accruals related to certain deferred costs that are now deemed recoverable. This amount is classified as an extraordinary gain since the original accrual was part of an extraordinary charge in conjunction with the accounting for competitive restructuring in 1999.
(d)	Includes $8.3 million in income tax expense related to the mixed service cost issue under IRS Ruling 2005-53.
(e)	Includes $68.1 million gain ($40.7 million after-tax) from sale of non-utility land owned by Pepco at Buzzard Point.
(f)	Includes $70.5 million ($42.2 million after-tax) gain (net of customer sharing) from settlement of the Pepco TPA Claim and the Pepco asbestos claim against the Mirant bankruptcy estate.
(g)	Includes $13.3 million gain ($8.9 million after-tax) recorded by PCI’s liquidation of a financial investment that was written off in 2001.
(h)	Includes $2.6 million in income tax expense related to IRS Ruling 2005-53.

(16)	SUBSEQUENT EVENTS

On January 18, 2007, DPL redeemed all outstanding shares of its Redeemable Serial Preferred Stock of each series at redemption prices ranging from 103% to 105% of par, for an aggregate redemption amount of approximately $18.9 million.

On February 8, 2007, ACE completed the sale of the B.L. England generating facility for a price of $9.0 million, subject to adjustment.

FIVE-YEAR PERFORMANCE GRAPH 2002-2006

The following chart compares the five-year cumulative total return to shareholders of Pepco Holdings, Inc. consisting of the change in stock price and reinvestment of dividends with the five-year cumulative total return on the Standard & Poor’s 500 Stock Index (the “S&P 500”) and the Dow Jones Utilities Index. Prior to August 1, 2002, the total return is for the common stock of Potomac Electric Power Company. After August 1, 2002, the total return is for the common stock of Pepco Holdings, Inc.

	Cumulative Total Return
	2001	2002	2003	2004	2005	2006
Pepco Holdings, Inc.	$100.00	$90.09	$95.85	$109.93	$120.54	$146.30
S&P 500 Index	$100.00	$77.95	$100.27	$111.15	$116.59	$134.96
Dow Jones Utilities	$100.00	$76.68	$98.97	$128.72	$160.85	$187.61

BOARD OF DIRECTORS AND OFFICERS

Directors	Officers

Edmund B. Cronin, Jr.[3],[5] Chairman of the Board and Chief Executive Officer Washington Real Estate Investment Trust
Rockville, Maryland

(Real estate investment trust)

Jack B. Dunn, IV2,4

Chief Executive Officer, President and Director

FTI Consulting, Inc. Baltimore, Maryland (Consulting)

Terence C. Golden[1,5] Chairman

Bailey Capital Corporation Washington, D.C.

(Private investment company)

Frank O. Heintz [1],[4]

Retired President and Chief Executive Officer

Baltimore Gas and Electric Company

George F. MacCormack[4,5]

Retired Group Vice President Dupont

Richard B. McGlynn[1,2,4]

Attorney

Retired Vice President and General Counsel
United Water Resources, Inc.

Lawrence C. Nussdorf[1,5] President and Chief Operating Officer

Clark Enterprises, Inc. Bethesda, Maryland (Real estate and construction)

Peter F. O’Malley[2,4] President

Aberdeen Creek Corp. Maryland (Private investment and consulting)

Frank K. Ross[1,4]

Retired Managing Partner, Washington, D.C. office, KPMG LLP; Visiting Professor of Accounting, Howard University Washington, D.C.

Pauline A. Schneider[2,5] Partner

Orrick, Herrington &
Sutcliffe LLP
Washington, D.C. (Law)

Lester P. Silverman[2,5]

Director Emeritus

McKinsey & Company, Inc.

William T. Torgerson[3] Vice Chairman and General Counsel

Pepco Holdings, Inc.

Dennis R. Wraase[3] Chairman of the Board, President and Chief Executive Officer

Pepco Holdings, Inc.

Dennis R. Wraase

Chairman of the Board, President and Chief Executive Officer

William T. Torgerson

Vice Chairman and General Counsel

Thomas S. Shaw Executive Vice President and Chief Operating Officer (President and Chief Executive Officer, Potomac Electric Power Company, Delmarva Power & Light Company and Atlantic City Electric Company)

Joseph M. Rigby

Senior Vice President and Chief Financial Officer

Beverly L. Perry

Senior Vice President Government Affairs and Public Policy

Ronald K. Clark

Vice President and Controller

Kenneth P. Cohn

Vice President and Chief Information Officer

Charles R. Dickerson

Vice President, Strategic Planning and Chief Risk Officer

Jill R. Downs

Vice President, Corporate Communications

Kirk J. Emge

Vice President, Legal Services

Paul W. Friel

Vice President and General Auditor

Ernest L. Jenkins

Vice President, People Strategy and Human Resources

Anthony J. Kamerick

Vice President and Treasurer

Ellen Sheriff Rogers

Vice President, Corporate Governance, Secretary and Assistant Treasurer

Karen G. Almquist

Assistant Treasurer and Assistant Secretary

Donna J. Kinzel

Assistant Treasurer

Allen E. Webb

Assistant Controller

Kathy A. White

Assistant Controller

Competitive Energy Businesses

John U. Huffman

President and Chief Operating Officer

Pepco Energy Services, Inc.

David M. Velazquez President and Chief Executive Officer

Conectiv Energy Holding Company

[1]        Member of the Audit Committee of which Mr. Nussdorf is Chairman.

[2]        Member of the Corporate Governance/Nominating Committee of which Mr. O’Malley is Chairman.

[3]        Member of the Executive Committee of which Mr. MacCormack is Chairman.

[4] Member of the Compensation/Human Resources Committee of which Mr. McGlynn is Chairman. [5] Member of the Finance Committee of which Mr. Golden is Chairman.

INVESTOR INFORMATION

Fiscal Agents

Common Stock and Atlantic City Electric Company
Preferred Stock

In writing:

American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, NY 11219-9821

By telephone:

Toll free 1-866-254-6502

Via e-mail:

pepco@amstock.com

Inquiries concerning your Pepco Holdings, Inc.
shareholdings (such as status of your account, dividend
payments, change of address, lost certificates or transfer
of ownership of shares) or to enroll in the dividend
reinvestment plan or direct deposit of dividends, should
be directed to American Stock Transfer & Trust
Company as listed above.

A copy of Pepco Holdings’ Form 10-K for the year
ended December 31, 2006, is available without
charge by contacting American Stock Transfer &
Trust Company as listed above.

Other Information

For Historical Stock Prices (Potomac Electric Power
Company, Conectiv, Delmarva Power & Light
Company and Atlantic Energy), and other Pepco
Holdings, Inc. company information, including our
Corporate Governance Guidelines, Corporate Business
Policies (which in their totality constitute our code of
business conduct and ethics) and Board Committee
Charters, please visit our Web site at
www.pepcoholdings.com

To exchange Potomac Electric Power Company or
Conectiv common stock certificates for Pepco
Holdings, Inc. stock certificates, contact American
Stock Transfer & Trust Company.

Pepco Holdings, Inc. Notes, Potomac Electric
Power Company Bonds and Atlantic City Electric
Company Bonds

In writing:

The Bank of New York

100 Barclay Street, 8W

New York, NY 10286

By telephone:

Toll Free: 1-800-548-5075

Delmarva Power & Light Company Bonds

In writing:

The Bank of New York

Global Corporate Trust Services

Bondholder Relations

2001 Bryan Street

Dallas, TX 75201

By telephone:

Toll free 1-800-275-2048

Investor Relations Contact

Donna J. Kinzel, Director, Investor Relations
Telephone: 302-429-3004

E-mail: Donna.Kinzel@pepcoholdings.com

New York Stock Exchange Ticker Symbol: POM

Pepco Holdings, Inc. filed its annual CEO
Certification with the New York Stock Exchange on
June 14, 2006, and filed its annual CEO and CFO
Certifications required by Section 302 of the
Sarbanes-Oxley Act of 2002 as exhibits to its Annual
Report on Form 10-K filed with the Securities and
Exchange Commission on March 1, 2007.

Stock Market Information
2006	High	Low	Dividend	2005	High	Low	Dividend
1st Quarter	$24.28	$22.15	$.26	1st Quarter	$23.25	$20.26	$.25
2nd Quarter	$23.92	$21.79	$.26	2nd Quarter	$24.20	$20.50	$.25
3rd Quarter	$25.50	$22.64	$.26	3rd Quarter	$24.46	$21.87	$.25
4th Quarter	$26.99	$24.25	$.26	4th Quarter	$23.89	$20.36	$.25
(Close on December 29, 2006: $26.01)				(Close on December 31, 2005: $22.37)
Number of Shareholders at December 31, 2006: 68,186

Printed on recycled paper.

ANNUAL MEETING OF SHAREHOLDERS OF

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

21003000000000000000 3

051807

May 18, 2007

C/O OPERATIONS CENTER, AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15TH AVENUE, BROOKLYN, NY 11219-9821

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1:

1. Election of Directors

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Jack B. Dunn, IV Terence C. Golden Frank O. Heintz Barbara J. Krumsiek George F. MacCormack Richard B. McGlynn Lawrence C. Nussdorf Frank K. Ross Lester P. Silverman William T. Torgerson

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2:

FOR AGAINST ABSTAIN

2. A proposal to ratify the appointment of

PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for 2007

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Signature of Shareholder

Date:

Signature of Shareholder

Date: Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

701 Ninth Street, N.W. Washington, D.C. 20068

Annual Meeting of Shareholders—May 18, 2007 PROXY

The undersigned hereby appoints DENNIS R. WRAASE, WILLIAM T. TORGERSON, THOMAS S. SHAW and JOSEPH M. RIGBY, and each of them, proxies of the undersigned, with power of substitution, to attend the above Annual Meeting to be held on Friday, May 18, 2007 at 10 a.m. at Pepco Holdings, Inc.’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (Second Floor), Washington, D.C., and all adjournments thereof, and thereat to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and upon such other matters as may properly come before the meeting.

If you are a current or former employee who is a participant in the Pepco Holdings, Inc. Retirement Savings Plan, then the number of shares printed on the enclosed proxy card includes shares of Common Stock held through that plan. By completing, dating, signing and returning this proxy card, you will be providing the plan trustee with instructions on how to vote the shares held in your account. If you do not provide voting instructions for your plan shares, the plan trustee will vote your shares in proportion to the voting instructions given by the other participants in the plan.

The proxy conferred hereby will be voted in accordance with the voting instructions given on the reverse side. If no instructions are given, the proxy conferred hereby will be voted FOR Items 1 and 2, and in the discretion of the proxy upon such other matters as may properly come before the Annual Meeting.

This Proxy is solicited on behalf of the Board of Directors of Pepco Holdings, Inc.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

May 18, 2007

PROXY VOTING INSTRUCTIONS

MAIL—Mark, sign, and date your proxy card and return it (so that it is received on or before 5:00 p.m. Eastern Time the day before the meeting date) in the postage-paid envelope we have provided or return it to: Operations Center, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219-9821

- OR -

TELEPHONE—1-800-PROXIES (1-800-776-9437) Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be given simple voting instructions to follow.

- OR -

INTERNET—www.voteproxy.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the Web site. You will be given simple voting instructions to obtain your records and to create an electronic voting instruction form.

COMPANY NUMBER

ACCOUNT NUMBER

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

21003000000000000000 3 051807

C/O OPERATIONS CENTER, AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15TH AVENUE, BROOKLYN, NY 11219-9821

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1:

1. Election of Directors

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Jack B. Dunn, IV Terence C. Golden Frank O. Heintz Barbara J. Krumsiek George F. MacCormack Richard B. McGlynn Lawrence C. Nussdorf Frank K. Ross Lester P. Silverman William T. Torgerson

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2:

FOR AGAINST ABSTAIN

2. A proposal to ratify the appointment of

PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for 2007

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Shares held in the Shareholder Dividend Reinvestment Plan are voted on this Proxy.

Signature of Shareholder

Date:

Signature of Shareholder

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.